As filed with the Securities and Exchange Commission on September 21, 1998
                                                         Registration No. ______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                ------------------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                   AMERICORP

          California                  6712                      77-0164985
          ----------            ----------------                ----------
(State or other jurisdiction   (Primary Standard             (I.R.S. Employer
of incorporation or            Industrial Classification     Identification No.)
organization)                  Code)

                              304 E. Main Street
                          Ventura, California, 93001
                                (805) 658-6633
              (Address, including zip code and telephone number,
            including area code, of registrant's principal office)
                 ----------------------------------------------
                              Gerald J. Lukiewski
                            Chief Executive Officer
                              304 E. Main Street
                          Ventura, California, 93001
                                (805) 658-6633
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                ------------------------------------------------
                                   copies to:

   John F. Stuart, Esq.                        Loren  P.  Hansen, Esq.
   Reitner & Stuart                            Knecht & Hansen
   1730 K Street, N.W., Suite 1100             1301 Dove Street, Suite 900
   Washington, D.C. 20006                      Newport Beach, CA 92660
   (202) 466-2818                              (714) 851-8070
        Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration Statement.
                -------------------------------------------------
       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
                -------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
                                                       Proposed   Proposed
                                                       maximum    maximum
 Title of each                                         offering   aggregate   Amount of
 class of securities                Amount to          price per  offering    registration
 to be registered                   be registered      unit*      price*      fee
------------------------------------------------------------------------------------------
                                                       $23.50     $9,870,000  $2,912
Common Stock, $1.00 par value, 420,000 shares
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

* Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457 (f) (1) and based on the average of the bid and asked price.

               -------------------------------------------------
         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                             AMERICORP PROSPECTUS
          Cross-reference sheet pursuant to item 501(b) of Regulation S-K


Form S-4 Item
1.  Forepart of Registration Statement and
     Outside Front Cover page of
    Prospectus................................  Outside front cover; facing page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus.......................  AVAILABLE INFORMATION;  TABLE
                                                OF CONTENTS

3.  Risk Factors, Ration of Earnings to Fixed
    Charges and Other Information ............  RISK FACTORS

4.  Terms of the Transactions.................  SUMMARY; THE MERGER;
                                                DESCRIPTION OF CIB AND
                                                AMERICORP STOCK

5.  Pro forma Financial Information...........  UNAUDITED PRO FORMA COMBINED
                                                FINANCIAL INFORMATION

6.  Material Contracts with the Company
    Being Acquired............................  THE MERGER

7.  Additional Information Required for
    Reoffering by Persons and Parties
    Deemed to be Underwriters.................  *

8.  Interests of Named Experts and Counsel...   LEGAL MATTERS; EXPERTS

9.  Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities..............................   *

10. Information with Respect to S-3
    Registrants..............................   *

11. Incorporation of Certain Information by
    Reference................................   *

12. Information with Respect to S-2 or S-3
    Registrants..............................   *

13. Incorporation of Certain Information by
    Reference................................   *

14. Information with Respect to Registrants
    Other Than S-3 or S-2 Registrants........   BUSINESS OF AMERICORP

15. Information with Respect to S-3
    Companies................................   *


                                       2

16. Information with Respect to S-2 or S-3
    Companies................................   *

17. Information with Respect to Companies
    Other Than S-2 or S-3 Companies..........   BUSINESS OF CIB

18. Information if Proxies, Consents or
    Authorizations are to be Solicited.......   SUMMARY;THE CIB MEETING; THE
                                                AMERICORP MEETING;
                                                INFORMATION CONCERNING
                                                AMERICORP MEETING ONLY

19. Information if Proxies, Consents or
    Authorizations are not to be Solicited,
    or in an Exchange Offer..................   *


*  Not Applicable

                               [CIB LETTERHEAD]

                                                              ____________, 1998

          Dear Shareholder:

         You are cordially invited to attend a Special Meeting (the "CIB Meeting") of Shareholders of Channel Islands Bank, a California banking corporation ("CIB"), to be held on _______, ________ __, 1998, at _:__ p.m., at which you will be asked to consider and vote on a proposal to approve the principal terms of a proposed merger (the "Merger") pursuant to an amended Agreement to Merge and Plan of Reorganization, dated as of July 7, 1998 and amended on September 17, 1998 (the "Agreement"), by and between CIB, Americorp, a California corporation (the "Americorp") and American Commercial Bank, a California state-chartered bank ("ACB") and a wholly owned subsidiary of Americorp, pursuant to which (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of Americorp in accordance with the exchange ratio in the Agreement (the "Merger"). A copy of the Agreement is included with this Joint Proxy Statement/Prospectus as Appendix A.

         Based on the number of shares of CIB Common Stock outstanding as of the record date for the CIB Meeting, the shares of Americorp Common Stock to be issued to CIB shareholders pursuant to the Agreement will represent approximately 38% of the shares of Americorp Common Stock outstanding following the Merger. The enclosed Joint Proxy Statement/prospectus more fully describes the proposed merger and related transactions, including information about CIB, Americorp and ACB.

         The Board of Directors of CIB has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, holders of CIB Common Stock (the "CIB Shareholders"). In addition, the Findley Group, as financial advisor to CIB, has delivered its opinion, dated July 7, 1998, to the Board of Directors of CIB that the Exchange Ratio is fair, from a financial point of view, to the CIB Shareholders. Therefore, the Board of Directors of CIB unanimously recommends that CIB Shareholders vote "FOR" the approval of the principal terms of the Merger.

         I urge you to consider carefully these important matters which are described in the accompanying Joint Proxy Statement/Prospectus. The affirmative vote of the holders of a majority of the CIB Common Stock entitled to vote at the CIB Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as a vote against the Merger. In order to ensure that your vote is represented at the CIB Meeting, please indicate your choice on the enclosed proxy form, date, sign and return it in the enclosed envelope. A prompt response will be appreciated. If you attend the CIB Meeting you may revoke your proxy and vote in person if you wish.

         We hope that the Joint Proxy Statement/Prospectus will answer any questions you may have concerning the Merger and the other items. If you have any questions concerning the Joint Proxy

Statement/Prospectus or the accompanying proxy or if you need any help in voting your shares, please telephone Mr. Thomas E. Anthony or Mr. Allen Partridge of CIB at (805) 487-6581.

         YOU SHOULD NOT SEND IN YOUR CERTIFICATES OF CIB COMMON STOCK AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS AT A LATER DATE REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES.

         Your interest and participation are appreciated.

                                                Sincerely,

                                                [SIGNATURE]

                                                Joseph L. Priske
                                                Chairman of the Board

                              [AMERICORP LETTERHEAD]

Dear Shareholder:

         You are cordially invited to attend a Special Meeting of the Shareholders of Americorp to be held on _________ __, 1998, at _________ PM at the ____________________________________________________, California.

         At this meeting you will be asked to consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated July 7, 1998 and amended on September 17, 1998 ("the Agreement") by and among Americorp, American Commercial Bank, and Channel Islands Bank pursuant to which (i) Channel Islands Bank will merge with and into American Commercial Bank, with American Commercial Bank continuing as the surviving bank, and (ii) the shareholders of Channel Islands Bank will become shareholders of Americorp in accordance with the exchange ratio set forth in the Agreement.

         The enclosed Joint Proxy Statement/Prospectus more fully describes the proposed merger and related transactions, including information about the involved entities.

         The Board of Directors of Americorp has carefully considered the terms and conditions of the Agreement and the proposed merger with Channel Islands Bank. THE BOARD OF DIRECTORS OF AMERICORP HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTEREST OF AMERICORP, AMERICAN COMMERCIAL BANK AND HOLDERS OF AMERICORP COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT AMERICORP SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. California Research, the Bank's financial advisor, has delivered to the Board of Directors of Americorp its opinion that the terms of the exchange ratio are fair, from a financial point of view, to Americorp's shareholders. A copy of this opinion is attached as Appendix C to the Joint Proxy Statement/ Prospectus.

         You will also be asked to vote upon a new stock option plan for Americorp as provided for in the Agreement.

         It is important that your shares be represented and voted at the Special Meeting, regardless of the number of shares you own and whether or not you plan to attend the Special Meeting. The affirmative vote of the holders of a majority of Americorp's common stock entitled to vote at the Special Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as a vote against the Merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend the Special Meeting and wish to vote in person, you may withdraw your proxy at that time.

         We hope that the Joint Proxy Statement/ Prospectus will answer any questions you may have concerning the Merger and the other items. If you have any further questions please telephone Americorp at (805) 658-6633.

Sincerely,


Allen W. Jue
Chairman of the Board

                           NOTICE OF SPECIAL MEETING OF
                                  SHAREHOLDERS
                                       OF
                              CHANNEL ISLANDS BANK

                            TO BE HELD______________

                                _________________


     TO THE SHAREHOLDERS OF CHANNEL ISLANDS BANK:

     NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, a Special Meeting of Shareholders of Channel Islands Bank ("CIB") will be held on ________, ____________, 1998, at _____ California
Time in the ______, _________________, California, (the "CIB Meeting") for the following purposes, as set forth in the attached Joint Proxy Statement/Prospectus:

              1. To consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated as of July 7, 1998, and amended on September 17, 1998, (the "Agreement") by and among Channel Islands Bank ("CIB"), American Commercial Bank ( "ACB") and its parent holding company, Americorp, and the transactions contemplated thereby pursuant to which (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of Americorp in accordance with the exchange ratio set forth in the Agreement (the "Merger"). A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

              2. To transact any other business which may properly come before the CIB Meeting or any adjournments or postponements thereof.

     Only those shareholders of record at the close of business on ____________, 1998 are entitled to notice of and to vote at the CIB Meeting or any adjournments or postponements thereof (the "CIB Record Date"). The affirmative vote of a majority of the outstanding shares of CIB's no par value common stock ("CIB Stock") is required to approve the principal terms of the Merger and the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF CIB HAS UNANIMOUSLY APPROVED THE AGREEMENT
AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE CIB MEETING.

     By order of the Board of Directors

     __________________________________
     Secretary

     _____________, 1998

         IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CIB MEETING IN PERSON. IF YOU DO ATTEND THE CIB MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THAT TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

         PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO WE CAN PROVIDE ADEQUATE ACCOMMODATIONS.

                     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                      OF
                                   AMERICORP

                         TO BE HELD_____________________

                                _________________


     TO THE SHAREHOLDERS OF AMERICORP:

     NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, a Special Meeting of Shareholders of Americorp will be held on _________, _______________, 1998, at _____ California Time in the __________,
_______________________, California, (the "Americorp Meeting") for the following purposes, as set forth in the attached Joint Proxy Statement/Prospectus:

              1. To consider and vote upon a proposal to approve the principal terms of the amended Agreement to Merge and Plan of Reorganization dated as of July 7, 1998, and amended on September 17, 1998, (the "Agreement") by and among Channel Islands Bank ("CIB"), American Commercial Bank ( "ACB") and its parent holding company, Americorp and the transactions contemplated thereby pursuant to which (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of Americorp in accordance with the exchange ratio set forth in the Agreement (the "Merger"). A copy of the Agreement is included in the Joint Proxy Statement/Prospectus as Appendix A.

              2. To consider and vote upon a proposal to adopt a new Stock Option Plan in accordance with the Agreement. A copy of the stock option plan is included in the Joint Proxy Statement/Prospectus as Appendix E.

              3. To transact any other business which may properly come before the Americorp Meeting or any adjournments or postponements thereof.

         Only those shareholders of record at the close of business on ________, 1998 are entitled to notice of and to vote at the Americorp Meeting or any adjournments or postponements thereof (the "Americorp Record Date"). The affirmative vote of a majority of the outstanding shares of Americorp's $1.00 par value common stock ("Americorp Stock") is required to approve the principal terms of the Merger and the transactions contemplated thereby and to approve the new stock option plan.

     THE BOARD OF DIRECTORS OF AMERICORP HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE AMERICORP MEETING.

      By order of the Board of Directors

      Lincoln E. Cryne
      Secretary

      ________________, 1998

     IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN
AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE AMERICORP MEETING IN PERSON. IF YOU DO ATTEND THE AMERICORP MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THAT TIME. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

     PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO WE CAN PROVIDE ADEQUATE ACCOMMODATIONS.

                              CHANNEL ISLANDS BANK
                                      AND
                                    AMERICORP
                              JOINT PROXY STATEMENT
                          SPECIAL MEETINGS OF SHAREHOLDERS

                                    AMERICORP
                                    PROSPECTUS

         This Joint Proxy Statement/Prospectus ("Joint Proxy
Statement/Prospectus") is being furnished to shareholders of CIB and Americorp, in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at the CIB Meeting (including any adjournments thereof) and the Americorp Meeting (including any adjournments thereof) to be held on _____________, 1998 and _________________, 1998, respectively.

         This Joint Proxy Statement/Prospectus relates to the proposed Merger of CIB with and into ACB and the other transactions contemplated by the Agreement. At each Meeting, shareholders will consider and vote on a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby.

         This Joint Proxy Statement/Prospectus also constitutes a prospectus of Americorp with respect to the shares of Americorp Stock issuable to holders of CIB Stock pursuant to the Merger.

         This Joint Proxy Statement/Prospectus is dated _______________, 1998 and is first being mailed to shareholders of CIB and Americorp on or about _____________, 1998.

         THE SECURITIES OFFERED HEREBY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES EXCHANGE COMMISSION ("SEC"), THE CALIFORNIA COMMISSIONER OF FINANCIAL INSTITUTIONS ("COMMISSIONER"), THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY STATE SECURITIES COMMISSIONER NOR HAS THE

SEC, THE COMMISSIONER, THE FDIC OR ANY STATE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION................................        15
SUMMARY..............................................        16
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION....        29
COMPARATIVE PER SHARE DATA...........................        30
RISK FACTORS.........................................        32
THE CIB MEETING......................................        37
THE AMERICORP MEETING................................        39
THE MERGER...........................................        41
   Background and Reasons for the Merger And
     Management's Recommendation -- Americorp........        41
   Background and Reasons for the Merger
     And Management's Recommendation -- CIB..........        43
   Americorp Fairness Opinion........................        46
   CIB Fairness Opinion..............................        50
   Exchange Ratio....................................        54
   Fractional Shares.................................        55
   Effective Time of Merger..........................        55
   Management and Operations of Americorp
     and ACB after the Merger........................        56
   Amendment to the Bylaws of Americorp..............        56
   Regulatory Approvals..............................        57
   Interests of Certain Persons in the
     Merger..........................................        57
   Additional Agreements.............................        59
   Certain Federal Income Tax
     Consequences....................................        59
   Exchange Procedures...............................        60
   Sales of Americorp Stock..........................        61
   Nasdaq Listing....................................        61
   Accounting Treatment..............................        61
   Conditions to the Merger..........................        61
   Nonsolicitation...................................        62
   Expenses..........................................        63
   Treatment of Stock Options........................        63
   Termination.......................................        64
   Covenants; Conduct of Business Prior to
     Effective Time..................................        64
   Amendment and Waiver..............................        66
   Dissenting Shareholders' Rights...................        66
   UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.        69
DESCRIPTION OF CIB AND AMERICORP STOCK...............        83
BUSINESS OF AMERICORP................................        88
BUSINESS OF CIB......................................       118
SUPERVISION AND REGULATION...........................       144
INFORMATION CONCERNING AMERICORP MEETING ONLY........       154
LEGAL MATTERS........................................       159
EXPERTS..............................................       160
OTHER MATTERS........................................       160
INDEX TO FINANCIAL STATEMENTS........................       F-1
AGREEMENT TO MERGE AND PLAN OF REORGANIZATION,
AS AMENDED...........................................Appendix A
CIB FAIRNESS OPINION.................................Appendix B
AMERICORP FAIRNESS OPINION...........................Appendix C
CHAPTER 13...........................................Appendix D
1998 STOCK OPTION PLAN...............................Appendix E


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CIB OR AMERICORP. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CIB OR AMERICORP SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Americorp was subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, filed reports and other information with the SEC. Such filing obligations were suspended since the number of record holders of Americorp Stock was below 300. As results of the filing of this Registration Statement (as hereinafter defined), Americorp will again become subject to the informational requirements of Section 15(d) of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. Additionally, Americorp may be required to register under Section 12 of the Exchange Act as a result of the Merger, since the number of its holders of record may exceed 500. All of reports, proxy statements and other information when filed with the SEC can be inspected and copied at the public facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington D.C. 20549, at prescribed rates. The SEC maintains a website at http://ww.sec.gov that will also contain such reports and other information concerning Americorp which will have to file information electronically with the SEC.

     This Joint Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Americorp with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Americorp Stock to be issued in the Merger. This Joint Proxy Statement/Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Americorp and the securities offered hereby. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, or inspected at the offices of the SEC as set forth above.

                                    SUMMARY

     THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. ALL INFORMATION CONCERNING CIB INCLUDED HEREIN HAS BEEN FURNISHED BY CIB AND ALL INFORMATION CONCERNING AMERICORP AND ACB INCLUDED HEREIN HAS BEEN FURNISHED BY THEM. NEITHER CIB NOR AMERICORP WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

     CIB, AMERICORP AND ACB ARE REFERRED TO HEREIN JOINTLY AS THE "PARTIES" AND EACH OF THEM A "PARTY." UNLESS THE CONTEXT REQUIRES OTHERWISE, THE TERM "AMERICORP" ALSO INCLUDES "ACB."

     THE PARTIES

     CIB. CIB is a California state-chartered bank headquartered in Oxnard, California, which commenced operations in September, 1985. At June 30, 1998, CIB had total assets of $86.9 million, deposits of $79.3 million, and shareholders' equity of $7.4 million. CIB, which currently operates three banking offices, has its headquarters located at 300 Esplanade Drive, Oxnard, California. Its telephone number is (805) 487-6581. See "BUSINESS OF CIB."

     AMERICORP. Americorp is a California corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Americorp operates ACB which is its wholly-owned subsidiary. At June 30, 1998, Americorp had total consolidated assets of $139.8 million, consolidated deposits of $125 million, and consolidated shareholders' equity of $11.9 million. Americorp is headquartered at 304 E. Main Street, Ventura, California 93001. Its telephone number is (805) 658-6633. See "BUSINESS OF AMERICORP."

     ACB. ACB is a California state-chartered bank headquartered in Ventura, California, which commenced operations in September 1973. ACB, which currently operates four banking offices, has its headquarters at 304 E. Main Street, Ventura, California 93001. Its telephone number is (805) 658-6633. See "BUSINESS OF AMERICORP."

     THE MEETINGS

     CIB. The CIB Meeting will be held on ___________, _________ __, 1998 at ____ _. m. California time, at _____________ in Oxnard, California. CIB shareholders will consider and vote on a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. Only holders of record of CIB Stock at the close of business on the CIB Record Date, _________ __, 1998, will be entitled to vote at the CIB Meeting. At such date, there were outstanding and entitled to vote ___________ shares of CIB Stock. Each share of CIB Stock is entitled to one vote. See "THE CIB MEETING."

     AMERICORP. The Americorp Meeting will be held on December 15,1998 at 4:00p.
m. California time, at 300 S. Mills Road in Ventura, California. Americorp shareholders will consider and vote on (i) a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby, and (ii) a proposal to adopt a new Stock Option Plan in accordance with the Agreement. Only holders of record of Americorp Stock at the close of business on the Americorp Record Date, _________ __, 1998, will be entitled to vote at the Americorp Meeting. At such date, there were outstanding and entitled to vote ______ shares of Americorp Stock. Each share of Americorp Stock is entitled to one vote. See "THE AMERICORP MEETING."

     THE MERGER

     GENERAL Pursuant to the terms of the Agreement, (i) CIB will merge with and into ACB and ACB will continue as the surviving bank, and (ii) the shareholders of CIB will become shareholders of Americorp in accordance with the exchange ratio set forth in the Agreement, all subject to the terms and conditions specified in the Agreement. See "THE MERGER."

     EXCHANGE RATIO The issued and outstanding shares of Americorp Stock at the effective time of the Merger (the "Effective Time") will remain outstanding (other than shares as to which statutory dissenters' rights are perfected).

     Other than shares as to which statutory dissenters' rights are perfected, each share of CIB Stock issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder thereof, be canceled and converted, at the Effective Time, into the right to receive a number of shares of Americorp Stock as determined by the exchange ratio established in the Agreement (the "Exchange Ratio").

     The Exchange Ratio (i.e. the number of shares of Americorp Stock into which a share of CIB Stock will be converted) will be computed by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share. Book Value Per Share for the respective Parties will be determined as of the month end preceding the Effective Time by dividing such Party's aggregate book value by its number of shares outstanding on such date. "Aggregate Book Value" is a Party's stockholders' equity on such date determined in accordance with generally accepted accounting principles except (A) as otherwise provided in the Agreement, (B) such amount will not be reduced by Merger related expenses, and (C) the allowance for loan and lease losses shall be increased by any impairment in the allowance.

     The exact amount of the Exchange Ratio is dependent, in part, upon future results and therefore, presently cannot be determined. By way of illustration only, if the respective Book Values Per Share had been determined on June 30, 1998 and without any adjustment as permitted in the Agreement, Americorp's Book Value Per Share would have been $20.02, CIB's Book Value Per Share would have been $13.96 and the Exchange Ratio would have been 0.6973 shares of Americorp Stock for each share of CIB Stock. THE ACTUAL EXCHANGE RATIO MAY BE HIGHER OR LOWER THAN THE PRECEDING PRO FORMA ILLUSTRATION. See "THE MERGER - Exchange Ratio."

     FRACTIONAL SHARES No fractional shares of Americorp Stock will be issued in the Merger. In lieu thereof, each holder of CIB Stock who would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Americorp Book Value Per Share times (b) the fraction of the shares of Americorp Stock to which such holder would otherwise be entitled.

     VOTE REQUIRED FOR THE MERGER

     Approval of the principal terms of Agreement and the transactions contemplated thereby requires the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of both CIB Stock and Americorp Stock at their respective Meetings.

     As of the CIB Record Date, CIB's directors and executive officers and their affiliates held approximately _____% of the outstanding CIB Stock entitled to vote at the CIB Meeting. Each of the directors of CIB has agreed to vote his or her respective shares of CIB Stock in favor of approval of the principal terms of the Agreement and the transactions contemplated thereby.

     As of the Americorp Record Date, Americorp's directors and executive officers and their affiliates held approximately _____% of the outstanding Americorp Stock entitled to vote at the Americorp Meeting. Each of the directors of Americorp has agreed to vote his or her respective shares of Americorp Stock in favor of approval of the principal terms of the Agreement and the transactions contemplated thereby.

     RECOMMENDATION OF CIB'S AND AMERICORP'S BOARDS OF DIRECTORS

     The Boards of Directors of both CIB and Americorp (each by a unanimous vote) approved the Agreement and the related transactions. The respective Boards believe the Merger is fair to, and in the best interest of, their respective institutions and shareholders. Each Board of Directors recommends to their respective shareholders a vote FOR approval of the principal terms of the Agreement and the matters contemplated thereby.

     The conclusions of the Parties are based on a number of factors, including the respective fairness opinions of their investment banking firms, the expected increase in the market liquidity of a shareholder's investment and the tax-free nature of the Merger. It is also anticipated that the Merger will provide the potential for the combined companies to benefit from revenue enhancement opportunities, including increased ability to serve the marketplace and cross-sell products and services; increased loan and fee income by providing higher lending limits; increased opportunities to expand the loan portfolio; and increased opportunities to create more efficiencies, thereby reducing overall operating costs to the combined companies. See "THE MERGER - Background and Reasons for the Merger and Management's Recommendation - CIB, - Background and Reasons for the Merger and Management's Recommendation - Americorp."

     CIB FAIRNESS OPINION

     CIB has received a written fairness opinion dated as of July 7, 1998 from the Findley Group ("Findley") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of CIB. The Findley opinion is attached to this Joint Proxy Statement/Prospectus as Appendix B. See "THE MERGER - CIB Fairness Opinion."

     AMERICORP FAIRNESS OPINION

     Americorp has received a written fairness opinion dated as of August 12, 1998 from the firm of California Research ("Cal.Research") that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of Americorp. The Cal.Research opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C. See "THE MERGER - Americorp Fairness Opinion."

     MANAGEMENT AND OPERATIONS OF AMERICORP AND ACB AFTER THE MERGER

     At the Effective Time, CIB will be merged with and into ACB and its separate corporate existence will terminate.

     The number of directors of Americorp at the Effective Time will be increased to nine and Allen W. Jue, Robert J. Lagomarsino, Gerald J. Lukiewski, E. Thomas Martin, Harry L. Maynard (all of whom are from Americorp and ACB), Michael T. Hribar, Edward F. Paul, Joseph L. Priske and Jacqueline
S. Pruner (all of whom are from CIB) will serve as the Board of Directors of Americorp and ACB after the Merger until their successors have been chosen and qualified in accordance with applicable law. Messrs. Jue, Lagomarsino, Paul and Priske will serve as the executive committee of Americorp and ACB after the Merger. After the Merger, the principal officers of Americorp and ACB will be Allen W. Jue (the current chairman of Americorp/ACB), who will serve as chairman of the board, Joseph L. Priske (the current chairman of CIB), who will serve as Vice Chairman, and Gerald J. Lukiewski (the current president and chief executive officer of Americorp/ACB) who will serve as president and chief executive officer. Thomas E. Anthony (the current Senior Vice President/Chief Lending Officer of CIB), Allen R. Partridge (the current Senior Vice President/Chief Financial Officer of CIB) and Mary Martha Stewart (the current Senior Vice President/Chief Operating Officer of ACB) will serve as the Chief Lending Officer, Chief Financial Officer and Chief Operating Officer, respectively, of ACB after the Merger. Joseph L. Priske will also serve as chairman of ACB's loan committee.

     The Articles of Incorporation and Bylaws of Americorp (except as otherwise noted above) will continue to govern the business and affairs of Americorp after the Merger until amended or repealed in accordance with applicable law. The Articles of Incorporation and Bylaws of ACB will continue to govern the business and affairs of ACB after the Merger until amended or repealed in accordance with applicable law except the head office of ACB will be relocated to the current head office location of CIB. See "THE MERGER - Management and Operations of Americorp and ACB After the Merger."

         EFFECTIVE TIME OF THE MERGER

     The Effective Time shall occur on the day that the Agreement of Merger (which is Exhibit A to the Agreement) is filed with the California Department of Financial Institutions ("DFI") after having been previously filed with the California Secretary of State ("Secretary") with the DFI's approval endorsed thereon in accordance with the provisions of the California Financial Code. The Effective Time shall occur following the last to occur of (i) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods and (ii) satisfaction of the other conditions precedent set forth in the Agreement. See "THE MERGER - Conditions to the Merger."

     It is anticipated that the Effective Time will occur sometime during the fourth quarter of 1998 or early in 1999. In no event shall the Effective Time be later than March 31, 1999 unless a later date is agreed to by the Parties.

     CONDITIONS TO THE MERGER

     The respective obligations of CIB and Americorp to consummate the Merger are subject to a number of conditions precedent, including, among others, (i) the receipt of required regulatory approvals, (ii) the approval by the shareholders of all Parties of the principal terms of the Agreement and the transaction contemplated thereby by the vote required under applicable law at the respective Meetings, (iii) the receipt of fairness opinions by the Parties that the terms of the Merger are fair from a financial point of view,
(iv) the receipt of an opinion that the Merger and the other transactions contemplated by the Agreement will qualify for pooling of interest accounting treatment, (v) the receipt of an opinion in connection with certain tax aspects of the Merger, and (vi) certain other conditions customary in transactions of this nature. See "THE MERGER - Conditions to the Merger."

     REGULATORY APPROVALS

     The consummation of the Merger is subject to various conditions, including, among others, receipt of the prior approvals of the DFI and the Federal Deposit Insurance Corporation (the "FDIC").

     The Agreement provides that the obligations of the Parties to consummate the Merger are conditioned upon all regulatory approvals having been granted by March 31, 1999 without the imposition of conditions which, in the opinion of Americorp would materially adversely effect the financial condition or operations of any Party or otherwise would be burdensome.

     Applications for regulatory review and approval of the Merger and the related transactions have been filed. There can be no assurance that the DFI and the FDIC will approve or take other required action with respect to the Merger and the related transactions or as to the date of such approvals or action. See "THE MERGER - Regulatory Approvals."

     WAIVER AND AMENDMENT

     Prior to the Effective Time, any condition to the Agreement may be waived by the Party entitled to the benefit of such provision. In addition, the Agreement may be amended at any time upon the written agreement of the Parties' respective Boards of Directors without action by their respective shareholders to the extent permitted by law. See "THE MERGER
- Amendment and Waiver."

     TERMINATION

     The Agreement may be terminated at any time prior to the Effective Time
(i) by mutual consent of CIB and Americorp in writing; (ii) by CIB or Americorp if any material breach or default by the other Party is not cured within 20 business days after notice thereof; (iii) by CIB or Americorp if any governmental or regulatory consent is not obtained by March 31, 1999 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the Agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested; (iv) by Americorp if any of the conditions to its performance of the Agreement shall not have been met, or by CIB if any of the conditions to its performance of the Agreement shall not have been met, by March 31, 1999, or such earlier time as it becomes apparent that such conditions shall not be met; or (v) if a Party shall have failed to act or refrained from doing any act, in certain circumstances, relating to a Competing Transaction (as hereinafter defined). See "THE MERGER - Termination."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As a condition to the Merger, each of the directors of the respective Parties has entered into an agreement whereby each has agreed to (i) vote his or her shares of Stock in favor of approving the principal terms of the Agreement and the transactions contemplated thereby, (ii) recommend, subject to his or her fiduciary duty, to the Party's shareholders to vote in favor of the Agreement, (iii) not dispose, subject to certain exceptions, of his or her shares of Stock, and (iv) cooperate fully with the other Parties in connection with the Merger. See "THE MERGER - Interests of Certain Persons in the Merger."

     Messrs. Hribar, Paul and Priske and Ms. Pruner will be added as directors of Americorp and ACB at the Effective Time. Messrs. Paul and Priske will also serve on the executive committee of Americorp and ACB. Mr. Priske, the current Chairman of CIB, will be elected as Vice Chairman of Americorp and ACB and will be chairman of ACB's loan committee.

     The officers and employees of CIB at the Effective Time will become officers and employees of ACB subject to the policies of ACB, will be entitled to participate in all employee benefits and benefit programs of ACB on the same basis as similarly situated employees of ACB and will be credited for eligibility, participation and vesting purposes with their respective years of past service with CIB.

     Pursuant to the Agreement, a committee has been established to determine, among other things, a personnel, salary and benefits structure for ACB after the Merger and to fix the amount of severance to be paid to officers and employees of the parties displaced by the Merger. The committee is composed of

Gerald J. Lukiewski (on behalf of Americorp) and Joseph L. Priske and Jacqueline Pruner (on behalf of CIB). The amount of severance benefits has not yet been determined by the committee.

     ACB has also agreed to honor certain employment agreements for CIB's Senior Lending Officer and Chief Financial Officer. For a description of such agreements, see "BUSINESS OF CIB - Executive Compensation." Messrs. Anthony and Partridge will become the Chief Lending Officer and the Chief Financial Officer of ACB after the Merger.

     In connection with the three current directors of CIB and the two current directors of Americorp who will resign at the time of the Merger, it is anticipated that ACB will enter into consulting agreements with such persons in order for them to continue to provide services and guidance to Americorp and ACB after the Merger. It is anticipated that Catherine S. Wood and Lincoln E. Cryne, (directors of Americorp and ACB) will receive aggregate payments of $33,000 and $68,000 respectively, pursuant to their consulting agreements and that Fred G. Buenger, William Burke and Glenn C. Farr (directors of CIB) will receive $33,000, $33,000 and $4,500, respectively, pursuant to their consulting agreements. See "THE MERGER - Interests of Certain Persons in the Merger."

     Subject to the receipt of any required consents, a new stock option plan will be adopted by Americorp in order for each person who is an officer or employee of CIB and who will continue with ACB after the Merger, and for each director of CIB, who does not exercise his stock option to have the right to receive a substitute stock option from Americorp on a fully vested basis.

     CIB's directors' and officers' liability insurance will have its discovery period extended for 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which CIB would have had an obligation to indemnify its directors and officers.

     ADDITIONAL AGREEMENTS

     In addition to the directors agreements described in "Interests of Certain Persons in the Merger," the directors and certain other affiliates of each of the Parties have entered into agreements restricting such persons' ability to sell shares of Stock which such person has acquired or may acquire in connection with the Merger except in accordance with such agreements.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Parties have received an opinion from Vavrinek Trine Day & Co. ("Vavrinek") to the effect that the Merger will qualify for non-recognition of gain or loss so that none of CIB, Americorp or ACB will recognize gain or loss for federal income tax purposes as a result of the Merger. Such opinion also concludes that the shareholders of CIB and Americorp will not recognize gain or loss in the Merger except to the extent of any cash received in lieu of fractional shares by CIB shareholders, or, in the case of shareholders of CIB and Americorp, to the extent of any cash received pursuant to the exercise of statutory dissenters' rights. For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER - Certain Federal Income Tax Consequences." DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, IT IS RECOMMENDED THAT CIB AND AMERICORP SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

     ACCOUNTING TREATMENT

     The Parties anticipate that the Merger will be treated as a pooling of interests for accounting purposes. Prior to the Effective Time and as a condition precedent to the closing, the respective accounting firms of the Parties will confirm in writing the accounting treatment of the Merger as a pooling of interest. See "THE MERGER - Accounting Treatment."

     DISSENTERS' RIGHTS

     Pursuant to the provisions of the California Financial Code, shareholders of CIB and Americorp will be entitled to exercise dissenters' rights in connection with the Merger.

     A holder of stock who, not later than 30 days after the date on which the Party of which he or she is a shareholder delivers the notice of approval of the Merger by the Party's shareholders, delivers to such Party a written demand for dissenters' rights, who does not vote in favor of the approval of the principal terms of the Agreement and who complies with all other applicable requirements of Chapter 13 of the California General Corporation Law, will have the right to receive payment in cash of the "fair market value" of such holder's shares of Stock. The Americorp Board of Directors has determined that the "fair market value" of one share of Americorp Stock for this purpose is $32.00, which was the closing bid price for Americorp Stock on July 6, 1998, the day before the public announcement of the Merger. Based upon the opinion of the Findley Group, the CIB Board of Directors has determined that the "fair market value" of one share of CIB Stock for this purpose is $19.50. See "THE MERGER - Dissenting Shareholders' Rights" for a further discussion of dissenters' rights. The Chapter 13 of the California General Corporation Law is included in Appendix D to his Joint Proxy Statement/Prospectus.

     EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Time, shareholders of record of outstanding shares of CIB Stock will receive by mail a letter of transmittal which is to be used to exchange their CIB Stock for a new certificate representing the appropriate number of shares of Americorp Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Americorp Stock will be paid to persons otherwise entitled to receive the same until the old certificates have been surrendered in exchange for new certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of Americorp Stock. No interest will be paid to the CIB shareholders on the cash or the value of the Americorp Stock into which their shares of CIB Stock will be exchanged. See "THE MERGER - Exchange Procedures."

     CIB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.





     MARKETS AND MARKET PRICES

     AMERICORP

     The Americorp Stock is not listed on any stock exchange or with Nasdaq. Trading in the Stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of June 30, 1998, there were approximately 250 shareholders of Americorp.

     The management of Americorp is aware of one securities dealer who maintains an inventory and makes a market in Americorp Stock - Maguire Investments, Santa Maria, California. The following quarterly summary of market activity is furnished by Maguire Investments. These quotes do not necessarily include retail markups, markdowns or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

         QUARTER                          BID               ASKED
         ----------                       -----             -----

         First '96                        27.00             28.00
         Second '96                       27.00             28.00
         Third '96                        28.00             29.00
         Fourth '96                       28.00             29.00
         First '97                        28.00             29.00
         Second '97                       28.00             29.00
         Third '97                        28.50             29.50
         Fourth '97                       31.00             32.00
         First '98                        31.00             32.00
         Second '98                       31.00             32.00

     On July 6, 1998, the last trading day before the announcement of the Merger, the closing bid price for a share of Americorp Stock was $32.00.

     Americorp has paid 59 consecutive quarterly cash dividends to its shareholders. Americorp is currently paying quarterly cash dividends of $0.21 per share and has paid at such rate since July 1995. For a discussion of the dividend policy of Americorp after the Merger, see "Risk Factors - Dividend Policy".

     CIB

     The CIB Stock is not listed on any national stock exchange or with Nasdaq. Trading in the stock has not been extensive and such trades which have occurred would not constitute an active trading market. As of June 30, 1998, there were approximately 185 shareholders. The management of CIB is aware of one securities dealer who maintains an inventory and makes a market in CIB Stock -Maguire Investments, Santa Maria, California.

     The following quarterly summary of market activity is furnished by Maguire Investments, Inc. These quotes do not necessarily include retail markups, markdowns, or commissions and may not necessarily represent actual transactions. Additionally, there may have been transactions at prices other than those shown below:

                                            LOW         HIGH
                                          -------      ------
           1st Quarter 1996               $10.375      $11.75
           2nd Quarter 1996               $11.50       $12.00
           3rd Quarter 1996               $12.00       $13.00
           4th Quarter 1996               $12.875      $13.00
           1st Quarter 1997               $13.00       $13.50
           2nd Quarter 1997               $13.50       $13.50
           3rd Quarter 1997               $14.725      $15.50
           4th Quarter 1997               $15.50       $17.00
           1st Quarter 1998               $17.00       $18.50
           2nd Quarter 1998               $18.50       $19.50


     Since May 1995, CIB has consistently declared and paid a semi-annual cash dividend equal to $.10 per share to the shareholders of CIB. In 1998, CIB has paid two cash dividends each equal to $.10 per share. As part of the Agreement with Americorp and ACB, CIB is limited to paying semi-annual cash dividends payable in accordance with past practice not to exceed $.10 per share per semi-annual period.

     SUMMARY HISTORICAL FINANCIAL DATA

     The following summarizes historical financial data for CIB for the five years ended December 31, 1997 and for the periods ended June 30, 1998 and 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this Joint Proxy Statement/Prospectus.

(amounts in thousands)                             (unaudited)
                                                 For the period
                                                      ended
                                                     June 30,                      Year Ended December 31,
                                               --------------------  --------------------------------------------------
                                                 1998       1997       1997      1996       1995      1994      1993
                                                -------    -------    -------    -------   -------   -------   -------
Interest Income                                   3,604      3,285    $ 6,826    $ 6,328   $ 5,218   $ 4,713   $ 4,780
Interest Expense                                 (1,006)      (883)    (1,879)    (1,853)   (1,332)   (1,049)   (1,122)
Net Interest Income                               2,598      2,402      4,947      4,475     3,886     3,664     3,658
(Provision)/Credit  for Loan and Lease Losses       (58)      (105)      (370)      (697)       58       125    (1,321)
Other Income                                        452        354      1,149        707       637       540       612
Other Expenses                                   (2,418)    (2,061)    (4,350)    (3,924)   (3,548)   (3,626)   (3,839)
                                                -------    -------    -------    -------   -------   -------   -------
Income/(Loss) Before Taxes                          574        590      1,376        561     1,033       703      (890)
Income Taxes                                       (236)      (248)      (576)      (235)     (433)     (295)      302
                                                -------    -------    -------    -------   -------   -------   -------
                                                $          $          $          $         $         $         $
Net Income/(Loss)                                   338        342        800        326       600       408      (588)
                                                -------    -------    -------    -------   -------   -------   -------
                                                -------    -------    -------    -------   -------   -------   -------
Earnings/(Loss) Per Share of Common Stock
   Basic                                        $  0.64    $  0.74    $  1.74    $  0.71   $  1.31   $  0.89   $ (1.29)

   Diluted                                      $  0.60    $  0.68    $  1.60    $  0.66   $  1.21   $  0.86   $ (1.22)
Weighted Average Number of Shares
   Basic                                            530        461        461        457       457       457       457

   Diluted                                          564        507        500        492       497       475       483
Book Value                                      $ 13.96    $ 12.87     $13.69     $12.25    $11.75   $ 10.27    $ 9.81
Balance Sheet Summary:
Total Assets                                     86,926     80,743     89,040     74,600    66,023    56,217    58,460
Total Deposits                                   79,286     74,611     81,827     68,763    60,422    51,444    53,944
Loans Held for Sale                               1,580      1,535      1,726      1,557     1,959       965       689
Total Loans                                      58,291     50,722     51,547     50,578    42,443    31,927    31,722
Allowance for Loan Losses                          (930)      (778)      (918)      (723)     (732)     (981)   (1,154)
Total Shareholders' Equity                        7,441      5,934      6,556      5,596     5,368     4,692     4,484

SELECTED RATIOS:

                                      26



Return on average assets                            0.8%       0.9%       1.0%       0.4%      1.0%      0.7%     -1.0%
Return on average equity                            9.5%      11.7%      13.3%       5.9%     11.7%      8.9%    -13.4%
Average shareholders' equity to average
assets                                              8.2%       7.6%       7.5%       7.2%      8.4%      7.7%      7.5%
Average net loans to average deposits              68.8%      70.1%      67.6%      64.8%     65.3%     57.5%     59.7%
Net Interest Margin                                 6.8%       7.1%       6.9%       6.7%      7.2%      7.0%      7.2%

Allowance for Loan Losses to Total Loans            1.6%       1.5%       1.8%       1.4%      1.7%      3.1%      3.6%
Tier 1 Capital to Risk-Weighted Assets             10.4%      10.3%      10.3%       9.9%     11.2%     12.8%     11.8%
Total Capital to Risk-Weighted Assets              11.6%      11.5%      11.6%      11.8%     12.4%     14.1%     13.1%

     AMERICORP

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data with respect to Americorp's consolidated statement of financial position for the years ended December 31, 1997 and 1996 and its consolidated statements of income for the years ended December 31, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of Amercorp appearing elsewhere in this Joint Proxy Statement. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The summary consolidated financial data with respect to Americorp's consolidated statement of financial position as of December 31, 1995, 1994 and 1993 and its consolidated statements of income for the years ended December 31, 1994 and 1993 have been derived from the audited consolidated financial statements of Americorp, which are not presented herein. The summary consolidated financial data with respect to Americorp's consolidated statement of financial position as of June 30, 1998 and 1997 and its consolidated statements of income for the periods ended June 30, 1998 and 1997 have been derived from unaudited consolidated financial statements of Americorp, which appear elsewhere in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with such consolidated financial statements and the notes thereto.

                                             Six months
                                               ended
                                               June 30,                             December 31,
                                         ---------------------  -------------------------------------------------
                                            1998       1997        1997      1996      1995      1994       1993
                                         ---------------------  -------------------------------------------------
                                                           (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
Interest Income                          $  5,238  $  4,701    $  9,749  $   8,792  $  8,539  $  7,537  $   7,008
Interest Expense                            1,427     1,338       2,747      2,740     2,520     2,016      2,372
                                         ------------------    --------------------------------------------------
Net Interest Income                         3,811     3,363       7,002      6,052     6,019     5,521      4,636
Provision for Loan and Lease Losses           265       260         410      1,046       554       294        493
                                         ------------------    --------------------------------------------------
Net Interest Income after Provision

for Loan and Lease Losses                   3,546     3,103       6,592      5,006     5,465     5,227      4,143
Non-interest Income                           672       607       1,571      1,248     1,384     1,850      1,349
Non-interest Expense                        3,450     2,988       6,664      6,014     5,678     5,770      4,741
                                         ------------------    --------------------------------------------------
Income before income taxes                    768       722       1,499        240     1,171     1,307        751
Provision for income taxes                    207       211         396         37       226       279         38
                                         ------------------    --------------------------------------------------
                                         ------------------    --------------------------------------------------

Net Income                                    561       511       1,103        203       945     1,028        713
                                         ------------------    --------------------------------------------------
                                         ------------------    --------------------------------------------------

                                       27



Per share:

Earnings per Common Share                $   0.95  $   0.89    $   1.91  $    0.35  $   1.67  $   1.82  $    1.28
Earnings per Common Share - diluted      $   0.84  $   0.77    $   1.66  $    0.31  $   1.41  $   1.63  $    1.26
Average number of common shares used
in E.P.S. calculation                         590       576         578        572       567       566        558
Average number of common equivalent
shares used in E.P.S. calculation             667       664         666        660       669       630        567
Cash Dividends                           $   0.42  $   0.42    $   0.84  $    0.84  $   0.82  $   0.80  $    0.70
Shares outstanding at end of each
period                                    594,518   575,665     585,518    575,665   567,490   567,211    562,808

Cash and due from Banks                  $ 19,417  $ 13,523    $ 11,462  $  10,542  $  9,824  $  7,511  $   5,600
Securites and Fed Funds Sold               31,517    31,767      31,013     43,659    40,265    37,432     45,391
Loans, net                                 83,074    73,114      83,397     64,943    59,222    55,580     54,192
Other assets                                5,815     8,240       8,340      7,936     8,985     8,456      6,378
                                         ------------------    --------------------------------------------------
  Total Assets                           $139,824  $126,643    $134,212   $127,080  $118,296  $108,979   $111,561
                                         ------------------    --------------------------------------------------
                                         ------------------    --------------------------------------------------

                                             Six months
                                               ended
                                              June 30,                             December 31,
                                         ------------------------------------------------------------------------
                                            1998      1997        1997       1996      1995      1994       1993
                                         ------------------    --------------------------------------------------

Noninterest-bearing deposits               37,741    31,528      36,521     30,626    26,565    21,998     16,979
Interest-bearing deposits                  87,234    82,154      83,447     83,658    78,977    75,682     84,214
Other Liabilities                           2,949     2,243       2,893      2,324     2,155     1,853        924
Shareholders' Equity                       11,901    10,718      11,351     10,472    10,599     9,446      9,444
                                         ------------------    --------------------------------------------------
  Total Liabilities and Shareholders'
    Equity                               $139,824  $126,643    $134,212   $127,080  $118,296  $108,979   $111,561
                                         ------------------    --------------------------------------------------
                                         ------------------    --------------------------------------------------

Asset Quality:

Non-accrual loans                           1,836     1,591       1,891        150       190       178        199
Loans past due 90 days or more                           47           1        497       982         8        296
Other real estate owned                                  91         123         91       479       812        603
                                         ------------------    --------------------------------------------------
Total nonperforming assets                  1,836     1,729       2,015        738     1,651       998      1,098

Financial Ratios (annualized)

  Return on assets                           0.84%     0.76%       0.87%      0.17%     0.87%     0.92%      0.65%
  Return on equity                           9.89%     9.00%      10.53%      1.92%    10.00%    10.89%      7.88%
  Net interest margin                        6.68%     6.36%       6.44%      5.96%     6.23%     5.73%      4.86%
  Net loan losses (recoveries)to
  avg. loans                                 0.22%     0.19%       0.23%      1.38%     0.61%     0.32%      0.21%

     SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information for the six month period ended June 30, 1998 and for the years ended December 31, 1997, 1996 and 1995 have been prepared to reflect the effects of the Merger on the historical results of Americorp. The unaudited pro forma combined statements of financial position have been prepared as if the Merger occured on December 31, 1997. The unaudited pro forma combined statements of income have been prepared as if the Merger occurred on January 1, 1995. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that will occur in the future. Weighted average shares outstanding of the pro forma combined institution are based on a .7000 to 1.0000 Exchange Ratio which approximates the Exchange Ratio if it was computed based upon the Americorp and CIB Book Values Per Share at June 30, 1998 and without taking into account any adjustments as permitted by the Agreement.

                                                                                     Year Ended
                                              Six Months Ended  -------------------------------------------------------
                                               June 30, 1998    December 31, 1997  December 31, 1996  December 31, 1995
                                              ----------------  -----------------  -----------------  -----------------
                                                          (Dollars in thousands, except per share amounts)
Results of Operations:
Interest Income                                         $8,842           $16,575          $15,120           $13,757
Interest Expense                                        $2,433           $ 4,626          $ 4,593           $ 3,852
Net Interest Income                                     $6,409           $11,949          $10,527           $ 9,905
Provision for Loan Losses                               $  323           $   780          $ 1,743           $   496
Net Interest Income after Provision for Loan
Losses                                                  $6,086           $11,169          $ 8,784           $ 9,409
Non-interest Income                                     $1,124           $ 2,719          $ 1,955           $ 2,107
Non-interest Expense                                    $5,868           $11,013          $ 9,938           $ 9,313
Net Income                                              $  900           $ 1,903          $   529           $ 1,545
Net Income Per Share - Basic                            $ 0.94           $  2.11          $  0.59           $  1.74
Net Income Per Share - Diluted                          $ 0.85           $  1.87          $  0.53           $  1.52
Weighted Average Share Outstanding - Basic                 961               901              892               887
Weighted Average Share Outstanding - Diluted             1,062             1,016            1,004              1017


Balance at Period End:

Total Assets                                    $226,750            $223,252
Total Loans, net                                $138,855            $132,300
Total Deposits                                  $204,260            $201,795
Total Shareholders' Equity                      $ 18,966            $ 17,531

Selected Statistics:
Return on Average Total Assets                      0.41%        0.92%
Return on Average Common Shareholders' Equity       4.80%       11.33%
Average Equity to Average Total Assets              8.46%        8.09%

Regulatory Capital Ratios:
Leverage Ratio                                      8.70%        8.52%
Tier 1 Risk Based Capital Ratio                    10.67%       10.19%
Total Risk Based Capital Ratio                     11.79%       11.24%


COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical and pro forma combined per share financial information for Americorp and CIB Stocks. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the transaction been consummated at the beginning of the period presented. The information presented herein should be read in conjunction with the historical financial information of Americorp and CIB included elsewhere in this Joint Proxy Statement/Prospectus.

                                                  Americorp         Channel Islands    Pro Forma
                                                  Historical           Historical     Combined(2)
                                                  ----------        ---------------    ---------
Per Common Share
----------------
NET INCOME
For the six month period ended June 30, 1998
Basic                                              $ 0.95                 $ 0.64          $ 0.94
Primary                                            $ 0.84                 $ 0.60          $ 0.85

For the year ended December 31,

1997 - Basic                                       $ 1.91                 $ 1.74          $ 2.11
     - Primary                                     $ 1.66                 $ 1.60          $ 1.87

1996 - Basic                                       $ 0.35                 $ 0.71          $ 0.59
     - Primary                                     $ 0.31                 $ 0.66          $ 0.53

1995 - Basic                                       $ 1.67                 $ 1.31          $ 1.74
     - Primary                                     $ 1.41                 $ 1.21          $ 1.52

CASH DIVIDENDS (1)

For the six month period ended June 30, 1998       $ 0.42                 $ 0.11          $ 0.31
For the year ended December 31,
1997                                               $ 0.84                 $ 0.19          $ 0.64
1996                                               $ 0.84                 $ 0.20          $ 0.64
1995                                               $ 0.82                 $ 0.20          $ 0.63

BOOK VALUE

As of June 30, 1998                                $20.02                 $13.96          $19.66
As of December 31, 1997                            $19.39                 $13.69          $19.11
As of December 31, 1996                            $18.19                 $12.25          $17.59

     (1) The pro forma combined cash dividend represents aggregated historical Americorp and CIB cash dividends divided by the basic pro forma combined weighted average shares outstanding for each year presented. The pro forma combined cash dividends presented are not necessarily indicative of the dividends that may have been declared and paid had the transaction been effective for all periods presented.

     (2) Pro forma amounts represent the equivalent net income and book value per share for the periods indicated based on historical performance of Americorp and CIB, assuming that the transaction had been effective for all periods presented. For purposes of calculating the pro forma combined per share data, the Merger Exchange Ratio of .7000 shares of Americorp Stock for each share of CIB Stock was used. The Exchange Ratio could be higher or lower than .7000 to 1.0000.

                               RISK FACTORS

     IN DECIDING HOW TO VOTE THEIR SHARES AT THE MEETINGS, HOLDERS OF SHARES
OF CIB STOCK AND HOLDERS OF SHARES OF AMERICORP STOCK SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION AND OTHER MATTERS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

     FORWARD LOOKING STATEMENTS MAY NOT PROVE ACCURATE

     Certain statements contained in this Joint Proxy Statement/Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of CIB or Americorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which CIB or Americorp operate; demographic changes; competition; fluctuations in interest rates; changes in business strategy or development plans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of CIB's or Americorp's business; and other factors referenced in this Joint Proxy Statement/Prospectus, including, without limitation, under the captions "SUMMARY," "RISK FACTORS" "BUSINESS OF CIB," and "BUSINESS OF AMERICORP." Given these uncertainties, shareholders are cautioned not to place undue reliance on such forward-looking statements. CIB and Americorp disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

     RISK FACTORS RELATING TO THE MERGER

     PROSPECTS OF ACB AND AMERICORP AFTER THE MERGER AND ABILITY TO INTEGRATE OPERATIONS. The earnings, financial condition and prospects of ACB and Americorp after the Merger will depend in part on ACB's ability to successfully integrate the operations and management of CIB and to continue to implement its own business plan. There can be no assurance that ACB will be able to effectively and profitably integrate the operations and management of CIB, or that ACB will be able to continue to profitably implement its own business plan. In addition, there can be no assurance that ACB will be able to fully realize the potential revenue enhancement expected as a result of the Merger. Further, although the CIB Board and the Americorp Board do anticipate cost savings as a result of the Merger to be significant (as compared to potential revenue enhancement as a result of the Merger), there can be no assurance that ACB will be able to fully realize any of the potential cost savings expected. Finally, there can be no assurance that any cost savings which are realized will not be offset by losses in revenues or other charges to earnings.

     PERFORMANCE OF COMBINED LOAN PORTFOLIOS. ACB's performance and prospects after the Merger also will be dependent to a significant extent on the performance of the combined loan portfolios of ACB and CIB and ultimately on the financial condition of ACB's and CIB's borrowers and other customers. The existing loan portfolios of ACB and CIB differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, ACB's overall loan portfolio after the Merger will have a different risk profile than the loan portfolio of either ACB or CIB before the Merger. The performance of the combined loan portfolio will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that present customers are not retained by the surviving bank or additional expenses are incurred in retaining them, there could be adverse effects on future results of operations of ACB following the Merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Americorp and ACB are maintained and enhanced.

     MARKET PRICE OF AMERICORP STOCK AFTER THE MERGER. The number of shares of Americorp Stock which will be issued to CIB shareholders in the Merger is determined by the respective book values per share of Americorp Stock and CIB Stock. No assurance can be given how the market price of Americorp Stock on or after consummation of the Merger will react to the Exchange Ratio.

     LIMITED MARKET FOR AMERICORP STOCK. There is currently only a limited trading market for the CIB and Americorp Stocks. While an application for listing Americorp Stock on Nasdaq will be considered during the first year of combined operations, there can be no assurance that such an application will be filed or the Americorp Stock actually listed on Nasdaq. Additionally, there can be no assurance that an active trading market for Americorp Stock will develop as a result of the Merger or otherwise, or if developed, will continue, or that shareholders of Americorp will be able to resell their securities or otherwise liquidate their investment without considerable delay, if at all, or considerable impact on the sale's price.

     DIVIDEND POLICY. Americorp has paid 59 consecutive quarterly cash dividends to its shareholders. Americorp is currently paying quarterly cash dividends of $0.21 per share. The dividend policy of Americorp is not expected to be changed as a result of the Merger; however, no assurances can be given that such policy may not change. Moreover, declarations or payments of dividends by the Board of Directors of Americorp after the Merger will depend upon a number of factors, including capital requirements, regulatory limitations, Americorp's and ACB's financial condition and results of operations, tax considerations and general economic conditions. No assurance can be given that any dividends will be declared or, if declared, what the amount of dividends or their type (cash, stock or both) will be or whether such dividends, once declared, will continue.

     YEAR 2000 RISKS AND PREPAREDNESS. Many existing computer programs use only two digits to identify a year in a data field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 or possibly earlier. The Year 2000 issue affects Americorp in that the financial services business is highly dependent on computer applications in a variety of ways, including the following (i) Americorp relies on computer systems in almost all aspects of its business, including the processing of deposits, loans and other services and products offered to customers, the failure of which in connection with the Year 2000 could cause systemic disruptions and failures in the products and services offered by Americorp, (ii) other banks, clearing houses and vendors whose products and services Americorp uses are at risk of systemic disruptions and potential failures in the event that such entities have not adequately addressed their Year 2000 issues prior to the Year 2000, (iii) the creditworthiness of borrowers of Americorp might be diminished by significant disruptions of their business as a result of their own or others' failure to address adequately the Year 2000 issues prior to the Year 2000, and (iv) federal banking agencies have issued interagency guidance on the business-wide risk posed to financial institutions by the year 2000 problem pursuant to which the federal banking agencies may take supervisory action against financial institutions that fail to address appropriately Year 2000 issues prior to the Year 2000, including formal and informal enforcement actions, denial of applications to the federal banking agencies, civil money penalties and a reduction in the management component rating of the institution's composite rating. Year 2000 issues are not anticipated to have an effect on the processing of the regulatory applications for the Merger in as much as Americorp believes that it is satisfying regulatory requirements related to Year 2000 issues.

     In order to address the Year 2000 issues facing Americorp, Americorp Management has initiated a program to prepare Americorp's computer systems and applications for the Year 2000 (the "Year 2000 Plan"). The primary focus of the Year 2000 Plan is to convert to the target systems identified and believed to be Year 2000 compliant. Americorp expects to incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare for conversion and Year 2000 system preparations, testing and conversion of primary system applications and hardware is expected to cost approximately $100,000, to be expended during fiscal years 1998 and 1999.

     As a part of the Year 2000 Plan, Americorp is not only undertaking the infrastructure and facilities enhancement and testing necessary to ensure that Americorp is adequately prepared for the Year 2000, but Americorp is also communicating with its vendors upon whose services Americorp relies to ensure Year 2000 compliance. Pursuant to the Year 2000 Plan, Americorp expects to substantially complete testing of its mission-critical systems and the computer-related interactive vendor systems by December 31, 1998 and to complete all testing by June 1999. In addition, as part of the credit review process, Americorp is communicating with its major borrowers in an effort to ensure that such borrowers have taken appropriate steps to address their Year 2000 issues and will not be materially affected by any Year 2000 problems. Americorp is communicating with its deposit customers as well. Americorp is also preparing contingency plans to protect Americorp in the event that Americorp is unable to attain Year 2000 compliance in certain applications according to the Year 2000 Plan.

     Although Americorp believes that its Year 2000 Plan and other steps being taken are adequate to ensure that it will not be materially affected by the Year 2000 problem, there can be no assurance that the Year 2000 Plan and Americorp's other year 2000 remedial and contingency plans will fully protect Americorp from the risks associated with the Year 2000. The analysis of, and preparation for, the Year 2000 and related problems necessarily rely on a variety of assumptions about future events and there can be no assurance that Americorp Management has accurately predicted such future events or that the remedial and contingency plans of Americorp will adequately address such future events. In the event that the business of Americorp, of vendors of Americorp or of customers of Americorp is disrupted as a result of the Year 2000 problem, such disruption could have a material adverse effect on Americorp.

     SHARES ELIGIBLE FOR FUTURE SALE; DILUTION Shares of Americorp Stock eligible for future sale could have a dilutive effect on the market for Americorp Stock and could adversely affect market prices. As of the Americorp Record Date, the Articles of Incorporation of Americorp authorize 2,500,000 shares of Americorp Stock, of which _______ shares were outstanding, and _________ additional shares of Americorp Stock are anticipated to be issued in the Merger to CIB Shareholders, assuming (i) no shares of CIB Stock reserved for issuance on the Americorp Record Date are issued on or prior to the Effective Time, (ii) the estimated Exchange Ratio is .7000, (iii) the CIB Book Value Per Share is $13.96, (iv) Americorp Book Value Per Share is $20.02, (v) no Dissenters' Rights are perfected by CIB or Americorp Shareholders, and (vi) no cash is paid in lieu of fractional shares. Pursuant to its stock option plans, Americorp had outstanding options to purchase an additional _____ shares of Americorp Stock on the Americorp Record Date with exercise prices of between $____ and $____.

     Americorp may pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Americorp to enhance shareholder value or satisfy other strategic objectives, although there are no specific pending or contemplated acquisitions at present. Such acquisitions, if any, could be accomplished by the issuance of additional shares of Americorp Stock or other securities convertible into or exercisable for Americorp Stock.

     The Americorp Articles authorize the issuance of 2,500,000 shares of Americorp Stock. The shares of Americorp Stock were authorized in an amount greater than that to be issued to provide Americorp's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Americorp.

     There can be no assurance as to the market value of Americorp Stock after the Merger, which market value may be affected by the dilutive effects of the matters described above, if any, and other factors.

     RISK FACTORS RELATING TO THE INDUSTRY

     INTEREST RATE RISK. Banking companies' earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates affect the demand of customers for CIB's and ACB's products and services. CIB and ACB are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given CIB's and ACB's current volume and mix of interest-bearing liabilities and interest-earning assets, CIB's and ACB's interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on ACB's results of operations.

     ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION. The operations of CIB and Americorp are located in Ventura County. As a result of this geographic concentration, CIB's and Americorp's results depend largely upon economic conditions in this area. A deterioration in economic conditions in this market area could have a material adverse impact on the quality of CIB's and Americorp's loan portfolio and the demand for their products and services and, accordingly, their respective results of operations.

     GOVERNMENT REGULATION AND MONETARY POLICY. The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which CIB, ACB and Americorp conduct their respective businesses, undertake new investments and activities and obtain financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of CIB's or Americorp's Stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of CIB or Americorp. Significant new laws or changes in, or repeal of, existing laws may cause CIB's or Americorp's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on CIB's and Americorp's respective results of operations.

     COMPETITION. The banking and financial services business in California generally, and in CIB's and Americorp's market area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. ACB and CIB compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than ACB or CIB. There can be no assurance that ACB will be able to compete effectively in its markets, and the results of operations of ACB and Americorp could be adversely affected if circumstances affecting the nature or level of competition change.

     CREDIT QUALITY. A significant source of risk for financial institutions such as ACB and CIB arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. CIB and ACB have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that each company's respective management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the respective credit portfolios. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the results of operations.

                                 THE CIB MEETING

     DATE, TIME AND PLACE

     The CIB Meeting will be held on _________, ________, 1998 at
________________, located at __________________, Oxnard, California ________, at ______ __.m., California time, and any adjournment or adjournments thereof.

     PURPOSE

     The only specific purpose of the CIB Meeting is to consider and vote upon a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. The shareholders of CIB will also consider and vote upon such other matters as may be properly brought before the CIB Meeting.

     RECORD DATE

     The CIB Board has fixed the close of business on _________, 1998, as the CIB Record Date for the determination of shareholders entitled to notice of, and to vote at, the CIB Meeting. Accordingly, only holders of record of shares of CIB Stock at the close of business on the CIB Record Date will be entitled to vote at the CIB Meeting and any adjournment thereof. As of CIB Record Date, there were _____________ shares of CIB Stock outstanding, held by approximately ___________ shareholders of record.

     PROXIES AND REVOCABILITY OF PROXIES

     A proxy card for voting at the CIB Meeting is enclosed with the copy of this Joint Proxy Statement/Prospectus being mailed to CIB shareholders. (A separate proxy card for Americorp shareholders voting at the Americorp Meeting is being provided to Americorp shareholders. See "THE AMERICORP MEETING-Proxies and Revocability of Proxies."). When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the CIB Meeting and does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote "AGAINST" the matter to be voted on at the CIB Meeting. Shareholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted "FOR" the proposal. The proxy card also confers discretionary authority on the individual appointed by the CIB Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the CIB Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the CIB Meeting by delivering an instrument of revocation to the secretary of CIB, by duly executing and submitting a proxy card bearing a later date, or by appearing at the CIB Meeting and voting in person. The mere presence at the CIB Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of CIB Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners.

     COSTS OF SOLICITATIONS OF PROXIES

     CIB will bear its own costs in connection with this solicitation. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of CIB may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication. Although there is no formal agreement to do so, CIB may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

     OUTSTANDING SECURITIES; QUORUM

     As of the CIB Record Date, there were issued and outstanding
____________ shares of CIB Stock. The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of CIB Stock is necessary to constitute a quorum at the CIB Meeting. Abstentions will be counted for purposes of establishing a quorum.

     VOTE REQUIRED

     CIB shareholders are entitled to one vote at the CIB Meeting for each share of CIB Stock held of record by them on the CIB Record Date. The proposal concerning approval of the Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares entitled to vote.

     As of the CIB Record Date, directors and executive officers of CIB beneficially owned an aggregate of __________ shares of CIB Stock (not including shares issuable upon exercise of stock options), or approximately ______% of those outstanding as of the CIB Record Date. Abstentions and broker non-votes with respect to the proposal concerning approval of the Agreement and the transaction contemplated thereby will have the same effect as a vote "AGAINST" the proposal.

                            THE AMERICORP MEETING

         DATE, TIME AND PLACE

         The Americorp Meeting will be held on _________, ________, 1998 at ________________, located at __________________, Ventura, California
________, at ______ __.m., California time, and any adjournment or adjournments thereof.

         PURPOSE

         One purpose of the Americorp Meeting is to consider and vote upon a proposal to approve the principal terms of the Agreement and the transactions contemplated thereby. The shareholders of Americorp will also consider and vote upon a proposal to approve a new stock option plan in connection with the Merger and such other matters as may be properly brought before the Americorp Meeting.

         RECORD DATE

         The Americorp Board has fixed the close of business on _________, 1998, as the Americorp Record Date for the determination of shareholders entitled to notice of, and to vote at, the Americorp Meeting. Accordingly, only holders of record of shares of Americorp Stock at the close of business on the Americorp Record Date will be entitled to vote at the Americorp Meeting and any adjournment thereof. As of Americorp Record Date, there were _____________ shares of Americorp Stock outstanding, held by approximately 250 shareholders of record.

         PROXIES AND REVOCABILITY OF PROXIES

          A proxy card for voting at the Americorp Meeting is enclosed with the copy of this Joint Proxy Statement/Prospectus being mailed to Americorp shareholders. (A separate proxy card for CIB shareholders voting at the CIB Meeting is being provided to CIB shareholders. See THE CIB MEETING--Proxies and Revocability of Proxies."). When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not attend the Americorp Meeting and does not return the signed proxy card, such holder's shares will not be voted and this will have the effect of a vote "AGAINST" the matters to be voted on at the Americorp Meeting. Shareholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. If a shareholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted "FOR" the proposals. The proxy card also confers discretionary authority on the individual appointed by the Americorp Board named on the proxy card to vote the shares represented thereby on any other matter that is properly presented for action at the Americorp Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Americorp Meeting by delivering an instrument of revocation to the secretary of Americorp, by duly executing and submitting a proxy card bearing a later date, or by appearing at the

Americorp Meeting and voting in person. The mere presence at the Americorp Meeting of the person who has given a proxy will not revoke such proxy. In addition, brokers who hold shares of Americorp Stock as nominees will not have discretionary authorization to vote such shares on any of the matters to be voted thereon in the absence of instructions from the beneficial owners.

         COSTS OF SOLICITATIONS OF PROXIES

         Americorp will bear its own costs in connection with this solicitation. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of Americorp may solicit proxies (for no additional compensation) by personal interview, telephone, telex, telegram, facsimile or similar means of communication. Although there is no formal agreement to do so, Americorp may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

         OUTSTANDING SECURITIES; QUORUM

         As of the Americorp Record Date, there were issued and outstanding ____________ shares of Americorp Stock. The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Americorp Stock is necessary to constitute a quorum at the Americorp Meeting. Abstentions will be counted for purposes of establishing a quorum.

         VOTE REQUIRED

         Americorp shareholders are entitled to one vote at the Americorp Meeting for each share of Americorp Stock held of record by them on the Americorp Record Date. The proposal concerning approval of the Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares entitled to vote. The proposal relating to a new stock option plan requires the affirmative vote of a majority of the outstanding shares entitled to vote.

         As of the Americorp Record Date, directors and executive officers of Americorp beneficially owned an aggregate of __________ shares of Americorp Stock (not including shares issuable upon exercise of stock options), or approximately ______% of those outstanding as of the Americorp Record Date. Abstentions and broker non-votes with respect to the proposals concerning approval of the Agreement and the transaction contemplated thereby and the new stock option plan will have the same effect as a vote "AGAINST" the proposals.

                                  THE MERGER

         The Agreement provides for, among other things, (i) the merger of CIB with and into ACB with ACB as the surviving bank, and (ii) the shareholders of CIB becoming shareholders of Americorp in accordance with the Exchange Ratio, all subject to the terms and conditions specified in the Agreement.

         Certain provisions of the Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is reprinted as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of CIB and Americorp are urged to read the Agreement in its entirety.

         BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATION-- AMERICORP

         The Board of Directors of Americorp began to consider the possibility of a "merger of equals" with or acquisition of another financial institution during March, 1998. In the current financial services environment, a merger or acquisition would support Americorp's strategic objective of remaining a preeminent independent financial services provider in Ventura County, while strengthening management, growth opportunities and profitability. Furthermore, it is believed that ACB, as a larger independent bank, will be able to compete with major banks in the communities served, providing superior products and services to the marketplace.

         Discussions concerning the possibility of a business combination among the Parties began during late March and early April of 1998 with a series of meetings between various directors of the institutions. These meetings resulted in the chairmen of Americorp and CIB meeting on April 9, 1998 to discuss various issues relating to the combination. The discussions between the two chairmen continued on through April and May. On May 14, 1998, a confidentiality agreement was signed to facilitate mutual due diligence and transfers of information. Both Parties conducted due diligence during various periods in May and June.

         In late May and early June, Americorp held discussions with Cal.Research relating to their engagement to render a fairness opinion in connection with the transaction. Counsel was also authorized to commence drafting of the Agreement and a first draft of the Agreement was delivered to CIB on or about June 6. Negotiation of the transaction continued through various drafts of the Agreement and were principally conducted through a series of meetings between the chairmen of the Parties during mid and late June. On July 2, both chairmen met along with President Lukiewski and Ms. Pruner to resolve remaining issues.

         At a meeting on the morning of July 7, 1998, the Boards of Directors of Americorp and ACB met to discuss further the Agreement and the Merger. At such meeting, the Board received the oral opinion of Cal.Research which was later confirmed in writing that the combination was fair from a financial point of view to the Americorp shareholders and counsel reviewed the terms of the Agreement and the transactions contemplated thereby. The Board unanimously approved the Agreement and the transaction contemplated thereby at such meeting.

         The Agreement was signed during the afternoon of July 7, 1998.

         It is important to Americorp's Board of Directors to continue to offer local management and ongoing support to the communities ACB has served since its founding. That same philosophy is shared by CIB and, as a result of that conviction provides a great opportunity to combine the two institutions. CIB possesses an excellent customer and deposit base in Oxnard which compliments ACB's existing customer and deposit base and provides the combined organization a more competitive share of the market in Ventura County.

         The Board and management of Americorp also anticipate that the Merger will provide the potential to benefit from revenue enhancement opportunities. These opportunities result from, among other factors: (1) the enhanced ability to better serve the marketplace; (2) the ability to cross-sell a wider variety of banking products and services; (3) the ability to generate increased loan and fee income by providing higher lending limits; (4) the potential to increase overall market share in the communities served; (5) the opportunity to increase the loan portfolio; and (6) the ability to create more efficiencies, thereby reducing overall operating costs to both institutions. Additionally, the Board of Directors also considered that the larger size of the surviving bank, along with Americorp's intention to explore listing the Americorp Stock on Nasdaq would increase shareholder liquidity.

         In reaching its conclusion, Americorp's Board of Directors considered information and advice from several specialists including Cal.Research and legal advisors. After consideration of the financial performance, business operations, capital levels, and asset quality of the institutions, it was decided to pursue a combination of the Parties.

         The Board of Directors of Americorp believes that the terms of the Merger are fair to and in the best interests of Americorp and its shareholders. In addition to the considerations already described, in unanimously approving the Agreement, the Board of Directors considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

         (i) The Board of Directors believes that the Exchange Ratio provided for in the Agreement represents fair consideration. In addition, Cal.Research concluded that the terms of the Merger are fair to the stockholders of Americorp from a financial point of view.

         (ii) It is anticipated that the Merger will increase the liquidity of the stock by expanding the size of the shareholder base.

         (iii) It is expected that the Merger will result in better opportunities to lend to a more diverse customer base.

         (iv) The Merger is expected to result in a strong, deep management team that will allow

Americorp to address more effectively changes in technology, regulation, competition, products and services.

         (v) The capital of the combined institutions will provide an excellent opportunity to expand and leverage the overall expense structure of the combined institutions.

         Accordingly, Americorp's Board of Directors has approved the Agreement and the transactions contemplated thereby and recommends approval of the same by the shareholders of Americorp.

         BACKGROUND AND REASONS FOR THE MERGER AND MANAGEMENT'S RECOMMENDATION-- CIB

         Channel Islands Bank is proud of its community bank roots, and its banking philosophy is deeply steeped in the independent bank tradition of customer service and community involvement. CIB conducts general banking operations in Camarillo and Oxnard, Ventura County, California. In serving individuals, small businesses and mid-market corporations, CIB historically has focused on a community-based approach to banking.

         From time to time in 1997 and 1998, CIB had meetings and discussions with a number of institutions with respect to potential acquisitions and business combinations. The institutions that discussed certain business combinations with CIB were only those institutions that focused on the community-based approach to banking and were located in markets that would provide CIB with both strategic and synergistic benefits. One of the institutions that CIB had such discussions with was Americorp and ACB.

         After several informal discussions, both CIB and Americorp began to realize that in order to compete more effectively with the larger financial institutions resulting from the various consolidations and mergers in the industry locally, both institutions needed to increase in size, and both CIB and Americorp saw the advantages of a potential business combination. At the same time, each recognized the opportunity to build a larger regional, independent financial institution in the Ventura County market.

         In the second quarter of 1998, the principals of CIB and Americorp met several times to preliminarily discuss the possible synergies between the companies. CIB and Americorp thereafter continued to discuss a possible combination of the companies. In June, 1998, Americorp presented a proposal to CIB that provided for a financial structure of a tax-free exchange of stock to be accounted for on a pooling-of-interest basis, and such proposal was described to the CIB Board on June 1, 1998. At meetings over the following several weeks, the principals of CIB and Americorp further discussed a proposed merger of CIB and Americorp. At the June 18, 1998 meeting of the CIB Board, Mr. Priske described the operations of Americorp and ACB, the proposed merger terms and plans for CIB's offices and staff following the proposed merger. The CIB Board considered this information and then authorized Mr. Priske to proceed to negotiate a tentative merger agreement between CIB and Americorp. The CIB Board also authorized management to select appropriate legal counsel and financial advisor to advise it on the strategic alternatives available to CIB. Thereafter, CIB retained
Knecht & Hansen as its legal advisor and the Findley Companies ("Findley") as its financial advisor to issue a fairness opinion in connection with CIB's consideration of the merger proposal from Americorp.

         Following continued negotiations between the representatives of CIB and Americorp, on July 7, 1998, the CIB Board deliberated at length concerning the transaction and to review the Agreement and related documents, its strategic alternatives, the competitive banking environment in California, the prospects for CIB if it remained independent and the results of the due diligence review of Americorp and ACB performed by CIB management, legal counsel and accountants conducted in June and early July, 1998. At this meeting, Findley discussed with the CIB Board its analysis of the Merger and delivered to the CIB Board its opinion that the consideration to be received in the Merger was fair to the CIB shareholders from a financial point of view (see "CIB Fairness Opinion"). Thereafter, the CIB Board approved, and authorized the execution of, the Agreement.

         The CIB Board unanimously approved the Merger at its Board of Directors meeting on July 7, 1998. The CIB Board believes that the terms of the Merger are fair to, and in the best interests of, CIB and its shareholders and recommends that the shareholders of CIB vote FOR approval of the Merger.

         In reaching its conclusion, the CIB Board considered information provided at meetings of its Board of Directors in June 1998 and July 1998, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, due diligence review of the loan portfolio, material contracts, contingent liabilities of Americorp and ACB, and prospects of Americorp and ACB; (ii) the structure of the transaction, including the fact that the CIB shareholders would receive approximately 40% of the common equity of Americorp on a fully diluted basis; (iii) the fact that Mr. Priske would serve as Vice Chairman of the Board of Directors of Americorp and ACB, that the Board of Directors of Americorp and ACB would be comprised of four directors from CIB, the total number of directors of Americorp and ACB would total nine;
(iv) the terms of the Merger Agreement and other documents to be executed in connection with the Merger, including the covenant of Americorp in the Agreement allowing CIB to pay semi-annual dividends to the shareholders of CIB; (v) the presentation of Findley and the opinion of Findley that the Merger is fair to the shareholders of CIB from a financial point of view; (vi) the results of its due diligence examination of Americorp and ACB; (vii) the terms of other recent comparable combinations of banks and bank holding companies; (viii) the CIB Board's review with its legal and financial advisors of alternatives to the Merger, the range of possible values to CIB shareholders obtainable through implementation of alternatives and the timing and likelihood of the same; (ix) the current and prospective economic environment and regulatory and competitive burdens and constraints facing community banks; (x) the pro forma financial statements of the combined companies and the capitalization of the combined companies; (xi) the CIB Board's review with its legal and financial advisors of potential merger targets; (xii) the compatibility of CIB with Americorp and ACB and the complementary lines of business; (xiii) the geographic distribution of Americorp and ACB offices vis-a-vis CIB's strategic plan; (xiv) the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on CIB's customers and prospective customers, and the generally higher trading multiples of larger financial institutions; (xv) the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing CIB's significant business relationships in Ventura county; (xvi) the ability of a larger institution to compete in the banking environment and to leverage overhead costs; (xvii) the effect of the Merger on existing shareholders, employees, officers and customers of CIB; (xviii) the current and prospective economic environment and regulatory and competitive burdens and constraints facing commercial banks; (xix) information concerning the ability of CIB and ACB to achieve operating efficiencies; (xx) the impact on the communities served by CIB and ACB in the Merger, and the increased ability to serve the communities through the larger branch network; (xxi) the unprecedented consolidation currently underway in the banking industry and increased competition from larger independent banks in California; (xxii) the value of the consideration offered by Americorp compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1996, 1997 and 1998 and the prospects for enhanced value of the combined entity in the future; (xxiii) the tax-free nature of Americorp offer; (xxiv) the intention of the parties that Americorp Stock may be listed on Nasdaq in one year of the consummation of the Agreement and the future liquidity of Americorp Stock; and (xxv) the prospects and valuation of CIB on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

         The managements of CIB and Americorp saw opportunities for increased operating efficiencies. In particular, the managements believe that cost savings can be achieved as a result of economies of scale, the combination of executive management and elimination of certain central staff, the consolidation of data processing and operations activities and the elimination of duplicative administrative functions. There can be no assurance that Americorp and ACB will be able to realize fully the increased operating efficiencies or that such operating efficiencies will be realized in a timely manner.

         Managements of CIB and Americorp believe that each complements each other both in their community-based approach to banking and in terms of geographic service areas. Consequently, CIB and Americorp believe that by combining forces, CIB and Americorp will be able to more effectively compete and successfully to take advantage of banking opportunities in the Southern California market.

         The foregoing discussion of the information and factors considered by the CIB Board is not intended to be exhaustive, but constitutes the material factors considered by the CIB Board. In reaching its determination to approve and recommend the principal terms of the Merger, the CIB Board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

         FOR THE REASONS SET FORTH ABOVE, THE CIB BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AS IN THE BEST INTEREST OF CIB AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE CIB SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

         AMERICORP FAIRNESS OPINION

         Americorp retained Cal.Research to render a fairness opinion in connection with the proposed merger among CIB, ACB and Americorp. Cal.Research has rendered a written opinion (the "Opinion") to Americorp's Board of Directors to the effect that the Exchange Ratio as defined in section 1.1 of the Agreement, which definition includes certain possible adjustments, is fair to the holders of Americorp Stock from a financial point of view. No limitations were imposed by the Americorp Board of Directors upon Cal.Research with respect to the investigations made or procedures followed in rendering the Opinion.

         THE TEXT OF THE OPINION OF CAL.RESEARCH, DATED AS OF AUGUST 12, 1998 WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY CAL.RESEARCH, IS ATTACHED HERETO AS APPENDIX C. AMERICORP SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, CAL.RESEARCH DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. THE SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED, AND ASSUMPTIONS USED BY CAL.RESEARCH SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH OPINION. CAL.RESEARCH'S OPINION IS DIRECTED TO THE AMERICORP BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID BY AMERICORP IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AMERICORP SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE AMERICORP MEETING.

         In rendering our opinion, Cal. Research has relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources and that was provided to us by Americorp and CIB. Cal. Research has not assumed any responsibility for independently verifying such information nor undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal.

         Cal. Research has, among other things:

                  (1) Reviewed the Agreement by and among ACB, Americorp and CIB;

                  (2) Reviewed certain publicly available business and financial information on the banks of Ventura County;

                  (3) Reviewed certain other companies that Cal. Research considered relevant and compared them to ACB and CIB from a financial point of view.

                  (4) Reviewed call reports to the banking regulators for Americorp and CIB for the periods ending December 31, 1995, December 3l, 1996, December 31, 1997, and March 31, 1998. Cal. Research has also reviewed the Annual Reports to shareholders for the years 1995, 1996, and 1997 for each company;

                  (5) For each company Cal. Research has also reviewed information pertaining to classified or criticized loans, premises, lease terms of office facilities, internal financial reports, litigation reports, summaries of stock options, stock prices for the last four quarters, and other data provided us by the senior management personnel of each institution. Cal. Research also reviewed a pro-forma analysis of both banks as provided by ACB's President/CEO.

                  (6) Considered the financial terms of companies involved in comparable business consolidations.

Set forth below is a brief summary of the analysis performed by Cal. Research in reaching its opinion. Cal. Research assumed for purposes of its opinion that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles. An exchange ratio of 0.6338 shares of Americorp's stock for each share of CIB stock at time of closing, the level at which CIB shares would be exchanged if the Effective Time (as defined in the Agreement) were the same as the date of the opinion was assumed. The Exchange Ratio was developed pursuant to extensive negotiations between Americorp and CIB.

          1.   PRO-FORMA MERGER AND CONTRIBUTION ANALYSIS

              Cal. Research analyzed the changes in the earnings, book value and dividends attributable to one share of Americorp stock before the Merger to those attributable to a share of stock resulting from the merger.

              The analysis assumed a dividend pay-out ratio of 40% to 45% of earnings as is consistent with Americorp's recent historical experience. The analysis assumes that merger-related operating cost savings to be fully realized during 1998 and each year thereafter and assumes the merger is completed by the end of 1998. Merger-related costs were assumed to be charged off during 1998.

              The impact on ACB of volatility in CIB's earnings was shown by calculating pro-forma results assuming CIB's earnings were as projected as well as 125% of projections. Also, pro-forma results assuming 125% of projected cost savings were realized and projections assuming 75% of projected cost savings were realized were made for the post-merger bank.

              The projected merger cost savings approximate 6.4% of the combined institutions' projected non-interest expense. This ratio is in line with other mergers reviewed by Cal. Research.

              Pro-forma merger analyses assuming stated earnings projections and the Merger-related cost savings projected by ACB were made. CIB's earnings volatility was considered by calculating projected earnings as well as 125% of projections. Also, 75% of projected earnings were taken into account.

              Cal. Research analyzed the changes in earnings, book value and dividends for the years 1999, 2000 and 2001 and included various combinations of stand-alone and pro-forma projected earnings and cost savings volatility assumptions as described previously.

              Results showed that for 1999, on a stand-alone basis, earnings for ACB were $1.82 per share and for the Surviving Bank would be $2.33 per share. Assuming 75% merger cost savings, the Surviving Bank would earn $2.14 per share for 1999. Assuming 125% merger cost savings, the Surviving Bank would earn $2.53 per share for 1999.

              Results for 2000 range from $2.02 per share to $2.92 to $3.31 per share.

              Results for 2001 range from $2.22 per share to $3.55 per share.

          2.   ANALYSIS OF OTHER MERGER TRANSACTIONS

              Cal. Research reviewed the results of 18 merger and acquisition transactions made throughout California during 1996 and 1997. Assets for acquired institutions were over $100 million but less than $500 million. The median price/tangible book ratio for these transactions was 1.90 times book while the median price/earnings ratio was 17.55 times.

              A review of 71 independent banks in the Hoefer & Arnett Banking Universe revealed the median price/earnings ratio to be 16.98 times and the median price/tangible book value ratio to be 2.16 times. These ratios were used in the following cash flow analysis.

          3.   DISCOUNTED CASH FLOW ANALYSIS

              Cal. Research undertook a cash flow analysis in order to compare the present value if Americorp remained independent through 2001 or was acquired in 2001 by another institution. The results produced in the analysis did not purport to be indicative of actual values or expected values of Americorp. Rather, the values obtained through the discounted cash flow analysis analyzed the effect of possible earnings volatility and potential Merger-related operating cost savings volatility. Various levels of earnings for ACB and CIB were examined.

              Cases examined were: ACB on a Stand-Alone basis, CIB on a Stand-Alone basis, ACB and CIB on a Combined Basis, a Combined Bank Assuming 75% of Projected Operating Cost Savings Were Realized, Combined Bank Assuming 125% of Projected Cost Savings Were Realized and Combined Bank Assuming ACB had made only 75% of Projections but CIB made 125% of Projections.

              The Discount Rates ranged from 8.0% to 12.0% over a three-year period. A Terminal Price multiple, applied to Year 2000 estimated earnings per share was the California median in the Fourth

     Quarter of 1997, or 16.98 times earnings. Lower levels of price-to-earnings per share multiples would reflect an estimated future trading range of Americorp, while higher levels of price-to-earnings multiples are more indicative of a future sale of the stock of Americorp to a larger financial institution.

              For the ACB Stand-Alone Analysis, the cash flows were comprised of dividends projected for the years 1999, 2000 and 2001 plus the Terminal Value of Americorp stock at year-end 2001 (calculated by applying the assumed terminal price to earnings ratio (16.98 times) to projected ACB earnings per share.

              For the combined bank analysis the cash flows were projected pro-forma dividends in years 1999, 2000 and 2001 plus the Terminal Value of the pro-forma combined entity's stock at year-end 2001.

              Cal. Research also calculated the present values that would be realized if 75% of the Projected Savings due to the merger were realized. Also, the analysis was done to review results if 125% of projected operating savings were obtained as well.

              Stand-Alone present values per share for Americorp ranged from $39.66 to $39.88 per share while pro-forma combined present values ranged from $59.48 to $59.77 per share and from $62.95 to $63.26 per share if 125% of projected cost savings were realized.

              In comparison to these values the actual price per share traded over the counter for Americorp was approximately $32.50 at December 31, 1997.

              The results of these analyses do not purport to be indicative of actual or expected values per share of Americorp stock. Rather, these analyses are intended as a valuation technique, which relies on numerous assumptions, including asset and earnings growth rates, dividend pay-out rates, terminal values and a discount rate. A higher level of projected ACB earnings raised the resulting present value for a given level of Channel Islands' earnings on a pro-forma combined basis.

              COMPARABLE COMPANY ANALYSES

              Cal. Research examined recent historical data on Americorp and CIB based upon data from their 1995, 1996 and 1997 Annual Reports to Shareholders and subsequent quarterly data. Certain statistics were compared to data for a peer group of California banks using publicly available data contained in the Hoefer & Arnett Banking universe, 1997 Fourth Quarter. The Universe includes 71 California banking institutions (neither CIB nor ACB are included in this group). Comparisons were made for the period ending December 31, 1997. Also, a data base of 66 California independent banks compiled by Sutro & Co. was reviewed for comparative purposes.

                              DECEMBER 31, 1997
                                    (X000)

                                                                                INDEX
                                                        ACB          CIB        MEDIAN
     TOTAL ASSETS                                    $133,769      $88,890     $233,622
     MARKET CAPITALIZATION (1)                         22,174       11,298       44,853
     PRICE TO EQUITY PER SHARE                          1.68x        1.52x        2.16x
     PRICE TO LATEST 12 MOS. EARNINGS                   17.0x        11.8x       16.98x
     TANGIBLE EQUITY TO ASSETS                          8.24%        7.58%        9.10%
     NONPERFORMING ASSETS TO TOTAL ASSETS (2)           1.51%        0.26%        0.68%
     LOAN LOSS RESERVE TO NON-PERFORMING LOANS            54%       1,146%       211.0%
     RETURN ON ASSETS                                   0.81%        0.99%        1.37%
     RETURN ON EQUITY                                   9.76%       13.36%       15.47%
     EFFICIENCY RATIO (3)                              75.65%       71.33%       65.04%

     Cal. Research is a banking consulting firm engaged in the valuation of businesses and securities, including financial institutions, in connection with mergers and acquisitions. It also provides other consulting services to the financial services industries. Cal. Research has not previously provided investment banking or consulting services to ACB or CIB.

         The fee or any portion of it to be earned by Cal. Research is not contingent upon the conclusions reached in this opinion.

         CIB FAIRNESS OPINION

         CIB has retained The Findley Group ("Findley") to act as its financial advisor in connection with the Merger pursuant to an engagement letter dated May 26, 1998 (the "Engagement Letter"). Findley has rendered to the Board of Directors of CIB its written opinion dated July 7, 1998, as affirmed on _________, 1998, pursuant to the terms of the Agreement that, subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial perspective, to CIB shareholders. A copy of the opinion dated July 7, 1998 of Findley is attached as Appendix B to this Joint Proxy Statement/Prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the Board of Directors of CIB and does not constitute a recommendation to any shareholder of CIB as to how such shareholder should vote at the CIB Meeting.

---------------------
1) Based on December 31, 1997 market price.
2) Non-performing assets are loans 90 days past due and still accruing and non-accrual and other real estate owned.
3) Efficiency ratio is non-interest expense as a percent of total revenues.

         In connection with its Fairness Opinion, Findley, among other things:
(a) reviewed certain publicly available financial and other data with respect to CIB and Americorp, including the consolidated financial statements for recent years and interim periods to March 31, 1998, the March 31, 1998 Call Reports for CIB and ACB and certain other relevant financial and operating data relating to CIB and Americorp made available to Findley from published sources and from the internal records of CIB and Americorp; (b) reviewed the Agreement; (c) reviewed certain historical market prices and trading volumes of CIB and Americorp Stock;
(d) compared CIB and Americorp from a financial point of view with certain other companies that Findley deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies that Findley deemed to be comparable, in whole or in part, to the Merger; (f) reviewed and discussed with representatives of the management of CIB certain information of a business and financial nature regarding CIB and Americorp furnished to Findley by CIB and Americorp, including financial forecasts and related assumptions of CIB and Americorp; (g) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with CIB's counsel; (h) reviewed litigation reports for both
CIB and Americorp; and (i) performed such other analyses and examinations as Findley deemed appropriate.

         CONTRIBUTION ANALYSIS. Findley analyzed the contribution of each CIB and Americorp to, among other things, common equity and net income of the pro forma combined companies for the period ending December 31, 1997, adjusted through March 30, 1998. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for CIB and Americorp as of December 31, 1997, adjusted through March 30, 1998, CIB would have contributed 39.9% of the deposits, 38.7 percent of the shareholder equity of the combined companies (before costs savings and revenue enhancements), 40.4 percent of gross income, 42.7 percent of net income for 1997 and 37.4 percent of 1998 estimated net income. Based upon the stock consideration to be paid in the merger as provided in the Agreement, the CIB shareholders would own approximately 38.7% of the combined companies on March 30, 1998 and are estimated to own in excess of such percentage at Closing based upon the Exchange Ratio.

          DISCOUNTED CASH FLOW ANALYSIS. Findley examined the results of a discounted cash flow analysis designed to compare the Exchange Ratio with the present value, under certain assumptions, that would be attained if CIB remained independent through 2001, at which time CIB was acquired by a larger financial institution. The cash flows for the combined companies assumed that the Exchange Ratio equals 0.69282 shares of Americorp for each share of CIB. The results produced in the analyses did not purport to be indicative of actual values or expected values of CIB or the combined companies at such future date. All cases were analyzed assuming realization of operating cost savings, estimated by the parties, in the amounts and time periods forecasted by the parties.

         The discount rates used ranged from 10% to 14%. For the CIB stand alone analysis, the terminal price multiples applied to the 2001 estimated earnings per share ranged from 12.0 to 20.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of CIB or the combined companies, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of CIB or the combined companies to a larger financial institution.

         For the CIB stand alone analysis, the cash flows were comprised of the projected stand alone dividends of $0.20 per share in years 1998 through 2001 plus the terminal value of CIB Stock at the year-end 2001 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2001 projected CIB earnings per share). A similar analysis was done for Americorp using a cash dividend rate of $0.84 per share and for the combined companies. The discount rates described above were then applied to these cash flows to obtain the present values per share of CIB Stock.

         Under a most likely scenario, the Findley analysis assumed that projected earnings, among other things, would be achieved; that projected operating cost savings are a minimum of $400,000 realized (for the combined companies case) a present value discount rate of 12% and a terminal price to earnings value multiple of 20.0. Assuming CIB remains independent through 2001 and is then acquired by a larger financial institution, a holder of one share of CIB Stock today would receive cash flows with a present value of $26.19. Assuming the Merger is consummated and that combined companies remain independent through 2001 and is then acquired by a larger financial institution, a holder of one share of CIB Stock today would receive cash flows with a present value of at least $32.60.

         ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. Findley reviewed the consideration paid in recently completed transactions whereby certain banks were acquired. Specifically, Findley reviewed 71 transactions involving acquisitions of selected banks in California completed since January 1, 1996 (the "California Acquisitions"). For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (I.E., purchase price in excess of book value) to deposits, purchase price to book value, and purchase price to previous year's earnings.

         The figures for all banks acquired in the California Acquisitions produced: (a) a median percentage of premium to deposits of 6.50%; (b) a median ratio of purchase price to book value of 1.63; and (c) a median ratio of purchase price to previous year's earnings of 17.10. The figures for 10 banks acquired in California since 1996 that were approached on a merger of equals basis produced: (a) a median percentage of premium to deposits of 6.57%; (b) a median ratio of purchase price to book value of 1.49; and (c) a median ratio of purchase price to previous year's earnings of 16.37.

          In comparison, assuming that the Exchange Ratio to be paid in the Merger equals $22.86 per share (using a value for Americorp of $33.00 per share) recent trades for Americorp stock have been $34.00 per share, Findley determined that the Exchange Ratio in the Merger represented a percentage of premium to deposits of 6.17%, a ratio of purchase price to book value of 1.68 and a ratio of purchase price to 1997 earnings of 15.23.

         No other company or transaction used in the above analysis as a comparison is identical to CIB, Americorp or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Americorp, CIB and the Merger are being compared.

         COMPARABLE COMPANY ANALYSIS. Using public and other available information, Findley compared certain financial ratios of CIB and Americorp (including the ratio of net income to average total assets ["return on average assets"], the ratio of net income to average total equity ["return on average equity"], the ratio of average equity to average assets and certain credit ratios for the year ended December 31, 1997 and the interim period ending March 30, 1998) to a peer group consisting of 20 selected banks located in California. No company used in the analysis is identical to CIB or Americorp/ACB. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that CIB performed slightly ahead of peer group level on the basis of profitability in 1997 and Americorp/ACB performed slightly below peer group levels on the basis of profitability in 1997. CIB's return on average assets and return on average equity for 1997 were above peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). CIB's performance in 1997, continuing through March 31, 1998, showed better than peer group levels concerning non-performing assets. CIB's non-interest expense, inclusive of payroll expense, quarters expense and other related non-interest expenses were higher than peer group level. Americorp/ACB return on average assets, return on average equity for 1997 was slightly below peer group levels. In addition, delinquent loans and non-performing loans were higher than peer group levels. Under the terms of the Merger, which requires a proportionate representation on the Board of Directors of outside Directors of Americorp/ACB after consummation of the transaction, the combined entity will be on an average with peer group performance with regard to return on average assets, return on average equity and other non-performing asset figures. Under the transaction, the Exchange Ratio is based upon the book value per share of CIB and Americorp on the Determination Date, taking into consideration fully funded loan loss reserves and other appropriate reserves and expenses that are required for this transaction.

         The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to CIB's Board of Directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the CIB Board of Directors.

         In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Americorp or CIB. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the Merger to CIB's shareholders and were provided to the CIB Board of Directors in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of CIB. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         In rendering its Fairness Opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of Americorp, CIB or any of their respective subsidiaries. CIB did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley's rendering of the opinion regarding the fairness of the Merger. The Findley Group did not participate in negotiations regarding the Agreement.

         CIB's Board of Directors selected and instructed Findley to render an opinion with respect to the fairness of the Merger to CIB's shareholders from a financial perspective based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in the creating, developing, merging and acquisition of hundreds of financial institutions.

         Pursuant to the Engagement Letter, CIB agreed to pay Findley a fee of $15,000 for Findley's services rendered to CIB in connection with the fairness opinion plus expenses. CIB has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to CIB. ACB has also agreed to pay Findley a fee of up to $2,000 plus expenses for Findley's services to ACB in connection with the FDIC Application.

         EXCHANGE RATIO

         The issued and outstanding shares of Americorp Stock at the Effective Time will remain outstanding (other than shares as to which statutory dissenters' rights are perfected).

         Other than shares as to which statutory dissenters' rights are perfected, each share of CIB Stock issued and outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder thereof, be canceled and converted into the right to receive a number of shares of Americorp Stock as determined by the Exchange Ratio established in the Agreement.

         The Exchange Ratio (i.e. the number of shares of Americorp Stock into which a share of CIB Stock will be converted) will be computed by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share. Book Value Per Share for the respective Parties will be determined as of the month end preceding the Effective Time by dividing such Party's aggregate book value by its number of shares outstanding on such date. "Aggregate Book Value" is a Party's stockholders' equity on such date determined in accordance with generally accepted accounting principles except (A) as otherwise provided in the Agreement, (B) such amount will not be reduced by Merger related expenses, and
(C) the allowance
for loan and lease losses shall be increased by any impairment in the allowance. Any impairment in the allowance will be determined in accordance with generally accepted accounting principles and applicable bank regulatory requirements.

         The exact amount of the Exchange Ratio is dependent, in part, upon future results and, therefore, presently can not be determined. By way of illustration only, if the respective Book Values Per Share had been determined on June 30, 1998 and without any adjustment as permitted in the Agreement, Americorp's Book Value Per Share would have been $20.02, CIB's Book Value Per Share would have been $13.96 and the Exchange Ratio would have been 0.6973 shares of Americorp Stock for each share of CIB Stock. THE ACTUAL EXCHANGE RATIO MAY BE HIGHER OR LOWER THAN THE PRECEDING PRO FORMA ILLUSTRATION.

         If the Parties can not agree on the respective amounts of Book Value Per Share, the Exchange Ratio or any adjustments to the foregoing (including the amount of impairment to any Party's allowance for loan losses), the Parties shall attempt to agree upon the amount in dispute within seven days. If no mutual agreement is reached within said period, the Parties shall immediately hire an independent expert qualified to render an opinion regarding the amount of the particular matter in dispute. The Parties shall cooperate fully with any such independent expert and will equally split the cost of such expert. The opinion of such expert shall be binding on the Parties for purposes of the Agreement.

         The amount of adjustment, if any, to the respective Book Values Per Share cannot currently be predicted.

         FRACTIONAL SHARES

         No fractional shares of Americorp Stock will be issued in the Merger. In lieu thereof, each holder of CIB Stock who would otherwise be entitled to receive a fractional share will receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Americorp Book Value Per Share times (b) the fraction of the shares of Americorp Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

         EFFECTIVE TIME OF MERGER

         The Effective Time shall occur on the day that the Agreement of Merger (which is Exhibit A to the Agreement) is filed with the DFI after having been previously filed with the Secretary with the DFI's approval endorsed thereon in accordance with the provisions of the California Financial Code. The Effective Time shall occur following the last to occur of (i) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods and (ii) satisfaction of the other conditions precedent set forth in the Agreement. See "Conditions to the Merger." It is anticipated that the Effective Time will occur sometime during the fourth quarter of 1998 or in early 1999. In no event shall the Effective Time be later than March 31, 1999 unless a later date is agreed to by the Parties.

         MANAGEMENT AND OPERATIONS OF AMERICORP AND ACB AFTER THE MERGER

         At the Effective Time, CIB will be merged with and into ACB and its separate corporate existence will terminate.

         The number of directors of Americorp at the Effective Time will be increased to nine and Allen W. Jue, Robert J. Lagomarsino, Gerald J. Lukiewski, E. Thomas Martin, Harry L. Maynard (all of whom are from Americorp and ACB), Michael T. Hribar, Edward F. Paul, Joseph L. Priske and Jacqueline
S. Pruner (all of whom are from CIB) will serve as the Board of Directors of Americorp and ACB after the Merger until their successors have been chosen and qualified in accordance with applicable law. Messrs Jue, Lagomarsino, Paul and Priske will serve as the executive committee of Americorp and ACB after the Merger. After the Merger, the principal officers of Americorp and ACB will be Allen W. Jue (the current chairman of Americorp/ACB), who will serve as chairman of the board, Joseph L. Priske (the current chairman of CIB), who will serve as Vice Chairman, and Gerald J. Lukiewski (the current president and chief executive officer of Americorp/ACB), who will serve as president and chief executive officer. Thomas E. Anthony (the current Senior Vice President/Chief Lending Officer of CIB), Allen R. Partridge (the current Senior Vice President/Chief Financial Officer of CIB) and Mary Martha Stewart (the current Senior Vice President/Chief Operating Officer of ACB) will serve as the Chief Lending Officer, Chief Financial Officer and Chief Operating Officer, respectively, of ACB after the Merger. Joseph L. Priske will also serve as chairman of ACB's loan committee.

         The Articles of Incorporation and Bylaws of Americorp (except as otherwise noted above) will continue to govern the business and affairs of Americorp after the Merger until amended or repealed in accordance with applicable law. The Articles of Incorporation and Bylaws of ACB will continue to govern the business and affairs of ACB after the Merger until amended or repealed in accordance with applicable law except the head office of ACB will be relocated to the current head office location of CIB.

         AMENDMENT TO BYLAWS OF AMERICORP

         Shareholder approval of the principal terms of the Agreement and the transaction contemplated thereby includes the approval of an amendment to the Americorp bylaws to expand the number of its authorized directors at the Effective Time and the election of Messrs. Lukiewski, Hribar, Paul and Priske and Ms. Pruner as directors of Americorp. See "Management and Operations of Americorp and ACB After the Merger". In order to effect such expansion, shareholder approval of the principal terms of the Agreement and the transaction contemplated thereby will also include approval of an amendment to the first two sentences of Section 4.2(a) of the Americorp bylaws to read as follows:

             "4.2  Number, Election, Qualification and Term of Office of
                   Directors

                   (a) Number. The number of Directors of this Corporation shall be not fewer than seven (7) nor more than thirteen
                   (13), the exact numnber
                   within such range to be fixed by the Board of Directors or the Shareholders of the Corporation from time to time. Until changed, the exact number of Directors shall be nine (9)."

If for any reason the Merger is not carried out, the amendment to the bylaws will not become effective.

         REGULATORY APPROVALS

         The consummation of the Merger is subject to various conditions, including, among others, receipt of the prior approvals of the DFI and the FDIC.

         The Agreement provides that the obligations of the Parties to consummate the Merger are conditioned upon all regulatory approvals having been granted by March 31, 1999 without the imposition of conditions which, in the opinion of Americorp would materially adversely effect the financial condition or operations of any Party or otherwise would be burdensome.

         Applications for regulatory review and approval of the Merger and the related transactions have been filed. There can be no assurance that the DFI and the FDIC will approve or take other required action with respect to the Merger and the related transactions or as to the date of such approvals or action.

         In determining whether to approve the Merger, the DFI will consider factors such as (i) the effects of the Merger on competition; (ii) the effects of the Merger on the convenience and needs of the communities to be served; (iii) the financial condition of ACB; (iv) whether the Merger is fair and reasonable to the depositors, creditors and shareholders of Americorp, ACB and CIB; (v) the competence, experience and integrity of ACB's management; and (vi) whether the Merger is fair, just and equitable to Americorp, ACB and CIB.

         In determining whether to approve the Merger, the FDIC will consider factors such as (i) the financial condition, competence, experience and integrity of ACB's management; and (ii) the effect of the Merger on competition.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER

          As a condition to the Merger, each of the directors of the respective Parties has entered into an agreement whereby each has agreed to (i) vote his or her shares of Stock in favor of approving the principal terms of the Agreement and the transactions contemplated thereby, (ii) recommend, subject to his or her fiduciary duty, to the Party's shareholders to vote in favor of the Agreement,
(iii) not dispose, subject to certain exceptions, of his or her shares of Stock, and (iv) cooperate fully with the other Parties in connection with the Merger.

         Under these agreements the respective directors of CIB and Americorp have agreed to vote their respective shares (approximately ___% of the outstanding shares in the case of CIB Stock and approximately ___% of the outstanding shares in the case of Americorp Stock) to approve the principal terms of the Agreement, increasing the likelihood that the Merger will be approved. The affirmative vote of the holders of an additional ___% (in the case of CIB) and ___% (in the case of Americorp) of the respective outstanding shares voting at the respective Meetings will be required in order to approve the Agreement.

         Messrs. Hribar, Paul and Priske and Ms. Pruner will be added as directors of Americorp and ACB at the Effective Time. Messrs. Paul and Priske will also serve on the executive committee of Americorp and ACB. Mr. Priske, the current Chairman of CIB, will be elected as Vice Chairman of Americorp and ACB and will be chairman of ACB's loan committee.

         The officers and employees of CIB at the Effective Time will become officers and employees of ACB subject to the policies of ACB, will be entitled to participate in all employee benefits and benefit programs of ACB on the same basis as similarly situated employees of ACB and will be credited for eligibility, participation and vesting purposes with their respective years of past service with CIB.

         Pursuant to the Agreement, a committee has been established to determine, among other things, a personnel, salary and benefits structure for ACB after the Merger and to fix the amount of severance to be paid to officers and employees of the Parties displaced by the Merger. The committee is composed of Gerald J. Lukiewski (on behalf of Americorp) and Joseph L. Priske and Jacqueline Pruner (on behalf of CIB). The amount of severance benefits has not yet been determined by the committee.

         ACB has also agreed to honor certain employment agreements for CIB's Senior Lending Officer and Chief Financial Officer. For a description of such agreements, see "BUSINESS OF CIB - Executive Compensation." Messrs. Anthony and Partridge will become the Chief Lending Officer and the Chief Financial Officer of ACB after the Merger.

         Subject to the receipt of any required consents, a new stock option plan will be adopted by Americorp in order for each person who is an officer or employee of CIB and who will continue with ACB after the Merger, and for each director of CIB, who does not exercise his stock option to have the right to receive a substitute stock option from Americorp on a fully vested basis.

         CIB's directors' and officers' liability insurance will have its discovery period extended for 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which CIB would have had an obligation to indemnify its directors and officers.

          In connection with the three current directors of CIB and the two current directors of Americorp who will resign at the time of the Merger, it is anticipated that ACB will enter into consulting agreements with such persons in order for them to continue to provide services and guidance to Americorp and ACB after the Merger. It is anticipated that Catherine S. Wood and Lincoln E. Cryne, (directors of Americorp and ACB) will receive aggregate payments of $33,000 and $68,000, respectively, pursuant to their consulting agreements and that Fred G. Buenger, William Burke and Glenn Farr (directors of CIB) will receive $33,000, $33,000 and $4,500, respectively, pursuant to their consulting agreements.

         ADDITIONAL AGREEMENTS

          In addition to the directors agreements described in "Interests of Certain Persons in the Merger," the directors and certain other affiliates of each of the Parties have entered into agreements restricting such persons' ability to sell shares of Stock which such person has acquired or may acquire in connection with the Merger except in accordance with such agreements.

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Parties have not requested a ruling from the Internal Revenue Service in connection with the Merger. The following is a summary of the opinion of Vavrinek, CIB's independent auditors, that CIB and Americorp received concerning the material federal income tax consequences resulting from the Merger. Consummation of the Merger is conditioned upon receipt by CIB and Americorp of such opinion prior to the date of this Joint Proxy Statement/Prospectus. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time and representations from the management of CIB, Americorp and ACB.

              (i) The Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and CIB, Americorp and ACB each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

              (ii) No gain or loss will be recognized by any of the Parties as a result of the Merger.

              (iii) No gain or loss will be recognized by a shareholder of CIB on the receipt solely of Americorp Stock in exchange for his shares of CIB Stock.

              (iv) The tax basis of the assets in ACB after the merger will be the same as the tax basis of the assets held by CIB and ACB immediately before the Merger.

              (v) The holding period of Americorp Stock to be received in the Merger by a CIB shareholder will include the holding period of shares of CIB Stock exchanged therefor, provided that the shares of CIB Stock are held as capital assets at the Effective Time.

              (vi) The tax basis of Americorp Stock to be received in the Merger by CIB shareholders will be the same as the basis of the sharers of CIB Stock surrendered in exchange therefor, decreased by the amount of basis allocated to any cash received in lieu of fractional shares that are hypothetically received by the CIB shareholders and redeemed for cash.

               (vii) The payment of cash to shareholders of CIB in lieu of fractional share interest of Americorp Stock will be treated as if the fractional shares were distributed as part of the exchange and them redeemed by Americorp. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of Americorp Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as a capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

              (viii) No gain or loss will be recognized for federal income tax purposes by the holders of outstanding stock options granted under CIB's stock option plan as a result of the granting of substitute options pursuant to Americorp's stock option plan.

              (ix) The granting of any substitute stock option to a holder of a CIB stock option will not be deemed a modification of an incentive stock option.

         The opinion of Vavrinek summarized above is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

     The exchange of Americorp Stock or CIB Stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. Holders of Americorp Stock or CIB Stock electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances. See "Dissenting Shareholders' Rights."

         DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, IT IS RECOMMENDED THAT CIB AND AMERICORP SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

         EXCHANGE PROCEDURES

         As soon as practicable after the Effective Time, the exchange agent to be designated by the Parties (the "Exchange Agent") will mail to each holder of record of outstanding shares of CIB Stock a letter of transmittal which is to be used by each CIB shareholder to return to the Exchange Agent the stock certificates representing the CIB Stock owned by him (the "Old Certificates"), which certificates should be duly endorsed in blank by such CIB shareholder. As soon as practicable after receiving such Old Certificates from a CIB shareholder together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such CIB shareholder new certificates ("New Certificates") representing the appropriate number of shares of Americorp Stock, together with checks for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Americorp Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons in accordance with the terms of Americorp Stock. No interest will be paid to the CIB shareholders on the cash or the value of the Americorp Stock into which their shares of CIB Stock will be exchanged.

     CIB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         SALES OF AMERICORP STOCK

         The shares of Americorp Stock to be issued to shareholders of CIB in the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of CIB within the meaning of Rule 145 under the Securities Act.

         NASDAQ LISTING

         The Parties have agreed that following the Effective Time, consideration will be given to listing the shares of Americorp Stock on Nasdaq with the intent to so list such shares during the first full year of operations. However, no assurance can be given that such application will be filed or that the shares of Americorp Stock will become so listed.

         ACCOUNTING TREATMENT

         The Parties anticipate that the Merger will be treated as a pooling of interests for accounting purposes. Prior to the Effective Time and as a condition precedent to the closing, the respective accounting firms of the Parties will confirm in writing the accounting treatment of the Merger as a pooling of interest. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interest accounting method to account for the Merger. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

         CONDITIONS TO THE MERGER

         The obligation of each of the parties to consummate the Merger is subject to the satisfaction or waiver on or before the Effective Time of, among other things, the following conditions: (i) the Agreement and the transactions contemplated thereby will have received all requisite approvals of the shareholders and Boards of Directors of CIB, ACB and Americorp; (ii) no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the Merger substantially in the form contemplated by the Agreement unless counsel to the Party against whom such action or proceeding was instituted or threatened renders to the other Parties a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit; (iii) by March 31, 1999, all approvals or consents of any applicable governmental agency will have been obtained or granted for the Merger and the transactions contemplated by the Agreement (in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Americorp or ACB after the Merger that Americorp reasonably and in good faith concludes would materially adversely affect the financial condition or operations of any Party or otherwise would be materially burdensome to any Party) and the applicable waiting period under all laws will have expired;
(iv) the Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order; (v) Americorp shall have received all state securities permits and other authorizations necessary to issue the Americorp Stock to consummate the Merger; (vi) CIB and Americorp will have received an opinion reasonably satisfactory to CIB and Americorp from Vavrinek to the effect that the Merger will not result in the recognition of gain or loss for federal income tax purposes, nor will the issuance of Americorp Stock result in the recognition of gain or loss to holders of CIB Stock who receive Americorp Stock in the Merger (see "- Certain Federal Income Tax Consequences"); (vii) the Parties' respective accounting firms will have confirmed in writing to CIB and Americorp that the Merger will quality for pooling of interests accounting treatment (see "-Accounting Treatment"); and
(viii) all third party consent necessary to permit the parties to consummate the Merger will have been obtained except under certain circumstances.

         The obligations of CIB to consummate the Merger are also subject to fulfillment of certain other conditions, including the following: (i) there will not have occurred, between July 7, 1998 and the Effective Time, any materially adverse change in the business, financial condition, results of operations or properties of Americorp or ACB; (ii) receipt of the Findley Opinion; and (iii) all corporate steps necessary to effect the corporate and management changes described in "Management and Operations of Americorp and ACB After the Merger" will have been completed.

         The obligations of Americorp and ACB to consummate the Merger are also subject to the fulfillment of certain other conditions. including the following: (i) there will not have occurred, between July 7, 1998 and the Effective Time, any material adverse change in the business, financial condition, results of operations or properties of CIB; (ii) receipt of the Cal.Research Opinion; and (iii) all corporate steps necessary to effect the corporate and management changes described in "Management and Operations of Americorp and ACB After the Merger" will have been completed

         Additionally, the consummation of the Merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

     If these and other conditions are not satisfied or waived, the Agreement may be terminated. The Agreement may also be terminated upon the occurrence of certain other events. See "-Termination."

         NONSOLICITATION

          Under the terms of the Agreement, Americorp and CIB have each agreed not to solicit, initiate or encourage any "Competing Transaction" (as hereinafter defined). In addition, each has agreed (unless it determines, with advice of counsel, that its fiduciary duty requires otherwise) not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempt to effect any Competing Transaction with or involving any person other than a Party unless it receives a bona fide offer from a person other than the Parties to the Agreement and subject to fiduciary obligations. Each Party has agreed to promptly notify the other party of the terms of any proposal which it may receive in respect of any Competing Transaction. The term "Competing Transaction" means any of the following: a merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 10% or more of Americorp's or of CIB's assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power; a tender offer or exchange offer for at least 10% of the outstanding shares; a solicitation of proxies in opposition to approval of the Merger by shareholders; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

         Failure to act or refraining from doing any act in certain circumstances by a Party in connection with a Competing Transaction will result in the other Party having the right to terminate the Agreement. If the Agreement were to be so terminated and the Party involved in the Competing Transaction enters into an agreement for a Competing Transaction prior to the termination of the Agreement or during the 12 month period immediately following the termination, such Party will be obligated to pay the other Party $750,000 which amount represents (i) direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by the Agreement, including management time devoted to negotiation and preparation for the transactions contemplated by the Agreement; (ii) indirect costs and expenses incurred in connection with the transactions contemplated by the Agreement; and (iii) loss as a result of the transactions contemplated by the Agreement not being consummated

         EXPENSES

         If the Agreement is terminated by Americorp or ACB because CIB's shareholders fail to approve the Merger, or because CIB fails to satisfy certain of its obligations under the Agreement, CIB will be obligated to pay all of Americorp's expenses incurred in connection with the Merger transaction, not to exceed $150,000.

         If the Agreement is terminated by CIB because Americorp's shareholders fail to approve the Merger, or because Americorp fails to satisfy certain of its obligations under the Agreement, Americorp will be obligated to pay all of CIB's expenses incurred in connection with the Merger transaction, not to exceed $150,000.

         TREATMENT OF STOCK OPTIONS

         At the Effective Time, the CIB stock option plan will terminate, the current Americorp stock option plan will also be terminated (but not the options granted thereunder) and a new stock option plan will be adopted by Americorp in connection with the Merger (the "1998 Plan"). See "INFORMATION CONCERNING AMERICORP MEETING ONLY."

         At and as of the Effective Time, Americorp shall grant substitute stock options pursuant to the 1998 Plan to each and every officer, employee and director of CIB who has at the Effective Time an outstanding option to purchase shares of CIB Stock ("CIB Stock Options"). Each and every substitute stock option so granted by Americorp pursuant to the Americorp stock option plan to replace an CIB Stock Option shall retain the "vesting" schedule reflected in each of the respective stock option agreements and shall be exercisable for that number of whole shares of Americorp Stock equal to the product of (A) the number of shares of CIB Stock that were purchasable under such CIB Stock Option immediately prior to the Effective Time multiplied by
(B) the Exchange Ratio, rounded down to the nearest whole number of shares of Americorp Stock. Further, each and every substitute stock option so granted shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of CIB Stock at which such CIB Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio.

         TERMINATION

         The Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of CIB and Americorp in writing; (ii) by CIB or Americorp if any material breach or default by the other Party is not cured within 20 business days after notice thereof; (iii) by CIB or Americorp if any governmental or regulatory consent is not obtained by March 31, 1999 or if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the Agreement unless, within 20 business days after such denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested; (iv) by Americorp if any of the conditions to its performance of the Agreement shall not have been met, or by CIB if any of the conditions to its performance of the Agreement shall not have been met, by March 31, 1999, or such earlier time as it becomes apparent that such conditions shall not be met; or (v) if a Party shall have failed to act or refrained from doing any act relating to a Competing Transaction.

         COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

          The Agreement provides that, during the period from July 7, 1998 to the Effective Time, the Parties will conduct their businesses only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of the other Party, which will not be unreasonably withheld, take any of the following actions, among others: (i) issue any security except pursuant to the exercise of options outstanding as of the date of the Agreement; (ii) declare, set aside or pay any dividend (other than cash dividends payable in accordance with past practice) or make any other distribution upon, or purchase or redeem any shares of its stock; (iii) except as may be required to effect the transactions contemplated by the Agreement, amend its articles of incorporation or its bylaws; (iv) grant any general or uniform increase in the rate of pay of employees except in the ordinary course of business and consistent with past practice; (v) grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any person except in the ordinary course of business and consistent with past practice; (vi) make any capital expenditure in excess of specified amounts, except for ordinary repairs, renewals and replacements. (vii) compromise, settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election: (viii) grant, renew or commit to grant or renew any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or principal shareholder; (ix) make their credit underwriting policies, standards or practices less stringent than those in effect on December 31, 1997; (x) enter into or consent to any new employment agreement or other benefit arrangement, or amend or modify any employment agreement or other benefit arrangement in effect on the date of the Agreement to which it is a party or bound; (xi) grant any person a power of attorney or similar authority; (xii) make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for investments made in the ordinary course of business consistent with past practice: (xiii) amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract; (xiv) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in any property or right of the respective party; (xv) sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice; (xvi) except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Internal Revenue Code or prevent the Parties from accounting for the business combination to be effected by the Merger as a pooling of interests; (xvii) sell any investment security prior to maturity, except in the ordinary course of business; or (xviii) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same person and all affiliated persons, would exceed certain specified amounts subject to certain exceptions; (xix) purchase, redeem or otherwise acquire any of its securities or any rights, options or securities to acquire its equity securities; (xx) change any of its basic policies and practices relating to certain specified matters; or (xi) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations.

         The Agreement also provides that each Party will (i) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Agreement as promptly as practical; (ii) obtain the consent of the other Party before it issues any press release or makes any public statement with respect to the Agreement or the transactions contemplated hereby; and (iii) cause to be prepared one or more environmental investigations with respect to real property owned or leased.

         The Agreement also provides that each Party will: (i) duly and timely file all required governmental reports; (ii) periodically furnish to the other Party certain information, loan reports and updates of information previously provided; (iii) promptly notify the other Party of certain communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or properties; (iv) provide access to the other Party of certain information: and (v) use its reasonable efforts between the date of the Agreement and the Effective Time to take all actions necessary or desirable, including the filing of any regulatory applications.

         AMENDMENT AND WAIVER

         Subject to applicable law: (i) the Agreement may be amended at any time by the action of the Boards of Directors of CIB, ACB and Americorp without action by their shareholders pursuant to a writing signed by all parties to the Agreement; and (ii) the Parties, by action of their respective Boards of Directors, may, at any time prior to the Effective Time, extend the performance of any obligation or action required by the Agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the Agreement.

         DISSENTING SHAREHOLDERS' RIGHTS

         CIB

         Shareholders of CIB will be entitled to exercise dissenters' rights in connection with the Merger.

         AMERICORP

         Shareholders of Americorp will also be entitled to exercise dissenters' rights in connection with the Merger.

         PROCEDURES

         Each holder of shares of Americorp Stock or CIB Stock that were outstanding as of the respective Record Dates and remain outstanding at the Effective Time who does not vote such shares in favor of the proposal to approve the Merger by complying with the procedures set forth in Chapter 13 of the California General Corporation Law ("Chapter 13 of the California Law") will be entitled to receive an amount equal to the fair market value of his or her shares as of July 7, 1998, the day before the public announcement of the Merger. The final bid price for Americorp Stock on July 6, 1998 was $32.00. The Findley Opinion dated July 9, 1998 concluded that the fair market value of CIB Stock on July 6, 1998 was $19.50. A copy of Chapter 13 of the California Law is attached hereto as Appendix D and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Americorp and CIB shareholders and is qualified in its entirety by reference to Appendix D.

         In order to be entitled to exercise dissenters' rights, a shareholder must not vote "FOR" the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be either voted "AGAINST" or "ABSTAIN" on the proposal to approve the principal terms of the Agreement. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the proposal to approve the principal terms of the Agreement, his or her shares will automatically be voted in favor of the Merger and the shareholder will lose his or her dissenters' rights.

         If the Merger is approved by the shareholders, Americorp and CIB will each have 10 days after the respective approvals to send to those shareholders who did not vote in favor of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Law, a statement of the price determined to represent the fair market value of the dissenting shares as of July 6, 1998 and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting shareholder must make written demand upon Americorp or CIB, as the case may be, for the purchase of dissenting shares and payment to such shareholder of their fair market value, specifying the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of July 6, 1998, and must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

          If the Party and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Subject to the restrictions imposed under California law on the ability of a Party to purchase its outstanding shares, payment of the fair value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

         If the Party denies that the shares surrendered are dissenting shares or the Party and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

         A dissenting shareholder may not withdraw his or her dissent or demand for payment unless the effected Party consents to such withdrawal.

         The Merger is not directly conditioned upon only a limited number of shareholders of Americorp or CIB Stock having voted against the Merger or otherwise having perfected dissenters' rights. Nevertheless, the payment of a significant amount of cash pursuant to the exercise of dissenters' rights would effect the ability of the Merger to be accounted for as a "pooling of interest." The Merger is conditioned upon the respective accountants confirming in writing that the accounting treatment for the Merger is a pooling of interest (see "-Accounting Treatment").

     UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

          The following unaudited pro forma combined statements of financial position are based on the historical consolidated statements of financial position of Americorp and the historical statements of financial position of CIB, using the pooling method of accounting for business combinations, as of June 30, 1998 and December 31, 1997 after giving effect to Merger-related adjustments described in the Note herein. It should be read in conjunction with the historical financial statements of Americorp and CIB, which are included elsewhere in this Joint Proxy Statement/Prospectus.

        These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the Merger been consummated on the respective dates nor are they indicative of the future operating results or financial position of the combined companies. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the SEC.


                     UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION
                                         As of June 30, 1998
                                            (in thousands)

                                             Americorp         CIB         Adjustments         Combined
                                             ----------        ---         -----------         --------
Cash and Due From Banks                      $  19,417     $  8,223                         $  27,640

Federal Funds Sold                               8,200        5,950                            14,150

Time Deposits in Other Financial
  Institutions                                                1,092                             1,092

Investment Securities - Available for Sale      12,369       11,941                            24,310

Investment Securities - Held to Maturity        10,948           76                            11,024
                                             ---------     --------                         ---------
Total Investment Securities                     23,317       12,017                            35,334
                                             ---------     --------                         ---------
Total Loans                                     84,205       56,711                           140,916

Loan Loss Allowance                             (1,131)        (930)                           (2,061)
                                             ---------     --------                         ---------
Net Loans                                       83,074       55,781                           138,855
                                             ---------     --------                         ---------
Loans Held for Sale                                           1,580                             1,580

Accrued Interest Receivable                        746          499                             1,245

Premises and Equipment                           1,343        1,043                             2,386

Other Real Estate Owned                                                                             -

Other Assets                                     3,011          529                             3,540

Investment in Partnership                                                                           -

Federal Reserve Bank Stock, at cost                             167                               167

Deferred Taxes                                     716           45                               761
                                             ---------     --------                         ---------
TOTAL ASSETS                                 $ 139,824     $ 86,926                         $ 226,750
                                             ---------     --------                         ---------
                                             ---------     --------                         ---------

DEPOSITS:

Non Interest Bearing Demand                  $  37,741     $ 24,629                         $  62,370

Interest Bearing Demand                         40,522       22,333                            62,855

Savings                                         11,855        6,327                            18,182

Time, under $100,000                            20,831       15,210                            36,041

Time, $100,000 and over                         14,026       10,786                            24,812
                                             ---------     --------                         ---------
Total Deposits                                 124,975       79,285                           204,260
                                             ---------     --------                         ---------

Accrued Interest Payable                           449           75                               524

Other Liabilities                                2,499          125        $   376              3,000
                                             ---------     --------                         ---------
Total Liabilities                              127,923       79,485        $   376            207,784
                                             ---------     --------                         ---------
STOCKHOLDERS' EQUITY:

Common Stock                                       595        2,666         (2,293)               968

                                       70


Surplus                                          2,396        3,063          2,293              7,752

Retained Earnings                                8,812        1,770           (376)            10,206
Net Unrealized Gain on Securities
  Available for Sale, net of Deferred
  Income Taxes                                      98          (58)                               40
                                             ---------     --------                         ---------
Total Stockholders' Equity                      11,901        7,441           (376)            18,966
                                             ---------     --------                         ---------

TOTAL LIABILTIES AND
  STOCKHOLDERS' EQUITY                       $139,824      $ 86,926             -            $226,750
                                             ---------     --------                         ---------
                                             ---------     --------                         ---------

The following table reflects all nonrecurring Americorp and CIB estimated Merger-related costs as of December 31, 1997 and June 30, 1998. These costs are not included on the unaudited pro forma combined income statements but are included on the unaudited pro forma combined balance sheet as a reduction to equity capital. These costs will be charged to expense immediately following the consummation of the Merger. Such estimated Merger-related costs are summarized below (in thousands):

                                             Americorp         CIB          Combined
                                            -----------        ----        ----------
Professional Fees                            $      185       $   111       $    296
Printing and Other                                   80                           80
                                             ----------                     --------
 Total                                       $      265       $   111       $    376
                                             ----------       -------       --------
                                             ----------       -------       --------


                     UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION
                                        As of December 31, 1997
                                             (in thousands)

                                               Americorp           CIB       Adjustments     Combined
                                               ---------           ---       -----------     --------
Cash and Due From Banks                       $   11,462     $  7,859                       $   19,321

Federal Funds Sold                                 5,900       12,750                           18,650
Time Deposits in Other Financial
  Institutions                                    -             1,491                            1,491

Investment Securities - Available for Sale        12,623       13,925                           26,548

Investment Securities - Held to Maturity          12,490           76                           12,566
                                               ---------     --------                       ----------
Total Investment Securities                       25,113       14,001                           39,114
                                               ---------     --------                        ---------
Total Loans                                       84,445       49,821                          134,266

Loan Loss Allowance                               (1,048)        (918)                          (1,966)
                                               ---------     --------                        ---------
Net Loans                                         83,397       48,903                          132,300
                                               ---------     --------                        ---------
Loans Held for Sale                             -               1,726                            1,726

Accrued Interest Receivable                          856          456                            1,312

Premises and Equipment                             1,465          943                            2,408

Other Real Estate Owned                              123          152                              275

Other Assets                                       2,676          456                            3,132

Investment in Partnership                          2,550                                         2,550

Federal Reserve Bank Stock, at cost             -                 147                              147

Deferred Taxes                                       670          156                              826
                                               ---------     --------                        ---------

TOTAL ASSETS                                   $ 134,212     $ 89,040                       $  223,252
                                               ---------     --------                        ---------
                                               ---------     --------                        ---------

DEPOSITS:

Non Interest Bearing Demand                    $  36,510     $ 24,558                       $   61,068

Interest Bearing Demand                           40,352       26,346                           66,698

Savings                                           10,998        7,056                           18,054

Time, under $100,000                              18,663       13,038                           31,701

Time, $100,000 and over                           13,445       10,829                           24,274
                                               ---------     --------                        ---------
Total Deposits                                   119,968       81,827                          201,795
                                               ---------     --------                        ---------

Accrued Interest Payable                             394           86                              480

Other Liabilities                                  2,499          571   $          376           3,446
                                               ---------     --------   --------------       ---------

Total Liabilities                                122,861       82,484   $          376         205,721
                                               ---------     --------   --------------       ---------

STOCKHOLDERS' EQUITY:

Common Stock                                         586        2,395           (2,060)            921

                                       72

Surplus                                            2,184        2,715            2,060           6,959

Retained Earnings                                  8,500        1,485             (376)          9,609

Net Unrealized Gain on Securities
  Available for Sale, net of Deferred
  Income Taxes                                        81          (39)                              42
                                              ----------     --------                        ---------

Total Stockholders' Equity                        11,351        6,556              (376)        17,531
                                              ----------     --------     --------------     ---------
TOTAL LIABILTIES AND
  STOCKHOLDERS' EQUITY                        $ 134,212      $ 89,040     $          -       $ 223,252
                                               ----------    ---------    --------------     ---------
                                               ----------    ---------    --------------     ---------

      The following table reflects all nonrecurring Americorp and CIB estimated Merger-related costs as of December 31, 1997 and June 30, 1998. These costs are not included on the unaudited pro forma combined income statements but are included on the unaudited pro forma combined balance sheet as a reduction to equity capital. These costs will be charged to expense immediately following the consummation of the Merger. Such estimated Merger-related costs are summarized below (in thousands):


                                               Americorp           CIB           Combined
                                               ---------          ----          --------
Professional Fees                                $   185          $ 111          $    296
Printing and Other                                    80                               80
                                                 -------                         --------
 Total                                           $   265          $ 111          $    376
                                                 -------          -----          --------
                                                 -------          -----          --------

      The following unaudited pro forma combined statements of income are based on the historical consolidated financial statements of Americorp and the historical financial statements of CIB, using the pooling method of accounting for business combinations, for the six month period ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995. It should be read in conjunction with the historical consolidated financial statements and notes thereto of Americorp and the historical financial statements and notes thereto of CIB, which are included elsewhere in this Joint Proxy Statement/Prospectus. Weighted average shares outstanding of the pro forma combined institution are based on a .7000 to 1.000 Exchange Ratio which approximates the Exchange Ratio if it was computed based upon the Americorp and CIB Book Values Per Share at June 30, 1998 and without taking into account any adjustments as permitted by the Agreement. THE EXCHANGE RATIO COULD BE HIGHER OR LOWER THAN .7000 TO 1.000.

     These pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results that would have been achieved or the financial position that would have existed had the Merger been consumated on the dates indicated in the preceding paragraph, nor are they indicative of the future operating results or financial position of the combined companies.

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                 For the Six Month Period Ended June 30, 1998
                 (in thousands, except for per share amounts)

                                                      Americorp         CIB    Adjustments    Combined
                                                      ---------      --------  -----------    ---------
Interest Income:
Interest and Fees on Loans                            $  4,363       $  2,972                  $  7,335
Interest on Federal Funds Sold                             184            200                       384
Interest on Securities                                     691            395                     1,086
Interest on Time Deposits in Other
  Financial Institutions                                                   37                        37
                                                      --------       --------                  --------
TOTAL INTEREST INCOME                                    5,238          3,604                     8,842
                                                      --------       --------                  --------

INTEREST EXPENSE ON DEPOSITS                             1,427          1,006                     2,433
                                                      --------       --------                  --------

NET INTEREST INCOME                                      3,811          2,598                     6,409

Provision for Loan and Lease Losses                        265             58                       323
                                                      --------       --------                  --------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN AND LEASE LOSSES                               3,546          2,540                     6,086
                                                      --------       --------                  --------

Other Income:
Service Charges on Deposit Accounts                       341            264                        605
Gain (loss) on Sale of Securities                           1              2                          3
Gain on Sale of Assets                                                   100                        100
Equity in Net Income of Partnership                                                                        -
Other Income and Fees                                     330             86                        416
                                                      --------       --------                  --------
TOTAL OTHER INCOME                                        672            452                      1,124
                                                      --------       --------                  --------

Other Expenses:

Salaries and Employee Benefits                          1,726          1,281                      3,007
Occupancy Expenses                                        364            237                        601
Furniture and Equipment Expense                           177            173                        350
Other Operating Expenses                                1,183            727                      1,910
                                                      --------       --------                  --------
TOTAL OTHER EXPENSES                                    3,450          2,418                      5,868
                                                      --------       --------                  --------

Income Before Income Taxes                                768            574                      1,342

Provision for Income Taxes                                206            236                        442
                                                      --------       --------                  --------

NET INCOME                                            $   562        $   338                   $    900
                                                      --------       --------                  --------
                                                      --------       --------                  --------


                                       75

Earnings Per Share
  - Basic                                               $0.95          $0.64                     $0.94
  - Diluted                                             $0.84          $0.60                     $0.85
Shares used in Earnings Per Share Calculation
  - Basic                                                 590            530    (159)               961
  - Diluted                                               667            564    (169)             1,062


                           UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                 For the Year Ended December 31, 1997
                             (in thousands, except for per share amounts)

                                                    Americorp         CIB        Adjustments      Combined
                                                    ---------       -------      -----------      --------
Interest Income:
Interest and Fees on Loans                             $7,804        $5,571                        $13,375
Interest on Federal Funds Sold                            236           612                            848
Interest on Securities                                  1,709           554                          2,263
Interest on Time Deposits in Other
  Financial Institutions                                                 89                             89
                                                       ------        ------                        -------

TOTAL INTEREST INCOME                                   9,749         6,826                         16,575
                                                       ------        ------                        -------

INTEREST EXPENSE ON DEPOSITS                            2,747         1,879                          4,626
                                                       ------        ------                        -------

NET INTEREST INCOME                                     7,002         4,947                         11,949

Provision for Loan and Lease Losses                       410           370                            780
                                                       ------        ------                        -------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN AND LEASE LOSSES                             6,592         4,577                         11,169
                                                       ------        ------                        -------

Other Income:
Service Charges on Deposit Accounts                       697           495                          1,192
Gain (Loss) on Sale of Securities                          54                                           54
Gain on Sale of Assets                                                   28                             28
Equity in Net Income of Partnership                        51                                           51
Other Income and Fees                                     768           626                          1,394
                                                       ------        ------                        -------
TOTAL OTHER INCOME                                      1,570         1,149                          2,719
                                                       ------        ------                        -------

Other Expenses:
Salaries and Employee Benefits                          3,392         2,345                          5,737
Occupancy Expenses                                        624           405                          1,029
Furniture and Equipment Expense                           306           293                            599
Other Operating Expenses                                2,341         1,307                          3,648
                                                       ------        ------                        -------
TOTAL OTHER EXPENSES                                    6,663         4,350                         11,013
                                                       ------        ------                        -------


Income Before Income Taxes                              1,499         1,376                          2,875

Provision for Income Taxes                                396           576                            972
                                                       ------        ------                        -------

NET INCOME                                             $1,103        $  800                        $ 1,903
                                                       ------        ------                        -------
                                                       ------        ------                        -------


                                       77



Earnings Per Share

  - Basic                                               $1.91          $1.74                        $2.11
  - Diluted                                             $1.66          $1.60                        $1.87
Shares used in Earnings Per Share Calculation
  - Basic                                                 578            461             (138)        901
  - Diluted                                               666            500             (150)      1,016

                        UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                              For the Year Ended December 31, 1996
                          (in thousands, except for per share amounts)

                                                    Americorp         CIB        Adjustments      Combined
                                                    ---------       -------      -----------      --------
Interest Income:
Interest and Fees on Loans                            $6,491         $5,176                        $11,667
Interest on Federal Funds Sold                           404            561                            965
Interest on Securities                                 1,894            475                          2,369
Interest on Time Deposits in Other
  Financial Institutions                                   3            116                            119
                                                      ------         ------                        -------
TOTAL INTEREST INCOME                                  8,792          6,328                         15,120
                                                      ------         ------                        -------

INTEREST EXPENSE ON DEPOSITS                           2,740          1,853                          4,593
                                                      ------         ------                        -------

NET INTEREST INCOME                                    6,052          4,475                         10,527

Provision for Loan and Lease Losses                    1,046            697                          1,743
                                                      ------         ------                        -------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN AND LEASE LOSSES                            5,006          3,778                          8,784
                                                      ------         ------                        -------

Other Income:
Service Charges on Deposit Accounts                      620            467                          1,087
Gain (loss) on Sale of Securities                       (207)                                         (207)
Gain on Sale of Assets                                                    1                              1
Equity in Net Income of Partnership                      215                                           215
Other Income and Fees                                    620            239                            859
                                                      ------         ------                        -------
TOTAL OTHER INCOME                                     1,248            707                          1,955
                                                      ------         ------                        -------

Other Expenses:
Salaries and Employee Benefits                         2,954          2,152                          5,106
Occupancy Expenses                                       521            392                            913
Furniture and Equipment Expense                          220            233                            453
Other Operating Expenses                               2,319          1,147                          3,466
                                                      ------         ------                        -------
TOTAL OTHER EXPENSES                                   6,014          3,924                          9,938
                                                      ------         ------                        -------


Income Before Income Taxes                               240            561                            801

Provision for Income Taxes                                37            235                            272
                                                      ------         ------                        -------

NET INCOME                                            $  203         $  326                        $   529
                                                      ------         ------                        -------
                                                      ------         ------                        -------


                                       79




Earnings Per Share
  - Basic                                             $ 0.35         $ 0.71                        $  0.59
  - Diluted                                           $ 0.31         $ 0.66                        $  0.53
Shares used in Earnings Per Share Calculation
  - Basic                                                572            457             (137)          892
  - Diluted                                              660            492             (148)        1,004

               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     For the Year Ended December 31, 1995
                 (in thousands, except for per share amounts)

                                           Americorp         CIB       Adjustments      Combined
                                           ---------         ---       -----------      --------
Interest Income:
Interest and Fees on Loans                   $6,398        $4,149                        $10,547
Interest on Federal Funds Sold                  126           463                            589
Interest on Securities                        2,015           440                          2,455
Interest on Time Deposits in Other
 Financial Institutions                                       166                            166
                                           --------      --------                       --------
TOTAL INTEREST INCOME                         8,539         5,218                         13,757
                                           --------      --------                       --------

INTEREST EXPENSE ON DEPOSITS                  2,520         1,332                          3,852
                                           --------      --------                       --------

NET INTEREST INCOME                           6,019         3,886                          9,905

Provision for Loan and Lease Losses             554           (58)                           496
                                           --------      --------                       --------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN AND LEASE LOSSES                    5,465         3,944                          9,409
                                           --------      --------                       --------

Other Income:
Service Charges on Deposit Accounts             564           474                          1,038
Gain (loss) on Sale of Securities                 3            20                             23
Gain on Sale of Assets                                         28                             28
Equity in Net Income of Partnership             353                                          353
Other Income and Fees                           550           115                            665
                                           --------      --------                       --------
TOTAL OTHER INCOME                            1,470           637                          2,107
                                           --------      --------                       --------

Other Expenses:
Salaries and Employee Benefits                2,816         1,851                          4,667
Occupancy Expenses                              483           408                            891
Furniture and Equipment Expense                 113           235                            348
Other Operating Expenses                      2,353         1,054                          3,407
                                           --------      --------                       --------
TOTAL OTHER EXPENSES                          5,765         3,548                          9,313
                                           --------      --------                       --------

Income Before Income Taxes                    1,170         1,033                          2,203

Provision for Income Taxes                      225           433                            658
                                           --------      --------                       --------

NET INCOME                                   $  945        $  600                        $ 1,545
                                           --------      --------                       --------
                                           --------      --------                       --------


                                      81

Earnings Per Share
 - Basic                                     $ 1.67        $ 1.31                        $  1.74
 - Diluted                                   $ 1.41        $ 1.21                        $  1.52

Shares used in Earnings Per Share Calculation
 - Basic                                        567           457           (137)            887
 - Diluted                                      669           497           (149)          1,017

                    DESCRIPTION OF CIB AND AMERICORP STOCK

         CIB is a California banking corporation organized under the laws of the State of California, and the rights of CIB Shareholders are governed by the California Financial Code, the California Corporations Code (the "Corporations Code"), the Articles of Incorporation of CIB (the "CIB Articles"), and the bylaws of CIB, as amended (the "CIB Bylaws"). Upon consummation of the Agreement, the CIB Shareholders will become shareholders of Americorp ("Americorp Shareholders"). As Americorp Shareholders, the rights of the then former CIB Shareholders will be governed by Division 1, Chapters 1 - 23 of the Corporations Code, other applicable California statutes, the Articles of Incorporation of Americorp (the "Americorp Articles"), and the bylaws of Americorp (the "Americorp Bylaws").

CIB STOCK

         CIB is authorized by the CIB Articles, as amended, to issue 5,000,000 shares of CIB Stock, without par value. At the CIB Record Date, ______________ shares of CIB Stock were issued and outstanding. Holders of CIB Stock are entitled to one vote, in person or by proxy, for each share of CIB Stock held of record in the shareholder's name on the books of CIB as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively. Each share of CIB Stock has the same rights, privileges and preferences as every other share and will share equally in CIB's net assets upon liquidation or dissolution. CIB Stock has no conversion, preemptive or redemption rights or sinking fund provisions.

         California law prohibits a California state-chartered bank from lending on the security of its own stock.

         Shareholders are entitled to dividends when, as and if declared by CIB's Board of Directors out of funds legally available therefor (and after satisfaction of the prior rights of holders of outstanding preferred stock, if any) subject to certain restrictions on payment of dividends imposed by the California Financial Code and other applicable regulatory limitations. See "Dividend Restrictions."

     CIB acts as its own transfer agent and registrar for CIB Stock.

AMERICORP STOCK

         Americorp is authorized by the Americorp Articles to issue 2,500,000 shares of Americorp Stock, $1.00 par value. As of the Americorp Record Date, __________ shares of Americorp Stock were issued and outstanding. Holders of Americorp Stock are entitled to one vote, in person or by proxy, for each share of Americorp Stock held of record in the shareholder's name on the books of Americorp as of the record date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively.

         Each share of Americorp Stock has the same rights, privileges and preferences as every other share and will share equally in Americorp's net assets upon liquidation of dissolution. Americorp Stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of Americorp Stock, when issued, will be fully paid and nonassessable.

         Americorp shareholders are entitled to dividends when, as and if declared by Americorp's Board of Directors out of funds legally available therefor and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the General Corporation Law of California). See "Dividend Restrictions."

         The transfer agent and registrar for Americorp Stock is Chase Mellon Financial Services.

         DIFFERENCES BETWEEN RIGHTS OF HOLDERS OF AMERICORP STOCK AND CIB STOCK

         The following subsections discuss in detail the differences between rights of holders of Americorp Stock and CIB Stock.

         CLASSIFICATION OF BOARD OF DIRECTORS

         CIB's Articles do not permit the CIB Board of Directors to be divided into classes with any class having a term of office of longer than one year. Each director of CIB must be elected annually. Americorp's Articles and Bylaws also do not provide for a classified Board of Directors.

         VOTING RIGHTS

         See the description of voting rights contained in "CIB Stock" and "Americorp Stock".

         NUMBER OF DIRECTORS

         Although the Corporations Code does not require Americorp or CIB to maintain any specific range of number of directors, the number of directors of Americorp and CIB may not be less than a stated minimum nor more than a stated maximum (which in no case shall be greater than two times the stated minimum minus one) with the exact number of directors to be fixed, within the limits specified. The CIB Bylaws currently provide that the number of directors on the CIB Board of Directors may not be fewer than 5 nor more than 9, and the current number of members on CIB's Board of Directors has been fixed at 7. Americorp Bylaws currently provide that the number of directors on Americorp Board of Directors may not be fewer than four nor more than seven, and the current number of members on Americorp's Board of Directors has been fixed at six at the present time.

         At the Effective Time of the Merger, (i) the number of directors for Americorp will be increased to nine (9) and (ii) the Board will be reconstituted to include the directors indicated in "THE MERGER - Management and Operation of Americorp and ACB After the Merger.

         DIVIDEND RESTRICTIONS

         Since CIB is a state-chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of (i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. Notwithstanding the previous provision, a bank may, with the prior approval of the Commissioner of Financial Institutions, make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) the net income of the bank for its current fiscal year. If the Commissioner finds that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

         The ability of Americorp to pay cash dividends is limited by the provisions of Section 500 of the California Corporations Code, which prohibits the payment of dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1 1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

         The ability of Americorp to pay cash dividends is largely dependent on cash dividends being paid to it by ACB. ACB has the same restrictions on its ability to pay cash dividends as does CIB.

         DISSENTERS' RIGHTS

         Pursuant to the General Corporation Law of California, holders of Americorp Stock would be entitled, subject to the provisions of Chapter 13, to dissenters' rights in connection with any transaction which constitutes a reorganization (as defined in Section 181 of the California Corporations
Code). See "THE MERGER - Dissenting Shareholders' Rights." However, pursuant to the California Financial Code, shareholders of CIB Stock are not entitled to dissenters' rights in connection with any transactions between two banking institutions which constitutes a reorganization (as defined in Section 181 of the California Corporations Code) where CIB is the corporation surviving such transaction, even if dissenters' rights were otherwise available pursuant to Chapter 13. Dissenters' rights are available to shareholders of CIB in the Merger since CIB is not the surviving corporation in such merger.

         RESTRICTIONS ON ACQUISITION OF AMERICORP

         The following discussion is a summary of certain provisions of California and Federal law and regulations and California corporate law, as well as the Articles of Incorporation and Bylaws of

Americorp, which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of Americorp.

         CALIFORNIA AND FEDERAL BANKING LAW

         The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank holding company unless the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board the acquisition of more than 10% of a class of voting stock of a bank with a class of securities registered under
Section 12 of the Exchange Act, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

         Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California licensed bank or a bank holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of Americorp under this state law if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Americorp or (ii) to direct or cause the direction of the management and policies of Americorp. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of the Americorp Stock would be presumed to control Americorp.

         In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of the outstanding Americorp Stock of, or such lesser number of shares as constitute control over, Americorp.

         ANTI-TAKEOVER PROVISIONS IN AMERICORP'S ARTICLES AND BYLAWS

         Americorp's Articles and Bylaws contain identical provisions that deal with matters of corporate governance and certain rights of shareholders relating to offers to acquire Americorp.

         These provisions authorize the Board of Directors to oppose a tender or other offer for Americorp. When considering whether to oppose an offer, the Board may consider any pertinent issue, including any or all of the following: (A) whether the offer price is acceptable based upon the historical and present operating results or financial condition of Americorp,
(B) whether a more favorable price could be obtained for Americorp's securities in the future, (C) the impact which an acquisition of Americorp would have on the employees, depositors and customers of Americorp and its subsidiaries and the communities which they serve, (D) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors, and customers of Americorp and its subsidiaries and the communities which they serve and the future value of Americorp stock, (E) the value of the securities (if any) which the offeror is offering in exchange for Americorp's securities, based on an analysis of the worth of Americorp as compared to the corporation or other entity whose securities are being offered, and (F) any antitrust or other legal and regulatory issues that raised by the offer.

         If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring Americorp's securities; selling or otherwise issuing authorized but unissued securities or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and soliciting a more favorable offer from another individual or entity.

         These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Americorp stockholders may deem to be in their best interest or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, Americorp Shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

         PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF AMERICORP'S ARTICLES AND
         BYLAWS

         The Board of Directors of Americorp believes that the provisions described above are prudent and will reduce Americorp's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of Americorp and its stockholders. In the judgment of the Board of Directors, Americorp's Board will be in the best position to determine the true value of Americorp and to negotiate more effectively for what may be in the best interest of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of Americorp and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of Americorp and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Americorp and which is in the best interest of all stockholders.

         Attempts to acquire control of financial institutions have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Americorp and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Americorp's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders.

         Despite the belief of Americorp as to the benefits to stockholders of these provisions, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Americorp's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. The Board of Directors of Americorp, however, has concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders, Americorp may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a California business corporation. Americorp does not presently intend to propose the adoption of further restrictions on the acquisition of Americorp's equity securities.

         The cumulative effect of the restriction on acquisition of Americorp contained in Americorp Articles and Bylaws, federal law and California law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Americorp may deem a potential acquisition to be in their best interest, or deem existing management not to be acting in their best interests.

                            BUSINESS OF AMERICORP

         GENERAL

         Americorp is a California corporation organized to act as the bank holding company for ACB. In 1987, Americorp acquired all of the outstanding common stock of the ACB in a holding company formation transaction. Other than holding the shares of the ACB, Americorp conducts no significant activities, although it is authorized, with the prior approval of the Federal Reserve Board, Americorp's principal regulator, to engage in a variety of activities which are deemed closely related to the business of banking. At June 30, 1998, Americorp had approximately $140 million in consolidated assets, $83 million in consolidated net loans, $125 million in consolidated deposits, and $11.9 million in consolidated stockholders' equity.

         ACB was licensed by the DFI and commenced operation in September 1973 as a California state bank. As a California state bank, ACB is subject to primary supervision, examination and regulation by the DFI and the FDIC. ACB is also subject to certain other federal laws and regulations. The deposits of ACB are insured by the FDIC up to the applicable limits thereof. ACB is not a member of the Federal Reserve System.

         BANKING SERVICES

         ACB is engaged in substantially all of the business operations customarily conducted by independent California state bank. ACB maintains three full service-banking offices in the city of Ventura and a full service office in the city of Camarillo. ACB's banking services include the acceptance of checking and savings deposits, and the making of commercial, SBA, real estate, personal, automobile and other installment loans. ACB also offers traveler's checks, notary public and other customary bank services to its customers. While ACB does offer credit cards to its customers, other financial institutions issue the cards. Trust services are not offered by ACB.

         ACB's deposits are attracted primarily from individuals and small and medium-sized business-related sources. ACB also attracts deposits from several local agencies. In connection with municipal deposits, ACB is generally required to pledge securities to secure such deposits, except for the first $100,000 of such deposits which are insured by the FDIC.

         As of June 30, 1998, ACB had approximately 11,800 deposit accounts, representing approximately 4,800 non-interest bearing (demand) accounts with balances totaling approximately $37,642,000 for an average balance per account of approximately $7,800; 5,400 savings, interest-bearing demand and money market accounts with balances totaling approximately $52,375,000 for an average balance per account of approximately $9,700 and 1,600 time certificate of deposit accounts with balances totaling approximately $35,516,000 for an average balance per account of approximately $21,700.

          The areas in which ACB has directed virtually all of its lending activities are (i) commercial loans, (ii) installment loans, and (iii) other real estate loans or commercial loans secured by real estate. As of June 30, 1998, these three categories accounted for approximately 37%, 8% and 53% respectively, of ACB's loan portfolio. A significant portion of ACB's lending is real estate related, including mortgage lending and interim construction loans as well as taking real estate as collateral for loans for other purposes.

          The principal sources of ACB's revenues are (i) interest and fees on loans, (ii) interest on investments, (iii) service charges on deposit accounts and other charges and fees, and (iv) interest on federal funds sold (funds loaned on short-term basis to other banks). For the period ended June 30, 1998, these sources comprised 73.8%, 11.7%, 11.4% and 3.1%, respectively, of ACB's total operating income. Virtually all of the consolidated net income of Americorp is generated by ACB.

          ACB has not engaged in any material research activities relating to the development of new services or the improvement of existing ACB services.

         There has been no significant change in the types of services offered by ACB since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. ACB has no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

         Most of ACB's business originates from Ventura County and there is no emphasis on foreign sources and application of funds. ACB's business, based upon performance to date, does not appear to be seasonal. Except as described above, a material portion of ACB's loans is not concentrated within a single industry or group of related industries, nor is ACB dependent upon a single customer or group of related customers for a material portion of its deposits. Management of ACB is unaware of any material effect upon ACB's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

         ACB holds no patents, licenses (other than licenses obtained from ACB regulatory authorities), franchises or concessions.

         EMPLOYEES

         As of June 30, 1998, ACB had a total of 66 full-time employees and 12 part-time employees. The management of ACB believes that its employee relations are satisfactory.

         COMPETITION

         Banking and financial services business in California generally, and in ACB's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. ACB competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than ACB. In order to compete with the other financial services providers, ACB principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs. ACB maintains four full service-banking offices in Ventura County.

         EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

         Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by ACB on its deposits and its other borrowings and the interest rate received by ACB on loans extended to its customers and securities held in ACB's portfolio comprise the major portion of ACB's earnings. These rates are highly sensitive to many factors that are beyond the control of ACB. Accordingly, the earnings and growth of ACB are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

         The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of ACB loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, legislation has been introduced in Congress that would repeal the current statutory restrictions on affiliations between commercial banks and securities firms. See "SUPERVISION AND REGULATION - Financial Modernization Legislation."

         PROPERTIES

         All ACB's offices are leased. See Note 13 to the Americorp Financial Statements for certain additional information concerning the amount of ACB's lease commitments.

         LEGAL PROCEEDINGS

         ACB is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. ACB is not a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to ACB's business) and no such proceedings are known to be contemplated.

         There are no material proceedings adverse to ACB to which any director, officer, affiliate of ACB or 5 % shareholder of ACB, or any associate of any such director, officer, affiliate or 5% shareholder of ACB is a party, and none of the above persons has a material interest adverse to ACB.

     Table 1, "Distribution of Average Assets, Liabilities, and Shareholders' Equity and Related Interest Income, Expense and Rates," sets forth the daily average balances for the major asset and liability categories, the related income or expense where applicable, and the resultant yield or cost to the average earning assets and average interest-bearing liabilities.

-----------------------------------------------------------------------------------------------------------------
TABLE 1 - Distribution of Average Assets, Liabilities and Shareholders' Equity and Related Interest Income,
          Expense and Rates

-----------------------------------------------------------------------------------------------------------------
(dollars in 000's)                                     June 30, 1998 (1)          December 31, 1997
                                              -------------------------------- ----------------------- ---------
                                                  Balance   Interest     Rate     Balance    Interest    Rate
                                              ------------ ---------- -------- ------------  --------- ---------
Assets:
  Loans                                        $ 81,169     $ 4,146     10.22%  $ 73,557      $ 7,511    10.21%
  Loan Fees                                                 $   217                           $   293
                                               ---------    -------             --------      -------
    Total Loans                                  81,169     $ 4,363     10.75%    73,557      $ 7,804    10.61%
                                               ---------    -------                           -------
  Investment Securities:
    Taxable Securities                           14,248     $   394      5.53%    18,379      $ 1,076     5.85%
    Non-Taxable Securities                       10,141     $   290      5.72%    11,298      $   620     5.49%
                                               ---------    -------                           -------
      Total Securities                           24,389     $   684      5.61%    29,677      $ 1,696     5.71%
                                               ---------    -------             --------      -------
  Time Deposits in Other Financial
     Institutions                                   199     $     7      7.04%       199      $    13     6.53%
  Federal Funds Sold                              6,971     $   184      5.28%     4,507      $   236     5.24%
                                               ---------    -------             --------      -------
    Total Money Market Investments                7,170     $   191      5.33%     4,706      $   249     5.29%
                                               ---------    -------             --------      -------
  Total Earnings Assets                         112,728     $ 5,238      9.29%   107,940      $ 9,749     9.03%
                                                            -------                           -------
  Total Non-Earnings Assets                      20,726                           19,458
                                               ---------                        --------
TOTAL ASSETS                                   $133,454                         $127,398
                                               ---------                        --------
                                               ---------                        --------

Liabilities and Shareholders' Equity:
  Borrowed Funds:

    Federal Funds Purchased                    $      -     $     -      0.00%  $      -      $     -     0.00%
    Other                                             -     $     -      0.00%         -      $     -     0.00%
                                               ---------    -------             --------      -------
      Total Borrowed Funds                            -     $     -      0.00%         -      $     -     0.00%
                                               ---------    -------             --------      -------
  Interest-Bearing Deposits:
    Savings and Interest-Bearing

      Transaction Accounts                       51,994     $   541      2.08%    51,778      $ 1,095     2.11%
    Time Deposits                                33,666     $   886      5.26%    31,731      $ 1,652     5.21%
                                               ---------    -------             --------      -------
      Total Interest-Bearing Accounts            85,660     $ 1,427      3.33%    83,509      $ 2,747     3.29%
                                               ---------    -------             --------      -------
        Total Interest-Bearing Liabilities       85,660     $ 1,427      3.33%    83,509      $ 2,747     3.29%
                                                            -------                           -------
  Demand Deposits                                33,516                           30,840
  Other Liabilities                               2,789                            2,271
  Shareholders' Equity                           11,489                           10,778
                                               --------                         --------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY                                         $133,454                         $127,398
                                               --------                         --------
                                               --------                         --------

Interest Income / Earning Assets                                         9.29%                            9.03%
Interest Expense / Earning Assets                                        2.53%                            2.54%
                                                                         -----                            -----
Net Interest Margin                                         $ 3,811      6.76%                $ 7,002     6.49%
                                                            -------      -----                --------    -----
                                                            -------      -----                --------    -----


---------------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------
(dollars in 000's)                                     December 31, 1996                December 31, 1995
                                              --------------------------------- --------------------------------
                                                Balance     Interest     Rate      Balance   Interest     Rate
                                              ----------   ----------  -------- ------------ ---------- --------
Assets:
  Loans                                        $ 60,482    $ 6,281     10.38%     $ 58,032    $ 6,188    10.66%
  Loan Fees                                                $   210                            $   210
                                               --------    -------                --------    -------
    Total Loans                                  60,482    $ 6,491     10.73%       58,032    $ 6,398    11.02%
                                               --------    -------                --------    -------
  Investment Securities:
    Taxable Securities                           19,928    $ 1,171      5.88%       21,368    $ 1,232     5.77%
    Non-Taxable Securities                       12,577    $   723      5.75%       13,746    $   783     5.70%
                                               --------    -------                  ------    -------
      Total Securities                           32,505    $ 1,894      5.83%       35,114    $ 2,015     5.74%
                                               --------    -------                --------    -------
  Time Deposits in Other Financial
     Institutions                                    53    $     3      5.66%            -    $     -
  Federal Funds Sold                              7,952    $   404      5.08%        2,235    $   126     5.64%
                                               --------    -------                --------    -------
    Total Money Market Investments                8,005    $   407      5.08%        2,235    $   126     5.64%
                                               --------    -------                --------    -------
  Total Earnings Assets                         100,992    $ 8,792      8.71%       95,381    $ 8,539     8.95%
                                                           -------                            -------
  Total Non-Earnings Assets                      19,961                             16,665
                                               --------                           --------
TOTAL ASSETS                                   $120,953                           $112,046
                                               --------                           --------
                                               --------                           --------

Liabilities and Shareholders' Equity:
  Borrowed Funds:

    Federal Funds Purchased                    $      -    $     -      0.00%        $ 156    $     9     5.77%
    Other                                             -    $     -      0.00%        1,407    $   101     7.18%
                                               --------    -------                --------    -------
    Total Borrowed Funds                                                0.00%        1,563    $   110     7.04%
                                               --------    -------                --------    -------
  Interest-Bearing Deposits:
    Savings and Interest-Bearing

    Transaction Accounts                         51,131    $ 1,115      2.18%       51,899    $ 1,173     2.26%
    Time Deposits                                30,448    $ 1,625      5.34%       23,868    $ 1,237     5.18%
                                               --------    -------                --------    -------
      Total Interest-Bearing Accounts            81,579    $ 2,740      3.36%       75,767    $ 2,410     3.18%
                                               --------    -------                --------    -------
        Total Interest-Bearing Liabilities       81,579    $ 2,740      3.36%       77,330    $ 2,520     3.26%
                                               --------    -------                --------    -------
  Demand Deposits                                26,557                             23,063
  Other Liabilities                               2,084                              1,621
  Shareholders' Equity                           10,733                             10,032
                                               --------                           --------
TOTAL LIABILITIES AND SHAREHOLDERS'
EQUITY                                         $120,953                           $112,046
                                               --------                           --------
                                               --------                           --------

Interest Income / Earning Assets                                        8.71%                             8.95%
Interest Expense / Earning Assets                                       2.71%                             2.64%
                                                                        -----                             -----
Net Interest Margin                                        $ 6,052      5.99%                 $ 6,019     6.31%
                                                           --------     -----                 --------    -----
                                                           --------     -----                 --------    -----

(1) Rates for the six month period ended June 30, 1998 are based upon annualized interest income/expense.

Changes in the dollar amount of interest earned or paid will vary from one year to the next because of changes in the average balance ("volume") of the various earning assets and interest-bearing liability accounts and changes in the interest rates ("rate") applicable to each category. Table 2, "Volume and Rate Variance Analysis of Net Interest Margin," analyzes the difference in interest earned and paid on the major categories of assets and liabilities in terms of the effects of volume and rate changes for the periods indicated.

-----------------------------------------------------------------------------------------------------------------------------------
TABLE 2 - Volume and Rate Analysis of Net Interest Margin

-----------------------------------------------------------------------------------------------------------------------------------
(dollars in 000's)
                                                                1997 OVER 1996                           1996 OVER 1995
                                                  ----------------------------------------   --------------------------------------
                                                  ----------     ----------    -----------   ----------    ----------   -----------
                                                    Volume          Rate          Total        Volume         Rate         Total
                                                  ----------     ----------    -----------   ----------    ----------   -----------
Increase (Decrease) In:
Interest Income:

  Loans                                            $ 1,387          $ (74)       $ 1,313       $  264        $ (171)       $   93
                                                   -------          -----        -------       ------        ------        ------
  Investment Securities                            $  (160)         $ (38)       $  (198)      $ (153)       $   32        $ (121)
                                                   -------          -----        -------       ------        ------        ------
  Money Market Investments:

  Time deposits in Other Financial Institutions    $    10          $   -        $    10       $    3        $    -        $    3
  Federal Funds Sold                               $  (181)         $  13        $  (168)      $  292        $  (14)       $  278
                                                   -------          -----        -------       ------        ------        ------
    Total Money Market Investments                 $  (171)         $  13        $  (158)      $  295        $  (14)       $  281
                                                   -------          -----        -------       ------        ------        ------
      Total Earning Assets                         $ 1,056          $ (99)       $   957       $  406        $ (153)       $  253
                                                   -------          -----        -------       ------        ------        ------


Interest Expense
  Borrowed Funds:

    Federal Funds Purchased                        $    -           $  -         $    -        $   (9)       $   -         $   (9)
    Other                                          $    -           $  -         $    -        $ (101)       $   -         $ (101)
                                                   -------          -----        -------       ------        ------        ------
      Total Borrowed Funds                         $    -           $  -         $    -        $ (110)       $   -         $ (110)
                                                   -------          -----        -------       ------        ------        ------
  Interest-Bearing Deposits:
    Savings and Interest-Bearing

      Transaction Accounts                         $    15          $ (35)       $   (20)      $  (18)       $  (40)       $  (58)
    Time Deposits                                  $    67          $ (40)       $    27       $  349        $   39        $  388
                                                   -------          -----        -------       ------        ------        ------
      Total Interest-Bearing Deposits              $    82          $ (75)       $     7       $  331        $   (1)       $  330
                                                   -------          -----        -------       ------        ------        ------
      Total Interest-Bearing Liabilities           $    82          $ (75)       $     7       $  221        $   (1)       $  220
                                                   -------          -----        -------       ------        ------        ------
Increase (Decrease) in Net Interest Margin         $   974          $ (24)       $   950       $  185        $ (152)       $   33
                                                   -------          -----        -------       ------        ------        ------
                                                   -------          -----        -------       ------        ------        ------


Changes in rate/volume (change in rate times the change in volume) was allocated to the rate and volume variances in proportion to those variances.

     Table 3, "Investment Portfolio Maturity Distribution and Yield Analysis", sets forth the amounts and maturity ranges of securities at December 31, 1997 and June 30, 1998. The weighted average yields of the securities are also shown.

-------------------------------------------------------------------------------
TABLE 3 - Investment Portfolio Maturity Distribution and Yield Analysis
-------------------------------------------------------------------------------
(dollars in 000's)

As of December 31, 1997:


                                                          After One      After Five
                                          One Year         Year to        Years to         After
                                           or Less       Five Years      Ten Years       Ten Years         Total
                                        --------------  --------------  -------------   -------------  --------------
Maturity Distribution:

Mutual Funds                                                                                 $ 2,803         $ 2,803
Other U.S. Government Agencies
  and Corporations                            $ 1,500         $ 3,245                                          4,745
Mortgage Backed Securities                        280           3,576          $ 416           2,283           6,555
State and Municipal Securities (1)                738           3,257          4,809           2,087          10,891
                                              -------        --------        -------         -------        --------
  Total                                       $ 2,518        $ 10,078        $ 5,225         $ 7,173        $ 24,994
                                              -------        --------        -------         -------        --------
                                              -------        --------        -------         -------        --------

                                                          After One      After Five
                                          One Year         Year to        Years to         After
                                           or Less       Five Years      Ten Years       Ten Years
                                        --------------  --------------  -------------   -------------
Weighted Average Yield:

Mutual Funds                                                                                 5.490%
Other U.S. Government Agencies
  and Corporations                            5.341%          6.010%
Mortgage Backed Securities                    5.065%          6.095%         5.798%          6.308%
State and Municipal Securities (1)            7.310%          6.982%         7.013%          7.351%


(1) The following yields have been computed on a tax equivalent basis. The incremental rate used for Federal basis is 20%.

------------------------------------------------------------------------------
TABLE 3 (cont) - Investment Portfolio Maturity Distribution and Yield Analysis
------------------------------------------------------------------------------
(dollars in 000's)

As of June 30, 1998:


                                                          After One      After Five
                                          One Year         Year to        Years to         After
                                           or Less       Five Years      Ten Years       Ten Years         Total
                                        --------------  --------------  -------------   -------------  --------------
Maturity Distribution:

Mutual Funds                                                                                 $ 2,770         $ 2,770
Other U.S. Government Agencies
  and Corporations                            $ 2,250         $ 1,495                                          3,745
Mortgage Backed Securities                        194           2,973          $ 369           2,863           6,399
State and Municipal Securities (1)              1,233           3,171          4,334           1,522          10,260
                                              -------         -------        -------         -------        --------
  Total                                       $ 3,677         $ 7,639        $ 4,703         $ 7,155        $ 23,174
                                              -------         -------        -------         -------        --------
                                              -------         -------        -------         -------        --------



                                                          After One      After Five
                                          One Year         Year to        Years to         After
                                           or Less       Five Years      Ten Years       Ten Years
                                        --------------  --------------  -------------   -------------

Weighted Average Yield:

Mutual Funds                                                                                  4.138%
Other U.S. Government Agencies
  and Corporations                             5.660%          5.835%
Mortgage Backed Securities                     5.092%          6.237%         5.955%          5.698%
State and Municipal Securities (1)             7.122%          6.887%         7.083%          7.153%



(1) The following yields have been computed on a tax equivalent basis. The incremental rate used for Federal basis is 20%.

Table 4, "Loan Portfolio Analysis by Category," sets forth the distribution of ACB's loans at the end of the period ended June 30, 1998 and for each of the last two years.

-------------------------------------------------------------------------------
TABLE 4 - Loan Portfolio Analysis by Category
-------------------------------------------------------------------------------
(dollars in 000's)


                                          June 30,             December 31,
                                       -------------  ----------------------------
                                            1998             1997           1996
                                            ----             ----           ----
Commercial Loans                           $ 29,558        $ 30,040       $ 29,370
Construction & Development Loans              3,467           2,494            202
Real Estate Loans                            33,607          29,631         11,026
Equity Lines of Credit                        9,204          10,217         12,134
Installment Loans                             7,597          10,669         10,260
Leases Receivable                               855           1,495          2,860
Credit Card Loans                               177             145             76
Overdrafts                                       20              10             11
                                          ---------        --------       --------
  Total Loans, Gross                       $ 84,485        $ 84,701       $ 65,939
                                          ---------        --------       --------
                                          ---------        --------       --------

Table 5, "Maturities and Sensitivities of Selected Loan Types to Changes in Interest Rates", shows the maturity distribution of the loan portfolio at December 31, 1997 and June 30, 1998, and shows the proportion of fixed and floating rate loans for each t

-------------------------------------------------------------------------------
TABLE 5 - Maturities and Sensitivities of Loans to Changes in Interest Rates
-------------------------------------------------------------------------------
(dollars in 000's)


                                                    Over
As of December 31, 1997:                           3 Months       Due after       Due after
                                   3 Months        through       one year to     three years     Due after
                                   or less        12 months      three years    to five years    five years         Total
                                 -------------   -------------   -------------  --------------  -------------   --------------
Fixed Rate                            $ 2,277         $ 2,885         $ 9,226        $ 13,107        $ 8,971         $ 36,466

Floating Rate                          46,344                                                                          46,344
                                     --------         -------         -------        --------        -------         --------
  Total                              $ 48,621         $ 2,885         $ 9,226        $ 13,107        $ 8,971           82,810
                                     --------         -------         -------        --------        -------
                                     --------         -------         -------        --------        -------

Non-Accruals                                                                                                            1,891
                                                                                                                     --------
TOTAL LOANS, GROSS                                                                                                   $ 84,701
                                                                                                                     --------
                                                                                                                     --------


                                                    Over
As of June 30, 1998:                               3 Months       Due after       Due after
                                   3 Months        through       one year to     three years     Due after
                                   or less        12 months      three years    to five years    five years         Total
                                 -------------   -------------   -------------  --------------  -------------   --------------
Fixed Rate                            $ 2,832         $ 4,055         $ 8,963        $ 10,351        $ 7,444         $ 33,645

Floating Rate                          49,004                                                                          49,004
                                     --------         -------         -------        --------        -------         --------
  Total                              $ 51,836         $ 4,055         $ 8,963        $ 10,351        $ 7,444           82,649
                                     --------         -------         -------        --------        -------         --------
                                     --------         -------         -------        --------        -------         --------

Non-Accruals                                                                                                            1,836
                                                                                                                     --------
TOTAL LOANS, GROSS                                                                                                   $ 84,485
                                                                                                                     --------
                                                                                                                     --------

     Table 6, "Non-Accrual and Non-Performing Loans", summarizes ACB's non-performing loans for the period ended June 30, 1998 and for the last five years. Non-performing loans consist of loans that have been placed on non-accrual status and loans that are delinquent 90 days or more. Non-accrual loans are loans where there is reasonable doubt as to the collectibility of principal or interest on a loan. All non-accrual loans carry a classified loan grade of either "substandard", "doubtful", or "loss". ACB stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but not received. These loans may or may not be adequately collateralized, and collection efforts are being pursued.

-------------------------------------------------------------------------------
TABLE 6 - Non-Accrual and Non-Performing Loans
-------------------------------------------------------------------------------
(dollars in 000's)


                                     June 30,                                 December 31,
                                                    -------------------------------------------------------------------
                                       1998            1997            1996          1995            1994          1993
                                    --------        -------           -----         -------         -------      ------

Non-Accrual                         $ 1,836         $ 1,891           $ 150         $   190           $ 178       $ 199

90 Days or More Past Due                                  1             497             982               8         296
                                    --------        -------           -----         -------          -------     ------
  Total                             $ 1,836         $ 1,892           $ 647         $ 1,172           $ 186       $ 495
                                    --------        -------           -----         -------          -------     ------
                                    --------        -------           -----         -------          -------     ------

     Proper loan grading and the early detection of potentially problematic credits help management and the Board of Directors accurately assess ACB's level of portfolio risk, focus resources, and provide for adequate provision for loan loss. All loans and leases are graded using the pre-classified and classified loan grades of "special mention", "substandard", "doubtful", or "loss" and include non-performing loans. Each classified credit is monitored on an on-going basis by Credit Administration. The Board's Loan Committee receives reports on the status of these loans on a monthly basis.

     All loans and leases are defaulted on the computer system to be placed on non-accrual status when interest and/or principal payments are past due 90 days or more. Loans and leases are reviewed periodically to determine if it should be placed on non-accrual status even though, in some cases, the loans are current at the time. If placed on non-accrual, removal from non-accrual is directed by the Board.

     As of December 31, 1996, classified loans totaled $1,642,000 or 2.53% of the outstanding loan portfolio. At December 31, 1997, the representation was $5,217,955 or 6.2% of the outstanding portfolio. As of June 30, 1998, classified loan totals equaled $4,055,364 or 4.8% of the outstanding portfolio.

     Foreign Loans: ACB does not have and does not plan to have foreign loans in its portfolio.

     Participations: From time to time ACB will sell or purchase a portion of a loan to another bank. ACB will usually sell a portion of a loan as a method of accommodating a large borrowing customer that would otherwise exceed ACB's maximum credit limit for loans of this nature to any single borrower or borrowing entity. On occasion ACB will purchase a portion of a loan, under specifically designated terms, from other banks after these loans have been presented and approved within the guidelines of ACB's general lending policies.

Loan Concentrations: There is no knowledge of concentrations at or exceeding 10% of equity capital by industry, individual borrower, geographic location or repayment source in the portfolio. Portfolio Mix is as follows at June 30, 1998:

                                                                      Current
                    Loan Classifications               %            Outstandings
                    --------------------------     ---------    ---------------------
                    COMMERCIAL                        39.18%     $        30,287,762

                    Commercial Unfunded                          $        13,812,313

                    FACTORING LINES                    1.44%     $         1,033,995

                    Factoring Lines Unfunded                     $           591,005

                    INSTALLMENT                        6.00%     $         6,706,952

                    Installment Unfunded                         $            45,000

                    REAL ESTATE                        8.95%     $         9,986,931

                    Real Estate Unfunded                         $            86,226

                    COMMERCIAL REAL ESTATE            24.93%     $        25,540,590

                    Com'l Real Estate Unfunded                   $         2,521,050

                    HOMELINE                          14.06%     $         9,145,132

                    Homeline Unfunded                            $         6,682,977

                    AMERICAN RESERVE                   4.03%     $           891,361

                    American Reserve Unfunded                    $         3,638,107

                    MASTERCARD                         0.71%     $           176,973

                    Mastercard Unfunded                          $           623,128

                    CAPITAL LEASES                     0.70%     $           790,520

                    TOTAL GROSS LOANS                100.00%     $       112,560,022

                    TOTAL OUTSTANDING                            $        84,560,216

Table 7, "Summary of Loan Loss Experience", shows the additions to, charge-offs against, and recoveries for ACB's reserve for possible loan losses for the six month period ended June 30, 1998 and the years ended December 31, 1997 and 1996. Also shown is the ratio of charge-offs to average loans for each year.

--------------------------------------------------------------------------------
TABLE 7 - Summary of Loan Loss Experience
--------------------------------------------------------------------------------

                                                                                            December 31,
                                                               June 30,           ---------------------------------
                                                                 1998                  1997               1996
                                                           ----------------       --------------     --------------
BALANCE OF ALLOWANCE FOR LOAN AND LEASE LOSSES -
  BEGINNING OF PERIOD                                       $    1,047,545         $    811,552       $    632,271


CHARGE-OFFS:

Construction and Development                                             -                    -                  -

Real Estate Loans                                                        -               (4,244)                 -

Home Equity Lines of Credit                                         (4,932)             (27,388)           (77,217)

Installment Loans                                                  (11,259)             (16,496)           (15,641)

Commercial Loans                                                  (145,328)             (82,681)          (702,031)

Credit Card and Related Loans                                      (28,103)             (60,367)           (54,258)

Leases                                                                   -               (4,345)           (21,295)
                                                           ----------------       --------------     --------------

TOTAL CHARGE-OFFS                                                 (189,622)            (195,521)          (870,442)
                                                           ----------------       --------------     --------------


RECOVERIES:

Construction and Development                                             -                    -                  -

Real Estate Loans                                                        -                    -                  -

Home Equity Lines of Credit                                              -                    -                  -

Installment Loans                                                      133                1,176                118

Commercial Loans                                                     8,025               20,338              3,962

Credit Card and Related Loans                                            -                    -                 43

Leases                                                                   -                    -                  -
                                                           ----------------       --------------     --------------

TOTAL RECOVERIES                                                     8,158               21,514              4,123
                                                           ----------------       --------------     --------------


NET RECOVERIES AND CHARGE-OFFS                                    (181,464)            (174,007)          (866,319)


Provision for Possible Loan Losses                                 265,000              410,000          1,045,600


BALANCE OF ALLOWANCE FOR LOAN AND LEASE LOSSES -
  END OF PERIOD                                             $    1,131,081         $  1,047,545       $    811,552
                                                           ----------------       --------------     --------------


Ratio of Net Recoveries/Charge-offs During the Period
to Average Loans Outstanding During the Period                        0.22%                0.23%              1.38%

Table 8, "Average Deposits and Interest Rates", shows the average amount of deposits for the period ended June 30, 1998 and for the last three years, the interest paid and the rates.

--------------------------------------------------------------------------------
TABLE 8 - Average Deposits and Interest Rates
--------------------------------------------------------------------------------
(dollars in 000's)

                                            June 30, 1998 (1)              December 31, 1997
                                     -----------------------------    ----------------------------
                                      Balance   Interest     Rate     Balance   Interest     Rate
                                     --------   --------    ------    --------  --------    ------
Interest-Bearing Deposits:

 Interest-Bearing Demand             $ 21,567   $    168    1.56%     $ 20,574  $    321    1.56%

 Money Market                          19,132        249    2.60%       20,041       524    2.61%

 Savings                               11,295        124    2.20%       11,163       250    2.24%

 Time Deposits                         33,666        886    5.26%       31,731     1,652    5.21%
                                     --------   --------              --------  --------

  Total Interest-Bearing Deposits      85,660   $  1,427    3.33%       83,509  $  2,747    3.29%
                                                --------                        --------
Non-Interest Bearing Deposits          33,516                           30,840
                                     --------                         --------
Total Deposits                       $119,176                         $114,349
                                     --------                         --------

                                           December 31, 1996                December 31, 1995
                                     -----------------------------    ----------------------------
                                      Balance   Interest     Rate     Balance   Interest     Rate
                                     --------   --------    ------    --------  --------    ------
Interest-Bearing Deposits:

 Interest-Bearing Demand             $ 19,742   $    317    1.61%     $ 19,195   $  336     1.75%

 Money Market                          19,956        535    2.68%       18,631      484     2.60%

 Savings                               11,433        263    2.30%       14,073      353     2.51%

 Time Deposits                         30,448      1,625    5.34%       23,868    1,237     5.18%
                                     --------   --------              --------   -------

  Total Interest-Bearing Deposits      81,579   $  2,740    3.36%       75,767   $ 2,410    3.18%
                                                --------                         -------
Non-Interest Bearing Deposits          26,557                           23,063
                                     --------                         --------
Total Deposits                       $108,136                          $98,830
                                     --------                         --------



(1) Rates for the six month period ended June 30, 1998 are based upon annualized interest expense.

Table 9, "Maturity Distribution of Time Certificates of Deposit of $100,000", shows the maturity distribution of time deposits of $100,000 or more and those under $100,000 at June 30, 1998 and December 31, 1997.

-------------------------------------------------------------------------------
TABLE 9 - Maturity Distribution of Time Certificates of Deposit
-------------------------------------------------------------------------------
(dollars in 000's)

                                                                        At December 31, 1997
                                  ------------------------------------------------------------------------------------------------
                                    Three           After three        After six        After one

                                  months or          months to         months to         year to           After

                                     less           six months          one year       three years      three years        Total
                                  ---------         -----------        ----------      -----------      -----------       --------
$100,000 or more                   $ 4,842            $ 5,031            $2,857          $  715                            $13,445

Under $100,000                       5,369              5,640             5,564           2,090                             18,663
                                   -------            -------            ------          ------           -------          -------
  Total                            $10,211            $10,671            $8,421          $2,805           $     -          $32,108
                                   -------            -------            ------          ------           -------          -------
                                   -------            -------            ------          ------           -------          -------

                                                                        At June 30, 1998
                                  ------------------------------------------------------------------------------------------------
                                    Three           After three        After six        After one

                                  months or          months to         months to         year to           After

                                     less           six months          one year       three years      three years        Total
                                  ---------         -----------        ----------      -----------      -----------       --------
$100,000 or more                   $ 4,378             $3,188           $ 5,727          $  733                            $14,026

Under $100,000                       6,770              4,705             7,419           1,907           $    30           20,831
                                   -------             ------           -------          ------           -------          -------
  Total                            $11,148             $7,893           $13,146          $2,640           $    30          $34,857
                                   -------             ------           -------          ------           -------          -------
                                   -------             ------           -------          ------           -------          -------

Table 10, "Financial Ratios", shows certain financial ratios for the period ended June 30, 1998 and for the last three years.

--------------------------------------------------------------------------------
TABLE 10 - Financial Ratios
--------------------------------------------------------------------------------

                                                        June 30,                   December 31,

                                                          1998            1997            1996          1995
                                                        -------        --------        -------        -------
Return on Average Assets (1)                              0.84%           0.87%          0.17%          0.84%

Return on Average Shareholders' Equity (1)                9.78%          10.22%          1.89%          9.42%

Dividend Payout Ratio                                    44.21%          43.98%        240.00%         49.10%

Average Shareholders' Equity

  to Average Assets Ratio                                 8.61%           8.47%          8.87%          8.95%


(1) Ratios for the six month period ended June 30, 1998 is computed based on annualized net income.

         MANAGEMENT'S DISCUSSION AND ANALYSIS

         INTRODUCTION AND BUSINESS OF AMERICORP. Americorp is a California bank holding company incorporated in 1988 that is headquartered in the city of Ventura. The holding company currently has one subsidiary, ACB. ACB was chartered as a California state chartered bank, and has been operating since September 1973. ACB offers a wide range of banking services to households, professionals, and small to medium size businesses. ACB operates four banking offices in Ventura County: three in Ventura and one in Camarillo.

         During 1997 and 1998 ACB continued its growth strategy, reflecting the improvement in the Ventura County economy. During 1997, management continued its effort to prepare ACB for continued growth by improving data processing systems, automating tasks, and opening a new full service branch in Camarillo in September.

         1998 has been a year of change and challenge. In March, ACB's President/CEO resigned. ACB's Senior Credit Officer was then promoted to President/CEO. The Bank then hired a new Chief Operating Officer. ACB has a 50% limited partner interest in two separate limited partnerships (Ventura Affordable Homes, Ltd. ("VAH") and Santa Paula Affordable Homes, Ltd.). Affordable Communities, Inc. ("ACI"), an unrelated entity, is the general partner. Both partnerships were formed for the purpose of constructing low-to-moderate income housing. Due to various factors, the Santa Paula development will not commence. The Ventura development was to construct 151 homes, all of which have been completed. In January of 1997, a dispute arose between ACB as limited partner and ACI, the general partner, over the amount of management fees claimed to be owed to the general partner by VAH. In February 1997, ACB initiated a lawsuit against the general partner because of the dispute. On May 1, 1998, ACB and ACI negotiated a complete settlement of the dispute. In connection with the settlement agreement, both partnerships are being dissolved and ACB has received a cash distribution in full satisfaction of its 50% interest in the VAH partnership. As a result of the settlement, ACB will record no gains or losses for either partnership during 1998.

         ECONOMIC CONDITIONS. The most comprehensive review of local economic conditions known to

Management comes from the UCSB Economic Forecast Project which provides both annual forecast information and periodic updates of economic conditions in ACB's trade area. During 1997, the Ventura County economy continued down an expansion path that was steady and orderly. With the exception of the booming housing market, economic growth was generally modest but firm.

         Existing businesses have strengthened and are expanding. Absorption of office and industrial space accelerated in 1997. Home sales soared 18% during the year, and selling prices generally firmed. The unemployment rate averaged 6.5% during 1997, the lowest rate since 1990. Taxable retail sales increased 4.6% during 1997. A strengthening California economy, the continuous expansion of the U.S. economy, the unprecedented returns from the financial and equity markets, and the steady and efficient growth of the farm sector are the principal reasons for the current prosperity of the Ventura County economy.

         STATEMENT OF INCOME ANALYSIS

         INCOME SUMMARY. Net income was $1,103,000 in 1997 compared to $203,000 in 1996 and $945,000 in 1995. Basic income per share was $1.91 in 1997, $0.35 in 1996 and $1.67 in 1995, and diluted income per share was $1.66 in 1997, $0.31 in 1996 and $1.41 in 1995. Income for all three years was from normal operations. However, income from 1996 decreased significantly due to a large loan charge-off totaling $700,000, a write-down of bank owned mutual funds totaling $148,000 and a onetime write-down of property owned in connection with the Santa Paula Affordable Homes, Ltd. partnership totaling $200,000. Income for 1997 increased due to growth in real estate lending totaling $20,900,000.

         ACB reported net earnings of $561,000 or $0.95 basic income per share for the first six months of 1998. This represents a 9.8% increase over the same period during 1997 when net earnings were $511,000 or $0.89 basic income per share.

         Return on average assets for 1997 was 0.87% compared with 0.17% for 1996 and 0.84% for 1995. The return on average equity was 10.22% for 1997 compared with 1.89% for 1996 and 9.42% for 1995.

         Annualized return on average assets for the six months ended 1998 was 0.84% compared with 0.82% for the same period during 1997. Annualized return on average equity for the six months ended 1998 were 9.78% compared with 9.68% for the same period during 1997.

         Quarterly cash dividends of $0.20 per share were paid in January, April of 1995. This amount was increased to $0.21 per share and paid in July and October 1995. Quarterly cash dividends of $0.21 per share were paid in January, April, July and October in 1997 and 1996. Quarterly cash dividends of $0.21 per share were paid in January and April of 1998.

         NET INTEREST INCOME. Net interest income is the amount by which the interest and amortization of fees generated from loans and other earning assets exceeds the cost of funding those assets, usually deposit account interest expense. Net interest income depends on the difference (the "interest rate spread") between gross interest and fees earned on the loans and investment portfolios and the interest rates paid on deposits and borrowings. Net interest income was $7,002,000 in 1997 compared to $6,052,000 in 1996 and $6,019,000 in 1995.
Net interest income was $3,811,000 for the six months ended June 30, 1998, compared to $3,363,000 for the six months ended June 30, 1997.

         Interest income grew $957,000 or 10.9% in 1997 compared with an increase of $253,000 or 3.0% in 1996 and an increase of $1,002,000 or 13.3% in 1995. The increased interest income between 1997 and 1996 is comprised of two key elements, interest on loans and investments. Average outstanding loans for 1997 and 1996 were $74,507,000 and $61,277,000, respectively. This represents a $13,230,000 average increase. The yield on loans for this period decreased from 10.25% to 10.06% or (0.17%). The increase in average outstanding balance and decrease in yield resulted in an overall increase in loan interest income totaling $1,230,000. Average outstanding investments for 1997 and 1996 were $34,345,000 and $40,620,000, respectively. This represents a $(6,275,000) average decrease. The yield on investments for this period remained consistent at 5.66%. The decrease in average outstanding balance and consistent yield resulted in an overall decrease in investment interest income totaling $(355,000). Total fees on loans increased during 1997 by $82,000.

         Interest income grew $537,000 or 11.4% for six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increased interest income between these two periods is comprised of two key elements, interest on loans and investments. Average outstanding loans for interim 1998 and 1997 were $82,684,000 and $70,627,000, respectively. This represents a $12,057,000 average increase. The yield on loans for this period increased from 9.96% to 10.03% or 0.07%. The increase in average outstanding balances and increase in yield resulted in an overall increase in loan interest income totaling $627,000. Average outstanding investments for interim 1998 and 1997 were $31,238,000 and $35,303,000, respectively. This represents a $(4,065,000)
average decrease. The yield on investments for this period decreased from 5.87% to 5.60% or (0.27%). The decrease in average outstanding balance and decrease in yield resulted in an overall decrease in investment interest income totaling $(162,000). Total fees on loans increased during interim 1998 by $72,000.

     Interest expense on deposits increased $7,000 or 0.3% in 1997 compared to $220,000 or 8.7% in 1996 and $504,000 or 25.0% in 1995.

         Interest expense increased $89,000 or 6.7% for six months ended June 30, 1998 compared to the six months ended June 30, 1997. Average outstanding interest bearing deposits for interim 1998 and 1997 were $85,659,000 and $82,549,000, respectively. This represents a $3,111,000 average increase. The cost on these deposits for this period increased from 3.24% to 3.33% or 0.09%. The increase in average outstanding balances and increase in cost resulted in an overall increase to interest expense for this period.

         On March 26, 1997 the prime rate changed from 8.25% to 8.50% and remained steady through June 30, 1998. In 1996 the prime rate decreased to 8.25% from 8.5% on February 1, and remained steady throughout the year. The prime rate ranged from 9.00% to 8.50% and averaged 8.8% in 1995.

     The average loan-to-deposit ratio increased to 65.2% in 1997 compared to 56.7% in 1996 and 59.48% in 1995. At year end the 1997 loan-to-deposit ratio was 70.6%.

         For the six months ended June 30, 1998 and 1997 the average loan-to-deposit ratio increased to 69.0% compared to 63.3%. As of June 30, 1998, the loan-to-deposit ratio was 67.6%.

         PROVISION FOR LOAN LOSSES. During 1997, net loans charged off were $174,000 compared with $866,000 in 1996 and $583,000 in 1995. Net loans charged off for the six months ended June 30, 1998 was $181,000 compared to $134,000 for the same period during 1997. Due to growth in the loan portfolio and an increase in classified assets, the provision for loan losses charged against income in 1997 was $410,000 compared to $346,000 (excluding the one time charge off of $700,000 which brought the total provision for the year to $1,046,000) in 1996. The provision for 1995 was $554,000. The provision for the six months ended June 30, 1998 was $265,000 compared to $260,000 for the six months ended June 30, 1997 Again, due to the growth in the loan portfolio, management increased the allowance for loan losses to $1,048,000 as of December 31, 1997 compared to $812,000 as of December 31, 1996 and $632,000 as of December 31, 1995. As of June 30, 1998 the allowance was $1,131,000 compared to $938,000 for the same period during 1997. The provision for loan losses charged against income is added to the allowance for loan losses. As of December 31, 1997, the allowance was 1.24% of total loans compared to 1.23% at year end 1996. As of June 30, 1998, the allowance was 1.34% of total loans compared to 1.23% as of June 30, 1997.

         NON INTEREST INCOME. Non Interest Income represents deposit account services charges and other types of non-loan related fee income. Non-interest income was $1,571,000 in 1997 compared to $1,248,000 in 1996 and $1,384,000 in 1995. This represents an increase of $323,000 or 25.9% between 1997 and 1996. During 1996 ACB had a write-down on mutual funds of $148,000. During 1997 the following significant changes were noted: equity in net income in partnerships decreased by $(164,000); the Bank opened a Real Estate department whose brokering fees represented $57,000 in income; customer service charges increased due to growth in overall deposit balances and improved efforts to collect related fees totaling $106,000; and net investment security sales gains totaled $54,000.

         Non-interest income for the six months ended June 30, 1998 totaled $672,000 compared to $607,000 for the same period during 1997. This represents an increase of $65,000. The major contributing factor to this difference is an overall increase of $58,000 in Real Estate brokering fees.

         NON INTEREST EXPENSE. Non Interest Expenses represent salaries, occupancy expenses, professional expenses, outside services and other miscellaneous expenses necessary to conduct business. Non-interest expense was $6,664,000 in 1997 compared to $6,014,000 in 1996 and $5,678,000 in 1995.
This represents an increase of $650,000 or 10.8% between 1997 and 1996. During 1996 ACB had a onetime write-down on real estate totaling $200,000. During 1997 the following significant changes were noted: ACB opened a new branch in Camarillo, CA., occupancy expense for the year increased by $103,000 due to increases in rent, utilities and amortization for leasehold improvements; salary and related expense increased by $438,000 due to the paying of a bonus during 1997 and an increased number of employees; legal expense increased by $144,000 due to the lawsuit with ACI; furniture and equipment expense rose due to the full implementation of a new bankwide computer network totaling $87,000

         Non-interest expense for the six months ended June 30, 1998 totaled $3,450,000 compared to $2,988,000 for the same period during 1997. This represents an increase of $462,000. The major contributing factors to this difference are an overall increase in salaries of $218,000 due to the changes that have taken place in upper management and the opening of a new branch. Occupancy expenses are up $87,000 due to the opening of the new branch and a significant increase in the Common Area Maintenance charges for one branch and COL increases for another. Other smaller items make up the balance of the remaining differences.

         PROVISION FOR INCOME TAXES. The effective income tax rate was 26% in 1997, 15% in 1996 and 19% in 1995. For the interim period June 30, 1998 and 1997, the effective tax rate was 27% and 29%, respectively. The accrual method of accounting is used to compute income taxes for financial accounting purposes and for income tax return preparation. For further information about the provision for income taxes during the June 30, 1998 and 1997 interim periods, please refer to the footnotes to the financial statements included elsewhere in this report.

         BALANCE SHEET ANALYSIS

         The improvement in the Southern California economy in 1997 and 1998 and specifically, the improving economy in Ventura County and the community banks sales opportunities created by large banks' continued industry consolidation are reflected in the growth of ACB's balance sheets in 1997 and interim 1998. In 1997 ACB attracted quality customers from the larger banks because of the higher level of personalized service offered. As of December 31, 1997, total assets increased by 5.6% to $134,212,000 compared to $127,080,000 at year end 1996. Gross loans grew to $84,702,000 as of December 31, 1997 or 28.5% compared to $65,939,000 at December 31, 1996.

         As of June 30, 1998, total assets increased by 10.4% to $139,824,000 compared to $126,643,000 at June 30, 1997. Gross loans grew to $84,485,000 as of June 30, 1998, or 13.7% compared to $74,280,000 at June 30, 1997.

         Securities and fed funds sold decreased to $31,013,000 as of December 31, 1997 or 29% compared to $43,659,000 as of December 31, 1996. Deposits grew to $119,968,000 or 5.0% as of December 31, 1997 compared to $114,284,000 as of December 31, 1996.

         Deposits grew to $124,975,000 or 9.9% as of June 30, 1998 compared to $113,682,000 as of June 30, 1997.

     INVESTMENTS. The securities portfolio of ACB serves several purposes: 1) it provides liquidity to even out cash flows from the loan and deposit activities of customers; 2) the deposits of public agencies must be secured by certain assets of ACB as required by law, and portions of any of the portfolio may be used for this function; 3) it is a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of ACB; 4) it is an alternative interest-earning use of funds when loan demand is light; and, 5) it may provide partially tax-exempt income.

         ACB's investment portfolio primarily consists of Federal Agency Securities, Mortgage-backed Securities, Municipal Securities, Mutual Funds and overnight investments in the Federal Funds market. During 1997 the investment portfolio decreased by $12,647,000. The yield curve during 1997 shifted downward. This resulted in several Agency and Municipal securities being called placing a significant amount of principal dollars back into ACB's hands. Due to high loan demand, these funds and fed funds dollars were reinvested into loans. See loans section for a further explanation of loan growth.

         During 1998 this trend has continued. However, ACB has increased its fed funds balance as of June 30, 1998 by $5,800,000 to $8,200,000 compared with $2,400,000 as of June 30, 1997. This increase is due to ACB's management of liquidity risk.

         LOANS. Loans outstanding, net of loan loss allowance increased to $83,397,000 as of December 31, 1997, representing growth of 28.4% over the December 31, 1996 balance of $64,943,000. A strong local economy contributed to an increase in loan demand, primarily in the real estate sector.

         Real Estate loans increased from $11,026,000 at December 31, 1996 to $31,920,000 at December 31, 1997. This represents an increase of $20,894,000 or 189.5%. Although a significant portion of this increase was attributed to a reclassification of existing loans due to a data conversion in May 1997, another contributing factor to the loan growth was the opening of a Loan Production office in the City of Camarillo in October 1996. Total loans outstanding at this location grew to $7,545,000 as of December 31, 1997.

         For the interim period ending June 30, 1998, outstanding loans totaled $83,074,000 compared to $73,114,000 as of June 30, 1997. This represents an increase of $9,960,000 or 13.6%. Real estate loans are up $13,568,000 during this period for reasons previously discussed. Commercial loans have increased $3,579,000 due to reclassifying existing loans and the strong local economy. Consumer loans are down $(2,918,000) or (27.8%) due to loan payoffs and reclassifications due to the data conversion. Equity lines are down $(2,680,000) or (22.6%) due primarily to the refinancing of first mortgages and home sales which have increased significantly in Ventura County during the past twelve months.

         ALLOWANCE FOR LOAN LOSSES. Lending is a risk based business that recognizes losses despite prudent efforts to minimize risk.

         The business of extending loans entails the possibility of risk despite prudent efforts to minimize exposure. Economic downturns, unexpected changes in a borrowers cash flow, and competitive pressures are among a myriad of conditions that affect the timely repayment of loans.

         The allowance for loan losses is a valuation reserve against the banks total loan portfolio representing an amount thought to be adequate to cover future loan losses. Included in this amount are all loans that have been identified by management, outside auditors and regulatory agencies as requiring additional monitoring and collective attention. Also included are loans that management considers to be potential collection problems.

         As of December 31, 1997, the allowance for loan losses was $1,048,000 compared to $812,000 at year end 1996 and $632,000 at year end 1995. As a percentage of outstanding loans, the allowance was 1.24% as of December 31, 1997, and 1.23% in 1996 and 1.05% in 1995. For the six months ended June 30, 1998, the allowance for loan losses was $1,131,000 compared to $938,000 as of June 30, 1997. As a percentage of outstanding loans, the allowance was 1.34% as of June 30, 1998 and 1.27% for the same period during 1997.

         Actual charges to the provision for losses charged to expense are as follows:

                         PERIOD                        YEAR-TO-DATE
                                                          CHARGES
                     June 30, 1998                      $  265,000
                     June 30, 1997                      $  260,000
                     December 31, 1997                  $  410,000
                     December 31, 1996                  $1,045,600
                     December 31, 1995                  $  554,002

         In management's opinion, the allowance for loan losses as of June 30, 1998, is adequate based upon its ongoing analysis of the loan portfolio. Management also utilizes an independent loan review company to conduct a quarterly analysis of the allowance. The most recent external examination conducted as of March 31, 1998, supported the adequacy of the current level of the reserve.

         OTHER ASSETS. Bank premises and equipment, other real estate owned, investment in partnerships and other assets are the four components of other assets. Other assets as of December 31, 1997, totaled $8,340,000, compared to $7,936,000 as of December 31, 1996, and $8,985,000 as of December 31, 1995.
Other assets as of June 30, 1998, totaled $5,815,000 compared to $8,240,000 as of June 30, 1997. The decrease between these two interim periods is $2,425,000. As previously discussed, ACB is a limited partner in VAH. During May 1998, ACB was paid back its full investment in the partnership totaling $2,550,000.

         DEPOSITS. In order to meet the demand for loans and to accommodate the day-to-day activities of it's depositors, the bank maintains an adequate liquidity position through the use of overnight investments in federal funds and other short term investments.

         CAPITAL. Total shareholders equity at December 31, 1997 totaled $11,351,000, which represented an 8.4% increase from $10,472,000 at December 31, 1996. At June 30, 1998, shareholder equity was $11,901,000 compared to $10,718,000 for the same period during 1997.

         For all periods reviewed, the Company maintains capital ratios above the Federal regulatory guidelines for a "well capitalized" bank. The ratios are as follows:

                                                              Six months
                                                                ended
                                                               June 30,                      December 31,
                                       Required  --------------------------------------------------------------
                                       Ratio         1998        1997         1997        1996          1995
                                       ------------------------------------  ----------------------------------
             Tier 1 Capital  (to
               Average Assets)         4.00%        8.77%       8.42%         8.27%       8.04%          9.21%
             Tier 1 Capital  (to
               Risk
                Weighted Assets)       4.00%       10.87%      10.75%        10.05%      11.53%         11.11%
             Total Capital (to Risk
                Weighted Assets)       8.00%       11.90%      11.69%        10.98%      12.42%         11.78%

         YEAR 2000. ACB is working to resolve the potential impact of the year 2000 on the ability of ACB's computerized information systems to accurately process information that may be date-sensitive. Any of ACB's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. ACB utilizes a number of computer programs across its entire operation. ACB has not completed its assessment, but currently believes that costs of addressing this issue will not have a material adverse impact on ACB's financial position. However, if ACB and third parties upon which its relies are unable to address this issue in a timely manner, it could result in a material financial risk to ACB. In order to assure this does not occur, ACB plans to devote all resources required to resolve any significant year 2000 issues in a timely manner. See "RISK FACTORS - Year 2000 Risks and Preparedness."

         LIQUIDITY. Liquidity is ACB's ability to meet fluctuations in deposit levels and to provide for the credit needs of its customers. The objective in liquidity management is to maintain a balance between the sources and uses of funds. Principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity of investments and growth in deposits. ACB holds overnight Federal funds as a cushion from temporary liquidity needs. During the first six months of 1998, Federal funds averaged $6,971,000 or 5.22% of total average assets. During the first six month of 1997, Federal funds averaged $3,428,000 or 2.77% of total average assets. In addition, ACB maintains Federal funds credit lines with major correspondents totaling $4,700,000, subject to the customary terms for such arrangements. ACB also maintains repurchase agreements totaling $10,000,000.

         NET INTEREST MARGIN. As previously discussed, net interest income is the difference between the interest income and fees earned on loans and investments and the interest expense paid on deposits and other liabilities. The amount by which interest income exceeds interest expense depends on two factors: the volume of earnings assets compared to the volume of interest-bearing deposits and liabilities, and the interest rate earned on those interest earning assets compared with the interest rate paid on those interest-bearing deposits and liabilities.

         Net interest margin is the net interest income expressed as a percentage of earning assets. To maintain its net interest margin, the ACB must manage the relationship between interest earned and paid, and that relationship is subject to the following types of risks that are related to changes in interest rates.

         MARKET RISK. The market values of assets or liabilities on which the interest rate is fixed will increase or decrease with changes in market interest rates. If the Bank invests funds in a fixed rate long-term security and then interest rates rise, the security is worth less than a comparable security just issued because the older security pays less interest than the newly issued security. If the older security had to be sold, ACB would have to recognize a loss. Correspondingly, if interest rates decline after a fixed rate security is purchased, its value increases. Therefore, while the value changes regardless of which direction interest rates move, the adverse exposure to "market risk" is primarily due to rising interest rates. This exposure is lessened by managing the amount of fixed rate assets and by keeping maturities relatively short. However, this strategy must be balanced against the need for adequate interest income because variable rate and shorter fixed rate securities generally earn less interest than longer term fixed rate securities.

         There is market risk relating to ACB's fixed rate or term liabilities as well as its assets. For liabilities, the adverse exposure to market risk is to lower rates because ACB must continue to pay the higher rate until the end of the term. However, because the amount of fixed rate liabilities is significantly less than the fixed rate assets, and because the average maturity is substantially less than for the assets, the market risk is not as great.

         Net interest margin was 6.49% in 1997 compared to 5.99% in 1996 and 6.31% in 1995. Net interest margin was 6.76% for the six months ended June 30, 1998, compared to 6.36% for the six months ended June 30, 1997.

         The following is a summary of the carrying amounts and estimated fair values of selected Bank financial assets and liabilities at December 31, 1997:

                                                             Carrying             Estimated
                                                              Amount              Fair Value
                                                           ------------          ------------
                     Financial assets:
                      Securities                           $ 25,113,000          $ 25,256,000
                     Loans, net of allowance for
                     loan losses                           $ 83,398,000          $ 83,279,000

                     Financial Liabilities:


                                     112

                     Deposits                              $119,968,000          $120,014,000

         Other than a relatively small difference due to credit quality issues pertaining to loans, the difference between the carrying amount and the fair value is a measure of how much more or less valuable ACB's financial instruments are to it than when acquired. The net difference for interest-bearing financial assets is $24,000. The amount is not deemed to be significant compared to the outstanding balances taken as a whole.

         The net difference for interest-bearing financial liabilities is $46,000. The amount is not deemed to be significant compared to the outstanding balances taken as a whole.

         MISMATCH RISK. Another interest-related risk arises from the fact that when interest rates change, the changes do not occur equally in the rates of interest earned and paid because of difference in the contractual terms of the assets and liabilities held. ACB has a large portion of its loan portfolio tied to the prime interest rate. If the prime rate is lowered because of general market conditions, e.g., other banks are lowering their lending rates; these loans will be repriced. If ACB were at the same time to have a large proportion of its deposits in long-term fixed rate certificates, net interest income would decrease immediately. Interest earned on loans would decline while interest expense would remain at higher levels for a period of time because of the higher rate still being paid on the deposits.

         A decrease in net interest income could also occur with rising interest rates if ACB had a large portfolio of fixed rate loans and securities funded by deposit accounts on which the rate is steadily rising. This exposure to "mismatch risk" is managed by matching the maturities and repricing opportunities of assets and liabilities. This is done by varying the terms and conditions of the products that are offered to depositors and borrowers. For example, if many depositors want longer-term certificates while most borrowers are requesting loans with floating interest rates, ACB will adjust the interest rates on the certificates and loans to try to match up demand. ACB can then partially fill in mismatches by purchasing securities with the appropriate maturity or repricing characteristics.

         One of the means of monitoring this matching process is the use of a "gap" report table. This table shows the extent to which the maturities or repricing opportunities of the major categories of assets and liabilities are matched based upon specific interest rate change scenarios and assumptions. ACB utilizes gap reports assuming simultaneous interest rate shifts of up to +/- 200 basis points.

         The following table shows the estimated impact to net interest income for an instantaneous shift in various interest rates as of June 30, 1998 (the dollar change in net interest income represents the estimated change for the next 12 months):

                                                        Change in
                                  Change in             net interest
                               interest rates           income
                               --------------           ------
                             +200 basis points        $ 226,000


                                     113

                             +100 basis points        $ 113,000
                             + 50 basis points        $ 169,000
                             - 50 basis points        No change
                             -100 basis points        $(244,000)
                             -200 basis points        $(412,000)

         ACB has adequate capital to absorb any potential losses as a result of a decrease in interest rates. Periods of more than one year are not estimated because steps can be taken to mitigate the adverse effects of any interest rate changes.

         BASIS RISK. A third interest-related risk arises from the fact that interest rates rarely change in a parallel or equal manner. The interest rates associated with the various assets and liabilities differ in how often they change, the extent to which they change, and whether they change sooner or later than other interest rates. For example, while the repricing of a specific asset and a specific liability may fall in the same period of a gap report the interest rate on the asset my rise 100 basis points, while market conditions dictate that the liability increases only 50 basis points. While evenly matched in the gap report, ACB would experience an increase in net interest income. This exposure to "basis risk" is the type of interest risk least able to be managed, but is also the least dramatic. Avoiding concentration in only a few types of assets or liabilities is the best insurance that the average interest received and paid will move in tandem, because the wider diversification means that many different rates, each with their own volatility characteristics, will come into play. ACB has made an effort to minimize concentrations in certain types of assets and liabilities.

         MANAGEMENT

                  The following table sets forth information on those members of the Boards of Directors of Americorp and ACB who will continue in such positions after the Merger.

                                                                                                 YEAR FIRST
                                                                                                 ELECTED OR
                                                 BUSINESS EXPERIENCE                             APPOINTED AS
         NAME                           AGE      DURING PAST FIVE YEARS                          DIRECTOR AT ACB
         ----                           ---      ----------------------                          ---------------
         Allen W. Jue                   62           Owner, Jue's Market                                 1973

         Robert J. Lagomarsino          71           VP Lagomarsino's                                    1993
                                                     (family business) U.S.
                                                     Congress, 1974-93

         Gerald J. Lukiewski            44           Banker, President - ACB 3/98 to                     1998
                                                     Present;  S.V.P. Chief Credit Officer
                                                     7/97 to 3/98; V.P. Regional Manager
                                                     9/96 to 7/97; prior thereto various


                                     114

                                                     positions with Santa Barbara Bank
                                                     & Trust Co. and Bank of A Levy

         E. Thomas Martin               55           MW Sign Corp, President                             1996

         Harry L. Maynard               70           Retired, former President of                        1976
                                                     American Commercial Bank

         The following table sets forth information on those executive officers of Americorp and ACB who will continue in such positions after the Merger.

                                                                                                   YEAR FIRST
                                                                                                   ELECTED OR
                                                                                                   APPOINTED AS
                                                 BUSINESS EXPERIENCE                               DIRECTOR OR
         NAME AND POSITION              AGE      DURING PAST FIVE YEARS                            OFFICER AT ACB
         -----------------              ---      ----------------------                            --------------
         Allen W. Jue                    62          Owner, Jue's Market                               1973
         Chairman of the Board

         Gerald J. Lukiewski             44          Banker, President - ACB 3/98 to                   1997
                                                     present;  S.V.P. Chief Credit Officer
                                                     7/97 to 3/98; V.P. Regional Manager
                                                     9/96 to 7/97;   Loan Center Manager-
                                                     Santa Barbara Bank and
                                                     Trust Company, 3/95 to
                                                     9/96; various positions
                                                     with Bank of A. Levy,
                                                     6/90-2/95.

         Mary Martha Stewart                         Banker, Senior Vice President and Chief           1998
                                                     Operating Officer - ACB, 3/98 to
                                                     Present; Senior Vice President Operations-
                                                     Colonial Western Agency, Inc., 10/97 to 1/98;
                                                     Group Vice President and Area Manger -
                                                     City National Bank, 1/97 to 9/97; Senior Vice
                                                     President Branch Administration - Ventura County
                                                     National Bank (acquired by City National), 5/90 to 1/97

         COMPENSATION

         None of the persons named in the preceding table relating to executive officers received compensation from Americorp and/or ACB of $100,000 or more in 1997.

         In 1997, each director received $1,000 per month in director's fees except as indicated in the following sentences. The Secretary to the Board (Mr. Cryne) received $2,000 per month in fees and the Vice-Chairman of the Board,(Mr. Lagomarsino) also received $2,000 per month in fees. Mr. Jue (the Chairman of the Board) received $3,500 per month in fees.

         During 1998, ACB's Directors' Retirement Plan was terminated and the benefits payable thereunder frozen. Benefits will only be payable upon retirement and then either on a lump sum basis or pursuant to a 10 year pay-out. Directors Cryne, Jue, Lagomarsino and Wood were the only participants in the plan. It is currently anticipated that the amount of such additional accrual will be approximately $175,600.

         EMPLOYMENT AGREEMENT

         In connection with his appointment as President and Chief Executive Officer of Americorp and ACB, ACB entered into an employment agreement with Gerald J. Lukiewski as of March 2, 1998. The agreement, as amended and extended, currently provides for a three year term with an annual salary of $135,000. The agreement also provides for participation in ACB's bonus plan and certain other benefits, including vacation, automobile allowance, insurance, retirement benefits and expense reimbursements. In the event of termination without cause, the agreement provides for the lesser of (i) three months of additional salary and benefits or (ii) the remaining salary and benefits due under the term of the agreement.

         CERTAIN TRANSACTIONS

         Some of the current directors and officers of Americorp and ACB and the companies with which they are associated have been customers of , and have had banking transactions with ACB, in the ordinary course of ACB's business, and ACB expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of management of ACB, have not involved more than the normal risk of repayment or presented any other unfavorable features.

         STOCK OWNERSHIP

         Except as set forth in the following table, management of Americorp does not know of any person who owns beneficially more than 5% of Americorp Stock. The following table sets forth certain information as of June 30, 1998, concerning the beneficial ownership of Americorp Stock by each of the current directors of Americorp and ACB and by all current directors and executive officers of Americorp and ACB as a group.













                                              AMOUNT OF                            PERCENT
NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)              OF CLASS(2)
------------------------                      --------------------                 -----------
Lincoln E. Cryne                              18,209(3)                              3.03%

Allen W. Jue                                  17,681(4)                              2.95%

Robert J. Lagomarsino(5)                      41,312(6)                              6.94%

----------------------------
(1) Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares; (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or; (b) investment power which includes the power to dispose, or to direct the disposition of such security. Benenficial owner also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the date specified.

(2) Shares subject to options held by directors and executive officers that were exercisable within 60 days after the Americorp Record Date ("vested"), are treated as issued and outstanding for the purpose of computing the percentage of class owned by such person (or group) but not for the purpose of computing the percentage of class owned by any other individual person.

(3) Includes 5,000 shares exercisable pursuant to the Americorp stock option plan.

(4) Includes 5,000 shares exercisable pursuant to the Americorp stock option
Plan.

(5) Directors Lagomarsino and Wood are brother and sister.

(6) Includes 1,000 shares exercisable pursuant to the Americorp stock option plan.

Gerald J. Lukiewski                             2,300(7)                             0.38%

E. Thomas Martin                               41,320(8)                             6.94%

Harry L. Maynard                               15,000(9)                             2.52%

Catherine S. Wood(5)                           40,408(10)                            6.77%

Directors and Executive Officers
As a Group (10 persons)                       185,460(11)                           30.14%

                               BUSINESS OF CIB

         GENERAL

         CIB commenced operations as a national banking association on September 16, 1985. Effective February 20, 1998, CIB converted to a state-chartered member bank. CIB is regulated by the DFI and the Federal Reserve Bank ("FRB"). CIB's deposits are insured up to the maximum legal limits by the FDIC. CIB is also subject to certain other federal laws and regulations. As of June 30, 1998, CIB had total assets of approximately $86.9 million, total deposits of $79.3 million, and total stockholders' equity of $7.4 million.

         CIB is a community bank conducting a general commercial banking business that serves individuals, professionals and small to medium-sized businesses. CIB offers a full range of commercial banking services, including commercial loans, various types of consumer and real estate loans, the acceptance of check and savings deposits, money market and Super NOW accounts, and other non-deposit banking services. CIB's main office and administrative headquarters office are both located at 300 Esplanade Drive, Oxnard, California 93030 and its telephone number is (805) 487-6581. CIB maintains two additional branch offices, located at 155 South A Street, Oxnard, California, and 2510 East Las Posas Road, Suite M, Camarillo, California.

         CIB has not engaged in any material research activities relating to the development of new services or the improvement of existing CIB services.

----------------------------
(7) Includes 1,800 shares exercisable pursuant to the Americorp stock option plan.

(8) Includes 1,000 shares exercisable pursuant to the Americorp stock option plan.

(9) Includes 5,000 shares exercisable pursuant to the Americorp stock option plan.

(10) Includes 2,000 shares exercisable pursuant to the Americorp stock option plan.

(11) Includes 20,800 shares exercisable pursuant to the Americorp stock option plan.

or the improvement of existing CIB services.

         There as been no significant change in the types of services offered by CIB since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. CIB has no present plans regarding "a new line of business" requiring the investment of a material amount of total assets.

         Most of CIB's business originates from Ventura County and there is no emphasis on foreign sources and application of funds. CIB's business, based upon performance to date, does not appear to be seasonal. Except as described above, a material portion of CIB's loans is not concentrated within a single industry or group of related industries, nor is CIB dependent upon a single customer or group of related customers for a material portion of its deposits. Management of CIB is unaware of any material effect upon CIB's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

         CIB holds no patents, licenses (other than licenses obtained from CIB regulatory authorities), franchises or concessions.

         EMPLOYEES

         As of June 30, 1998, CIB had a total of 55 full-time employees and 12 part-time employees. The management of CIB believes that its employee's relations are satisfactory.

         COMPETITION

         Banking and financial services business in California generally, and in CIB's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. CIB competes for loans and deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than CIB. In order to compete with the other financial services providers, CIB principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs. CIB maintains three full service-banking offices in Ventura County.

         EFFECT OF GOVERNMENTAL POLICIES AND RECENT LEGISLATION

         Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by CIB on its deposits and its other borrowings and the interest rate received by CIB on loans extended to its customer and securities held in CIB's portfolio comprise the major portion of CIB's earnings. These rates are highly sensitive to many factors that are beyond the control of CIB. Accordingly, the earnings and growth of CIB are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

         The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of CIB loans, investment and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies For example, legislation has been introduced in Congress that would repeal the current statutory restrictions on affiliations between commercial banks and securities firms.

         PROPERTIES

         All CIB's offices are leased. See Note 5 to the CIB Financial Statements for certain additional information concerning the amount of CIB's lease commitments.

         LEGAL PROCEEDING

         CIB is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. CIB is not a party to any pending legal or administrative proceedings (other than ordinary routine litigation incidental to CIB's business) and no such proceedings are known to be contemplated.MANAGEMENT'S DISCUSSION AND ANALYSIS

         BUSINESS ORGANIZATION

         Channel Islands Bank (CIB) is a California chartered bank headquartered in Oxnard, California. As of June 30, 1998 CIB operated three full-service branches in Ventura County, California. Other than investing excess funds, CIB currently conducts no other significant business activities.

         CIB offers a full range of traditional commercial banking products and services to individuals, merchants, small and medium-sized businesses and professionals in Ventura County, its primary service area. The commercial banking services that CIB offers includes the acceptance of checking and savings deposits, and the making of various types of installment, commercial and real estate loans. In addition, CIB provides safe deposit, collection, travelers' checks, and other customary non-deposit banking services. The Bank emphasizes personalized service and convenience of banking and attracts banking customers by offering morning through early evening banking hours. CIB has 24-hour Automated Teller Machines ("ATM's") at all three of its banking offices.

         The following sections set forth a discussion of the significant operating changes, business trends, financial condition, earnings, capital position and liquidity that have occurred in the two-year period ended December 31, 1997, and the six month periods ending June 30, together with an assessment, when considered appropriate, of external factors that may affect CIB in the future. This discussion should be read in conjunction with CIB's consolidated financial statements and notes attached hereto as Appendix B.

         OVERVIEW

         CIB earned net income of $800,000 for the year ended December 31, 1997, representing an increase of $474,000, or 168% over 1996 income of $326,000. On a diluted per common share basis, net income for 1997 was $1.60 compared to $.66 per share for the preceding year. The improvement in net income in 1997 was primarily due to growth in net interest income and noninterest income that outpaced increases in operating expenses. Net income in 1997 benefited from the sale of mortgage servicing rights which resulted in a gain of $492,000 reflected in the Statements of Income as other income. These and other factors are discussed in more detail later in this analysis.

         Net income for the six month period ending June 30, 1998 was $338,000, a decrease of $4,000, or 1% over income of $342,000 for the six month period ending June 30, 1997. This decrease was primarily due to an increase in salaries and benefits related to increases in staff, and to costs related to the application for the state banking charter.

         Common shareholder's equity increased by $960,000 or 17.2% during 1997 from $5,596,000 at December 31, 1996 to $6,556,000 at December 31, 1997,
through the retention of earnings and the exercise of stock options. It is the objective of management to maintain adequate capital for future growth through retention of earnings. In both 1997 and 1996 CIB paid two semiannual cash dividends of $0.10.

         Common Shareholders' Equity was $7,440,000 on June 30, 1998, a $884,000, or 13.5%, increase over the December 31,1997 balance of $6,556,000 through the retention of earnings and the exercise of stock options. CIB paid a $0.10 cash dividend during the six month period ending June 30, 1998.

         The following table sets forth several key operating ratios for 1997 and 1996, and for the six month periods ending June 30 1998 and 1997 (dollars in thousands).

                                                    (unaudited)
                                                   For the period
                                                       ended
                                                      June 30,             Year Ended
                                                                          December 31,
                                              ---------------------- ---------------------
                                                  1998       1997       1997       1996
                                              ----------- ---------- ---------- ----------
        Return on average assets                    0.77%      0.88%      0.99%      0.42%

        Return on average equity                    9.45%     11.73%     13.28%      5.86%



        Average shareholders' equity to
        average
        Assets                                      8.24%      7.57%      7.50%      7.21%

         DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY

         The following table presents, for the years indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded (dollar amounts in thousands):

                                      June 30, 1998             December 31, 1997             December 31, 1996
                              --------------------------  ----------------------------- ----------------------------
                              Average            Average  Average               Average   Average            Average
Earning Assets                Balance  Interest  Yield    Balance   Interest    Yield     Balance  Interest  Yield
                              --------------------------  ----------------------------- ----------------------------
Investment Securities
U.S. treasuries(2)                 680       17   5.00%         993       62    6.24%        475       30   6.32%
U.S. government agencies (2)     5,292      151   5.71%       5,250      334    6.36%      4,474      290   6.48%
Municipal agencies                  76        2   5.26%          77        4    5.19%         77        4   5.19%
Mutual funds(2)                  2,765       82   5.93%       2,001      119    5.95%      1,958      115   5.87%
Corporate bonds(2)               4,693      140   5.97%         412       26    6.31%        405       26   6.42%
Other securities                   119        3   5.04%         173        9    5.20%        349       10   2.87%

  Total Investment Securities   13,625      395   5.80%       8,906      554    6.22%      7,738      475   6.14%
Federal funds sold               7,325      200   5.46%      11,057      612    5.53%     14,259      561   3.93%
Due from banks- time deposits    1,246       37   5.94%       1,491       89    5.97%      2,012      116   5.77%
Loans (1)                       55,585    2,795  10.06%      50,788    5,571   10.97%     47,090    5,175  10.99%


                                     122

  Total Interest Earning
Assets                          77,781    3,427   8.81%      72,242    6,826    9.45%     71,099    6,327   8.90%

Interest Bearing Liabilities
Domestic Deposits and Borrowed Funds
Savings deposits (3)            30,971      341   2.20%      30,904      754    2.44%     29,180      732   2.51%
Time Deposits                   25,056      665   5.31%      21,330    1,125    5.27%     21,131    1,121   5.31%
Short-term borrowings

  Total Interest Bearing
Liabilities                     56,027    1,006   3.59%      52,234    1,879    3.60%     50,311    1,853   3.68%

         (dollars in thousands)                 JUNE 30, 1998    DECEMBER 31, 1997   DECEMBER 31, 1996
         Total interest income (1)                   3,604             6,826               6,327
         Total interest expense (4)                  1,006             1,879               1,853
         Total interest earnings (1)                 2,598             4,947               4,474
         Total average earning assets               77,781            72,242              71,099
         Net yield on average earning assets (1)     6.7%              6.8%                6.3%
         Net yield on average earning assets         5.5%              6.1%                5.5%
          (excluding loan fees) (1)

         (1) Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for probable loan losses of $919,000 in June, 1998, $769,000 in 1997 and $391,000 in 1996. Loan fees of $278,000 in
         June, 1998, $506,000 in 1997 and $581,000 in 1996 are included in loan interest income. There were no loans on non-accrual for the periods ending June30, 1998 and December 31, 1997 and two non-accruing loans totaling approximately $202,000 at December 31, 1996.

         (2) The yield for securities that are classified as available-for-sale is based on historical amortized cost balances.

         (3) Savings deposits includes Savings, NOW, and Money Market deposit accounts.

         (4) Includes Savings, NOW, and Money Market Deposit Accounts, and Time Deposits.


         EARNINGS ANALYSIS

         NET INTEREST INCOME. Net interest income refers to the difference between the interest paid on deposits and borrowings, and the interest earned on loans and investments. It is the primary component of the earnings of a financial institution. The primary factors that impact net interest income are the composition and volume of interest-earning assets and interest-bearing liabilities, the amount of noninterest-bearing liabilities and nonaccrual loans, and changes in market interest rates.

         Net interest income for 1997 was $4.9 million or 6.8% of interest-earning assets compared to $4.5 million and 6.3% of interest-earning assets in 1996. The increase in 1997 compared to 1996 is primarily attributable to increases in the amounts of interest-earning assets.

         Net interest income for the six month period ending June 30, 1998 is $2.6 million, an increase of $200,000 from the $2.4 million for the six month period ending June 30, 1997. The increase is primarily attributable to increases in the amount of interest-earning assets.

     Interest income for 1997 was $6.8 million compared to $6.3 million for 1996. The increase in 1997 is primarily due to overall growth in interest-earning assets.

         Interest income for the period ending June 30, 1998 was $3.6 million compared to $3.3 million for the period ending June 30, 1997, a $300,000 increase. This increase is primarily attributable to overall growth in interest-bearing assets.

         Interest expense has remained fairly stable in both amount and rate over the past two years. Total interest expense was $1.9 million in both 1997 and 1996. The overall rate paid on interest-bearing liabilities was 3.59% in 1997 and 3.68% in 1996.

         Interest expense increased $100,000 from $0.9 million to $1.0 million for the six month periods ended June 30, 1997 and June 30, 1998, respectively. This increase was primarily due to overall growth in interest-bearing deposits.

          The following table sets forth changes in interest income and interest expense for each major category of interest-earning asset and interest-bearing liability, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to rate or volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each (dollar amounts in thousands):

                                  Six months Ended                   Year Ended                      Year Ended
                                   June 30, 1998                 December 31, 1997              December 31, 1996
                                       Versus                          versus                          versus
                                  Six months Ended                   Year Ended                      Year Ended
                                   June 30, 1997                 December 31, 1996              December 31, 1995
                            -----------------------------  ------------------------------- -----------------------------
                              Increase (decrease) Due         Increase (decrease) Due        Increase (decrease) Due
                                    To Change In                    To Change In                   To Change In
                              Rate    Volume     Total       Rate      Volume     Total      Rate     Volume    Total
                            --------- --------  ---------  ---------  ---------  --------- --------- --------- ---------
INTEREST-EARNING ASSETS:
Investment Securities:
     Taxable                     (19)     180        161         (7)        86         79        68       (33)       35
     Non-Taxable (1)               0        0          0          0          0          0         0         0         0
Federal Funds Sold                 2      (71)       (69)       114        (63)        51       (50)      148        98
Time Deposits                      0       (7)        (7)         4        (31)       (27)      (53)        3       (50)
Loans (2)                       (147)     204         57        (10)       406        396      (450)    1,476     1,026
                            --------- --------  ---------  ---------  ---------  --------- --------- --------- ---------
     Total Interest Income      (164)     306        142        101        398        499      (485)    1,594     1,109

INTEREST-BEARING
LIABILITIES:
Savings Deposits                 (33)      18        (15)       (19)        41         22        41       (10)       31
Time Deposit CD                   16      122        138         (6)        10          4        (7)      500       493
                            --------- --------  ---------  ---------  ---------  --------- --------- --------- ---------

                                       124

     Total Interest Expense      (17)     140        123        (25)        51         26        34       490       524
                            --------- --------  ---------  ---------  ---------  --------- --------- --------- ---------
     Net-Interest Income        (147)     166         19        126        347        473      (519)    1,104       585
                            --------- --------  ---------  ---------  ---------  --------- --------- --------- ---------
                            --------- --------  ---------  ---------  ---------  --------- --------- --------- ---------

         NONINTEREST INCOME. Noninterest income increased $400,000 in 1997 from $.7 million in 1996 to $1.1 million in 1997. During 1997 CIB sold the servicing rights on mortgage loans totaling approximately $54 million. CIB received $492,000 from the sale which represents approximately 90% of the proceeds from the sale. CIB will receive the balance of the proceeds in 1998.

         Noninterest income increased $98,000 from $354,000 for the six month period ending June 30, 1997 to $453,000 for the same six month period in 1998. This increase resulted primarily from increases in deposit account service charges and a gain on the sale of a property classified as other real estate owned.

         NONINTEREST EXPENSE. Noninterest expense reflects the costs of products and services related to systems, facilities and personnel for CIB.

         Noninterest expense for 1997 was $4.3 million, a net increase of $400,000 or 10.9% from the $3.9 million reported in 1996. One significant component of this increase was salaries and employee benefits which increased $193,000, primarily from increased staffing levels. Costs related to the corporate office move and to the application for a state banking charter also increased costs in 1997.

         Noninterest expense for the six month period ending June 30, 1998 was $2.4 million, a $300,000 increase from $2.1 million for the first six months of 1997. Increase in salaries and benefits, related to staff increases, accounted for $148,000 of this increase. An increase in occupancy costs related to the move of the corporate office, and legal costs related to the application for the state banking charter account for most of the balance of the difference.

         INCOME TAXES. CIB's income tax provisions were $576,000 and $235,000 for 1997 and 1996, respectively. The effective tax rate was 41.9% in 1997 and 42.0% in 1996.

         Income taxes were $236,000 for the six month period ending June 30, 1998, and $248,000 for the six month period ending June 30, 1997.

         BALANCE SHEET ANALYSIS

         Total assets of CIB at December 31, 1997 were $89.0 million compared to $74.6 million on December 31,1996, representing an increase of 19.3%. Based on average balances, total assets of $80.3 million in 1997 represent a 4.3% increase over $77.0 for 1996.

         CIB's total assets at June 30, 1998 was $86.9 million, and increase of $6.2 million, representing and increase of 7.7% over the June 30, 1997 balance of $80.7 million.


                                                 June 30,
(dollars in thousands)                             1998                                Year Ended December 31,
                                                ------------------------  ---------------------------------------------------
                                                                             1997                     1996
                                                  Average     Percent       Average     Percent      Average      Percent
                                                  Balance    of Total       Balance    of Total      Balance      of Total
                                                ------------------------  ---------------------------------------------------
Assets
Investment Securities
  Taxable                                            13,478      15.54%         8,782      10.94%         7,662        9.96%
Non-taxable                                              76       0.09%            77       0.10%            77        0.10%
Federal funds sold                                    7,325       8.45%        11,057      13.78%        14,259       18.53%
Due from banks - time deposits                        1,246       1.44%         1,491       1.86%         2,012        2.61%
Loans                                                55,585      64.09%        50,788      63.28%        47,090       61.19%
Reserve for loan and lease losses                      (919)     -1.06%          (769)     -0.96%          (851)       1.10%
     Net Loans and Leases                            54,666      63.03%        50,019      62.32%        46,239       60.09%

     Total Interest Earning Assets                   76,791      88.55%        71,426      89.00%        70,249       91.29%
Cash and non-interest earning deposits                7,967       9.18%         7,077       8.82%         5,348        6.95%
Net premises, furniture and equipment                   993       1.14%           887       1.10%           584        0.76%
Other assets                                            985       1.13%           874       1.08%           773        1.00%
     Total Assets                                    86,736     100.00%        80,264     100.00%        76,954      100.00%

Liabilities and Stockholders' Equity
Savings deposits (1)                                 30,971      35.71%        30,904      38.51%        29,180       37.92%
Time deposits                                        25,056      28.89%        21,330      26.57%        21,131       27.46%
Short-term borrowings
     Total Interest-bearing Liabilities              56,027      64.60%        52,234      65.07%        50,311       65.38%

Demand deposits                                      23,386      26.96%        21,768      27.12%        20,864       27.11%
Other liabilities                                       174       0.20%           242       0.30%           224        0.29%

     Total Liabilities                               79,587      91.76%        74,244      92.50%        71,399       92.78%
Stockholders' Equity                                  7,149       8.24%         6,020       7.50%         5,554        7.22%

    Total Liabilities and Stockholders'
       Equity                                        86,736     100.00%        80,264     100.00%        76,954      100.00%

(1) Includes Savings, NOW, and Money Market Accounts.

         INVESTMENT PORTFOLIO

                  The following table summarizes the amounts and distribution of CIB's investment securities held as of the dates indicated, and the weighted average yields as of December 31, 1997:

                                                                  JUNE 30, 1998
                                ----------------------------------------------------------------------------------
(dollars in thousands)                      Within One year                  After One But within Five Years

                                       126



                                 Held-to-maturity   Available-for-sale   Held-to-maturity   Available-for-sale
                                ----------------------------------------------------------------------------------
                                 Amount     Yield    Amount     Yield     Amount     Yield     Amount     Yield
                               -----------------------------------------------------------------------------------
U.S. Government agencies                -     0.00%       999      5.65%         -     0.00%      3,044     6.11%
Corporate debt securities               -     0.00%     2,013      6.34%         -     0.00%      3,421     6.08%
Other securities                        -     0.00%     2,631      5.74%        76     4.80%          -     0.00%
                                ----------------------------------------------------------------------------------
Total                                   -     0.00%     5,643      6.01%        76     4.80%      6,465     6.10%


                                                                DECEMBER 31, 1997
                                ----------------------------------------------------------------------------------
                                            Within One year                  After One But within Five Years
                                 Held-to-maturity   Available-for-sale   Held-to-maturity   Available-for-sale
                                ----------------------------------------------------------------------------------
                                Amount     Yield    Amount    Yield      Amount    Yield     Amount     Yield
                                ----------------------------------------------------------------------------------
U.S. Government agencies                 -    0.00%     4,491      5.63%         -     0.00%      4,509     6.47%
Corporate debt securities                -    0.00%     1,500      5.92%         -     0.00%      1,417     6.61%
Other securities                         -    0.00%     2,154      6.05%        77     4.80%          -     0.00%
                                ----------------------------------------------------------------------------------
Total                                    -    0.00%     8,145      5.79%        77     4.80%      5,926     6.50%

         Securities may be pledged to meet security requirements imposed as a condition to receipt of deposits of public funds and other purposes. At December 31, 1997 and 1996, and June 30, 1998 the carrying values of securities pledged to secure public deposits and other purposes were $500,052, $501,633 and $500,000, respectively.

         LOAN PORTFOLIO

         The following table set forth the components of total net loans outstanding in each category at the date indicated:



(dollars in thousands)                       June 30,1998   December 31, 1997     December 31, 1996
              TYPES OF LOANS
Domestic
Commercial and industrial                            15,079            12,745                14,110
Real estate construction                              2,764             1,584                 2,658
Real estate mortgage                                 28,946            26,104                22,697
Installment loans to individuals                     12,742            12,216                12,561

All other loans (including overdrafts)                   91               163                    18
Less:


                                       127


Unearned income                                       1,331             1,265                 1,466
Reserve for loan and lease losses                       930               918                   723

Total                                                57,361            50,629                49,855

         Average loans in 1997 were $50.8 million representing an increase of 7.9% over 1996. Average loans represented 63.28% of average assets in 1997 compared to 61.19% 1996. Average loans were $55.6 million representing 64.09% of average assets for the six month period ending June 30, 1998.

         Commercial and industrial loans consist of credit lines for operating needs, loans for equipment purchases and working capital, and various other business purposes. At December 31, 1997, CIB had commercial loans outstanding representing 24.1% of total loans compared to 27.1% at December 31, 1996. Commercial loans represented 25.3% of total loans at June 30, 1998.

         Real estate construction loans expressed as a percentage of total loans were 3.0% and 5.1% at December 31, 1997 and 1996, respectively. Construction loans were 4.6% of total loans on June 30, 1998. The construction loans outstanding are generally composed of commitments to customers within CIB's service area for construction of custom, semi-custom single family residences, and industrial buildings.

          Real estate mortgage loans, which consist primarily of loans to CIB's depositors secured by trust deeds on commercial and residential real estate, expressed as a percentage of total loans were 49.5% and 43.6% at December 31, 1997 and 1996, respectively. At $28.9 million, other real estate loans represent 48.6% of total loans on June 30, 1998.

         Installment loans to individuals and all other loans include a range of traditional consumer loan products offered by CIB such as home equity and personal lines of credit and loans to finance purchases of autos, boats, recreational vehicles, and various other consumer items. Dealer loans, which are automobile loans purchased from local automobile dealers, are included in this category. Unearned discounts on dealer loans are recognized as income over the term of the loans by the sum-of-the-month-digits method (Rule of 78's.) At December 31, 1997, consumer loans outstanding were $12.4 million representing 23.5% of total loans. This compares to consumer loans of $12.6 million representing 24.2% of total loans at December 31, 1996. Consumer loans outstanding were $12.8 million representing 21.5% of total loans on June 30, 1998.

         RISK ELEMENTS

         CIB assesses and manages credit risk on an ongoing basis through lending policies. Management strives to continue the historically low level of credit losses by continuing its emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

         In extending credit and commitments to borrowers, CIB generally requires collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrower. CIB's requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with management's evaluation of the credit worthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, plant and equipment, income-producing properties, residences and other real property. CIB secures its collateral by perfecting its interest in business assets, obtaining deeds of trust, or outright possession among other means.

         Management believes that its lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances.

         NONPERFORMING ASSETS

         Management generally places loans on nonaccrual status when they become 90 days past due, unless the loan is well secured and in the process of collection. Loans are charged-off when, in management's opinion, collection appears unlikely. The following table provides information with respect to the components of CIB's nonperforming assets at the dates indicated:


                (amounts in thousands)                      December 31,                       June 30,
                                                        ----------------------            -------------------
                                                           1997         1996               1998        1997
                                                        -----------    -------            --------    -------
Accruing Loans More Than 90 Days Past Due
      Aggregate loan amounts
          Commercial, financial and agricultural            $   40      $  15              $   40      $  50
          Real estate
          Installment loans to individuals                      40         13                  25         22
      Aggregate leases
Renegotiated loans
Non-accrual loans
      Aggregate loan amounts
          Commercial                                                       41                              1
          Real estate                                                     383                            197
          Installment loans to individuals                                 23                             19
                                                        -----------    -------            --------    -------
                                                            $   80       $475              $   65       $289
                                                        -----------    -------            --------    -------
                                                        -----------    -------            --------    -------

         Interest due but excluded from interest income in nonaccrual loans was approximately $0 in 1998 and 1997, and $39,000 in 1996. No payments received on nonaccrual loans were included in interest income in 1998, 1997 and 1996.

         The average recorded investment in loans that are considered impaired under SFAS No. 114 was $293,000 in 1997, and $812,000 for 1996, and $0 for the six months ended June 30, 1998, which are included as nonaccrual loans above. Such impaired loans had a valuation allowance of $0 on December 31, 1997 and June 30, 1998, and $42,721 for December 31, 1996. CIB recognized no interest on impaired loans in 1997 or 1996.

         Other real estate owned is acquired through foreclosure or other means. These properties are recorded on an individual basis at the estimated fair values less selling expenses. At December 31, 1997, other real estate owned was comprised of one commercial building with a carrying value of $152,000. This property was subsequently sold resulting in a $0 balance in other real estate owned on June 30, 1998.

PROVISION AND ALLOWANCE FOR LOAN LOSS

         The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in CIB's loans. The provision for loan losses was $370,000 in 1997, $696,000 in 1996, and $58,000 for the six month period ending June 30, 1998.

         The following table summarizes, for the years indicated, changes in the allowances for loan losses arising from loans charged-off, recoveries on loans previously charged-off, and additions to the allowance which have been charged to operating expenses and certain ratios relating to the allowance for loan losses:

                                                                              December 31,
(dollars in thousands) (unaudited)                  June 30, 1998       1997               1996
                                                   ---------------------------------------------------
Loans and Leases Outstanding, Period End (1)         $   58,291         $   49,821        $   49,021

Average Amount of Loans and Leases Outstanding (1)   $   55,585         $   50,788        $   47,090

Loans and Lease Loss Reserve Balance,

  Beginning of Period                                $      918         $      723        $      732

    Charge-offs
       Domestic
          Commercial, financial &  agricultural              10               207                 581
          Real estate - construction                    -------           -------             -------
          Real estate - mortgage                        -------           -------                  81
          Consumer loans                                    138               231                 112
          Lease financing                               -------           -------             -------
                                                   -----------------------------------------------------
                                                            148               438                 774
     Recoveries
       Domestic


                                                      130

          Commercial, financial & agricultural               73               217                  25
          Real estate - construction                    -------           -------             -------
          Real estate - mortgage                             14                30                  11

          Consumer loans                                     15                16                  33
          Lease financing                               -------           -------             -------
                                                    -----------------------------------------------------
                                                            102               263                  69
                                                    -----------------------------------------------------
Net charge-offs/(recoveries)                                 46               175                 705

Additions/(Reductions) charged to operations                 58               370                 696

Loan and Lease Loss Reserve balance
                                                    -----------------------------------------------------
  End of period                                      $      930         $     918         $       723
                                                    -----------------------------------------------------
                                                    -----------------------------------------------------
Ratio of Net Charge-offs/(Recoveries)
  During the Year to Average Loans and Leases
  Outstanding During the Year                              0.08%             0.34%               1.50%

Ratio of Reserve for Loan Losses to Loans
  at Period End                                            1.60%             1.84%               1.47%


(1) Loans, net of unearned income

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions. In addition, both Federal and state regulators, as an integral part of their examination process, periodically review CIB's allowance for loan losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination.

         The following table summarizes the allocation of the allowance for loan losses by loan type for the years indicated and the percent of loans in each category to total loans (dollar amounts in thousands):

                                June 30, 1998              December 31, 1997           December 31, 1996
                          ---------------------------  --------------------------- ---------------------------
                                        Percent of                   Percent of                  Percent of
                                      Loans In Each                Loans In Each               Loans In Each
                          Allowance    Category to     Allowance    Category to    Allowance    Category to
                            Amount     Total Loans       Amount     Total Loans      Amount     Total Loans
                          ----------- ---------------  ----------- --------------- ----------- ---------------
Commercial                       253          25.29%          228          24.11%         234          27.06%


                                                            131


Real Estate-Construction          13           4.64%           15           3.00%          20           5.11%
Real Estate                      186          48.55%          289          49.45%         326          43.64%
Consumer                         194          21.52%          120          23.45%         123          24.19%
Unallocated                      284             n/a          266             n/a          20             n/a
                          ----------- ---------------  ----------- --------------- ----------- ---------------
     Total                       930         100.00%          918         100.00%         723         100.00%
                          ----------- ---------------  ----------- --------------- ----------- ---------------
                          ----------- ---------------  ----------- --------------- ----------- ---------------

         FUNDING

         Deposits are CIB's primary source of funds. At December 31, 1997, CIB had a deposit mix of 37.8% in time and savings deposits, 32.2% in money market and NOW deposits, and 30.0% in noninterest-bearing demand deposits. CIB net interest income is enhanced by its percentage of noninterest-bearing deposits.

     At June 30, 1998, CIB had a deposit mix of 40.8% in time and savings deposits, 28.2% in money market and NOW deposits, and 31.0% in noninterest-bearing demand deposits

     The following table summarizes the distribution of average deposits and the average rates paid for the years indicated:


(Dollars in Thousands)                                                         Year Ended December 31,
                                              For period ended      ------------------------------------------------
                                                June 30, 1998                1997                    1996
                                           ------------------------------------------------ ------------------------
                                             Average      Average     Average    Average     Average     Average
                                             Balance       Rate       Balance      Rate      Balance       Rate
                                           ------------  ---------------------------------- ---------- -------------
In Domestic Offices

   Noninterest bearing demand deposits         $23,386      ------      $21,768     ------    $20,864        ------

   Savings deposits (1)                         30,971        2.2%       30,904       2.4%     29,180          2.5%

   Time deposits                                25,056        5.3%       21,330       5.3%     21,131          5.3%
                                           ------------  ---------------------------------- ---------- -------------
                      Total Deposits           $79,413        3.6%      $74,002       3.6%    $71,175          3.7%
                                           ------------               ----------            ---------
                                           ------------               ----------            ---------

(1) Savings deposits include Savings, NOW, and Money Market deposit accounts.

     The scheduled maturity distribution of CIB's time deposits of $100,000 or greater, as of December 31, 1997, were as follows:


(Dollars In Thousands)                              June 30,
                                                      1998
                                                -----------------
Three months or less                            $          3,506

                                          132

Over three through 12 months                               6,247

Over one through five years                                1,033

                                                -----------------
                                                 $        10,786
                                                -----------------
                                                -----------------


         LIQUIDITY AND INTEREST RATE SENSITIVITY

         LIQUIDITY. Liquidity management refers to CIB's ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to CIB's liquidity position. Federal funds lines, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. CIB assesses the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual client funding needs. Commitments to fund loans and outstanding letters of credit at June 30, 1998, December 31, 1997, and December 31, 1996 totaled approximately $17.2, $12.6 million, and $8.3 million, respectively. Such loans relate primarily to revolving lines of credit, construction loans and other commercial loans.

         CIB's sources of liquidity consist of its deposits with other banks, overnight funds sold to correspondent banks and unpledged short-term, marketable investments. On December 31, 1997, liquid assets totaled $32.4 million or 36.4% of total assets as compared to $27.2 million or 36.5% of total assets on December 31, 1996. On June 30, 1998 liquid assets totaled $27.2 million or 31.3% of total assets. In addition to liquid assets, CIB maintains lines of credit with correspondent banks available on a short-term basis. Informal agreements are also in place with various other banks to purchase participations in loans, if necessary.

         INTEREST RATE SENSITIVITY. Interest rate sensitivity is a measure of the exposure to fluctuations in CIB's future earnings caused by fluctuation in interest rates. Such fluctuations result from the mismatch in repricing characteristics of assets and liabilities at a specific point in time. This mismatch, or interest rate sensitivity gap, represents the potential mismatch in the change in the rate of accrual of interest revenue and interest expense from a change in market interest rates. Mismatches in interest rate repricing among assets and liabilities arise primarily from the interaction of various customer businesses (i.e. types of loans versus the types of deposits maintained) and from management's discretionary investment and funds gathering activities. CIB attempts to manage its exposure to interest rate sensitivity, but due to its size and direct competition from the major banks, it must offer products which are competitive in the market place, even if less than optimum with respect to its interest rate exposure.

         The table below sets forth the interest rate sensitivity of CIB's interest-earning assets and interest-bearing liabilities as of June 30, 1998, using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate sensitive with a specified period when it can be repriced or matures within it contractual terms:

                                                                           June 30,1998
                                            ----------------------------------------------------------------------------
(dollar in thousands) (unaudited)              Three     Over Three   Over One
                                               Months      Through     Through    Over Five   Non-Interest
                                              or Less     12 Months  Five Years     Years       Bearing       Total
                                            ----------------------------------------------------------------------------
ASSETS

Interest-bearing deposits in banks                   595         497      ------       ------       ------        1,092
Federal funds sold                                 5,950      ------      ------       ------       ------        5,950
Investment securities                              2,449       3,012       6,539          183       ------       12,183
Net loans and leases                              35,295         604      12,359       10,072         (969)      57,361
Noninterest-bearing assets                        ------      ------      ------       ------       10,340       10,340
                                            ----------------------------------------------------------------------------

Total assets                                      44,289       4,113      18,898       10,255        9,371       86,926

LIABILITIES AND STOCKHOLDERS' EQUITY                                                                             ------
Noninterest-bearing deposits                      ------      ------      ------       ------       24,629       24,629
Interest-bearing deposits                         30,846      15,137       2,320        6,353       ------       54,656
Other liabilities                                 ------      ------      ------       ------          201          201
Stockholders' Equity                              ------      ------      ------       ------        7,440        7,440
                                            ----------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity        30,846      15,137       2,320        6,353       32,270       86,926


Interest Rate Sensitivity Gap                    $13,443    ($11,024)    $16,578       $3,902     ($22,899)          $0
                                            ----------------------------------------------------------------------------
Cumulative Interest Rate Sensitivity Gap         $13,443      $2,419     $18,997      $22,899           $0
                                            ----------------------------------------------------------------------------
                                            ----------------------------------------------------------------------------

         CAPITAL RESOURCES

         CIB's total shareholders' equity was $7.4 million on June 30, 1998, $6.6 million at December 31, 1997 and $5.6 million as of December 31, 1996.

         CIB is subject to regulations issued by the Department of Financial Institutions and the FDIC which require maintenance of a certain level of capital. These regulations impose two capital standards: a risk-based capital standard and a leverage capital standard.

         Under the risk-based capital guidelines, assets reported on an institution's balance sheet and certain off-balance sheet items are assigned to risk categories, each of which has an assigned risk weight. Capital ratios are calculated by dividing the institution's qualifying capital by its period-end risk-weighted assets. The guidelines establish two categories of qualifying capital: Tier 1 Capital (defined to include common shareholders' equity and noncumulative perpetual preferred stock) and Tier 2 Capital defined to include limited life (and in the case of bank, cumulative) preferred stock, mandatory convertible securities, subordinated debt, and a limited amount of reserves for loan and lease losses. Each institution is required to maintain a risk-based capital ratio (including Tier 1 and Tier 2 capital) of 8%, of which at least half must be Tier 1 capital.

         Under the leverage capital standard an institution is required to maintain a minimum ratio of Tier 1 capital to the sum of its quarterly average total assets and quarterly average reserve for loan losses, less intangibles not included in Tier 1 capital. Period-end assets may be used in place of quarterly average total assets on a case-by-case basis. A minimum leverage ratio of 3% is required for institutions which have been determined to be in the highest of five categories used by regulators to rate financial institutions and which are not experiencing or anticipating significant growth. All other organizations are required to maintain leverage ratios of at least 100 to 200 basis points above the 3% minimum. The table below represents the capital and leverage ratios of CIB as of December 31, 1997:

                                                                                     Capital Needed
                                                                     ------------------------------------------
                                                                                                To Be Well
                                                                                            Capitalized Under
                                                                         For Capital        Prompt Corrective
                                                     Actual           Adequacy Purposes         Provisions
                                               -------------------   ---------------------  -------------------
                                                 Amount     Ratio      Amount     Ratio       Amount    Ratio
                                               -----------  ------   ----------- ---------  ----------- -------
As of June 30, 1998
      Total capital to risk-weighted  assets       $8,350   11.6%         5,746      8.0%        7,183   10.0%
      Tier 1 capital to risk-weighted assets        7,452   10.4%         2,873      4.0%        4,310    6.0%
      Tier 1 capital to average assets              7,452    8.5%         3,493      4.0%        4,366    5.0%

As of December 31, 1997
      Total capital to risk-weighted assets         7,346   11.6%         5,079      8.0%        6,349   10.0%
      Tier 1 capital to risk-weighted assets        6,551   10.3%         2,539      4.0%        3,809    6.0%
      Tier 1 capital to average assets              6,551    8.2%         3,211      4.0%        4,013    5.0%

As of December 31, 1996
      Total capital to risk-weighted assets         6,319   11.8%         4,518      8.0%        5,648   10.0%
      Tier 1 capital to risk-weighted assets        5,600    9.9%         2,259      4.0%        3,389    6.0%
      Tier 1 capital to average assets              5,600    7.4%         2,988      4.0%        3,735    5.0%


         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") substantially revises banking regulation and establishes a framework for determination of capital adequacy of financial institutions. Under the FDICIA, financial institutions are placed into one of five capital adequacy categories as follows: (1) "well capitalized" consisting of institutions with a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based ratio of 6% or greater and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive; (2) "adequately capitalized" consisting of institutions with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater, and the institution does not meet the definition of a "well-capitalized" institution;
(3) "under capitalized" consisting of institutions with a total risk-based ration of less than 4%; (4) "significantly undercapitalized" consisting of institutions with a total risk-based capital ratio of less than 6%, Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%;
and (5) "critically undercapitalized" consisting of an institution with a ratio of tangible equity to total assets that is equal to or less than 2%.

         Financial institutions classified as under capitalized or below are subject to various limitations including, among other matters, certain supervisory actions by bank regulatory authorities and restrictions relating to
(i) growth of assets, (ii) payment of interest on subordinated indebtedness,
(iii) payment of dividends or other capital distributions, and (vi) payment of management fees to a parent holding company. The FDICIA requires regulatory authorities to initiate corrective action regarding financial institutions, which fail to meet minimum capital requirements. Such actions may, among other matters, require that the financial institution augment capital and reduce total assets. Critically undercapitalized financial institutions may also be subject to appointment of a receiver or conservator unless the financial institution submits an adequate capitalization plan.

         EFFECTS OF INFLATION

         The financial statements and related financial information presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

         YEAR 2000 ISSUES

         CIB has established a working committee of senior management, a director and other employees to plan and monitor CIB's compliance with Year 2000 issues. This committee has developed a policy setting forth priorities and a timetable for CIB to follow in this process. The Federal Reserve in their most recent exam has indicated that CIB was in compliance with the progress standards established by the Federal Reserve Bank with year 2000 issues. Management currently believes that the costs related to all Year 2000 issues will not have a material impact on future operations of CIB.

         IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

         In June 1997 the Financial Accounting Standards Board issued Statement No. 130, "REPORTING COMPREHENSIVE INCOME". This statement, which is effective for the year ending December 31, 1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

         In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." This statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as the management approach) and also requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31, 1998.

         BOARD OF DIRECTORS

         At the Effective Time and pursuant to the Agreement, the Boards of Directors of the Americorp and ACB will consist of four (4) members of the current CIB Board and five (5) members from Americorp and ACB, including Americorp's and ACB's President. It is currently contemplated that the four members of the CIB Board who will continue to serve as directors of the Americorp and ACB following the Effective Time are Joseph Priske, Michael T. Hribar, Edward F. Paul and Jacqueline Pruner. For information on the members of the Americorp and Bank Boards who will serve on the Americorp's and ACB's Boards of Directors, see "BUSINESS OF AMERICORP"

         The table below sets forth certain information, as of the CIB Record Date, with respect to members of the Board of Directors.


                                       DIRECTOR OF
NAME AND POSITION                      BANK SINCE          AGE            PRINCIPAL OCCUPATION FOR PAST FIVE YEARS

Fred G. Buenger, Director              04/03/87            65             President and Owner of Buenger Enterprises,
                                                                          Operator of Coast Chandlery

William P. Burke, Director             04/03/87            62             President, Bill Burke Enterprises, Inc.

Glen C. Farr, Director                 03/19/98            39             Chartered Life Underwriter

Michael T. Hribar, Director            04/03/87            51             Certified Public Accountant

Edward F. Paul, Director               Organization        61             President, Walker, Inc.

Joseph L. Priske, Director; Chairman   03/16/95            49             Chief Executive Officer, Priske-Jones Company

Jacqueline S. Pruner, Director,
Vice Chairman                          Organization        59             Co-Owner, Pruner Investments


         COMPENSATION OF NON-EXECUTIVE DIRECTORS

         Directors who were not executive officers of CIB were paid the following in 1998:

         (a) For each Board meeting attended, the Chairman of the Board was paid $1,000 and the other Directors were each paid $500;

         (b) For each Loan Committee attended, the Committee Chairman was paid $100 and the other Committee members were each paid $50; and

         (c) For each other Committee meeting attended, the Committee Chairman was paid $100 and the other Committee members were each paid $50.

         No additional compensation was paid to executive officers of CIB for attendance at Board or Committee meetings. For the fiscal year ended December 31, 1997, the total paid to all other Directors for Board and Committee meetings attended was $61,500.

         EXECUTIVE OFFICERS

         The following table sets forth as to each of the persons who are currently executive officers of CIB, such person's age as of September 1, 1998, and the principal occupation during the past five (5) years.


                                                             Business Experience                  Year First Appointed
         Name                                 Age            During Past Five Years               as Executive Officer
         Thomas E. Anthony                     50            Senior Vice President and
                                                             Chief Lending Officer of CIB(1)             1992

         Allen P. Partridge                    58            Senior Vice President and
                                                         Chief Financial Officer of CIB(2)               1997


         None of the directors or executive officers of CIB were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of CIB, acting within their capacities as such. There are no family relationships between the directors and executive officers of CIB, and none of the directors or executive officers of CIB serve as directors of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940, as amended.


--------------------

(1) Mr. Anthony has been the Chief Lending Officer of Channel Islands Bank since February 20, 1992. Prior to that time, Mr. Anthony served as Vice President and Commercial Loan Officer for Independence Bank, Encino, California from February 1987 through February 1992.

(2) Mr. Partridge was appointed Chief Financial Officer of Channel Islands Bank on March 25, 1997. Prior to that date, Mr. Partridge served as an in-house consultant for Israel Discount Bank from May 1996 to March 1997 acting as the chief accountant and information systems manager. From November 1993 through June 1995, Mr. Partridge served as the Chief Operating Officer and Chief Financial Officer of the Bank of Los Angeles, West Hollywood, California. Mr. Partridge previously served as the Chief Financial Officer for the Bank from July 1985 until July 1992.

         None of the directors or executive officers of CIB have, during the last five years, been involved in any legal proceedings that are material to an evaluation of the ability or integrity of any director or executive officer of CIB.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth information as of the Record Date pertaining to beneficial ownership (as defined below) of CIB's no par value Common Stock (the "Common Stock"), by (i) persons known to CIB to own more than 5% of its Common Stock (a "Principal Shareholder"), and (ii) individually, each of the "Executive Officers" (as defined below) of CIB, its current directors and nominees for the office of director, and (iii) all directors and Executive Officers(1) of CIB as a group. The information contained herein has been obtained from CIB's records and from information furnished to CIB by each individual or entity required by law to report such information to CIB and/or to a regulatory agency having supervisory jurisdiction over CIB. Management knows of no persons who own, beneficially or of record, either individually or with associates, more than five percent of CIB's common stock, except as set forth below.

         The number of shares "beneficially owned" by a given shareholder are determined under Securities and Exchange Commission Rules, and the designation of ownership set forth below is not necessarily indicative of ownership for any other purpose. In general, the beneficial ownership as set forth below includes shares over which a director, director nominee, Principal Shareholder or Executive Officer has sole or shared voting or investment power and certain shares which such person has a vested right to acquire, under the stock options or otherwise, within 60 days of the date hereof.

                          SECURITY OWNERSHIP OF MANAGEMENT


   NAME & ADDRESS OF                       AMOUNT OF BENEFICIAL        PERCENT OF CLASS(2)(3)
    BENEFICIAL OWNER                           OWNER(2)(3)
   ------------------                      --------------------        ----------------------
   Thomas Anthony                            6,000(5)                          1.06%
   300 Esplanade Drive, #110
   Oxnard, CA  93030

   Fred G. Buenger                          12,825(6)                          2.27%
   3600 S. Harbor Blvd.
   Oxnard, CA  93035

                                     139

   William P. Burke                         17,821(6)                          3.16%
   1960 S. Victoria
   Oxnard, CA  93030

   Glen Farr                                 1,050                             0.19%
   300 Esplanade Dr., #1140
   Oxnard, California  93030

   Michael T. Hribar                         8,095                             1.44%
   5700 Ralston St., #202
   Ventura, CA  93003

   Allen Partridge                           1,000(6)                          0.18%
   155  S. "A" Street
   Oxnard, CA  93030

   Edward P. Paul (4)                       55,365(6)                          9.82%
   335 N. "A" Street
   Oxnard, CA  93030

   Joseph L. Priske                         11,959(6)                          2.12%
   711 Daily Drive
   Camarillo, CA  93010

   Jacqueline S. Pruner                     21,029(6)                          3.73%
   29194 Old Mill Creek Ln.
   Agoura, CA  91301

   All Directors and Executive
    Officers as a group (9 persons)        135,144(2)                         23.96%


                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


                                                                 AMT. AND NATURE OF               PERCENT OF
TITLE OF CLASS                NAME OF BENEFICIAL OWNER         BENEFICIAL OWNER(2)(3)             CLASS(2)(3)
--------------                ------------------------         -----------------------            ----------
Common                        James O. Birchfield as                 27,251                          4.83%
Stock                         Trustee of the James
                              O. Birchfield
                              1995  Trust

Common                        CEDE & Co.                             48,134                          8.53%
Stock
Common                        Cohen Family Trust                     45,019                          7.98%
Stock
Common                        Richard D. McNish                      47,369                          8.40%
Stock

----------------------------------



                                      140

Common                              Martin V. Smith                        36,258                          6.43%
Stock


(1) Based on a total of 546,414 shares issued and outstanding as of July 31, 1998 and a total of 17,566 vested option shares unexercised as of July 31, 1998.

(2) As used throughout this Proxy Statement, the term "Executive Officer" means Senior Vice President and Senior Lending Officer, and the Senior Vice President and Chief Financial Officer.

(3) Includes shares beneficially owned by the named shareholder, together with "associates" (as defined under applicable law), subject to community property laws and shared voting and investment power with a spouse, if applicable. The persons listed have sole voting power unless otherwise noted.

(4) In the third calendar quarter of 1997, the OCC required Mr. Paul to file an application for approval of a change in control of CIB due to the fact that Mr. Paul and his related family members owned or controlled more than 10% of CIB's outstanding shares, which holding was and is the largest single holding by any Bank shareholder, to the best knowledge of CIB. Mr. Paul was approved as a control person by the OCC on December 31, 1997.

(5)      Includes 6,000 vested option shares.
(6)      Includes 1,000 vested option shares.
(7)      Includes 6,566 vested option shares.


         DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

         EXECUTIVE COMPENSATION

         Any Executive Officer serving as a Director of CIB does not receive additional compensation for attending Board and committee meetings, and such attendance is remunerated by the compensation of such person in his or her capacity as an Executive Officer of CIB. For the fiscal year ended December 31, 1997, the aggregate cash compensation paid to or accrued for all Executive Officers of CIB, as a group (3 persons), for services rendered to CIB in all capacities was $283,561.76.

         The following table sets forth the cash compensation of the Chief Executive Officer.


                                                          SUMMARY COMPENSATION TABLE

         Name & Principal Position          Year    Salary ($)    Bonus   Options (#)   All Other Comp.($)
         -------------------------          ----    ----------    -----   -----------   -----------------
         Richard D. Spencer                 1997     100,000     $13,184       0            0
         President and                      1996       N/A
         Chief Executive
         Officer                            1995       N/A


         On June 1, 1998, Mr. Richard Spencer resigned as President and Chief Executive Officer of CIB.

On June 23, 1998, Mr. Spencer executed an agreement to release CIB from any and all liability, and in return CIB agreed to pay Mr. Spencer all accrued salary and unused vacation, certain health benefits, $60,000 representing approximately six months salary, and $51,375 representing the value of Mr. Spencer's CIB stock options. The parties agreed to make three installment payments to Mr. Spencer, with the last installment payment due on October 1, 1998.

         OPTION GRANTS FOR 1997 AND 1998

         There were no stock options granted pursuant to the 1985 Incentive Stock Option Plan to the Directors or Executive Officers in 1997. As of July 31, 1998, 45,000 shares had been granted to Directors and Executive Officers in 1998 pursuant to the 1998 Stock Option Plan.

         OPTION EXERCISES IN 1997 AND 1998

         There were no exercises in 1997 of stock options by Executive Officers, and 18,089 shares were exercised by Directors in 1997. As of July 31, 1998, 67,401 shares were exercised by Directors in 1998.

         STOCK OPTION PLANS

         1985 INCENTIVE STOCK OPTION PLAN

         The 1985 Incentive Stock Option Plan of CIB adopted by the Board of Directors on July 18, 1985, and approved by the shareholders on July 30, 1985 (the "1985 Plan"), intended to advance the interests of CIB by encouraging stock ownership on the part of its officers and directors. According to its terms, the 1985 Plan terminated on July 31, 1994. At the 1994 Annual Meeting of shareholders, the shareholders approved certain amendments to the 1985 Plan, including an extension of time within which the grantees of options under the 1985 Plan would be able to exercise their options for an additional five years or until July 31, 1999. Other basic terms of the 1985 Plan remained essentially unchanged.

         Since the nine (9) year term of the 1985 Plan expired on July 31, 1994, stock options may no longer be granted under the 1985 Plan. However, options previously granted and not exercised as of July 31, 1994 may not have expired on that date. Under the terms of the 1985 Plan, options available for grant under the 1985 Plan which were not granted, have been added to CIB's authorized but unissued shares.

         1998 STOCK OPTION PLAN

         On March 19, 1998, the Board of Directors of CIB adopted, subject to approval by a majority of the outstanding shares, the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the grant of "Incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and "non-qualified options," which are options not intended to qualify as incentive stock options. Under the 1998 Plan, options for the acquisition of an aggregate of 100,000 shares of CIB's common stock may be granted to directors, officers and employees of CIB. Incentive stock options may not be granted to non-employee directors. The 1998 Plan is administered by the full Board of Directors acting as the Stock Option Committee which has sole discretion and authority, consistent with the provisions of the 1998 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the applicable 1998 Plan.

         With the adoption on March 19, 1998, of the 1998 Plan by the Board, the Board granted, subject to stockholder approval of the Plan, 5,000 non-qualified options to acquire shares of Bank common stock at an exercise price of $18.00 per share to each of the seven non-officer directors of CIB. Twenty (20) percent of these options are to vest on the date of such grant with the remainder to vest 20 percent per year for the succeeding four years. In addition, on June 18, 1998, the Board granted 5,000 incentive stock options to each executive officer of CIB at an exercise price per share of $20.00.

         CHANNEL ISLANDS BANK 401(K) PLAN

         On September 1, 1994, CIB's Board adopted a 401(K) Plan ("Plan"), which is a defined contribution plan. The Plan is a "qualified" pension plan (as defined in the Employee Retirement Income Security Act of 1974) for the exclusive benefit of eligible employees and their beneficiaries. The Plan is intended to provide death, disability or retirement income to participating employees and their beneficiaries. Under the Plan, an employee must complete a minimum of ninety (90) days of consecutive service and attain the age of eighteen (18) years before he or she is eligible to participate in the Plan. Eligible employees may elect to defer not less than 1 % or more than 15% of their annual salary up to a dollar limit set by law each year based on cost of living changes. CIB makes matching contributions equal to 50% of the employee share on employee deferrals of up to 6%. These matching contributions are monthly, discretionary amounts which may vary from month to month. The annual expense to CIB of its contributions to the Plan for the years ended December 31, 1997 and 1996 were $24,940.99 and $14,779.53, respectively. Contributions to the Plan are held and invested by the Trustee of the Plan.

         INDEBTEDNESS OF MANAGEMENT

         Some of CIB's directors, Executive Officers and principal shareholders (including beneficial owners of 5% or more of CIB's Common Stock), as well as their associates, are customers of, and have had banking transactions with, CIB in the ordinary course of CIB's business and CIB expects to have such ordinary banking transactions with such persons in the future. In the opinion of the management of CIB, all loans and commitments to lend included in such transactions were made in compliance with applicable laws, and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar credit worthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. Loans to individual directors and officers must comply with CIB's lending policies and statutory lending limits, and prior Board approval, not including the vote of any director with a financial or other interest in such transaction, is required for most of these loans. At December 31, 1997, the aggregate indebtedness of CIB's Executive Officers, directors and principal shareholders along with their associates was $1,263,290.96.

         EXECUTIVE OFFICER AGREEMENTS

         On July 7, 1998, CIB entered into an employment agreement with Mr. Thomas Anthony as CIB's Senior Vice President and Senior Lending Officer. The term of the agreement commenced on June 18, 1998 and shall terminate on December 31, 1999. Mr. Anthony shall receive a salary of $95,258.89 per year, four weeks of vacation, use of a Bank owned automobile, a stock option of 5,000 shares vesting 20% per year at an exercise price of $20.00 per share, certain health and medical benefits, and reimbursement of certain business expenses. Mr. Anthony may be terminated with cause for any of the various reasons enumerated in the agreement, and upon such termination, Mr. Anthony would receive only accrued salary and payment for any unused vacation. The agreement also provides for the payment of six months salary if Mr. Anthony is terminated without cause. If Mr. Anthony is terminated, Mr. Anthony may not, for a one year period following termination, solicit any customers or employees of CIB to move their banking or employment relationships from CIB.

         Also on July 7, 1998, CIB entered into an employment agreement with Mr. Allen Partridge as CIB's Senior Vice President and Chief Financial Officer. The term of the agreement commenced on June 18, 1998 and shall terminate on December 31, 1999. Mr. Partridge shall receive a salary of $88,400 per year, four weeks of vacation, a stock option of 5,000 shares vesting 20% per year at an exercise price of $20.00 per share, certain health and medical benefits, and reimbursement of certain business expenses. Mr. Partridge may be terminated with cause for any of the various reasons enumerated in the agreement, and upon such termination, Mr. Partridge would receive only accrued salary and payment for any unused vacation. The agreement also provides for the payment of six months salary if Mr. Partridge is terminated without cause. If Mr. Partridge is terminated, Mr. Partridge may not, for a one year period following termination, solicit any customers or employees of CIB to move their banking or employment relationships from CIB.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Some of the Company's Directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, CIB in the ordinary course of CIB's business, and CIB expects to have banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions were made in the ordinary course of business, in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of repayment or presented other unfavorable features.

                       SUPERVISION AND REGULATION

         Americorp, ACB and CIB are extensively regulated under both federal and state law, as discussed below.

         AMERICORP

         Americorp is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and is registered as such with, and subject to the supervision of, the Federal Reserve Board. Americorp is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of bank holding companies and their subsidiaries.

         Americorp is required to obtain the approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, Americorp would own or control more than 5% of the voting shares of such bank. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of Americorp and another bank holding company.

         Americorp is prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging, directly or indirectly, in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, Americorp may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         Americorp, and any subsidiaries which it may acquire or organize, are deemed to be "affiliates" of ACB within the meaning of that term as defined in the Federal Reserve Act. This means, for example, that there are limitations (a) on loans by ACB to affiliates, and (b) on investments by ACB in affiliates' stock as collateral for loans to any borrower. Americorp and its subsidiary are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

         Americorp and ACB are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, sale or lease of property or furnishing of services. Section 106(b) of the Bank Holding Company Act Amendments of 1970 generally prohibits a bank from tying a product or service to another product or service offered by ACB, or by any of its affiliates. Further, Americorp and ACB are required to maintain certain levels of capital. See, "Effect of Governmental Policies and Recent Legislation - Capital Standards."

         The Federal Reserve Board may require that Americorp terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board determines that the activity or the control or the subsidiary or affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, Americorp must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

         Under the Federal Reserve Board's regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

         ACB

         ACB is extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of ACB. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

         ACB is chartered under the laws of the State of California and its deposits are insured by the FDIC to the extent provided by law. ACB is subject to the supervision of, and is regularly examined by, the DFI and the FDIC. Such supervision and regulation include comprehensive reviews of all major aspects of ACB's business and condition.

         Various requirements and restrictions under the laws of the United States and the State of California affect the operations of ACB. Federal and California statutes relate to many aspects of ACB's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends and locations of branch offices. Further, ACB is required to maintain certain levels of capital.

          California law and regulations of the DFI authorize California licensed banks, subject to applicable limitations and approvals of the DFI to
(1) provide real estate appraisal services, management consulting and advice services, and electronic data processing services; (2) engage directly in real property investment or acquire and hold voting stock of one or more corporations, the primary activities of which are engaging in real property investment; (3) organize, sponsor, operate or render investment advice to an investment company or to underwrite, distribute or sell securities in California; and (4) invest in the capital stock, obligations or other securities of corporations not acting as insurance companies, insurance agents or insurance brokers. In November 1988, Proposition 103 was adopted by California voters. The DFI has established certain procedures to be followed by banks desiring to engage in certain insurance activities.

         CIB

         As a California state chartered bank whose deposits are insured by the FDIC, CIB is regulated under the same federal and state laws as ACB.

         CAPITAL STANDARDS

         The Federal Reserve Board and FDIC have adopted risk-based minimum capital guidelines (for bank holding companies and insured non-member state banks, respectively) intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

         A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which includes off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists primarily of common stock, retained earnings, noncumulative perpetual preferred stock (cumulative perpetual preferred stock for bank holding companies) and minority interests in certain subsidiaries, less most intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses, cumulative preferred stock, long-term preferred stock, eligible term subordinated debt and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%.

         In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banking organizations not rated in the highest category, the minimum leverage ratio must be at least 100 to 200 basis points above the 3% minimum, or 4% to 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

         In June 1996, the federal banking agencies adopted a joint agency policy statement to provide guidance on managing interest rate risk. These agencies indicated that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the agencies' evaluation of ACB's capital adequacy. A bank with material weaknesses in its risk management process or high levels of exposure relative to its capital will be directed by the agencies to take corrective action. Such actions will include recommendations or directions to raise additional capital, strengthen management expertise, improve management information and measurement systems, reduce levels of exposure, or some combination thereof depending upon the individual institution's circumstances.

         The federal banking agencies issued an interagency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (a) assets classified loss; (b) 50 percent of assets classified doubtful; (c) 15 percent of assets classified substandard; and (d) estimated credit losses on other assets over the upcoming 12 months.

         Federally supervised banks and savings associations are currently required to report deferred tax assets in accordance with SFAS No. 109. The federal banking agencies recently issued final rules governing banks and bank holding companies, which became effective April 1, 1995, which limit the amount of deferred tax assets that are allowable in computing an institutions regulatory capital. The standard has been in effect on an interim basis since March 1993. Deferred tax assets that can be realized for taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. Deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of (i) the amount that can be realized within one year of the quarter-end report date, or (ii) 10% of Tier 1 Capital. The amount of any deferred tax in excess of this limit would be excluded from Tier 1 Capital and total assets and regulatory capital calculations.

         Future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of ACB to grow and could restrict the amount of profits, if any, available for the payment of dividends.

         Under applicable regulatory guidelines, Americorp and ACB were each considered "Well Capitalized" at June 30, 1998.

         On January 1, 1998, new legislation became effective which, among other things, gave the power to the DFI to take possession of the business and properties of a bank in the event that the tangible shareholders' equity of the bank is less than the greater of (i) 3% of the bank's total assets or
(ii) $1,000,000.

         PROMPT CORRECTIVE ACTION

         Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

         An insured depository institution generally will be classified in the following categories based on capital measures indicated below:



         "Well capitalized"                                      "Adequately capitalized"
          ----------------                                        ----------------------
         Total risk-based capital of 10%;              Total risk-based capital of 8%;
         Tier 1 risk-based capital of 6%; and          Tier 1 risk-based capital of 4%; and
         Leverage ratio of 5%.                         Leverage ratio of 4%.

         "Undercapitalized"                            "Significantly undercapitalized"
          ----------------                              ------------------------------
         Total risk-based capital less than 8%;        Total risk-based capital less than 6%;
         Tier 1 risk-based capital less than 4%; or    Tier 1 risk-based capital less than 3%; or
         Leverage ratio less than 4%.                  Leverage ratio less than 3%.

         "Critically undercapitalized"
          ---------------------------
         Tangible equity to total assets less than 2%.



         An institution that, based upon its capital levels, is classified as "well capitalized," "adequately capitalized" or undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

         The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate federal banking agency 45 days after becoming undercapitalized. The appropriate federal banking agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate federal banking agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the prompt correction action provisions.

         An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced acquisition;
(ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities;
(vi) replacement of directors or senior executive officers; (vii) prohibitions on the receipt of deposits from correspondent institutions;
(viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate federal banking agency. Although the appropriate federal banking agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the prompt corrective action provisions. In addition, without the prior written approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

         Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

         In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency.

         SAFETY AND SOUNDNESS STANDARDS

         Effective in 1995 the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by the Federal Deposit Insurance Corporation Improvement Act of 1991 (AFDICIA). These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance fund. The standards relate to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. In the event the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency. Effective October 1, 1996, the federal banking agencies promulgated safety and soundness regulations and accompanying interagency compliance guidelines on asset quality and earnings standards. These new guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. The institution should (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in those assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problems assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset reports with adequate information for management and the board of directors to assess the level of risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

         PREMIUMS FOR DEPOSIT INSURANCE

         Federal law has established several mechanisms to increase funds to protect deposits insured by Bank Insurance Fund ("BIF") administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. The FDIC also has authority to impose special assessments against insured deposits.

         The FDIC has adopted final regulations implementing a risk-based premium system required by federal law. Under the regulations, which cover the assessment periods commencing on and after January 1, 1994, insured depository institutions are required to pay insurance premiums within a range of 23 cents per $100 of deposits to 31 cents per $100 of deposits depending on their risk classification. The FDIC, effective September 15, 1995, lowered assessments from their rates of $.23 to $.31 per $100 of insured deposits to rates of $.04 to $.31, depending on the health of the bank, as a result of the recapitalization of the BIF. On November 15, 1995, the FDIC voted to drop its premiums for well capitalized banks to zero effective January 1, 1996. Other banks will be charged risk-based premiums up to $.27 per $100 of deposits. ACB and CIB pay the minimum required premiums as a result of its "well capitalized" status.

         Congress passed in 1996 and the President signed into law, provisions to strengthen the Savings and Loan Insurance Fund ("SAIF") and to repay outstanding bonds that were issued to recapitalize the SAIF as a result of payments made due to the insolvency of savings and loan associations and other federally insured savings institutions in the late 1980s and early 1990s. The new law requires saving and loan associations to be bear the cost of recapitalizing the SAIF and, after January 1, 1997, banks will contribute towards paying off the financing bonds, including interest. Effective January 1, 1997, SAIF-insured institutions pay 3.2 cents per $100 in domestic deposits, and BIF-insured institutions, like ACB, pay 0.64 cents per $100 in domestics deposits. In 2000, banking industry will share on a more equal basis in the bulk of the payments.

         FINANCIAL MODERNIZATION LEGISLATION

         Various proposals to adopt comprehensive financial modernization legislation have been introduced in Congress which include, among other things, elimination of the federal thrift charter, creation of a uniform financial institutions charter, expansion of bank powers, and integration of banking, commerce, securities activities and insurance. Under the proposed legislation, bank holding companies would be allowed to control both a commercial bank and a securities affiliate, which could engage in the full range of investment banking activities, including corporate underwriting. In May, the House passed legislation that would overhaul the financial service industry and allow mergers among banking, securities and insurance firms. The Senate Banking Committee has taken up similar legislation. Substantial issues apparently still exist between the banking and insurance industries and the White House has also indicated that it would veto the legislation in its current form unless restrictions on bank operating subsidiaries are removed. It appears unlikely that the full Senate will be able to act on the legislation before its scheduled adjournment.

         INTERSTATE BANKING AND BRANCHING

         On September 29, 1994, the President signed into law the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"). Under the Interstate Act, beginning one year after the date of enactment, a bank holding company that is adequately capitalized and managed may obtain approval under Bank Holding Company Act to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which ACB is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five-year existence requirement.

         The Interstate Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. The Interstate Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

         In 1995, California adopted "opt in" legislation under the Interstate Act that permits out-of-state banks to acquire California banks that satisfy a five-year minimum age requirement (subject to exceptions for supervisory transactions) by means of merger or purchases of assets, although entry through acquisition of individual branches of California institutions and de novo branching into California are not permitted. The Interstate Act and the California branching statute will likely increase competition from out-of-state banks in the markets in which Americorp operates, although it is difficult to assess the impact that such increased competition may have on Americorp's operations.Interstate Act may increase competition in Americorp's market areas especially from larger financial institutions and their holding companies. It is difficult to assess the impact such likely increased competition may have on Americorp's operations.

         COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

         ACB is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate-income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

         In 1995 the federal banking agencies issued final regulations which change the manner in which they measure a bank's compliance with CRA obligations. The final regulations adopt a performance-based evaluation system which bases CRA ratings on an institution's actual lending, service and investment performance, rather than the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.

         In 1994 the federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment and evidence of disparate impact.

         In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance." At its last examination by the FDIC, ACB received a CRA rating of "Satisfactory."

         POTENTIAL ENFORCEMENT ACTIONS

         Commercial banking organizations and bank holding companies, such as ACB and Americorp, may be subject to potential enforcement actions by federal and state bank regulatory officials for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Neither Americorp nor ACB is a party to any such enforcement action.

                  INFORMATION CONCERNING AMERICORP MEETING ONLY

         In connection with its obligations under the Agreement to grant substitute options to certain officers and directors of CIB (see "THE MERGER -Treatment of Stock Options"), Americorp, after consultation with CIB, concluded that the adoption of a new stock option plan was more practical and better fitted the future needs of Americorp than amending the current Americorp stock option plan. This new stock option plan is referred to as the "1998 Plan." If for any reason the Merger is not carried out, the 1998 Plan will not become effective.

         SUMMARY OF THE 1998 PLAN

         On ________________, 1998 the Board of Directors of Americorp adopted and approved, subject to shareholder approval, the 1998 Plan to provide that employees, employee directors and non-employee directors will be eligible to receive options to purchase shares of Americorp Stock. Substitute options will also be granted pursuant to the Merger from the 1998 Plan. See "THE MERGER - Treatment of Stock Options." The 1998 Plan does not supersede the current stock option plan of Americorp (which will be terminated as part of the Merger) or effect any of the stock options granted under such plan.

         The 1998 Plan provides for the participation of directors as well as employees. The Board of Directors believes that a stock option program is an important factor in retaining, motivating and attracting key employees and directors. It also believes that such plans provide incentives for high levels of performance and encourage stock ownership in Americorp.

         THE FOLLOWING DESCRIPTION OF THE 1998 PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE 1998 PLAN WHICH IS ATTACHED HERETO AS APPENDIX E AND WHICH YOU ARE URGED TO READ AND CONSIDER CAREFULLY.

         PURPOSE

         The purpose of the 1998 Plan is to strengthen Americorp by providing to participating employees and officers ("Employees"), employee directors ("Employee Directors") and non-employee directors ("Non-Employee Directors") added incentive for high performance and to encourage stock ownership in Americorp. The 1998 Plan seeks to accomplish these goals by a means whereby such Employees, Employee Directors and Non-Employee Directors of Americorp may be given an opportunity to purchase, by way of option, Americorp Stock. The 1998 Plan is also intended to enable Americorp to compete effectively for and retain the services of such persons and to provide incentives for such persons to exert maximum efforts for the success of Americorp

         Americorp intends that the options issued under the 1998 Plan shall, in the discretion of the committee which administers the 1998 Plan, be either incentive stock options ("Incentive Stock Options") as that term is used in
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto, or options which do not qualify as incentive stock options ("Non-Qualified Stock Options").

         ADMINISTRATION

         A committee of directors, appointed by the Board of Directors and composed of not less than three "disinterested members," will administer the 1998 Plan (the "Committee"). The Committee shall have full power and authority in its discretion to take any and all action required or permitted to be taken under the 1998 Plan, including the selection of participants to whom stock options may be granted, the determination of the number of shares which may be covered by stock options, the purchase price, and other terms and conditions thereof.

         SHARES RESERVED

         There are _______________ shares of Americorp Stock reserved for issuance upon exercise of options granted under the 1998 Plan. If any option granted under the 1998 Plan shall for any reason expire, be canceled or otherwise terminate without having been exercised in full, the shares not purchased under such option shall again become available for the 1998 Plan.

         ELIGIBILITY

         All Employees, Employee Directors and Non-Employee Directors are eligible to participate in the 1998 Plan and Employees and Employee Directors are eligible to receive Incentive and Non-Qualified Stock Options. Non-Employee Directors are only eligible to receive Non-Qualified Stock Options. Americorp may issue Incentive Stock Options provided that the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000. Should it be determined that any Incentive Stock Option granted pursuant to the 1998 Plan exceed such maximum, such Incentive Stock Option shall be considered to be a Non-Qualified Stock Option and not qualify for treatment as an Incentive Stock Option under Section 422A of the Code to the extent, but only to the extent, of such excess.

         OPTION PRICE

         The exercise price of each option shall be determined by the Committee and shall not be less than the fair market value of the stock subject to the option on the date the option is granted; provided, however, that the purchase price of the stock subject to an Incentive Stock Option may not be less than 110% of such fair market value where the optionee owns (or is deemed to own pursuant to the Code) shares of stock representing more than 10% of total combined voting power of all classes of stock of Americorp. The purchase price of Americorp Stock acquired pursuant to an option shall be paid in cash at the time the option is exercised or other shares of Americorp Stock in partial or full payment. In such event, the stock being tendered as payment shall be valued at its then-current fair market value.

         SUBSTITUTE OPTIONS

         The 1998 Plan provides for the grant of substitute options in the event of certain acquisitions by Americorp or its affiliates. The terms under which the substitute stock options are to be granted pursuant to the Merger is discussed in "THE MERGER - Treatment of Stock Options."

         ADJUSTMENTS UPON CHANGES IN STOCK

         If the outstanding shares of Americorp Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of Americorp without receipt of consideration by Americorp, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share subject to the option adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued under the 1998 Plan on account of any such adjustment.

         EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS

         No option under the 1998 Plan may extend more than ten (10) years from the date of grant. Notwithstanding the foregoing, any Incentive Stock Option granted to an optionee who owns (or is deemed to own pursuant to the Code) shares of stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of Americorp or any of its affiliates shall expire not later than five (5) years from the date of grant. For purposes of the 1998 Plan the date of grant of an option shall be the date on which the Committee takes final action approving the award of the option, notwithstanding the date the optionee accepts the option, the date of execution of the option agreement, or any other date with respect to such option.

         Except in the event of termination of employment due to death, disability or termination for cause, options will terminate three months after an Employee or Employee Director optionee ceases to be employed by Americorp or its subsidiaries or a Non-Employee Director optionee ceases to serve as a director of Americorp or its subsidiaries unless the options by their terms were scheduled to terminate earlier. During that three month period after the Employee or Employee Director optionee ceases to be employed by Americorp or its subsidiaries, or a Non-Employee Director optionee ceases to serve as a director of Americorp or its subsidiaries, such options shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the optionee ceased to be employed by Americorp or its subsidiaries or ceased to serve as director of the Corporation or its subsidiaries. If such termination was due to such optionee's permanent and total disability, or such optionee's death, the option, by its terms, may be exercisable for one year after such termination of employment or cessation of directorship. If the, Employee or Employee Director optionee's employment is terminated for "just cause," the option terminates immediately. An option by its terms may only be transferred by will or by laws of descent and distribution upon the death of the optionee, shall be transferable during the optionee's lifetime only pursuant to a qualified domestic relations order or pursuant to a guardianship or conservatorship for the benefit of an optionee, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person.

         TERMINATION AND AMENDMENT OF THE 1998 PLAN

         The 1998 Plan will terminate upon the occurrence of a terminating event, including, but not limited to, liquidation, reorganization, merger or consolidation of Americorp with another corporation in which Americorp is not the surviving corporation, or a sale of substantially all the assets of Americorp to another person, or a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of Americorp Stock (a "Terminating Event"). The Committee shall notify each optionee not less than thirty (30) days prior thereto of the pendency of a Terminating Event. Upon the delivery of such notice, any option outstanding shall, notwithstanding any vesting schedule contained in an option agreement, become fully exercisable. The Board of Directors may also suspend or terminate the 1998 Plan at any time. Unless sooner terminated, the 1998 Plan shall terminate ten (10) years from the effective date of the 1998 Plan. No options may be granted under the 1998 Plan while it is suspended or after it is terminated. Rights and obligations under any option granted pursuant to the 1998 Plan while it is in effect shall not be altered or impaired by suspension or termination of the 1998 Plan, other than pursuant to the terms thereof, except with the consent of the person to whom the stock option was granted.

          The 1998 Plan may be amended by the Board of Directors at any time, and from time to time. However, except as otherwise provided in the 1998 Plan relating to adjustments upon changes in stock (e.g., stock splits or stock dividends), no amendment shall be effective unless approved by the affirmative vote of a majority of the shares of Americorp represented and voting, within twelve (12) months before or after the adoption of the amendment, if the amendment will: (a) increase the number of shares reserved for options under the 1998 Plan; (b) materially modify the requirements as to eligibility for participation in the 1998 Plan; or (c) materially increase the benefits accruing to participants under the 1998 Plan.

          FEDERAL INCOME TAX CONSEQUENCES

          The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the 1998 Plan and is based on existing federal law (including administrative regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

         Generally under present law, when an option qualifies as an Incentive Stock Option under Section 422A of the Code: (a) an Employee will not realize taxable income either upon the grant or the exercise of the option, (b) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (c) no deduction will be allowed to Americorp for federal income tax purposes in connection with the grant or exercise of an Incentive Stock Option or a qualifying disposition of the shares. A disposition by an Employee of stock acquired upon exercise of an Incentive Stock Option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares to the Employee. If such stock is disposed of by the Employee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the Employee, in general, will recognize ordinary income equal to the lesser of (a) the aggregate fair market value of the shares as of the date of exercise less the option price, or (b) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute compensation to the Employee.

         Upon the exercise of an Incentive Stock Option, the difference between the fair market value of stock on the date of exercise and the option price generally is treated as a "tax preference" item in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such tax preference items (with adjustments) form the basis for the alternative minimum tax, which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances the amount of alternative minimum tax is allowed as a carry forward credit against regular tax liability in subsequent years.

         In the case of stock options which do not qualify as an Incentive Stock Option (Non-Qualified Stock Options), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the Non-Qualified Stock Option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Notwithstanding the foregoing, if the shares received upon exercising a Non-Qualified Stock Option are subject to certain restrictions, the taxable event is postponed until the restrictions lapse.

         Shares acquired upon exercise of Non-Qualified Stock Option will have a tax basis equal to their market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss provided the shares are held by the optionee for more than one year prior to disposition.

         Americorp generally will be entitled to a deduction equal to the ordinary income recognized by the optionee in the case of a disqualifying disposition of an Incentive Stock Option or in connection with the exercise of a Non-Qualified Stock Option.

         VOTE REQUIRED

         Approval of the 1998 Plan requires the affirmative vote of a majority of the outstanding shares of Americorp Stock.

         The Board of Directors has approved the 1998 Plan and recommends that the shareholders vote FOR the approval of the 1998 Plan.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Merger will be passed upon for Americorp and ACB by Reitner & Stuart, San Luis Obispo, California and for CIB by Knecht & Hansen, Newport Beach, California.

                                    EXPERTS

         The consolidated financial statements of CIB as of December 31, 1997, 1996 and 1995 and for the years then ended appearing elsewhere in this Joint Proxy Statement/Prospectus have been audited by Vavrinek, Trine, Day & Co. as indicated in their report with respect thereto. Such consolidated financial statements are included herein in reliance upon the authority of said firm as independent auditors.

         The consolidated financial statements of Americorp as of December 31, 1997, and 1996 and for each of the three years in the period ended December 31, 1997 appearing elsewhere in of this Joint Proxy Statement/Prospectus have been audited by Fanning & Karrh as indicated in their report with respect thereto. Such consolidated financial statements are included herein in reliance upon the authority of said firm as independent auditors.

                                 OTHER MATTERS

         CIB and Americorp do not know of any business other than that described in this Joint Proxy Statement/Prospectus which will be presented for consideration at the respective Meetings. If any other business properly comes before the respective Meetings or any and all adjournments or postponements thereof, the proxy holders named in the accompanying proxies will vote their respective shares represented by such proxies in accordance with their best judgment and, as applicable, in accordance with said proxies.

                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----
Report of Vavrinek, Trine, Day & Co., LLP, Independent Auditors . . . .   F-3

Balance Sheets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4

Statements of Income. . . . . . . . . . . . . . . . . . . . . . . . . .   F-5

Statements of Cash Flows. . . . . . . . . . . . . . . . . . . . . . . .   F-7

Statements of Changes in Shareholders' Equity . . . . . . . . . . . . .   F-8

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . .   F-10


                                CHANNEL ISLANDS
                                 NATIONAL BANK



                         --------------------------------

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

                                      WITH

                          INDEPENDENT AUDITORS' REPORT

                         --------------------------------

                          CHANNEL ISLANDS NATIONAL BANK

                            DECEMBER 31, 1997 AND 1996




                           INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
Channel Islands National Bank
Oxnard, California


We have audited the accompanying balance sheets of Channel Islands National Bank as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the management of the Bank. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial positions of Channel Islands National Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
January 23, 1998

                          CHANNEL ISLANDS NATIONAL BANK

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996

                                                                 Notes        1997           1996
                                                                 -----    -----------     -----------
                       ASSETS

Cash and due from banks                                           2       $ 7,858,739     $ 6,145,015
Federal funds sold                                                         12,750,000       8,250,000
                                                                          -----------     -----------
                    Cash and Cash Equivalents                              20,608,739      14,395,015
Time deposits in other financial institutions                               1,491,000       1,491,000
Investment securities                                             3

      Available-for-sale                                                   13,925,047       6,362,035
      Held-to-Maturity, fair value of $77,400 (1997)
        and $578,344 (1996)                                                    76,326         577,634
Loans, net                                                        4        48,903,016      48,297,722
Loans held for sale                                                         1,725,659       1,557,231
Bank premises and equipment                                       5           942,841         877,069
Federal reserve bank stock, at cost                                           147,250         167,150
Other assets                                                                  912,185         783,122
Other real estate owned                                                       151,690          44,600
Deferred taxes                                                                155,885          47,276
                                                                          -----------     -----------
                    Total Assets                                          $89,039,638     $74,599,854
                                                                          -----------     -----------
                                                                          -----------     -----------

             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES

      Deposits

          Demand deposits                                                  24,557,499      19,261,426
          NOW and money market deposits                                    26,346,147      22,068,130
          Savings deposits                                                  7,055,770       7,594,905
          Time deposits over $100,000                                      10,829,125       9,565,367
          Other time deposits                                              13,038,473      10,272,955
                                                                          -----------     -----------
                    Total Deposits                                         81,827,014      68,762,783
      Accrued interest and other liabilities                                  656,715         240,919
                                                                          -----------     -----------
                    Total Liabilities                                      82,483,729      69,003,702
                                                                          -----------     -----------

STOCKHOLDERS' EQUITY

      Contributed capital
          Common stock - $5 par value;
            2,000,000 shares authorized; issued and outstanding
            479,013 shares in 1997 and 456,924 shares in 1996               2,395,065       2,284,620
          Surplus                                                           2,714,645       2,582,338
      Retained earnings                                                     1,485,003         778,617
      Valuation allowance for investments                                     (38,804)        (49,423)
                                                                          -----------     -----------
                    Total Stockholders' Equity                              6,555,909       5,596,152
                                                                          -----------     -----------

                    Total Liabilities and Stockholders' Equity            $89,039,638     $74,599,854
                                                                          -----------     -----------
                                                                          -----------     -----------

The accompanying notes are an integral part of these financial statements.

                           CHANNEL ISLANDS NATIONAL BANK

                                STATEMENTS OF INCOME

                   FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 Notes        1997           1996
                                                                 -----    -----------     -----------
INTEREST INCOME

      Interest and fees on loans                                           $ 5,570,544     $ 5,175,415
      Interest on federal funds sold                                           611,851         560,706
      Interest on time deposits in other financial institutions                 89,174         116,391
      Interest on investments                                                  554,063         475,406
                                                                           -----------     -----------
                    Total Interest Income                                    6,825,632       6,327,918

INTEREST EXPENSE ON DEPOSITS AND INVESTMENTS                                 1,879,079       1,853,411
                                                                           -----------     -----------

NET INTEREST INCOME                                                          4,946,553       4,474,507

PROVISION FOR LOAN LOSSES                                          4           370,000         696,947
                                                                           -----------     -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                          4,576,553       3,777,560
                                                                           -----------     -----------

OTHER INCOME

      Service charges, fees and other                                        1,120,704         705,977
      Gain on sale of assets                                                    28,555             631
                                                                           -----------     -----------
                    Total Other Income                                       1,149,259         706,608
                                                                           -----------     -----------

OTHER EXPENSES

      Salaries and employee benefits                                         2,344,668       2,151,747
      Occupancy                                                                404,663         392,195
      Other operating expenses                                               1,600,146       1,379,781
                                                                           -----------     -----------
                    Total Other Expenses                                     4,349,477       3,923,723
                                                                           -----------     -----------

Net Income Before Income Taxes                                               1,376,335         560,445
Income Taxes                                                       7           575,959         234,938
                                                                           -----------     -----------
                    Net Income                                             $   800,376     $   325,507
                                                                           -----------     -----------
                                                                           -----------     -----------

Earnings Per Share - Basic                                         8       $      1.74     $      0.71
                                                                           -----------     -----------
                                                                           -----------     -----------

Earnings Per Share - Diluted                                       8       $      1.60     $      0.66
                                                                           -----------     -----------
                                                                           -----------     -----------


The accompanying notes are an integral part of these financial statements.

                            CHANNEL ISLANDS NATIONAL BANK

                               STATEMENTS OF CASH FLOWS

                    FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                           1997                    1996
                                                                        ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                        $    800,376           $    325,507
      Adjustments to reconcile net income to net cash
        provided by operating activities:
          Provision for loan losses                                          370,000                696,947
          Depreciation                                                       200,318                162,798
          Gain on sale of fixed assets                                        (7,545)                     -
          Amortization of discount premium on investments, net                     -                 21,002
          Changes in operating assets and liabilities:
               Other real estate owned                                      (107,090)               (44,600)
               Interest receivable and other assets                         (237,672)               (42,218)
               Interest payable and other liabilities                        415,796                  7,594
                                                                        ------------           ------------
                    Net Cash Provided By Operating Activities              1,434,183              1,127,030
                                                                        ------------           ------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Decrease in time certificates purchased                                      -                592,000
      Maturities and sales of investment securities                       10,000,000              8,000,000
      Purchases of investment securities                                 (17,051,085)            (8,985,110)
      Sales (Purchases) of federal reserve bank stock                         19,900                 (9,550)
      Increase in loans made to customers, net                            (1,143,722)            (8,840,815)
      Purchase of fixed assets                                              (270,847)              (601,668)
      Proceeds on sale of fixed assets                                        12,302                      -
                                                                        ------------           ------------
                    Net Cash Used In Investing Activities                 (8,433,452)            (9,845,143)
                                                                        ------------           ------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Increase in noninterest-bearing demand deposits                      5,296,073              1,770,781
      Increase in interest-bearing demand and saving deposits              3,738,882              2,713,394
      Increase in certificates of deposit under $100,000                   2,765,518              2,933,628
      Increase in certificates of deposit of $100,000 or more              1,263,758                923,049
      Proceeds from issuance of common stock                                 169,996                      -
      Stock options exercised - tax benefit                                   72,756                      -
      Dividends                                                              (93,990)               (91,385)
                                                                        ------------           ------------
                    Net Cash Provided By Financing Activities             13,212,993              8,249,467
                                                                        ------------           ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           6,213,724               (468,646)

CASH AND CASH EQUIVALENTS, Beginning of year                              14,395,015             14,863,661
                                                                        ------------           ------------

CASH AND CASH EQUIVALENTS, End of year                                  $ 20,608,739           $ 14,395,015
                                                                        ------------           ------------
                                                                        ------------           ------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
      Cash paid during the year for:
          Interest                                                      $  1,859,259           $  1,780,382
                                                                        ------------           ------------
                                                                        ------------           ------------
          Income taxes                                                  $    146,000           $    151,000
                                                                        ------------           ------------
                                                                        ------------           ------------

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
      Real estate acquired through foreclosure                          $    151,690           $     44,600
                                                                        ------------           ------------
                                                                        ------------           ------------

CHANGE IN VALUATION ALLOWANCE FOR INVESTMENT SECURITIES                 $     10,619           $     (5,630)
                                                                        ------------           ------------
                                                                        ------------           ------------

The accompanying notes are an integral part of these financial statements.

                           CHANNEL ISLANDS NATIONAL BANK

                   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                           Valuation
                                                                                         Allowance For
                                                Common                       Retained      Investment
                                   Shares       Stock         Surplus        Earnings      Securities         Total
                                  --------    -----------    ----------     ----------   --------------    -----------
Balance, January 1, 1996           456,924     $2,284,620    $2,582,338     $  544,495      $(43,793)       $5,367,660

Net Income                                                                     325,507                         325,507

Dividends                                                                      (91,385)                        (91,385)

Change in unrealized loss
   on investments                                                                             (5,630)           (5,630)
                                   -------     ----------    ----------     ----------      --------        ----------
Balance, December 31, 1996         456,924      2,284,620     2,582,338        778,617       (49,423)        5,596,152

Net Income                                                                     800,376                         800,376

Dividends                                                                      (93,990)                        (93,990)

Stock options exercised
  (including the realization of
   tax benefits of $72,756)         22,089        110,445       132,307                                        242,752

Change in unrealized loss
   on investments                                                                             10,619            10,619
                                   -------     ----------    ----------     ----------      --------        ----------
Balance, December 31, 1997         479,013     $2,395,065    $2,714,645     $1,485,003      $(38,804)       $6,555,909
                                   -------     ----------    ----------     ----------      --------        ----------
                                   -------     ----------    ----------     ----------      --------        ----------


The accompanying notes are an integral part of these financial statements.

                        CHANNEL ISLANDS NATIONAL BANK

                        NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Channel Islands National Bank (the
Bank) are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for losses on loans and foreclosed real estate may change.

INVESTMENT SECURITIES - The Bank adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which addresses the accounting for investments in equity securities that have readily determinable fair values and for investments in all debt securities.
Pursuant to SFAS No. 115, securities are classified in three categories and accounted for as follows: Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are measured at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are measured at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are measured at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders equity.

                        CHANNEL ISLANDS NATIONAL BANK

                        NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

LOANS - Loans are stated at amounts advanced less payments collected. Interest is calculated using the simple-interest method on all loans not discounted. Unearned discounts on applicable installment loans are recognized as income over the term of the loans by the sum-of-the-month-digits method (Rule of 78's). Accrual of interest on a loan is generally discontinued when the loan becomes 90 days past due as to principal or interest (unless the loan is well secured and in the process of collection) or when, in management's opinion, the full and timely collection of principal or interest becomes uncertain.

The Bank adopted SFAS No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan." The statement generally requires those loans identified as "impaired" to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

Loan origination fees and certain direct loan origination costs are deferred and amortized over the life of related loans as yield adjustments.

LOANS HELD FOR SALE - Loans held for sale are recorded at the lower of cost or market.

ALLOWANCE FOR LOAN AND LEASE LOSSES - The allowance for loan losses is established through provisions for loan losses which are included in the accompanying statements of income. Loans are charged against the allowance for loan losses when management determines that collectibility of the principal is unlikely. Recoveries on loans previously charged off are credited to the allowance. The accompanying financial statements require the use of management estimates to calculate the allowance for loan losses.
These estimates are inherently uncertain and depend on the outcome of future events. Management's estimates are based upon previous loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, the value of collateral, and other relevant factors.

                        CHANNEL ISLANDS NATIONAL BANK

                        NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

OTHER REAL ESTATE OWNED - Other real estate owned represents real estate acquired through foreclosure, and is carried at the lower of fair market value less estimated selling cost or the loan balance at time of foreclosure. Any valuation adjustments required at the time of foreclosure are charged to the allowance for loan losses. Any subsequent valuation adjustments, operating expenses or income and gains and losses on disposition of such properties are recognized in current operations.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the terms of the leases.

INCOME TAXES - Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

LOAN SALES AND SERVICING - Gains and losses from the sale of participating interests in loans guaranteed by the Small Business Administration (SBA) are recognized based on the premium received or discount paid and the cost basis of the portion of the loan sold. The cost basis of the portion of the loan sold is obtained by allocating the total cost of each loan between the guaranteed portion of the loan sold and the unguaranteed portion of the loan retained, based on their relative fair values. The book value allocated to the unguaranteed portion of the loan, if less than the principal amount, is recorded as a discount on the principal amount retained. The discount is accreted to interest income over the remaining estimated life of the loan. The Bank retains the servicing on the portion of the loans sold and recognizes income on the servicing fees that are received. During 1997 the Bank sold all loan servicing rights; the gain is reflected in the Statements of Income as other income.

EARNINGS PER SHARE (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                        CHANNEL ISLANDS NATIONAL BANK

                        NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Certain cash flows associated with loans and customer deposits have been reported net.

RECLASSIFICATIONS - Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 classifications.

NOTE #2 - RESERVE REQUIREMENTS

All depository institutions are required by law to maintain reserves on transaction accounts. These reserves can be in the form of balances at the Federal Reserve Bank or in cash held by the Bank. The average reserve requirement for the Bank was $748,000 in 1997, and $633,000 in 1996.

NOTE #3 - INVESTMENT SECURITIES

At December 31, 1997, the investment securities portfolio was comprised of securities classified as available-for-sale and held-to-maturity in conjunction with the adoption of SFAS 115, resulting in investment securities available for sale being carried at market value and investment securities held to maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts.

The amortized cost and fair values of investment securities available-for-sale at December 31, 1997, were:

                                                                   Gross          Gross
                                                 Amortized      Unrealized     Unrealized         Fair
                                                   Cost            Gains         Losses           Value
                                                 -----------    ----------     -----------     -----------
Obligations of U.S. Government agencies
  and corporations                               $ 8,990,885       $15,217       $ (5,851)     $ 9,000,251
Corporate debt securities                          2,917,641         2,819         (2,560)       2,917,900
Other securities                                   2,051,073                      (44,177)       2,006,896
                                                 -----------       -------       --------      -----------
                    Total                        $13,959,599       $18,036       $(52,588)     $13,925,047
                                                 -----------       -------       --------      -----------
                                                 -----------       -------       --------      -----------

The amortized cost and fair values of investment securities held-to-maturity at December 31, 1997, were:

                                                                   Gross          Gross
                                                 Amortized      Unrealized     Unrealized         Fair
                                                   Cost            Gains         Losses           Value
                                                 -----------    ----------     -----------     -----------
Other securities                                   $76,326        $1,074          $    -         $77,400
                                                   -------        ------          ------         -------
                                                   -------        ------          ------         -------

                        CHANNEL ISLANDS NATIONAL BANK

                        NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #3 - INVESTMENT SECURITIES, CONTINUED

The amortized cost and fair values of investment securities available-for-sale at December 31, 1996, were:

                                                                   Gross          Gross
                                                 Amortized      Unrealized     Unrealized         Fair
                                                   Cost            Gains         Losses           Value
                                                 -----------    ----------     -----------     -----------
Obligations of U.S. Government agencies
  and corporations                               $3,001,633       $1,625        $ (8,508)      $2,994,750
U.S. Treasury note                                  990,776        2,694               -          993,470
Corporate debt securities                           406,110            -          (1,110)         405,000
Other securities                                  2,015,000            -         (46,185)       1,968,815
                                                 ----------       ------        --------       ----------
                    Total                        $6,413,519       $4,319        $(55,803)      $6,362,035
                                                 ----------       ------        --------       ----------
                                                 ----------       ------        --------       ----------

The amortized cost and fair values of investment securities held-to-maturity at December 31, 1996, were:

                                                                   Gross          Gross
                                                 Amortized      Unrealized     Unrealized         Fair
                                                   Cost            Gains         Losses           Value
                                                 -----------    ----------     -----------     -----------
Obligations of U.S. Government agencies
  and corporations                                $500,439         $  -           $(283)         $500,156
Other securities                                    77,195          993               -            78,188
                                                  --------         ----           -----          --------
                    Total                         $577,634         $993           $(283)         $578,344
                                                  --------         ----           -----          --------
                                                  --------         ----           -----          --------

The amortized cost and fair values of investment securities available-for-sale and held-to-maturity at December 31, 1997, by expected maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Securities                     Securities
                                                      Available-for-Sale              Held-to-Maturity
                                                  -------------------------       -----------------------
                                                  Amortized        Fair           Amortized        Fair
                                                    Cost           Value            Cost           Value
                                                 -----------    -----------       ---------       -------
Due in one year or less                          $ 5,276,958    $ 5,277,273         $     -       $     -
Due after one year but less than five years        6,667,641      6,676,951          76,326        77,400
                                                 -----------    -----------         -------       -------
                    Total                         11,944,599     11,954,224          76,326        77,400
Other securities                                   2,015,000      1,970,823               -             -
                                                 -----------    -----------         -------       -------
                    Total                        $13,959,599    $13,925,047         $76,326       $77,400
                                                 -----------    -----------         -------       -------
                                                 -----------    -----------         -------       -------

                    CHANNEL ISLANDS NATIONAL BANK

                    NOTES TO FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #3 - INVESTMENT SECURITIES, CONTINUED

Proceeds from sales and maturities of investment securities available-for-sale during 1997 were $8,500,000. Proceeds from sales and maturities of investment securities held-to-maturity during 1997 were $1,500,000. There were no gains on those sales and maturities. Included in shareholders' equity at December 31, 1997, is $209 ($361 minus estimated income tax of $152) of net unrealized gains on the reclassification of securities from available-for-sale to held-to-maturity. The reclassification gains are being amortized on a straight-line basis over the remaining life of each security reclassified.

Proceeds from sales and maturities of available-for-sale investment securities during 1996 were $7,003,520. Proceeds from sales and maturities of investment securities held-to-maturity during 1996 were $1,012,153. There were no gains on those sales and maturities. Included in shareholders' equity at December 31, 1996, is $164 ($283 minus estimated income tax of $119) of net unrealized gains on the reclassification of securities from available-for-sale to held-to-maturity. The reclassification gains are being amortized on a straight-line basis over the remaining life of each security reclassified.

Securities with a carrying value of $500,052 and $501,633 and a market value of $500,000 and $501,250 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes, as required or permitted by law.

                    CHANNEL ISLANDS NATIONAL BANK

                    NOTES TO FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #4 - LOANS

The loan portfolio consists of the following at December 31:

                                                        1997                   1996
                                                    ------------           ------------
Commercial                                          $ 13,696,311           $ 14,934,111
Installment                                           12,625,063             13,347,205
Equity                                                 2,313,225              1,755,290
Real Estate
      Commercial                                       5,782,011              4,960,141
      Mortgage                                        16,817,800             15,059,227
      Construction                                     1,472,429              2,085,805
All other loans (including overdrafts)                   162,880                 18,065
                                                    ------------           ------------
                    Total Loans                       52,869,719             52,159,844
      Unearned income on installment loans            (1,265,498)            (1,466,030)
      Unearned loan fees (deferred costs)                (44,637)              (101,896)
      Discounts and premiums, net                        (12,570)               (13,717)
      Allowance for loan losses                         (918,339)              (723,248)
                                                    ------------           ------------
                    Total Loans, Net                  50,628,675             49,854,953
Less:
      Loans held for sale                             (1,725,659)            (1,557,231)
                                                    ------------           ------------
                    Loans, Net                      $ 48,903,016           $ 48,297,722
                                                    ------------           ------------
                                                    ------------           ------------

The Bank grants loans to customers throughout its primary market area of Ventura County, California. The Bank's portfolio is well diversified and no significant industry concentrations exist.

Transactions in the allowance for loan and lease losses account are summarized as follows:

                                                        1997                   1996
                                                    ------------           ------------
Balance, beginning of year                          $    723,248           $    732,367
Loans charged off                                       (437,946)              (767,493)
Provision for loan losses                                370,000                696,947
Recoveries on loans previously charged off               263,037                 61,427
                                                    ------------           ------------
Balance, end of year                                $    918,339           $    723,248
                                                    ------------           ------------
                                                    ------------           ------------

At December 31, 1997 and 1996, the Bank had approximately $0 and $447,072, respectively, of loans on nonaccrual status. The interest income, which was forgone on nonaccrual loans, was $0 and $39,064, respectively.

                    CHANNEL ISLANDS NATIONAL BANK

                    NOTES TO FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #4 - LOANS, CONTINUED

The Bank has identified all nonaccrual loans as being impaired loans in accordance with SFAS No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan." The allowance for loan losses related to impaired loans amounted to approximately $0 for the year ended December 31, 1997, and $42,721 for the year ended December 31, 1996.

The average recorded investment in impaired loans was $293,000 for 1997, and $812,000 for 1996.

In the ordinary course of business, the Bank has granted loans to officers and directors and to entities with which they are associated. All such loans were made under terms consistent with the Bank's normal lending policies. Loans outstanding to these related parties amounted to $1,452,676 and $1,520,017 at December 31, 1997 and 1996, respectively.

NOTE #5 - PREMISES AND EQUIPMENT

The following is a summary of the premises and equipment accounts at December
31:

                                                      1997               1996
                                                   -----------        -----------
Furniture, fixtures and equipment                  $ 2,377,093        $ 2,181,228
Leasehold improvements                                 387,128            371,757
                                                   -----------        -----------
          Total Cost                                 2,764,221          2,552,985
Accumulated depreciation and amortization           (1,821,380)        (1,675,916)
                                                   -----------        -----------
Premises and equipment, net                        $   942,841        $   877,069
                                                   -----------        -----------
                                                   -----------        -----------

The amounts of depreciation included in other operating expenses and amortization included in occupancy expense were $200,318 in 1997, and $162,798 in 1996.

NOTE #6 - STOCK OPTION PLAN

At December 31, 1997, the Bank had an incentive stock option plan which is described below. The Bank applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Had compensation costs for these plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the impact would not have materially affected net income.

In 1985, the Bank adopted a stock option plan under which the Bank's Common shares may be issued to officers and key employees at not less than 100 percent of fair market value at the date the options were granted.

                    CHANNEL ISLANDS NATIONAL BANK

                    NOTES TO FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #6 - STOCK OPTION PLANS, CONTINUED

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996; risk-free rate of 6.23 percent, dividend yield of 0 percent, volatility of 18.10 percent, and expected life of 5.9 years.

The Bank has an incentive stock-option plan which provides for the issuance of up to 110,000 shares of the Bank's authorized but unissued common stock to officers and directors. Options are granted at a price not less than the fair market value of the stock at the date of grant (not less than 110 percent of fair market value if the option is granted to a person owning more than 10 percent of the voting power of the Bank's stock) and expire no later than fourteen years from the date of grant. Information concerning stock options is summarized as follows:

                                                               1997                      1996
                                                       --------------------      --------------------
                                                                   Weighted                  Weighted
                                                                    Average                   Average
                                                                   Exercise                  Exercise
                                                       Shares        Price       Shares        Price
                                                      --------    ---------      --------    --------
Outstanding at beginning of year                       106,556    $    8.08        99,056    $   7.71
Options granted                                              -            -         7,500       13.00
Options exercised                                      (22,089)        7.70             -           -
Options canceled                                        (1,000)       10.00             -           -
                                                      --------                   --------
Outstanding at end of year                              83,467         8.16       106,556        8.08
                                                      --------                   --------
                                                      --------                   --------
Options exercisable at year-end                         74,684         7.70        91,490        7.52
Weighted-average fair value of
  options granted during the year                      $     -                    $  4.02

A summary of the status of the Bank's incentive stock option plan as of December 31, 1997, is presented below:

                           Options Outstanding                            Options Exercisable
-------------------------------------------------------------    -------------------------------------
                     Weighted-Average           Weighted                                 Weighted
     Number              Remaining               Average             Number              Average
  Outstanding        Contractual Life        Exercise Price        Outstanding        Exercise Price
----------------    --------------------    -----------------    ---------------    ------------------
     83,467                 1.8                  $ 8.16               74,684              $ 7.70

                    CHANNEL ISLANDS NATIONAL BANK

                    NOTES TO FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #7 - INCOME TAXES

The components of income tax expense are as follows:

                                                                  1997                 1996
                                                                ---------            ---------
Current Expense
      Federal                                                   $ 516,796            $ 127,072
      State                                                       189,815               52,980
                                                                ---------            ---------
                    Total Current Expense                         706,611              180,052
                                                                ---------            ---------
Deferred Expense

      Federal                                                    (105,997)              40,613
      State                                                       (24,655)              14,273
                                                                ---------            ---------
                    Total Deferred Expense                       (130,652)              54,886
                                                                ---------            ---------
                    Total Income Tax Expense                    $ 575,959            $ 234,938
                                                                ---------            ---------
                                                                ---------            ---------

The reasons for the difference between income tax expense and the amount computed by applying the Federal statutory income-tax rate to income before income taxes are as follows:

                                                                     1997         1996
                                                                   -------       ------
Tax expense at federal statutory rate                                34.0%        34.0%
State franchise tax, net of federal income tax benefit                7.2%         7.5%
Other                                                                 0.3%         0.4%
                                                                   -------       ------
Effective Tax Rate                                                   41.5%        41.9%
                                                                   -------       ------
                                                                   -------       ------

Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and income tax reporting purposes. Principal items resulting in deferred income taxes include the provision for loan and lease losses, OREO valuation allowance, state taxes, and recognition of prepaid expenses for tax.

                    CHANNEL ISLANDS NATIONAL BANK

                    NOTES TO FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #7 - INCOME TAXES, CONTINUED

                                                                      1997                1996
                                                                    ---------           ---------
Deferred Tax Assets:
  Allowance for loan and lease loss due to tax limitations          $ 165,609           $  44,576
  Loan income recognized for tax purposes                               5,636             105,291
  OREO valuation allowance                                             47,424                   -
  State taxes                                                          51,888              14,165
                                                                    ---------           ---------
                                                                      270,557             164,032
Valuation allowance                                                   (29,966)            (34,556)

Deferred Tax Liabilities:
  Recognition of prepaid expenses for tax                             (71,688)            (77,279)
  Depreciation                                                        (13,018)             (4,921)
                                                                    ---------           ---------
Net Deferred Taxes                                                  $ 155,885           $  47,276
                                                                    ---------           ---------
                                                                    ---------           ---------

NOTE #8 - EARNINGS PER SHARE

The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

                                                                     1997                                   1996
                                                          ---------------------------          --------------------------
                                                            Income            Shares             Income            Shares
                                                          ---------           -------           --------           -------
Net income as reported                                     $800,376                 -           $325,507                 -
Shares outstanding at year end                                    -           479,013                  -           456,924
Impact of Weighting Shares                                        -                 -                  -                 -
      Purchased during the year                                   -           (18,185)                 -                 -
                                                          ---------           -------           --------           -------
                             Used in Basic EPS              800,376           460,828            325,507           456,924
Dilutive effect of outstanding stock options                      -            38,836                  -            34,625
                                                          ---------           -------           --------           -------
                             Used in Dilutive EPS          $800,376           499,664           $325,507           491,549
                                                          ---------           -------           --------           -------
                                                          ---------           -------           --------           -------

                       CHANNEL ISLANDS NATIONAL BANK

                       NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #9 - COMMITMENTS

The Bank leases its current facilities in Oxnard and Camarillo under operating leases with lease terms expiring through 2012. The Camarillo branch facility lease agreement includes an option to extend the lease for an additional five-year period with future rentals to be determined based on the change in a specified inflation index. Future minimum commitments under these leases are as follows:

     1998                                                   $   390,433
     1999                                                       391,621
     2000                                                       391,621
     2001                                                       344,447
     2002                                                       336,237
  Thereafter                                                  2,704,752
                                                            -----------
                                                            $ 4,559,111
                                                            -----------
                                                            -----------

Rent expense was $274,560 in 1997, and $268,506 in 1996.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 1997, the Bank had commitments to extend credit of approximately $9,989,056 and obligations under standby letters of credit of approximately $795,163.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Generally, the Bank issues standby letters of credit for one year, which are reviewed annually for renewal.

                       CHANNEL ISLANDS NATIONAL BANK

                       NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #9 - COMMITMENTS, CONTINUED

The Bank uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include certificates of deposit, marketable securities, accounts receivable, inventory, property, plant and equipment, and real estate.

At December 31, 1997, the Bank had a line of credit with a correspondent bank totaling $2,000,000. There were no borrowings under this line of credit at December 31, 1997 or 1996.

NOTE #10 - MORTGAGE LOAN SERVICING OPERATIONS

The Bank originated long-term first and second trust deed mortgages for resale on the Secondary Market to Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA). The gains or losses on the sales of these loans were generally recognized at the time of sale. The Bank retained servicing rights to these loans. Servicing arrangements provided for the Bank to maintain all records related to the servicing agreement, to assume responsibility for billing mortgagors, to collect periodic mortgage payments, and to perform various other activity necessary to the mortgage servicing function. The Bank receives as compensation a servicing fee on the principal balance of the outstanding loans. Servicing fee income amounted to approximately $124,122 and $136,629 in 1997 and 1996, respectively. During 1997, the Bank sold the servicing rights on loans totaling approximately $54 million. The mortgage servicing rights were sold without recourse. The Bank received approximately $492,000 from the sale which represents approximately 90 percent of the proceeds from the sale. The Bank will receive the balance of the proceeds in 1998.

NOTE #11 - REGULATORY MATTERS

The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31,1997, that the Bank meets all capital adequacy requirements to which it is subject.

                       CHANNEL ISLANDS NATIONAL BANK

                       NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #11 - REGULATORY MATTERS, CONTINUED

As of December 31,1997, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

                                                                              To Be                   To Be
                                                                            Adequately                Well-
                                                   Actual Capital          Capitalized             Capitalized
                                                 -----------------       ----------------       ----------------
                                                 Amount      Ratio       Amount     Ratio       Amount     Ratio
                                                 ------      -----       ------     -----       ------     -----
AS OF DECEMBER 31, 1997:
   Total Capital (to Risk-Weighted Assets)       $7,346       11.6%      $5,079      8.0%       $6,349     10.0%
   Tier 1 Capital (to Risk-Weighted Assets)       6,551       10.3        2,539      4.0         3,809      6.0
   Tier 1 Capital (to Average Assets)             6,551        8.2        3,211      4.0         4,013      5.0

AS OF DECEMBER 31, 1996:
   Total Capital (to Risk-Weighted Assets)       $6,319       11.8%      $4,518      8.0%       $5,648     10.0%
   Tier 1 Capital (to Risk-Weighted Assets)       5,600        9.9        2,259      4.0         3,389      6.0
   Tier 1 Capital (to Average Assets)             5,600        7.4        2,988      4.0         3,735      5.0

NOTE #12 - DEFINED CONTRIBUTION PLAN

Effective September 1, 1994, the Bank established a qualified defined contribution plan [401(K) Retirement Savings Plan] for all eligible employees. Employees may contribute from 1 percent to 15 percent of their compensation with a maximum of $9,500 annually. The Bank's contributions to the plan are a monthly, discretionary amount, which may vary from month-to-month. The Bank's matching contribution will become vested at 60 percent after three years, 80 percent after four years, with full vesting after five years. The expense was $24,941 and $14,780 for the years ended December 31, 1997 and 1996, respectively.

                       CHANNEL ISLANDS NATIONAL BANK

                       NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of financial instruments at December 31, 1997. FASB Statement 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                                                        1997
                                                                         ---------------------------------
                                                                           Carrying               Fair
                                                                            Amount                Value
                                                                         ------------          -----------
Assets:
      Cash and cash equivalents                                           $20,608,739          $20,608,739
      Securities and money market investments                              15,492,373           15,456,000
      Loans receivable                                                     51,547,017           51,897,000
      Accrued interest receivable                                             456,372              456,372

Liabilities:
      Noninterest-bearing deposits                                         24,557,499           24,557,499
      Interest-bearing deposits                                            57,269,515           57,288,000
      Accrued interest payable                                                 85,760               85,760


                                                                           Notional            Cost to Cede
                                                                            Amount              or Assume
                                                                         ------------          -----------
Off-balance sheet instruments:
      Commitments to extend credit and standby letters of credit          $10,784,219          $   107,842

The Bank in estimating fair value disclosures used the following methods and assumptions:

CASH AND CASH EQUIVALENTS - The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values due to the short-term nature of the assets.

SECURITIES AND MONEY MARKET INVESTMENTS - Fair values are based upon quoted market prices, where available.

LOANS - For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values of residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. The fair values for other loans are estimated using discounted cash flow analyses using discount rates approximating the interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

                       CHANNEL ISLANDS NATIONAL BANK

                       NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE #13 - FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

DEPOSITS - The fair values for interest and noninterest-bearing demand deposits, savings deposits, and money market savings are equal to their carrying value. Fair values for fixed-rate certificates of deposit are estimated using discount cash-flow calculations that apply interest rates currently being offered on certificates, to a schedule of aggregated expected monthly maturities on time deposits. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed. The carrying amount of accrued interest payable approximates fair value.

OFF-BALANCE SHEET INSTRUMENTS - Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

NOTE #14 - NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". The statement which is effective for the year ending December 31,1998, establishes standards of disclosure and financial statement display for reporting comprehensive income and its components.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The statement changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting (referred to as management approach) and requires certain related disclosures about products and services, geographic areas and major customers. The disclosures are required for the year ending December 31,1998.

Channel Islands Bank
                                BALANCE SHEETS

(UNAUDITED)                                         June 30, 1998  June 30, 1997
----------                                          -------------  -------------
ASSETS
 Cash and due from banks                               $8,223,101    $10,945,747
 Federal funds sold                                     5,950,000      9,525,000
                                                      -----------    -----------
  Cash and Cash Equivalents                            14,173,101     20,470,747
 Time deposits in other financial institutions          1,092,000      1,491,000
 Investment securities
  Available-for-sale                                   11,939,201      5,865,928
  Held to Maturity, fair value of $76,252
   (June 30, 1998) and $1,077,738 (June 30, 1997)          76,143      1,076,290
 Loans, net                                            55,781,176     48,408,404
 Loans held for sale                                    1,580,202      1,535,227
 Bank premises and equipment                            1,042,785        883,091
 Federal Reserve Bank stock, at cost                      168,300        167,150
 Other assets                                           1,027,936        755,067
 Other real estate owned                                    -----         44,600
 Deferred taxes                                            45,051         45,051
                                                      -----------    -----------
                                                      -----------    -----------
 TOTAL ASSETS                                         $86,925,895    $80,742,555
                                                      -----------    -----------
                                                      -----------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES
  Deposits
   Demand deposits                                     24,629,083     24,033,553
   NOW and money market deposits                       22,333,567     23,294,047
   Savings deposits                                     6,326,764      6,398,348
   Time deposits over $100,000                         10,786,265     10,003,579
   Other time deposits                                 15,209,567     10,881,483
                                                      -----------    -----------
   Total Deposits                                      79,285,246     74,611,010
  Accrued Interest and other liabilities                  200,193        197,963
                                                      -----------    -----------
  Total Liabilities                                    79,485,439     74,808,973
                                                      -----------    -----------

 STOCKHOLDERS' EQUITY
  Contributed capital
   Common stock no par value at June 30,1998,
    $5.00 at June 30, 1997.
    2,000,000 shares authorized: issued and
    outstanding 533,282 shares in June 30, 1998,
    460,924 shares in June 30, 1997.                    2,666,410      2,304,620
   Surplus                                              3,062,827      2,602,338
  Retained earnings                                     1,769,427      1,074,975
  Valuation allowance for investments                     (58,208)       (48,351)
                                                      -----------    -----------
  Total Stockholders' Equity                            7,440,456      5,933,582
                                                      -----------    -----------
                                                      -----------    -----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $86,925,895    $80,742,555
                                                      -----------    -----------
                                                      -----------    -----------

                                       F-24

Channel Islands Bank
                               STATEMENTS OF INCOME

                                                      Six Month Periods Ended,
(UNAUDITED)                                         June 30, 1998  June 30, 1998
-----------                                         -------------  -------------
INTEREST INCOME
 Interest and fees on loans                          $2,972,013      $2,737,846
 Interest on federal funds sold                         200,347         268,595
 Interest on time deposits in other
  financial institutions                                 36,637          44,040
 Interest on investments                                394,558         234,021
                                                     ----------      ----------
  Total Interest Income                               3,603,555       3,284,502

Interest Expense on Deposits and Investments          1,006,084         882,643
                                                     ----------      ----------
NET INTEREST INCOME                                   2,597,471       2,401,859

PROVISION FOR LOAN LOSSES                                57,800         105,000
                                                     ----------      ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   2,539,671       2,296,859

OTHER INCOME
 Service Charges, fees and other                        450,657         355,686
 Gain (loss) on sale of assets                            1,645          (1,833)
                                                     ----------      ----------
  Total Other Income                                    452,302         353,853

OTHER EXPENSES
 Salaries and employee benefits                       1,280,756       1,133,088
 Occupancy                                              237,396         200,802
 Other operating expenses                               899,900         727,211
                                                     ----------      ----------
  Total Other Expenses                                2,418,052       2,061,101
                                                     ----------      ----------

 Net Income Before Income Taxes                         573,921         589,611
 Income Taxes                                           236,168         247,165
                                                     ----------      ----------
                                                     ----------      ----------
  NET INCOME                                           $337,753        $342,446
                                                     ----------      ----------
                                                     ----------      ----------
Earnings Per Share Basic                                  $0.64           $0.74
                                                     ----------      ----------
                                                     ----------      ----------
Earnings Per Share Diluted                                $0.60           $0.68
                                                     ----------      ----------
                                                     ----------      ----------

                           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                         Valuation
                                               Number of                                                Allowance For
                                                 Shares       Common                       Retained      Investment
                                              Outstanding     Stock        Surplus         Earnings      Securities        Total
                                              -----------   ---------      --------       ----------     ----------       --------
Balance, December 31, 1996                      456,924      2,284,620    2,582,338        778,617        (49,423)       5,596,152
     Net Income                                 342,446                                    342,446                         342,446
     Dividends                                                                             (46,088)                        (46,088)
     Stock options exercised                      4,000         20,000       25,740                                         45,740
        (including the realization of
        tax benefits of $5,740)
Change in unrealised loss on investments                                                                    1,072            1,072
                                               --------      ---------    ---------      ---------       --------        ---------
Balance, June 30, 1997                          460,924      2,304,620    2,608,078      1,074,975        (48,351)       5,939,322
                                               --------      ---------    ---------      ---------       --------        ---------
                                               --------      ---------    ---------      ---------       --------        ---------

                                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                         Valuation
                                               Number of                                                Allowance For
                                                 Shares       Common                       Retained      Investment
                                              Outstanding     Stock        Surplus         Earnings      Securities        Total
                                              -----------   ---------      --------       ----------     ----------       --------

Balance, December 31, 1997                      479,013      2,395,065    2,714,645      1,485,003        (38,804)       6,555,909
     Net Income                                                                            337,752                         337,752
     Dividends                                                                             (53,328)                        (53,328)
     Stock options exercised                     54,269        271,345      348,182                                        619,527
        (including the realization
        of tax benefits of $229,472)
Change in unrealised loss on investments                                                                  (19,404)         (19,404)
                                               --------      ---------    ---------      ---------       --------        ---------
Balance, June 30, 1998                          533,282      2,666,410    3,062,827      1,769,427        (58,208)       7,440,456
                                               --------      ---------    ---------      ---------       --------        ---------
                                               --------      ---------    ---------      ---------       --------        ---------

     INDEPENDENT AUDITORS' REPORT

     To the Shareholders and Board of Directors of Americorp:

     We have audited the accompanying consolidated balance sheets of Americorp and subsidiary (the "Company") as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Americorp and subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period December 31, 1997 in conformity with generally accepted accounting principles.


/s/ FANNING & KARRH

January 23, 1998, except for Note 6 as to which the date is May 7, 1998 and for
Note 17 as to which the date is
August 27, 1998

AMERICORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996

ASSETS                           NOTES                     1997           1996
------                           -----                 ------------   ------------
Cash and due from banks                                $ 11,461,522   $ 10,542,158
Federal funds sold                                        5,900,000     11,400,000
Securities                        1,2                    25,112,659     32,259,246
Loans, net                        1,3                    83,397,506     64,942,883
Accrued interest receivable                                 855,551        703,295
Premises and equipment, net       1,4                     1,465,201      1,136,975
Other real estate owned           1,5                       123,048         91,000
Investment in partnerships         6                      2,549,515      2,898,943
Other assets                      7,8                     3,346,911      3,105,443
                                                       ------------   ------------

TOTAL ASSETS                                           $134,211,913   $127,079,943
                                                       ------------   ------------
                                                       ------------   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Noninterest-bearing demand                             $ 36,510,231   $ 30,625,649
Interest-bearing demand                                  40,351,999     41,487,472
Savings                                                  10,997,418     11,135,396
Time, under $100,000                                     18,662,881     18,361,158
Time, $100,000 and over                                  13,444,974     12,674,418
                                                       ------------   ------------
Total deposits                                          119,967,503    114,284,093
Accrued interest payable                                    394,234        509,184
Other liabilities                 1,8                     2,498,958      1,814,583
                                                       ------------   ------------
Total liabilities                                       122,860,695    116,607,860
                                                       ------------   ------------

STOCKHOLDERS' EQUITY:            1,9,12
Common stock - $1 par value;
  2,500,000 shares authorized                               585,518        575,665
Surplus                                                   2,184,164      1,913,280
Retained earnings                                         8,500,241      7,932,965
Net unrealized gain on securities
  available-for-sale, net of
  deferred income taxes                                      81,295         50,173
                                                       ------------   ------------
Total stockholders' equity                               11,351,218     10,472,083
                                                       ------------   ------------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                 $134,211,913   $127,079,943
                                                       ------------   ------------
                                                       ------------   ------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 NOTES      1997           1996          1995
                                 -----   ----------     ---------     ----------
INTEREST INCOME:
Interest and fees on loans               $7,803,480     $6,491,245    $6,398,085
Interest on Federal funds sold              236,051        403,974       125,644
Interest on securities:
  U.S. agency securities                    368,240        461,865       525,146
  State, county, and municipal
    securities                              664,370        774,635       848,825
  Mortgage-backed securities                495,606        394,809       343,079
  Mutual funds                              167,854        261,452       285,976
  Other                                      13,108          3,584        11,777
                                         ----------     ----------    ----------
Total interest income                     9,748,709      8,791,564     8,538,532
                                         ----------     ----------    ----------

INTEREST EXPENSE ON DEPOSITS              2,746,538      2,739,824     2,519,965
                                         ----------     ----------    ----------
NET INTEREST INCOME                       7,002,171      6,051,740     6,018,567

PROVISION FOR LOAN AND
  LEASE LOSSES                     3        410,000      1,045,600       554,002
                                         ----------     ----------    ----------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN AND
  LEASE LOSSES                            6,592,171      5,006,140     5,464,565
                                         ----------     ----------    ----------

OTHER OPERATING INCOME:
Service charges on deposit
  accounts                                  697,560        619,454       563,490
Other service charges and fees              525,950        440,190       423,888
Gain (loss) on securities          2         53,954       (206,940)      (82,850)
Equity in net income of
  partnership                      6         50,572        214,844       353,384
Other income                                242,101        180,211       126,451
                                         ----------     ----------    ----------
Total other operating income              1,570,137      1,247,759     1,384,363
                                         ----------     ----------    ----------

OTHER EXPENSE:
Salaries and employee benefits     8      3,392,097      2,954,086     2,816,241
Net occupancy expense                       624,083        521,085       482,741
Furniture and equipment expense             306,622        219,560       112,553
Advertising expense                1        220,333        172,063       205,378
Legal expense                               205,166         61,043       113,418
Data processing expense                     359,902        318,451       272,327
Net cost of other real estate
  owned (including valuation
  allowance for other real estate
  losses and gains and losses on
  sales of other real estate)                38,376         80,629       227,276
Write-down of real estate          6                       200,000
Other operating expense                   1,517,039      1,487,077     1,448,280
                                         ----------     ----------    ----------
Total other expense                       6,663,618      6,013,994     5,678,214
                                         ----------     ----------    ----------


AMERICORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME - concluded
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 NOTES     1997           1996           1995
                                 -----  ----------     ----------     ----------
INCOME BEFORE INCOME TAXES               1,498,690        239,905      1,170,714

PROVISION FOR INCOME TAXES         7       396,177         37,027        225,317
                                        ----------     ----------     ----------

NET INCOME                              $1,102,513     $  202,878     $  945,397
                                        ----------     ----------     ----------
                                        ----------     ----------     ----------

EARNINGS PER COMMON SHARE          1    $     1.91     $      .35     $     1.67
                                        ----------     ----------     ----------
                                        ----------     ----------     ----------

EARNINGS PER COMMON SHARE -
  ASSUMING DILUTION                1    $     1.66     $      .31     $     1.41
                                        ----------     ----------     ----------
                                        ----------     ----------     ----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                         Net
                                                                      Unrealized
                             COMMON STOCK                            Gain (Loss) on
                           ----------------                           Securities
                           Number of                       Retained   Available-
                            Shares   Amount    Surplus     Earnings    For-sale
                           -------- -------   ----------  ----------  -------------
BALANCE,
  JANUARY 1, 1995          567,211  $567,211  $1,535,421  $7,944,292   $(600,612)

ISSUANCE OF STOCK            2,871     2,871      66,569

RETIREMENT OF STOCK         (2,592)   (2,592)     (7,025)    (59,069)

NET INCOME                                                   945,397

DIVIDENDS
  ($.82 per share)                                          (465,237)

NET CHANGE IN
  UNREALIZED
  GAIN (LOSS)
  ON SECURITIES
  AVAILABLE-
  FOR-SALE,
  NET OF TAXES                                                           671,929
                           -------  --------  ----------  ----------   ---------
BALANCE,
  DECEMBER 31, 1995        567,490   567,490   1,594,965   8,365,383      71,317

ISSUANCE OF STOCK           14,496    14,496     337,936

RETIREMENT OF STOCK         (6,321)   (6,321)    (19,621)   (154,208)

NET INCOME                                                   202,878

DIVIDENDS
  ($.84 per share)                                          (481,088)

NET CHANGE IN
  UNREALIZED
  GAIN (LOSS)
  ON SECURITIES
  AVAILABLE-
  FOR-SALE,
  NET OF TAXES                                                           (21,144)
                           -------  --------  ----------  ----------   ---------

BALANCE,
  DECEMBER 31, 1996        575,665   575,665   1,913,280   7,932,965      50,173


AMERICORP AND SUBSIDIARY

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                         Net
                                                                      Unrealized
                             COMMON STOCK                            Gain (Loss) on
                           ----------------                           Securities
                           Number of                       Retained   Available-
                            Shares   Amount    Surplus     Earnings    For-sale
                           -------- -------   ----------  ----------  -------------
ISSUANCE OF STOCK           11,765    11,765     277,678

RETIREMENT OF STOCK         (1,912)   (1,912)     (6,794)    (48,685)

NET INCOME                                                 1,102,513

DIVIDENDS
  ($.84 per share)                                          (486,552)

NET CHANGE IN
  UNREALIZED
  GAIN (LOSS)
  ON SECURITIES
  AVAILABLE-
  FOR-SALE,
  NET OF TAXES                                                            31,122
                           -------  --------  ----------  ----------   ---------

BALANCE,
  DECEMBER 31, 1997        585,518  $585,518  $2,184,164  $8,500,241   $  81,295
                           -------  --------  ----------  ----------   ---------
                           -------  --------  ----------  ----------   ---------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------

                                           1997           1996           1995
                                           ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                              $1,102,513     $  202,878     $  945,397
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision for loan and lease losses      410,000      1,045,600        554,002
  Depreciation and amortization            283,276        173,300         59,699
  Amortization of premium, net of
    accretion of discount                   74,729         82,454        132,751
  Benefit for deferred income taxes        (95,071)      (161,575)       (98,543)
  Valuation allowance for other real
    estate owned                                           12,705
  Loss on sale of other real estate
    owned                                   11,450         42,853         80,053
  Write-down of real estate                               200,000
  Loss on disposition of premises
    and equipment                                             696
  Net (gain) loss on securities
    available-for-sale                     (51,963)       208,129         47,617
  Net (gain) loss on securities
    held-to-maturity                        (1,991)        (1,301)        35,233
  Equity in net income of partnership      (50,572)      (214,844)      (353,384)
  (Increase) decrease in interest
    receivable                            (152,256)        86,771       (103,503)
  (Increase) decrease in other assets     (160,709)       327,649        337,753
  (Decrease) increase in interest
    payable                               (114,950)        82,926        322,796
  Increase (decrease) in other
    liabilities                            684,375         85,331        (19,749)
                                         ---------      ---------      ---------
Net cash provided by operating
  activities                             1,938,831      2,173,572      1,944,088
                                         ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities
  held-to-maturity                      (2,038,561)    (2,387,265)       (40,421)
Purchases of securities
  available-for-sale                                   (3,760,643)      (444,741)
Proceeds from maturities, calls and
  sales of securities held-to-
  maturity                               4,018,308      2,283,086      3,224,083
Proceeds from maturities, calls and
  sales of securities available-
  for-sale                               5,191,499      5,050,097      1,664,605
Net increase in loans                  (19,276,853)    (6,130,235)    (4,571,326)
Proceeds from the sale of premises
  and equipment                                               940         11,000


AMERICORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS - concluded
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------------

                                           1997           1996           1995
                                           ----           ----           ----
CASH FLOWS FROM INVESTING ACTIVITIES
 (concluded):

Purchases of premises and equipment       (611,502)      (682,699)      (500,176)
Proceeds from the sale of other real
  estate owned                             368,732        296,347        387,167
Distribution from partnership              400,000        341,060
Contribution to partnership                                             (257,775)
                                       -----------    -----------    -----------
Net cash used for
  investing activities                 (11,948,377)    (4,989,312)      (527,584)
                                       -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                 5,683,410      8,742,456      7,861,498
Retirement of common stock                 (57,391)      (180,150)       (68,686)
Proceeds from issuance of common
  stock                                    289,443        352,432         69,440
Dividends paid                            (486,552)      (481,088)      (465,237)
                                       -----------    -----------    -----------
Net cash provided by
  financing activities                   5,428,910      8,433,650      7,397,015
                                       -----------    -----------    -----------
(DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                      (4,580,636)     5,617,910      8,813,519
                                       -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                     21,942,158     16,324,248      7,510,729
                                       -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                          $17,361,522    $21,942,158    $16,324,248
                                       -----------    -----------    -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION - Cash paid during the
  year for:
Interest                               $ 2,861,488    $ 2,656,898    $ 2,197,169
Income taxes                           $   150,000    $   257,965    $   355,000

SUPPLEMENTAL DISCLOSURES OF NONCASH
  ACTIVITIES:
Other real estate owned
  acquired in settlement of loans      $   492,230    $         0    $   375,000
Other real estate owned
  financed by loan                     $    80,000    $   635,800    $         0
Total change in unrealized gain/loss
  on securities available-for-sale     $    45,434    $    30,868    $   952,148


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Americorp and subsidiary (the "Company") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

BASIS OF PRESENTATION - The consolidated financial statements include Americorp and its wholly owned subsidiary, American Commercial Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation allowance for deferred tax assets.

In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.
In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near future.

In connection with the determination of the valuation allowance for deferred tax assets, management considers whether it is more likely than not that all or part of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near future for changes in certain assumptions or estimates used to calculate future taxable income.

SECURITIES - The Company classifies its investment securities into three categories as follows:

Trading Securities - Securities held principally for resale in the near future are classified as trading securities and recorded at their fair values. The Company holds no securities that are classified as trading securities.

Securities Held-to-Maturity - Securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, increased by the accretion of discounts and decreased by the amortization of premiums. Discount is accreted and premium is amortized over the period to maturity of the related security.

Securities Available-for-Sale - Securities available-for-sale consist of investment securities not classified as trading securities nor as securities held-to-maturity. Securities available-for-sale are recorded at their fair market values. Unrealized holding gains and losses, net of tax, are reported as a net amount in a separate component of equity until realized. Gains and losses are determined using the specific identification method. The accretion of discounts and the amortization of premiums are recognized in interest income using the interest method over the period to maturity.

LOANS - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more.
Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The allowance for loan and lease losses is increased by provisions for loan and lease losses which are included in the accompanying statements of income. Losses are charged against the allowance for loan and lease losses when management determines the collectibility of the principal is unlikely. Recoveries on loans and leases previously charged off are credited to the allowance. Management's determination of the allowance is based on periodic evaluations of the loan and lease portfolio which take into consideration such factors as changes in the growth, size and composition of the loan and lease portfolio, overall portfolio quality, prior loan and lease loss experience, review of specific loans and leases, collateral, guarantees and current economic conditions.

DIRECT FINANCING LEASES - Income from direct financing leases is recorded over the life of the lease under the financing method of accounting. The investment includes the sum of aggregate rentals receivable and the estimated residual value of leased equipment less deferred income.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally charged to income over the estimated useful lives of the assets by use of the straight-line method. Leasehold improvements are amortized over the terms of the leases or the estimated useful lives of improvements, whichever is shorter.

Estimated useful lives are as follows:

Furniture, fixtures and equipment                        3 to 10 years
Leasehold improvements                                   5 to 15 years

OTHER REAL ESTATE OWNED - Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the outstanding loan balance at the time of foreclosure or appraised value. Gains and losses on the sale of other real estate owned and write-downs resulting from periodic revaluation of the property are charged to other operating expenses.

ADVERTISING COSTS - The Company expenses the costs of advertising when incurred.

INCOME TAXES - Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

EARNINGS PER SHARE - Earnings per common share are based on the weighted average number of common shares outstanding. Earnings per common share - assuming dilution are based on the weighted average number of common and equivalent shares outstanding. The average number of common shares outstanding and common equivalent shares outstanding for 1997 were 577,719 and 665,649, respectively. The average number of common shares outstanding and common equivalent shares outstanding for 1996 were 571,685 and 660,293, respectively. The average number of common shares outstanding and common equivalent shares outstanding for 1995 were 567,331 and 669,135, respectively. Common equivalent shares consist of the dilutive effect of stock options using the treasury stock method.

STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

2. SECURITIES

Debt securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values at December 31, 1997 and 1996 follows.

Securities held-to-maturity:

                                       1997                                                   1996
                    -------------------------------------------------    -------------------------------------------------
                                  Gross        Gross       Estimated                    Gross        Gross       Estimated
                    Amortized   Unrealized   Unrealized     Market        Amortized   Unrealized   Unrealized     Market
                      Cost        Gains        Losses        Value          Cost        Gains       Losses        Value
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------
U.S. agency
  securities       $ 4,744,530   $  6,795     $ (18,670)  $ 4,732,655    $ 7,272,690               $ (80,758)  $ 7,191,932
State, county
  and municipal
  securities         4,903,883    184,340        (9,694)    5,078,529      4,378,779   $105,404      (38,713)    4,445,470
Mortgage-backed
  securities         2,841,375        820       (19,775)    2,822,420      3,869,990      6,784      (60,477)    3,816,297
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------
Totals             $12,489,788   $191,955     $ (48,139)  $12,633,604    $15,521,459   $112,188    $(179,948)  $15,453,699
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------

Securities available-for-sale:

                                       1997                                                   1996
                    -------------------------------------------------    -------------------------------------------------
                                  Gross        Gross       Estimated                    Gross        Gross       Estimated
                    Amortized   Unrealized   Unrealized     Market        Amortized   Unrealized   Unrealized     Market
                      Cost        Gains        Losses        Value          Cost        Gains       Losses        Value
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------
U.S. agency
  securities                                                             $   250,823   $    115                $   250,938
State, county
  and municipal
  securities       $ 5,987,398   $234,832                 $ 6,222,230      8,148,847    278,356    $ (18,446)    8,408,757
Mortgage-backed
  securities         3,713,330     16,849     $ (19,348)    3,710,831      5,413,001     29,439      (34,848)    5,407,592
Mutual funds         2,803,463                 (113,653)    2,689,810      2,851,871                (181,371)    2,670,500
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------
Totals             $12,504,191   $251,681     $(133,001)  $12,622,871    $16,664,542   $307,910    $(234,665)  $16,737,787
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------

The scheduled maturities of securities held-to-maturity and available-for-sale at December 31, 1997 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    Securities                      Securities
                                 held-to-maturity             available-for-sale
                             ------------------------      -------------------------
                                            Estimated                     Estimated
                              Amortized      Market         Amortized      Market
                                 Cost         Value            Cost         Value
                             -----------   -----------     -----------   -----------
Due in one year or less      $ 1,499,945   $ 1,494,688     $   738,377   $   745,127
Due after one year
  through five years           3,860,359     3,846,548       2,640,833     2,733,883
Due after five years
  through ten years            2,720,153     2,843,917       2,088,826     2,204,069
Due after ten years            1,567,956     1,626,031         519,362       539,151
Mortgage-backed securities     2,841,375     2,822,420       3,713,330     3,710,831
Mutual funds                                                 2,803,463     2,689,810
                             -----------   -----------     -----------   -----------
Totals                       $12,489,788   $12,633,604     $12,504,191   $12,622,871
                             -----------   -----------     -----------   -----------
                             -----------   -----------     -----------   -----------

Proceeds from calls of securities held-to-maturity during 1997, 1996 and 1995 were $1,000,000, $700,000 and $1,175,000, respectively. No gains or losses occurred on those calls during 1997. Gross losses of $2,637 and $38,103 were realized on those calls during 1996 and 1995, respectively. Gross gains of $2,870 were realized on those calls in 1995. Proceeds from the sale of a security held-to-maturity during 1997 were $146,404. Gross gain of $1,991 was realized on that sale.

Proceeds from sales and calls of securities available-for-sale during 1997, 1996 and 1995 were $2,751,558, $1,368,938 and $1,664,605, respectively.
Gross gains of $51,963 were realized on those sales and calls during 1997. Gross gains of $3,938 were realized on those calls during 1996. Gross losses of $60,000 and $47,617 were realized on those sales during 1996 and 1995, respectively.

At December 31, 1996, the Company wrote down certain mutual fund investments. The write-down amounted to $148,129 and was due to a decline in fair value considered to be other than temporary. The write-down is included in loss on securities in the accompanying consolidated financial statements.

Securities carried at approximately $1,533,000 and $1,533,000 at December 31, 1997 and 1996, respectively, were pledged to secure public funds on deposit, as required by law.

3. LOANS

Loans consisted of the following at December 31:

                                                          1997           1996
                                                          ----           ----
Commercial                                             $30,244,952   $29,572,316
Real estate                                             31,919,611    11,026,049
Equity lines                                            10,216,741    12,134,256
Installment                                             10,669,495    10,259,703
Leases receivable                                        1,495,295     2,859,330
Credit card loans                                          145,145        75,955
Overdrafts                                                  10,020        11,180
                                                       -----------   -----------
Total loans                                             84,701,259    65,938,789
Less allowance for loan and lease losses                (1,047,545)     (811,552)
Less deferred loan fees                                   (256,208)     (184,354)
                                                       -----------   -----------
Loans, net                                             $83,397,506   $64,942,883
                                                       -----------   -----------
                                                       -----------   -----------

Transactions in the allowance for loan and lease losses account are summarized as follows:

                                           1997           1996           1995
                                           ----           ----           ----
Balance, beginning of year              $  811,552     $  632,271     $  660,851
Provision for losses charged
  to expense                               410,000      1,045,600        554,002
Loans and leases charged off              (195,521)      (870,442)      (588,764)
Recoveries on loans previously
  charged off                               21,514          4,123          6,182
                                        ----------     ----------     ----------
Balance, end of year                    $1,047,545     $  811,552     $  632,271
                                        ----------     ----------     ----------
                                        ----------     ----------     ----------

At December 31, 1997 and 1996, there were no significant loans that were specifically classified as impaired or on non-accrual status.

     In the ordinary course of business, the Company has granted loans to certain directors and companies with which they are associated. Loans made to such related parties amounted to $100,450 in 1997. Balances outstanding at December 31, 1997 and 1996 were $1,623,478 and $2,793,267, respectively.

4. PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31:

                                                          1997           1996
                                                          ----           ----
Furniture, fixtures and equipment                      $1,583,060     $1,198,277
Leasehold improvements                                    897,323        671,279
                                                       ----------     ----------
Total cost                                              2,480,383      1,869,556
Less accumulated depreciation and
  amortization                                         (1,015,182)      (732,581)
                                                       ----------     ----------
Premises and equipment, net                            $1,465,201     $1,136,975
                                                       ----------     ----------
                                                       ----------     ----------

5. OTHER REAL ESTATE OWNED

     Other real estate owned consisted of the following at December 31:

                                                          1997           1996
                                                          ----           ----
Foreclosed assets held for sale                        $  123,048     $  127,665
Valuation allowance                                                      (36,665)
                                                       ----------     ----------

Other real estate owned, net                           $  123,048     $   91,000
                                                       ----------     ----------
                                                       ----------     ----------

6. INVESTMENT IN PARTNERSHIPS

     The Company has a 50% limited partner interest in a limited partnership (Ventura Affordable Homes, Ltd.). Affordable Communities, Inc., an unrelated entity, is the general partner. The partnership was formed for the purpose of constructing a low-to-moderate income housing development located in Ventura. The investment is accounted for on the equity method. In 1992, the Company sold a parcel of land to the partnership at its cost of $1,200,000. In exchange, the Company received a second trust deed for $1,200,000. During 1994, the Company contributed the trust deed and an additional $500,000 to the partnership. $257,775 was contributed to the partnership in 1995. The partnership is constructing 151 houses consisting of 5 phases. As of December 31, 1997, 150 houses have been sold and one is in escrow.

     Condensed financial information excerpted from audited financial statements of Ventura Affordable Homes, Ltd. as of December 31, 1997 and for the year then ended is as follows:

                                                        (in thousands)
Inventory of unsold homes                                   $  168
Other assets                                                $2,743
Accounts payable and accrued expenses                       $    4
Amounts due partners                                        $   71
Partners' capital                                           $2,835
Revenue from homebuilding                                   $4,904
Cost of revenue from homebuilding                           $4,819
Net income                                                  $   51
Company's equity in net income                              $   51

     In January of 1997, a dispute arose between the Bank as limited partner and Affordable Communities, Inc., the general partner, over the amount of management fees claimed to be owed to the general partner by the partnership. In February 1997, the Bank initiated a lawsuit against the general partner because of this dispute. As of the date of this report, the Bank and the general partner have negotiated a complete settlement of the dispute and a request for dismissal has been filed with the court. In connection with the settlement agreement, the partnership is currently being dissolved and the Bank has received a $2,549,515 distribution in full satisfaction of its 50% interest in the partnership.

     The Company has a 50% limited partner interest in a another limited partnership (Santa Paula Affordable Homes, Ltd.). Affordable Communities, Inc. is the general partner. The partnership was originally formed to construct a low-to-moderate income housing development in Santa Paula, California. Due to various factors, the development of the housing project will not commence. As a result, the partners are in the process of dissolving the Santa Paula Affordable Homes, Ltd. partnership. The partnership's operations to date have not been significant. In connection with the partnership agreement, the Company had purchased a parcel of land to sell to Santa Paula Affordable Homes, Ltd. The land was purchased in 1988 for $800,000. In December 1996, the Company wrote down the land to estimated fair market value. The write-down amounted to $200,000 and was based upon an estimate of future discounted cash flows. The land was then sold to a 50% owner of Affordable Communities, Inc. for $600,000. The Company financed 100% of the sale of the land.

7. INCOME TAXES

     The current and deferred amounts of the provision for income taxes are as follows:

                                            1997           1996           1995
                                            ----           ----           ----
Current:
Federal                                   $346,224       $128,227       $141,576
State                                      190,090         70,375        182,284
Utilization of alternative
  minimum tax credit                       (45,066)
                                          --------       --------       --------
                                           491,248        198,602        323,860
                                          --------       --------       --------

Deferred:
Federal                                   (111,440)      (205,124)       (53,543)
State                                      (31,654)       (38,898)       (48,871)
Change in valuation allowance               48,023         82,447          3,871
                                          --------       --------       --------
                                           (95,071)      (161,575)       (98,543)
                                          --------       --------       --------

Provision for income taxes                $396,177       $ 37,027       $225,317
                                          --------       --------       --------
                                          --------       --------       --------

     Current state income tax receivable of $5,565 is included in other assets and current federal income tax payable of $226,295 is included in other liabilities in the accompanying consolidated financial statements.

     The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34%:

                                               1997           1996           1995
                                               ----           ----           ----
Tax provision at federal
  statutory rate                                34%            34%            34%
State franchise tax, net of federal
  income tax benefit                             7              9              8
Municipal interest                             (13)           (95)           (21)
Benefit of deferred deductions, alternative
  minimum tax credits and changes in
  valuation allowance, net                                     70
Other                                           (2)            (3)            (2)
                                               ---            ---            ---
Tax provision                                   26%            15%            19%
                                               ---            ---            ---
                                               ---            ---            ---

     The components of the net deferred tax asset included in other assets in the accompanying consolidated financial statements are as follows at December 31:

                                                          1997           1996
                                                          ----           ----
Deferred tax liability:
Federal                                                $ (186,257)    $ (156,505)
State                                                     (36,663)       (29,493)
Deferred tax asset:
Federal                                                 1,789,800      1,711,803
State                                                     285,127        251,527
Valuation allowance                                    (1,181,418)    (1,187,502)
                                                       ----------     ----------
Net deferred tax asset                                 $  670,589     $  589,830
                                                       ----------     ----------
                                                       ----------     ----------

     The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                          1997           1996
                                                          ----           ----
Net unrealized gain/loss on securities
  available-for-sale                                   $  (52,199)    $  (31,837)
Depreciation                                              (35,571)        (9,690)
Allowance for loan losses                                 273,038        194,844
Deferred compensation                                     759,613        717,938
Leases                                                    (46,032)       (66,115)
AMT credit                                                884,131        929,197
Other real estate owned                                                    5,697
Postretirement benefits                                    48,566         27,782
State timing difference                                   (89,118)       (78,356)
Mutual fund                                                88,128         66,421
Investment in partnership                                  21,451         21,451
Valuation allowance                                    (1,181,418)    (1,187,502)
                                                       ----------     ----------
Net deferred tax asset                                 $  670,589     $  589,830
                                                       ----------     ----------
                                                       ----------     ----------

8. PROFIT SHARING AND DEFERRED COMPENSATION PLANS

     Profit Sharing - The Company has a profit sharing and salary deferral 401(k) plan for the benefit of its employees. Under the plan, eligible employees may defer a portion of their salaries. The Company may, at its option, make matching contributions or profit sharing contributions. For 1997, 1996 and 1995, the Company matched 50% of the employees' deferral which amounted to $17,031, $34,212 and $35,876, respectively. No profit sharing contributions were made in 1997, 1996 or 1995. In lieu of a contribution to the profit sharing plan, the Company accrued bonuses to its employees of $305,563 in 1997 and $193,410 in 1995. No bonuses were accrued in 1996.

     Deferred Compensation, Directors and Chief Executive Officers - In May 1997, the Company approved the Directors' Retirement Plan and the Chief Executive Officer's Retirement Plan which restated and amended preexisting retirement plans. The original plans provided for payments upon retirement, death or disability for the benefit of directors and the chief executive officer (now a director) of the Company. The preexisting and the restated plans are nonqualified and nonfunded plans. The preexisting plans had been amended several times and as of January 1, 1997 provided for six years of retirement benefits upon retirement. Under the restated plans, each participant upon normal retirement, death, or disability will receive a monthly retirement benefit for 120 months in an amount stipulated in the agreement. Any new participants shall vest 8% per year for services rendered after a three year waiting period has expired. The plans also provide for reduced benefits upon early retirement.

     Deferred Compensation, Senior Officers - The Company has a nonqualified, nonfunded income continuation plan providing for payments upon retirement, death or disability of certain employees. Under the plan, certain employees will receive retirement payments equal to a portion of the last three years' average compensation. The payments are to be made monthly for a period of ten years. The plan also provides for reduced benefits upon early retirement, disability or termination of employment.

     As of December 31, 1997 and 1996, the projected benefit obligation and the net benefit liability of the plans are $1,698,863 and $1,599,281, respectively, and are included in other liabilities in the accompanying consolidated financial statements. Compensation expense relating to the plans was $266,883, $403,397 and $219,250 in 1997, 1996 and 1995, respectively.

     In anticipation of the future obligation of the deferred compensation plans, the Company has invested in life insurance policies which are carried at cash surrender values of $2,254,886 and are included in other assets in the accompanying consolidated financial statements. The Company's intention is to partially fund these plans from the proceeds and investment earnings of the insurance policies and from the profits derived from the limited partnerships' operations (see Note 6).

     9. STOCK OPTION PLANS

     The Company has stock option plans which provide for the granting of options to directors and officers to purchase stock at its market value on the date the options are granted. 150,000 shares of common stock have been reserved for the granting of these options. Options granted become exercisable commencing from the date of a grant. For the participants who have been employed by or directors with the Company less than ten years, not more than 20% of the shares granted, plus shares left over from previous years, can be exercised in any one year. For participants who have been employed by or directors with the Company more than ten years, up to 100% can be exercised during the first year, with the percentage decreasing by 20% increments over the next four years. At the end of the fifth year, the options expire.

    In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which was effective as of January 1, 1996, the fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model for proforma footnote purposes with the following assumptions used for grants in all years; dividend yield of 3.16%, risk-free interest rates of 5.723% to 6.296% and expected option life of 3.91 years and 4.03 years for 1997 and 1996, respectively. Expected volatility was assumed to be .0429 and .0525 for 1997 and 1996, respectively.

                                                           Weighted      Weighted
                                               Number       Average       Average
                                                 Of        Exercise        Fair
                                               Shares       Price          Value
                                               ------      --------      ---------
Options outstanding,
  December 31, 1995                           110,579       $24.43
Granted                                         9,800       $28.50         $2.62
                                                                           -----
Exercised                                     (14,496)      $24.31
Canceled                                      (10,949)      $23.35
                                              -------
Options outstanding,
  December 31, 1996                            94,934       $25.00
Granted                                        19,400       $28.63         $2.56
                                                                           -----
                                                                           -----
Exercised                                     (11,765)      $24.60
Canceled                                       (5,800)      $25.47
                                              -------
Options outstanding,
  December 31, 1997                            96,769       $25.72
                                              -------       ------
                                              -------       ------

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                        Weighted
Range of            Number               Average             Number
Exercise          Outstanding           Remaining          Exercisable
 Prices           at 12/31/97              Life            at 12/31/97
--------          -----------           ---------          -----------
 $24.50              67,009                1.5                  52,139
 $26.50                 560                2.9                     280
 $28.50              24,200                4.1                   6,800
 $29.00               5,000                4.8                   1,000
                     ------                                     ------
                     96,769                                     60,219
                     ------                                     ------
                     ------                                     ------

     As permitted by FAS 123, the Company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans. Had the fair value method of accounting been applied to the Company's stock option plans, the tax-effected impact would be as follows:

                                                          1997           1996
                                                          ----           ----
Net income as reported                                 $1,102,513       $202,878
Estimated fair value of the year's
  options grants, net of tax                              (36,751)       (21,825)
                                                       ----------       --------
Net income adjusted                                    $1,065,762       $181,053
                                                       ----------       --------
                                                       ----------       --------
Adjusted net income per common share                        $1.84          $ .32
                                                       ----------       --------
                                                       ----------       --------

     This proforma impact only takes into account options granted since January 1, 1996 and is likely to increase future years as additional options are granted and amortized ratably over the vesting period.

10. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers throughout its primary market area of Ventura County, California. The Company's loan portfolio is well diversified and no significant industry concentrations exist.

     Investments in state and municipal securities involve governmental entities within the State of California. As of December 31, 1997, the Company had $14,849,043 due from a correspondent bank in excess of federal deposit insurance limits.

     11. POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS

     The Company provides health and life insurance benefits to retired employees and directors. Employees may become eligible for benefits if they retire after attaining specified age and service requirements while they worked for the Company. Directors may become eligible after five years regardless of their age at retirement.

     The Company implemented the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") effective January 1, 1996. These benefits are now accrued over the period the employee provides services to the Company. Prior to the change, costs were charged to expense as incurred.
 The Company elected the delayed recognition treatment of the adoption of SFAS 106. Under this method, the transition obligation will be amortized on a straight line basis over the remaining service period of active plan participants. The Company's current policy is to fund the cost of postretirement health care and life insurance plans on a pay-as-you-go basis.

     The net periodic cost for postretirement health care and life insurance benefits includes the following:

                                             1997           1996          1995
                                             ----           ----          ----
Service cost                               $22,846        $19,754       $18,339
Interest cost                               13,711         15,165        15,477
Amortization of unrecognized
  transition obligation                      9,792          9,697         9,104
                                           -------        -------       -------
Total                                      $46,349        $44,616       $42,920

     Summary information on the Company's plans is as follows:

                                                       December 31,   December 31,
                                                          1997           1996
                                                       ------------   ------------
Accumulated postretirement benefit
  obligation:
    Retirees                                            $   3,647     $   8,205
    Fully eligible, active employees                       63,179        69,637
    Other active plan participants                        122,296        94,250
                                                        ---------     ---------
    Total                                                 189,122       172,092
Fair value of plan assets                                       0             0
                                                        ---------     ---------
Unfunded accrued postretirement benefits
  obligation                                              189,122       172,092
Unrecognized net gain                                      18,417        18,954
Unrecognized net transition obligation                   (154,765)     (163,869)
                                                        ---------     ---------
Accrued postretirement benefit cost                     $  52,774     $  27,177
                                                        ---------     ---------
                                                        ---------     ---------

     The assumed discount rate and the assumed rate of increase in compensation levels are 7.25% and 7.25%, respectively. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6% declining to 4.75% in 10 years. If the health care cost trend rate assumptions were increased by 1%, the accrued postretirement benefit cost, as of December 31, 1997, would be increased by approximately $22,732.

     12. REGULATORY MATTERS

     Capital requirements -- The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgements by the regulators about components, risk weighting, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined by the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, total risk-based ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.

As of December 31, 1997 (in thousands):

                                              Required                Actual
                                           Amount (Ratio)         Amount (Ratio)
                                          --------------         ---------------
Tier 1 Capital (to
  Average Assets)                         $ 5,340 ( 4.00%)       $11,044 ( 8.27%)
Tier 1 Capital (to Risk
  Weighted Assets)                        $ 4,396 ( 4.00%)       $11,044 (10.05%)
Total Capital (to Risk
  Weighted Assets)                        $ 8,793 ( 8.00%)       $12,072 (10.98%)

As of December 31, 1996 (in thousands):

                                              Required                Actual
                                           Amount (Ratio)         Amount (Ratio)
                                          --------------         ---------------

Tier 1 Capital (to
  Average Assets)                         $ 5,044 ( 4.00%)       $10,142 ( 8.04%)
Tier 1 Capital (to Risk
  Weighted Assets)                        $ 3,519 ( 4.00%)       $10,142 (11.53%)
Total Capital (to Risk
  Weighted Assets)                        $ 7,038 ( 8.00%)       $10,930 (12.42%)

     13. COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company was obligated under operating leases requiring annual rentals as follows:


1998                          $  419,532
1999                             419,532
2000                             419,532
2001                             419,532
2002                             191,430
                              ----------
Total                         $1,869,558
                              ----------
                              ----------

     Rental expense was $430,467, $367,376 and $376,426 in 1997, 1996 and
1995, respectively.

     At December 31, 1997, the Company had unused lines of credit with two banks. The lines total $4,700,000, have variable interest rates based on the lending bank's daily Federal funds rates, and are due on demand. The lines of credit are unsecured.

     14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At December 31, 1997, the Company had commitments to extend credit of $25,014,995 and obligations under standby letters of credit of $125,715.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

    The Company uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and real estate.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures About Fair Value of Financial Instruments" requires corporations to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     Fair value estimates made as of December 31, 1997 are based on relevant market information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

     These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS - The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets' fair values.

     SECURITIES - Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

     LOANS - The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. For other loans, the fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio.

     ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE - The carrying amounts reported in the balance sheets for accrued interest receivable and accrued interest payable approximate their fair values.

     DEPOSIT LIABILITIES - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW, savings, and money market deposits, was, by definition, equal to the amount payable on demand as of December 31, 1997. The fair value of certificates of deposit was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities.




     The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at December 31, 1997:

                                                          Carrying        Estimated
                                                           Amount         Fair Value
                                                        ------------      ------------
     Financial assets:
       Cash and due from banks                          $ 11,461,522      $ 11,461,522
       Federal funds sold                               $  5,900,000      $  5,900,000
       Securities                                       $ 25,112,659      $ 25,256,475
       Loans, net of allowance for loan losses          $ 83,397,506      $ 83,278,952
       Accrued interest receivable                      $    855,551      $    855,551

     Financial liabilities:
       Deposits                                         $119,967,503      $120,013,526
       Accrued interest payable                         $    394,234      $    394,234

     At December 31, 1997, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value (see Note 14).

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the discounted value of fee revenues generated by the mortgage banking operation nor is the value of deferred tax assets or premises and equipment considered.

     16. PARENT COMPANY INFORMATION

     The following are condensed financial statements of Americorp (parent company only) as of and for the year ended December 31, 1997:

BALANCE SHEET
ASSETS:
Cash                                                                 $     2,689
Other assets                                                             130,871
Investment in and advances to the Bank                                11,340,617
                                                                     -----------
TOTAL ASSETS                                                         $11,474,177
                                                                     -----------
                                                                     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities                                                          $   122,959
Stockholders' equity                                                  11,351,218
                                                                     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $11,474,177
                                                                     -----------
                                                                     -----------
STATEMENT OF INCOME

Equity in earnings of the Bank                                       $ 1,122,622
Other                                                                    (20,109)
                                                                     -----------
NET INCOME                                                           $ 1,102,513
                                                                     -----------
                                                                     -----------
STATEMENT OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $1,102,513
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Undistributed earnings of the Bank                      (846,831)
  Increase in dividend receivable
    to the Bank                                             (3,637)
  Decrease in accrued liabilities                            2,069      (848,399)
                                                          ---------  -----------
Net cash provided by operating activities                                254,114
                                                                     -----------
                                                                     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                     289,443
Retirement of common stock                                 (57,391)
Dividends paid                                            (486,552)     (254,500)
                                                          ---------   -----------
                                                                      -----------
Net cash used for financing activities                                  (254,500)
                                                                      ----------
                                                                      ----------
DECREASE IN CASH                                                            (386)

CASH AT BEGINNING OF YEAR                                                  3,075
                                                                     -----------
CASH AT END OF YEAR                                                   $    2,689
                                                                     -----------
                                                                     -----------
17.  SUBSEQUENT EVENT


     On July 7, 1998, the Company and Channel Islands Bank ("CIB") signed a definitive merger agreement. The agreement calls for each share of CIB common stock to be converted into Americorp common stock in accordance with the exchange ratio set forth in the agreement. Consummation of the merger is expected to occur during the last quarter of 1998, and is subject to various conditions, including, but not limited to, approval by the stockholders of the Company and CIB.

     It is expected that the merger will be accounted for under the pooling of interests method and, accordingly, historical financial data in future reports will be restated to include CIB data.

     The following unaudited pro forma data summarized the combined results of operations of the Company and CIB as though the merger had occurred at the beginning of 1995 (dollars in thousands, except per share amounts):

                                             1997           1996           1995
Interest income                           $ 16,575       $ 15,120       $ 13,757
Interest expense                          $  4,626       $  4,593       $  3,852
Provision for loan losses                 $    780       $  1,743       $    496
Non-interest income                       $  2,719       $  1,955       $  2,107
Non-interest expense                      $ 11,013       $  9,938       $  9,313
Net income                                $  1,903       $    529       $  1,545
Net income per share - basic              $   2.11       $    .59       $   1.74
Net income per share - diluted            $   1.87       $    .53       $   1.52

--------------------------------------------------------------------------------

AMERICORP AND SUBSIDIARY

UNAUDITED CONSOLIDATED BALANCE SHEETS
JUNE 30, 1998 AND 1997

--------------------------------------

ASSETS                                     NOTES         1998           1997
------                                     -----         ----           ----
Cash and due from banks                             $ 19,417,380   $ 13,522,615
Federal funds sold                                     8,200,000      2,400,000
Securities                                  1,2       23,316,635     29,366,610
Loans, net                                  1,3       83,074,430     73,113,554
Accrued interest receivable                              746,302        905,689
Premises and equipment, net                 1,4        1,342,554      1,218,519
Other real estate owned                     1,5                          91,000
Investment in partnerships                   6                        2,498,943
Other assets                                7,8        3,726,588      3,526,062
                                                    ------------   ------------
TOTAL ASSETS                                        $139,823,889   $126,642,992
                                                    ------------   ------------
                                                    ------------   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Noninterest-bearing demand                          $ 37,741,076   $ 31,528,283
Interest-bearing demand                               40,521,408     39,454,140
Savings                                               11,855,170     11,553,557
Time, under $100,000                                  20,831,324     18,107,667
Time, $100,000 and over                               14,025,743     13,038,528
                                                    ------------   ------------
Total deposits                                       124,974,721    113,682,175
Accrued interest payable                                 448,915        196,488
Other liabilities                           1,8        2,499,592      2,046,428
                                                    ------------   ------------
Total liabilities                                    127,923,228    115,925,091
                                                    ------------   ------------

STOCKHOLDERS' EQUITY:                      1,9,12
Common stock - $1 par value;
  2,500,000 shares authorized                            594,518        575,665
Surplus                                                2,395,664      1,913,280
Retained earnings                                      8,812,789      8,201,876
Net unrealized gain on securities
  available-for-sale, net of
  deferred income taxes                                   97,690         27,080
                                                    ------------   ------------
Total stockholders' equity                            11,900,661     10,717,901
                                                    ------------   ------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                              $139,823,889   $126,642,992
                                                    ------------   ------------
                                                    ------------   ------------

SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997
------------------------------------------------------

                                           NOTES        1998            1997
                                           -----        ----            ----
INTEREST INCOME:
Interest and fees on loans                          $ 4,363,187     $ 3,663,809
Interest on Federal funds sold                          183,519          85,659
Interest on securities:
  U.S. agency securities                                116,632         202,759
  State, county, and municipal securities               311,561         352,722
  Mortgage-backed securities                            199,011         275,059
  Mutual funds                                           57,700         114,142
  Other                                                   6,540           6,706
                                                    -----------     -----------
Total interest income                                 5,238,150       4,700,856
                                                    -----------     -----------
INTEREST EXPENSE ON DEPOSITS                          1,427,133       1,337,786
                                                    -----------     -----------
NET INTEREST INCOME                                   3,811,017       3,363,070

PROVISION FOR LOAN AND LEASE LOSSES          3          265,000         260,000
                                                    -----------     -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN AND LEASE LOSSES                 3,546,017       3,103,070
                                                    -----------     -----------
OTHER OPERATING INCOME:
Service charges on deposit accounts                     340,675         345,323
Other service charges and fees                          330,269         239,541
Gain (loss) on securities                    2              977          22,214
                                                    -----------     -----------
Total other operating income                            671,921         607,078
                                                    -----------     -----------
OTHER EXPENSE:
Salaries and employee benefits               8        1,726,036       1,508,034
Net occupancy expense                                   363,688         276,670
Furniture and equipment expense                         177,427         147,169
Data processing expense                                 192,876         175,603
Other operating expense                                 989,732         880,746
                                                    -----------     -----------
Total other expense                                   3,449,759       2,988,222
                                                    -----------     -----------

AMERICORP AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME - concluded
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997
-------------------------------------------------------

                                           NOTES        1998            1997
                                           -----        ----            ----
INCOME BEFORE INCOME TAXES                              768,179         721,926

PROVISION FOR INCOME TAXES                   7          206,775         211,232
                                                    -----------     -----------

NET INCOME                                          $   561,404     $   510,694
                                                    -----------     -----------
                                                    -----------     -----------

EARNINGS PER COMMON SHARE                    1      $       .95     $       .89
                                                    -----------     -----------
                                                    -----------     -----------

EARNINGS PER COMMON SHARE -
  ASSUMING DILUTION                          1      $       .84     $       .77
                                                    -----------     -----------
                                                    -----------     -----------


SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997
---------------------------------------------------------

                                                                                      Net
                                                                                  Unrealized
                                  COMMON STOCK                                   Gain (Loss) on
                                -----------------                                 Securities
                                Number of                             Retained    Available-
                                 Shares      Amount      Surplus      Earnings     For-sale
                                 -------    --------    ----------   ----------    ---------
BALANCE, JANUARY 1, 1997         575,665    $575,665    $1,913,280   $7,932,965    $  50,173


NET INCOME                                                              510,694

DIVIDENDS ($.42 per share)                                             (241,783)

NET CHANGE IN UNREALIZED
  GAIN (LOSS) ON SECURITIES
  AVAILABLE-FOR-SALE,
  NET OF TAXES                                                                       (23,093)
                                 -------    --------    ----------   ----------    ---------
BALANCE, JUNE 30, 1997           575,665    $575,665    $1,913,280   $8,201,876    $  27,080
                                 -------    --------    ----------   ----------    ---------
                                 -------    --------    ----------   ----------    ---------
BALANCE, JANUARY 1, 1998         585,518    $585,518    $2,184,164   $8,500,241    $  81,295


ISSUANCE OF STOCK                  9,000       9,000       211,500

NET INCOME                                                              561,404

DIVIDENDS ($.42 per share)                                             (248,856)


AMERICORP AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - concluded FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997
---------------------------------------------------------------------

                                                                                      Net
                                                                                  Unrealized
                                  COMMON STOCK                                   Gain (Loss) on
                                -----------------                                 Securities
                                Number of                             Retained    Available-
                                 Shares      Amount      Surplus      Earnings     For-sale
                                 -------    --------    ----------   ----------    ---------
NET CHANGE IN UNREALIZED
  GAIN (LOSS) ON SECURITIES
  AVAILABLE-FOR-SALE,
  NET OF TAXES                                                                        16,395
                                 -------    --------    ----------   ----------    ---------

BALANCE, JUNE 30, 1998           594,518    $594,518    $2,395,664   $8,812,789    $  97,690
                                 -------    --------    ----------   ----------    ---------
                                 -------    --------    ----------   ----------    ---------

SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997
------------------------------------------------------

                                                          1998             1997
                                                          ----             ----

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                            $   561,404      $   510,694
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Provision for loan and lease losses                     265,000          260,000
  Depreciation and amortization                           174,116          125,583
  Amortization of premium, net of
    accretion of discount                                   8,460           55,504
  Benefit for deferred income taxes                       (52,477)         (45,468)
  Loss on sale of other real estate owned                  13,112
  Loss on disposition of premises and equipment             1,888
  Net gain on securities available-for-sale                  (921)         (22,214)
  Net gain on securities held-to-maturity                     (56)
  Decrease (increase) in interest receivable              109,249         (202,394)
  Increase in other assets                               (334,740)        (364,531)
  Increase (decrease) in interest payable                  54,681         (312,696)
  Increase in other liabilities                               634          231,845
                                                        ---------       ----------
Net cash provided by operating activities                 800,350          236,323
                                                        ---------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities held-to-maturity                                (1,038,559)
Purchases of securities
  available-for-sale                                   (1,501,658)      (1,000,000)
Proceeds from maturities, calls and sales
  of securities held-to-maturity                        1,533,961        1,361,160
Proceeds from maturities, calls and sales
  of securities available-for-sale                      1,780,173        3,503,032
Net (increase) decrease in loans                           58,076       (8,430,671)
Proceeds from the sale of premises and
  equipment                                                 2,100
Purchases of premises and equipment                       (55,457)        (207,127)
Proceeds from the sale of other real
  estate owned                                            109,936
Distribution from partnership                           2,549,515          400,000
                                                        ---------       ----------
Net cash provided by (used for)
  investing activities                                  4,476,646       (5,412,165)
                                                        ---------       ----------

AMERICORP AND SUBSIDIARY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS - concluded
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997
-----------------------------------------------------------

                                                          1998             1997
                                                          ----             ----
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits                     5,007,218         (601,918)
Proceeds from issuance of common stock                    220,500
Dividends paid                                           (248,856)        (241,783)
                                                      -----------      -----------
Net cash provided by (used for)
  financing activities                                  4,978,862         (843,701)
                                                      -----------      -----------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                     10,255,858       (6,019,543)
                                                      -----------      -----------
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                  17,361,522       21,942,158
                                                      -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD            $27,617,380      $15,922,615
                                                      -----------      -----------
                                                      -----------      -----------


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION - Cash paid during the period for:
Interest                                              $ 1,372,452      $ 1,650,482
Income taxes                                          $   462,585      $    23,000

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES -
Total change in unrealized gain/loss
  on securities available-for-sale                    $   (23,933)     $    33,713


SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

AMERICORP AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Americorp and subsidiary (the "Company") are in accordance with generally accepted accounting principles and conform to practices within the banking industry. The following are descriptions of the more significant of those policies.

     BASIS OF PRESENTATION - The consolidated financial statements include Americorp and its wholly owned subsidiary, American Commercial Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation allowance for deferred tax assets.

     In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.
In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near future.

     In connection with the determination of the valuation allowance for deferred tax assets, management considers whether it is more likely than not that all or part of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near future for changes in certain assumptions or estimates used to calculate future taxable income.

     SECURITIES - The Company classifies its investment securities into three categories as follows:

     Trading Securities - Securities held principally for resale in the near future are classified as trading securities and recorded at their fair values. The Company holds no securities that are classified as trading securities.

     Securities Held-to-Maturity - Securities for which the Company has the positive intent and ability to hold to maturity are carried at cost, increased by the accretion of discounts and decreased by the amortization of premiums. Discount is accreted and premium is amortized over the period to maturity of the related security.

     Securities Available-for-Sale - Securities available-for-sale consist of investment securities not classified as trading securities nor as securities held-to-maturity. Securities available-for-sale are recorded at their fair market values. Unrealized holding gains and losses, net of tax, are reported as a net amount in a separate component of equity until realized. Gains and losses are determined using the specific identification method. The accretion of discounts and the amortization of premiums are recognized in interest income using the interest method over the period to maturity.

     LOANS - Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

     Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

     Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

     The allowance for loan and lease losses is increased by provisions for loan and lease losses which are included in the accompanying statements of income. Losses are charged against the allowance for loan and lease losses when management determines the collectibility of the principal is unlikely. Recoveries on loans and leases previously charged off are credited to the allowance. Management's determination of the allowance is based on periodic evaluations of the loan and lease portfolio which take into consideration such factors as changes in the growth, size and composition of the loan and lease portfolio, overall portfolio quality, prior loan and lease loss experience, review of specific loans and leases, collateral, guarantees and current economic conditions.

     DIRECT FINANCING LEASES - Income from direct financing leases is recorded over the life of the lease under the financing method of accounting.
 The investment includes the sum of aggregate rentals receivable and the estimated residual value of leased equipment less deferred income.

     PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally charged to income over the estimated useful lives of the assets by use of the straight-line method. Leasehold improvements are amortized over the terms of the leases or the estimated useful lives of improvements, whichever is shorter.

     Estimated useful lives are as follows:

     Furniture, fixtures and equipment         3 to 10 years
     Leasehold improvements                    5 to 15 years

     OTHER REAL ESTATE OWNED - Real estate acquired through foreclosure or deed in lieu of foreclosure is recorded at the lower of the outstanding loan balance at the time of foreclosure or appraised value. Gains and losses on the sale of other real estate owned and write-downs resulting from periodic revaluation of the property are charged to other operating expenses.

     ADVERTISING COSTS - The Company expenses the costs of advertising when incurred.

     INCOME TAXES - Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     EARNINGS PER SHARE - Earnings per common share are based on the weighted average number of common shares outstanding. Earnings per common share-assuming dilution are based on the weighted average number of common and equivalent shares outstanding. The average number of common shares outstanding and common equivalent shares outstanding for the period ended June 30, 1998 were 590,015 and 666,615, respectively. The average number of common shares outstanding and common equivalent shares outstanding for the period ended June 30, 1997 were 575,665 and 663,966, respectively. Common equivalent shares consist of the dilutive effect of stock options using the treasury stock method.

     STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

     2. SECURITIES

     Debt securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values at June 30, 1998 and 1997 follows.

Securities held-to-maturity:


                                       1998                                                   1997
                   --------------------------------------------------   ---------------------------------------------------
                                  Gross        Gross       Estimated                    Gross        Gross       Estimated
                    Amortized   Unrealized   Unrealized     Market        Amortized   Unrealized   Unrealized     Market
                      Cost        Gains        Losses        Value          Cost        Gains       Losses        Value
                   -----------  ----------   -----------  -----------    -----------  ----------   ----------  ------------
U.S. agency
  securities       $ 3,745,143   $  9,528     $  (8,343)  $ 3,746,328    $ 6,747,085   $ 64,473    $ (57,964)  $ 6,753,594
State, county
  and municipal
  securities         4,895,013    191,728        (4,766)    5,081,975      4,907,498    163,091      (25,526)    5,045,063
Mortgage-backed
  securities         2,307,298      1,863       (10,239)    2,298,922      3,503,020      7,181      (56,618)    3,453,583
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------

Totals             $10,947,454   $203,119     $ (23,348)  $11,127,225    $15,157,603   $234,745    $(140,108)  $15,252,240
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------
                   -----------   --------     ---------   -----------    -----------   --------    ---------   -----------

Securities available-for-sale:


                                       1998                                                   1997
                   --------------------------------------------------   ---------------------------------------------------
                                  Gross        Gross       Estimated                    Gross        Gross       Estimated
                    Amortized   Unrealized   Unrealized     Market        Amortized   Unrealized   Unrealized     Market
                      Cost        Gains        Losses        Value          Cost        Gains       Losses        Value
                   -----------  ----------   -----------  -----------    -----------  ----------   ----------  ------------
State, county
  and municipal
  securities       $ 5,364,536   $201,431                 $ 5,565,967    $ 7,124,393   $282,000    $  (1,022)   $ 7,405,371
Mortgage-backed
  securities         4,091,845     16,214     $ (13,835)    4,094,224      4,193,210     13,348      (51,492)     4,155,066
Mutual funds         2,770,187                  (61,197)    2,708,990      2,852,740                (204,170)     2,648,570
                   -----------   --------     ---------   -----------    -----------   --------    ---------    -----------

Totals             $12,226,568   $217,645     $ (75,032)  $12,369,181    $14,170,343   $295,348    $(256,684)   $14,209,007
                   -----------   --------     ---------   -----------    -----------   --------    ---------    -----------
                   -----------   --------     ---------   -----------    -----------   --------    ---------    -----------


     The scheduled maturities of securities held-to-maturity and available-for-sale at June 30, 1998 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    Securities                      Securities
                                 held-to-maturity              available-for-sale
                             -------------------------     -------------------------
                                            Estimated                     Estimated
                              Amortized      Market         Amortized      Market
                                 Cost         Value            Cost         Value
                             -----------   -----------     -----------   -----------
Due in one year or less      $ 2,757,144   $ 2,762,344     $   725,959   $   729,091
Due after one year
  through five years           2,082,277     2,080,500       2,583,807     2,675,170
Due after five years
  through ten years            2,717,255     2,860,100       1,616,789     1,704,470
Due after ten years            1,083,480     1,125,359         437,981       457,236
Mortgage-backed securities     2,307,298     2,298,922       4,091,845     4,094,224
Mutual funds                                                 2,770,187     2,708,990
                             -----------   -----------     -----------   -----------

Totals                       $10,947,454   $11,127,225     $12,226,568   $12,369,181
                             -----------   -----------     -----------   -----------
                             -----------   -----------     -----------   -----------

     Proceeds from calls of securities held-to-maturity during the period ended June 30, 1998 were $755,150 for a gross gain of $56.

     Proceeds from sales and calls of securities available-for-sale during the periods ended June 30, 1998 and 1997 were $1,169,412 and $2,788,845, respectively. Gross gains of $921 and $22,214 were realized on those sales and calls for the periods ended June 30, 1998 and 1997, respectively.

     Securities carried at approximately $1,532,328 and $1,532,740 at June 30, 1998 and 1997, respectively, were pledged to secure public funds on deposit, as required by law.

     3. LOANS

     Loans consisted of the following at June 30:

                                              1998            1997
                                          -----------     -----------
Commercial                                $31,016,996     $27,438,195
Real estate                                35,613,745      22,045,963
Equity lines                                9,204,355      11,883,647
Installment                                 7,597,013      10,515,317
Leases receivable                             855,425       2,263,546
Credit card loans                             176,973         121,009
Overdrafts                                     20,331          11,931
                                          -----------     -----------
Total loans                                84,484,838      74,279,608
Less allowance for loan and
  lease losses                             (1,131,081)       (937,896)
Less deferred loan fees                      (279,327)       (228,158)
                                          -----------     -----------

Loans, net                                $83,074,430     $73,113,554
                                          -----------     -----------
                                          -----------     -----------

Transactions in the allowance for loan and lease losses account are summarized as follows:

                                             1998             1997
                                          ----------       ----------
Balance, beginning of period              $1,047,545       $  811,552
Provision for losses charged
  to expense                                 265,000          260,000
Loans and leases charged off                (189,622)        (139,616)
Recoveries on loans previously
  charged off                                  8,158            5,960
                                          ----------       ----------

Balance, end of period                    $1,131,081       $  937,896
                                          ----------       ----------
                                          ----------       ----------

     At June 30, 1998 and 1997, there were no significant loans that were specifically classified as impaired or on non-accrual status.

     In the ordinary course of business, the Company has granted loans to certain directors and companies with which they are associated. Loans made to such related parties amounted to $103,673 during the period ended June 30, 1998. Balances outstanding at June 30, 1998 and 1997 were $1,283,231 and $2,752,484, respectively.

     4. PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at June 30:

                                             1998             1997
                                          ----------       ----------
Furniture, fixtures and equipment          $1,608,061      $1,400,252
Leasehold improvements                        901,815         676,431
                                           ----------      ----------
Total cost                                  2,509,876       2,076,683
Less accumulated depreciation and
  amortization                             (1,167,322)       (858,164)
                                           ----------      ----------

Premises and equipment, net                $1,342,554      $1,218,519
                                           ----------      ----------
                                           ----------      ----------

     5. OTHER REAL ESTATE OWNED

     Other real estate owned consisted of the following at June 30, 1997:

Foreclosed assets held for sale                            $   91,000
Valuation allowance
                                                           ----------
Other real estate owned, net                               $   91,000
                                                           ----------
                                                           ----------

     6. INVESTMENT IN PARTNERSHIPS

     The Company has a 50% limited partner interest in a limited partnership (Ventura Affordable Homes, Ltd.). Affordable Communities, Inc., an unrelated entity, is the general partner. The partnership was formed for the purpose of constructing a low-to-moderate income housing development located in Ventura. The investment is accounted for on the equity method. In 1992, the Company sold a parcel of land to the partnership at its cost of $1,200,000. In exchange, the Company received a second trust deed for $1,200,000. During 1994, the Company contributed the trust deed and an additional $500,000 to the partnership. $257,775 was contributed to the partnership in 1995. The partnership is constructing 151 houses consisting of 5 phases. As of December 31, 1997, 150 houses have been sold and one is in escrow.

     Condensed financial information excerpted from audited financial statements of Ventura Affordable Homes, Ltd. as of December 31, 1997 and for the year then ended is as follows:

                                                        (in thousands)
Inventory of unsold homes                                   $  168
Other assets                                                $2,743
Accounts payable and accrued expenses                       $    4
Amounts due partners                                        $   71
Partners' capital                                           $2,835
Revenue from homebuilding                                   $4,904
Cost of revenue from homebuilding                           $4,819
Net income                                                  $   51
Company's equity in net income                              $   51

     In January of 1997, a dispute arose between the Bank as limited partner and Affordable Communities, Inc., the general partner, over the amount of management fees claimed to be owed to the general partner by the partnership. In February 1997, the Bank initiated a lawsuit against the general partner because of this dispute. As of the date of this report, the Bank and the general partner have negotiated a complete settlement of the dispute and a request for dismissal has been filed with the court. In connection with the settlement agreement, the partnership is currently being dissolved and the Bank has received a $2,549,515 distribution in full satisfaction of its 50% interest in the partnership.

     The Company has a 50% limited partner interest in a another limited partnership (Santa Paula Affordable Homes, Ltd.). Affordable Communities, Inc. is the general partner. The partnership was originally formed to construct a low-to-moderate income housing development in Santa Paula, California. Due to various factors, the development of the housing project will not commence. As a result, the partners are in the process of dissolving the Santa Paula Affordable Homes, Ltd. partnership. The partnership's operations to date have not been significant. In connection with the partnership agreement, the Company had purchased a parcel of land to sell to Santa Paula Affordable Homes, Ltd.. The land was purchased in 1988 for $800,000. In December 1996, the Company wrote down the land to estimated fair market value. The write-down amounted to $200,000 and was based upon an estimate of future discounted cash flows. The land was then sold to a 50% owner of Affordable Communities, Inc. for $600,000. The Company financed 100% of the sale of the land. In connection with the aforementioned settlement agreement with Affordable Communities, Inc., this partnership is also currently being dissolved.

     7. INCOME TAXES

     The current and deferred amounts of the provision for income taxes are as follows at June 30:

                                               1998           1997
                                              --------       --------
Current:
Federal                                       $179,429       $181,301
State                                          109,838        100,161
Utilization of alternative minimum tax credit  (30,015)       (24,762)
                                              --------       --------
                                               259,252        256,700
                                              --------       --------

Deferred:
Federal                                        (62,617)       (68,058)
State                                          (22,404)       (15,567)
Change in valuation allowance                   32,544         38,157
                                              --------       --------
                                               (52,477)       (45,468)
                                              --------       --------

Provision for income taxes                    $206,775       $211,232
                                              --------       --------
                                              --------       --------

     Current Federal and state income tax payables of $106,676 and $6,506, respectively, are included in other liabilities in the accompanying consolidated financial statements as of June 30, 1998.

     The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34%:

                                                 1998         1997
                                                -----        -----
Tax provision at federal
  statutory rate                                  34%          34%
State franchise tax, net of federal
  income tax benefit                               8            8
Municipal interest                               (12)         (14)
Benefit of deferred deductions, alternative
  minimum tax credits and changes in
  valuation allowance, net                         0            2
Other                                             (3)          (1)
                                                 ---          ---
Tax provision                                     27%          29%
                                                 ---          ---
                                                 ---          ---

     The components of the net deferred tax asset included in other assets in the accompanying consolidated financial statements are as follows at June 30:

                                              1998          1997
                                           ----------    -----------
Deferred tax liability:
Federal                                   $  (186,670)   $  (147,877)
State                                         (35,478)       (27,062)
Deferred tax asset:
Federal                                     1,815,039      1,754,051
State                                         303,595        268,542
Valuation allowance                        (1,180,960)    (1,201,735)
                                          -----------    -----------

Net deferred tax asset                    $   715,526    $   645,919
                                          -----------    -----------
                                          -----------    -----------

     The tax effects of each type of significant item that gave rise to deferred taxes are:

                                               1998          1997
                                           ------------  -------------
Net unrealized gain/loss on securities
  available-for-sale                       $   (62,725)    $   (12,453)
Depreciation                                   (25,328)        (27,716)
Allowance for loan losses                      328,423         245,695
Deferred compensation                          764,366         746,103
Leases                                         (37,360)        (51,121)
AMT credit                                     865,609         912,586
Other real estate owned                                          5,697
Postretirement benefits                         57,188          37,348
State timing difference                        (96,736)        (83,649)
Mutual fund                                    103,049          66,421
Investment in partnership                                        8,743
Valuation allowance                         (1,180,960)     (1,201,735)
                                           -----------     -----------

Net deferred tax asset                     $   715,526     $   645,919
                                           -----------     -----------
                                           -----------     -----------

     8. PROFIT SHARING AND DEFERRED COMPENSATION PLANS

     Profit Sharing - The Company has a profit sharing and salary deferral 401(k) plan for the benefit of its employees. Under the plan, eligible employees may defer a portion of their salaries. The Company may, at its option, make matching contributions or profit sharing contributions. For the periods ended June 30, 1998 and 1997, the Company matched 50% of the employees' deferral which amounted to $44,246 and $7,960, respectively. No profit sharing contributions were made for the periods ended June 30, 1998 and 1997.

     Deferred Compensation, Directors and Chief Executive Officers - In May 1997, the Company approved the Directors' Retirement Plan and the Chief Executive Officer's Retirement Plan which restated and amended preexisting retirement plans. The original plans provided for payments upon retirement, death or disability for the benefit of directors and the chief executive officer (now a director) of the Company. The preexisting and the restated plans are nonqualified and nonfunded plans. The preexisting plans had been amended several times and as of January 1, 1997 provided for six years of retirement benefits upon retirement. Under the restated plans, each participant upon normal retirement, death, or disability will receive a monthly retirement benefit for 120 months in an amount stipulated in the agreement. Any new participants shall vest 8% per year for services rendered after a three year waiting period has expired. The plans also provide for reduced benefits upon early retirement.

     Deferred Compensation, Senior Officers - The Company has a nonqualified, nonfunded income continuation plan providing for payments upon retirement, death or disability of certain employees. Under the plan, certain employees will receive retirement payments equal to a portion of the last three years' average compensation. The payments are to be made monthly for a period of ten years. The plan also provides for reduced benefits upon early retirement, disability or termination of employment.

     As of December 31, 1997 and 1996, the projected benefit obligation and the net benefit liability of the plans are $1,698,863 and $1,599,281, respectively, and are included in other liabilities in the accompanying consolidated financial statements. Compensation expense relating to the plans was $115,437 and $141,500 for the periods ended June 30, 1998 and 1997, respectively.

     In anticipation of the future obligation of the deferred compensation plans, the Company has invested in life insurance policies which are carried at cash surrender values of $2,254,886 and are included in other assets in the accompanying consolidated financial statements. The Company's intention is to partially fund these plans from the proceeds and investment earnings of the insurance policies and from the profits derived from the limited partnerships' operations (see Note 6).

     9. STOCK OPTION PLANS

     The Company has stock option plans which provide for the granting of options to directors and officers to purchase stock at its market value on the date the options are granted. 150,000 shares of common stock have been reserved for the granting of these options. Options granted become exercisable commencing from the date of a grant. For the participants who have been employed by or directors with the Company less than ten years, not more than 20% of the shares granted, plus shares left over from previous years, can be exercised in any one year. For participants who have been employed by or directors with the Company more than ten years, up to 100% can be exercised during the first year, with the percentage decreasing by 20% increments over the next four years. At the end of the fifth year, the options expire.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which was effective as of January 1, 1996, the fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model for pro forma footnote purposes. This information is not available as of June 30, 1998 and 1997. However, the weighted average fair value of annual option grants as of December 31, 1997 and 1996 was $2.56 and $2.62, respectively.

                                                            Weighted
                                                Number       Average
                                                  Of        Exercise
                                                Shares       Price
                                               --------     ---------
Options outstanding,
  January 1, 1997                                94,934       $25.00
Granted                                          10,200       $28.50
Exercised                                             0
Canceled                                         (4,200)      $25.64
                                                -------
Options outstanding,
  June 30, 1997                                 100,934       $25.32
                                                -------
                                                -------

Options outstanding,
  January 1, 1998                                96,769       $25.74
Granted                                           2,000       $31.50
Exercised                                        (9,000)      $24.50
Canceled                                         (1,200)      $28.50
                                                -------
Options outstanding,
  June 30, 1998                                  88,569       $25.96
                                                -------
                                                -------

     The following table summarizes information about stock options outstanding at June 30, 1998:

                                        Weighted
Range of            Number               Average             Number
Exercise          Outstanding           Remaining          Exercisable
 Prices            at 6/30/98             Life             at 6/30/98
--------          -----------          ----------          -----------
 $24.50              58,009                1.0                46,139
 $26.50                 560                2.4                   280
 $28.50              23,000                3.6                 8,820
 $29.00               5,000                4.3                 1,000
 $31.50               2,000                4.7                   400
                     ------                                   ------
                     88,569                                   56,639
                     ------                                   ------
                     ------                                   ------

     As permitted by FAS 123, the Company has chosen to continue accounting for stock options at their intrinsic value. Accordingly, no compensation expense has been recognized for its stock option compensation plans for the periods ended June 30, 1998 and 1997.

     10. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     Most of the Company's business activity is with customers throughout its primary market area of Ventura County, California. The Company's loan portfolio is well diversified and no significant industry concentrations exist.

     Investments in state and municipal securities involve governmental entities within the State of California. As of June 30, 1998, the Company had $20,228,503 due from a correspondent bank in excess of federal deposit insurance limits.

     11. POSTRETIREMENT BENEFIT PLANS OTHER THAN PENSIONS

     The Company provides health and life insurance benefits to retired employees and directors. Employees may become eligible for benefits if they retire after attaining specified age and service requirements while they worked for the Company. Directors may become eligible after five years regardless of their age at retirement.

     The Company implemented the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") effective January 1, 1996. These benefits are now accrued over the period the employee provides services to the Company. Prior to the change, costs were charged to expense as incurred. The Company elected the delayed recognition treatment of the adoption of SFAS 106. Under this method, the transition obligation will be amortized on a straight line basis over the remaining service period of active plan participants. The Company's current policy is to fund the cost of postretirement health care and life insurance plans on a pay-as-you-go basis.

     The net periodic cost for postretirement health care and life insurance benefits includes the following for the periods ended June 30:

                                               1998           1997
                                             --------       --------
Service cost                                 $ 9,743        $ 9,799
Interest cost                                  5,621          7,404
Amortization of unrecognized
  transition obligation                        3,864          4,129
                                             -------        -------
Total                                        $19,228        $21,332
                                             -------        -------
                                             -------        -------

     The following summary information on the Company's plans is presented as of December 31, 1997 and 1996, which is the most recent available.

                                           December 31,    December 31,
                                               1997           1996
                                           ------------    ------------
Accumulated postretirement benefit
  obligation:
    Retirees                                 $  3,647        $  8,205
    Fully eligible, active employees           63,179          69,637
    Other active plan participants            122,296          94,250
                                             --------        --------
    Total                                     189,122         172,092

Fair value of plan assets                           0               0
                                             --------        --------

Unfunded accrued postretirement benefits
  obligation                                  189,122         172,092
Unrecognized net gain                          18,417          18,954
Unrecognized net transition obligation       (154,765)       (163,869)
                                             --------        --------

Accrued postretirement benefit cost          $ 52,774        $ 27,177
                                             --------        --------
                                             --------        --------

     The assumed discount rate and the assumed rate of increase in compensation levels are 7.25% and 7.25%, respectively. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6% declining to 4.75% in 10 years. If the health care cost trend rate assumptions were increased by 1%, the accrued postretirement benefit cost, as of December 31, 1997, would be increased by approximately $22,732.

     12. REGULATORY MATTERS

     Capital requirements - The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgements by the regulators about components, risk weighting, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined by the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, total risk-based ratios as set forth in the table. The Company's actual capital amounts and ratios are also presented in the table.

As of June 30, 1998 (in thousands):

                                    Required                Actual
                                 Amount (Ratio)         Amount (Ratio)
                                ---------------        ----------------
Tier 1 Capital (to
  Average Assets)               $ 5,338 ( 4.00%)       $11,707 ( 8.77%)
Tier 1 Capital (to Risk
  Weighted Assets)              $ 4,308 ( 4.00%)       $11,707 (10.87%)
Total Capital (to Risk
  Weighted Assets)              $ 8,616 ( 8.00%)       $12,819 (11.90%)

As of June 30, 1997 (in thousands):

                                    Required                Actual
                                 Amount (Ratio)         Amount (Ratio)
                                ---------------        ----------------
Tier 1 Capital (to
  Average Assets)               $ 4,966 ( 4.00%)       $10,459 ( 8.42%)

Tier 1 Capital (to Risk
  Weighted Assets)              $ 3,890 ( 4.00%)       $10,459 (10.75%)
Total Capital (to Risk
  Weighted Assets)              $ 7,780 ( 8.00%)       $11,373 (11.69%)

     13. COMMITMENTS AND CONTINGENCIES

     At June 30, 1998, the Company was obligated under operating leases requiring annual rentals as follows:

July 1 through December 31, 1998            $  216,235
1999                                           432,469
2000                                           432,469
2001                                           432,469
2002                                           295,518
                                            ----------

Total                                       $1,809,160
                                            ----------
                                            ----------

     Rental expense was $257,575 and $197,783 for the periods ended June 30, 1998 and 1997, respectively.

     At June 30, 1998, the Company had unused lines of credit with two banks. The lines total $4,700,000, have variable interest rates based on the lending bank's daily Federal funds rates, and are due on demand. The lines of credit are unsecured.

     14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At June 30, 1998, the Company had commitments to extend credit of $24,146,015 and obligations under standby letters of credit of $125,715.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.

     The Company uses the same credit policies in making commitments and conditional commitments as it does for extending loan facilities to customers. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment and real estate.

     15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards No. 107 ("FAS 107"), "Disclosures About Fair Value of Financial Instruments" requires corporations to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

     Fair value estimates made as of June 30, 1998 are based on relevant market information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

     These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS - The carrying amounts reported in the balance sheets for cash and short-term instruments approximate those assets' fair values.

     SECURITIES - Fair values were based on quoted market prices, where available. If quoted market prices were not available, fair values were based on quoted market prices of comparable instruments.

     LOANS - The carrying values, reduced by estimated inherent credit losses, of variable-rate loans and other loans with short-term characteristics were considered fair values. For other loans, the fair market values were calculated by discounting scheduled future cash flows using current interest rates offered on loans with similar terms adjusted to reflect the estimated credit losses inherent in the portfolio.

     ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE - The carrying amounts reported in the balance sheets for accrued interest receivable and accrued interest payable approximate their fair values.

     DEPOSIT LIABILITIES - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW, savings, and money market deposits, was, by definition, equal to the amount payable on demand as of June 30, 1998. The fair value of certificates of deposit was based on the discounted value of contractual cash flows, calculated using the discount rates that equaled the interest rates offered at the valuation date for deposits of similar remaining maturities.

     The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities at June 30, 1998:

                                                 Carrying     Estimated
                                                  Amount     Fair Value
                                              ------------  ------------
Financial assets:
  Cash and due from banks                     $ 19,417,380  $ 19,417,380
  Federal funds sold                          $  8,200,000  $  8,200,000
  Securities                                  $ 23,316,635  $ 23,496,406
  Loans, net of allowance for loan losses     $ 83,074,430  $ 83,192,693
  Accrued interest receivable                 $    746,302  $    746,302

Financial liabilities:
  Deposits                                    $124,974,721  $124,926,795
  Accrued interest payable                    $    448,915  $    448,915

     At June 30, 1998, the Bank had outstanding standby letters of credit and commitments to extend credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed, and, therefore, they were deemed to have no current fair market value (see Note 14).

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the discounted value of fee revenues generated by the mortgage banking operation nor is the value of deferred tax assets or premises and equipment considered.

     16. PARENT COMPANY INFORMATION

     The following are condensed financial statements of Americorp (parent company only) as of and for the period ended June 30, 1998:

BALANCE SHEET

ASSETS:
Cash                                                      $       129
Other assets                                                  150,320
Investment in and advances to the Bank                     11,875,060
                                                          -----------

TOTAL ASSETS                                              $12,025,509
                                                          -----------
                                                          -----------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities                                               $   124,848
Stockholders' equity                                       11,900,661
                                                          -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $12,025,509
                                                          -----------
                                                          -----------

STATEMENT OF INCOME

Equity in earnings of the Bank                            $   574,223
Other                                                         (12,819)
                                                          -----------

NET INCOME                                                $   561,404
                                                          -----------
                                                          -----------


STATEMENT OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $  561,404
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Undistributed earnings of the Bank           (518,047)
  Increase in dividend receivable
    to the Bank                                 (19,449)

  Decrease in accrued liabilities                 1,890      (535,606)
                                               --------      --------
Net cash provided by operating activities                      25,798
                                                             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock          220,500
Dividends paid                                 (248,858)      (28,358)
                                               --------      --------
Net cash used for financing activities                        (28,358)
                                                             --------

DECREASE IN CASH                                               (2,560)

CASH AT BEGINNING OF PERIOD                                     2,689
                                                             --------

CASH AT END OF PERIOD                                        $    129
                                                             --------
                                                             --------

                                      APPENDIX A

                                  AGREEMENT TO MERGE
                              AND PLAN OF REORGANIZATION



                               DATED AS OF JULY 7, 1998


                                     BY AND AMONG


                               AMERICAN COMMERCIAL BANK

                                      AMERICORP

                                         AND

                                 CHANNEL ISLANDS BANK

                                  AGREEMENT TO MERGE

                              AND PLAN OF REORGANIZATION

          THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION ("AGREEMENT") is entered into as of July 7, 1998, among American Commercial Bank, a banking company organized under the laws of California ("BANK"), being located in Ventura, California, Americorp, a corporation and registered bank holding company organized under the laws of California ("AMERICORP") located in Ventura, California, and Channel Islands Bank, a banking company organized under the laws of California ("CIB"), located in Oxnard, California.

                                   R E C I T A L S:

     A.   Bank is a wholly owned subsidiary of Americorp.

     B. Americorp, Bank and CIB believe that it would be in their respective best interests and in the best interests of their respective shareholders for CIB to merge with and into Bank (the "Bank Merger"), and for the shareholders of CIB to become shareholders of Americorp, all in accordance with the terms set forth in this Agreement and applicable law.

     C. The respective Boards of Directors of Bank and CIB have adopted by majority vote resolutions approving and authorizing the Bank Merger upon the terms and conditions set forth in this Agreement and the Board of Directors of Americorp has adopted by majority vote resolutions approving the Bank Merger, this Agreement and the transactions contemplated herein.

     D. Americorp, Bank and CIB desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

                                  A G R E E M E N T

          IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Bank, Americorp and CIB agree as follows:

                           DEFINITIONS AND DETERMINATIONS

          1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below:

          "Agreement of Merger" means the Agreement of Merger substantially in the form attached hereto as Exhibit A.

          "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

          "Aggregate Book Value of Americorp" shall mean the consolidated stockholders' equity of Americorp determined in accordance with GAAP consistently applied on the Determination Date except (i) as otherwise provided herein, (ii) such amount shall not be reduced by the amount of Americorp's or Bank's Expenses (even though some or all of such Expenses shall have already been expensed) and (iii) Bank's allowance for loan and lease losses shall be increased by any Impairment in the Reserve.

          "Aggregate Book Value of CIB" shall mean the stockholders' equity of CIB determined in accordance with GAAP consistently applied on the Determination Date except (i) as otherwise provided herein, (ii) such amount shall not be reduced by the amount of CIB's Expenses (even though some or all of such Expenses shall have already been expensed) and (iii) CIB's allowance for loan and lease losses shall be increased by any Impairment in the Reserve.

          "Aggregate Book Value Certificate of Americorp" shall mean a certificate, executed by the chief executive officer and the chief financial officer of Americorp dated as of the Determination Date, setting forth the calculation of the Aggregate Book Value of Americorp and the number of outstanding shares of Americorp Stock as of the Determination Date.

          "Aggregate Book Value Certificate of CIB" shall mean a certificate, executed by the chief executive officer and the chief financial officer of CIB dated as of the Determination Date, setting forth the calculation of the Aggregate Book Value of CIB and the number of outstanding shares of CIB Stock as of the Determination Date.

          "Americorp" shall have the meaning given such term in the introductory clause.

          "Americorp Book Value Per Share" shall mean the Aggregate Book Value of Americorp on the Determination Date divided by the number of outstanding shares of Americorp Stock on the Determination Date.

          "Americorp Corporate Governance Changes" shall have the meaning given such term in Section 2.1(d).

          "Americorp Directors' Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(a).

          "Americorp Dissenting Shares" means shares of Americorp Stock held by

"dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

          "Americorp Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Americorp Dissenting Shares.

          "Americorp Property" shall have the meaning given such term in
Section 3.26.

          "Americorp Scheduled Contracts" shall have the meaning given such term in Section 3.15.

          "Americorp Shareholders' Meeting" shall have the meaning given such term in Section 5.6.

          "Americorp Stock" means the common stock, $1.00 par value, of Americorp.

          "Americorp Stock Option" means any option issued pursuant to the Americorp Stock Option Plan.

          "Americorp Stock Option Plan" means the Americorp 1994 Stock Option Plan.

          "Bank" shall have the meaning given such term in the introductory clause.

          "Bank Benefit Arrangement" shall have the meaning given such term in Section 3.19(b).

          "Bank Corporate Governance Changes" shall have the meaning given such term in Section 2.1(b).

          "Bank Merger" shall have the meaning given such term in the Recitals.

          "Bank Stock" means the common stock, $1.25 par value, of Bank.

          "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee, officer or director or class of employee, officer or director, whether active or retired, of a Party.

          "BHC Act" means the Bank Holding Company Act of 1956, as amended.

          "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

          "Certificates" shall have the meaning given such term in Section 2.5.

          "CFC" means the California Financial Code.

          "CGCL" means the California General Corporation Law.

          "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation or articles of association, and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

          "CIB" shall have the meaning given such term in the introductory clause.

          "CIB Benefit Arrangement" shall have the meaning given such term in
Section 4.18(b).

          "CIB Book Value Per Share" shall mean the Aggregate Book Value of CIB on the Determination Date divided by the number of outstanding shares of CIB Stock on the Determination Date.

          "CIB's Directors' Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(b).

          "CIB Dissenting Shares" means shares of CIB Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

          "CIB Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as CIB Dissenting Shares.

          "CIB Property" shall have the meaning given such term in Section 4.25.

          "CIB Scheduled Contracts" shall have the meaning given such term in
Section 4.30.

          "CIB Shareholders' Meeting" shall have the meaning given such term in Section 6.6.

          "CIB Stock" means the common stock, no par value, of CIB.

          "CIB Stock Options" shall have the meaning given such term in
Section 7.4.

          "Closing" means the consummation of the Bank Merger on the Effective Day at the main office of Bank or at such other place as may be agreed upon by the Parties.

          "Code" means the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

          "Commissioner" means the Commissioner of Financial Institutions, State of California.

          "Competing Transaction" shall have the meaning given such term in
Section 6.13.

          "Confidential Information" means all information exchanged heretofore or hereafter between CIB, its affiliates and agents, on the one hand, and Americorp and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, PROVIDED that such source is not and was not bound by a confidentiality agreement with respect to the information, or
(iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

          "Consents" means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

          "Determination Date" shall mean the last day of the month preceding the Effective Time, unless the Parties mutually agree to another day.

          "Disclosure Letter" means a disclosure letter from the Party making the disclosure and delivered to the other Party.

          "DPC Property" means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

          "Effective Day" means the day on which the Effective Time occurs.

          "Effective Time" shall have the meaning given such term in Section
2.2.

          "Encumbrances" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

          "Environmental Laws" shall have the meaning given such term in Section 3.26.

          "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" means either ChaseMellon Shareholder Services or U.S. Stock Transfer Corporation (to be mutually determined by the Parties), to effect the exchange contemplated by Section 2.5 hereof. The determination of which entity shall be named Exchange Agent shall be based on a comparison of the costs to be charged by each entity. Any transmittal documents to be sent to be sent to holders of CIB Stock pursuant to Section 2.5 hereof shall be subject to CIB's prior review and approval.

          "Exchange Fund" shall have the meaning given such term in Section 2.5.

          "Exchange Ratio" means the number of shares of Americorp Stock into which a share of CIB Stock shall be converted which shall be equal to the amount calculated (to the nearest ten thousandth) by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share.

          "Expenses" shall have the meaning given such term in Section 11.1.

          "Executive Officer" means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation.

          "F&K" shall have the meaning given such term in Section 5.1.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Financial Statements of Americorp" means the audited consolidated financial statements and notes thereto of Americorp and the related opinions thereon for the years ended December 31, 1995, 1996 and 1997 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Americorp for the three months ended March 31, 1998.

          "Financial Statements of CIB" means the audited financial statements and notes thereto of CIB and the related opinions thereon for the years ended December 31, 1995, 1996 and 1997 and the unaudited statements of financial condition and statements of operations and cash flow of CIB for the three months ended March 31, 1998.

          "FRB" shall mean the Board of Governors of the Federal Reserve System.

          "GAAP" means generally accepted accounting principles.

          "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

          "Hazardous Materials" shall have the meaning given such term in
Section 3.26.

          "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

          "Impairment in the Reserve" shall mean the amount of any inadequacy in a Party's allowance for loan and lease losses at the Determination Date with any such inadequacy being determined in accordance with GAAP and in accordance with all applicable regulatory requirements of any Governmental Entity.

          "IRS" shall mean the Internal Revenue Service.

          "Investment Securities" means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

          "Operating Loss" shall have the meaning given such term in Section
3.25.

          "Party" means any of Americorp, Bank or CIB.

          "Permit" means any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order of approval necessary or appropriate under applicable Rules.

          "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

          "Proxy Statement" means the joint proxy statement that is included as part of the S-4 and used to solicit proxies for the CIB Shareholders' Meeting and the Americorp Shareholders' Meeting and to offer and sell the shares of Americorp Stock to be issued in connection with the Bank Merger.

          "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

          "Rule" means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

          "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Americorp Stock to be issued in the Bank Merger under the Securities Act.

          "SEC" means the Securities and Exchange Commission.

          "SEC Reports" mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or other Governmental Entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Surviving Bank" means the Bank as the California state-chartered bank surviving the Bank Merger of CIB with and into Bank.

          "Tank" shall have the meaning given such term in Section 3.26.

          "Third Party Consent" shall have the meaning given such term in subsection (b) of Section 5.7.

          "To the knowledge" shall have the meaning given such term in
Section 11.13.

          "VTD" shall have the meaning given such term in Section 6.1.

                                      ARTICLE 2
                           CONSUMMATION OF THE BANK MERGER

          2.1   THE MERGER; PLAN OF REORGANIZATION.

                (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, CIB shall merge with and into Bank under the charter of Bank.

                (b) The Charter Documents of Bank as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of Bank immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of the Surviving Bank; except that Bank shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Bank shall be expanded to ten, (ii) the persons set forth on Exhibit 2.1(b) shall be the Board of Directors of the Bank and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, (iii) the current Chairman of the Board of CIB shall be elected and appointed Vice Chairman of the Board of Directors of the Bank and Chairman of the Bank's Loan Committee, (iv) the head office of the Bank shall be relocated to 300 Esplanade, Suite 110, Oxnard, California 93030, (v) an executive committee shall be established composed of those directors set forth on Exhibit 2.1(b) and (vi) the Executive Officers of the Bank shall be Gerald J. Lukiewski (President and Chief Executive Officers) and the persons selected by the committee provided for in Section 9.1(a) (clauses (i) - (vi) being hereinafter collectively referred to as the "Bank Corporate Governance Changes").

                (c) At the Effective Time, the corporate existence of CIB shall be merged and continued in the Surviving Bank. All assets, rights, franchises, titles and interests of

Bank and CIB, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee or receiver and in every other fiduciary capacity in the same manner and to the same extent that such rights, franchises and interests were held by Bank and CIB at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Bank and CIB and all deposits, debts, liabilities, obligations and contracts of Bank and CIB, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Bank and CIB, shall be those of the Surviving Bank; and all rights of creditors or other obligees and all liens on property of Bank and CIB shall be preserved unimpaired.

                (d) The Charter Document of Americorp as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law, the members of the Board of Directors and the Executive Officers of Americorp immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of Americorp and the operations of Americorp shall continue in effect after the Bank Merger; except that Americorp shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Americorp shall be expanded to ten, (ii) the persons set forth on Exhibit 2.1(d) shall be the Board of Directors of the Americorp and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, (iii) the current Chairman of the Board of CIB shall be elected and appointed Vice Chairman of the Board of Directors of Americorp, (iv) an executive committee shall be established composed of those directors set forth on Exhibit 2.1(d) and (v) the Executive Officers of Americorp shall be Gerald J. Lukiewski (President and Chief Executive Officers) and the persons selected by the committee provided for in Section 9.1(a) (clauses (i) - (v) being hereinafter collectively referred to as the "Americorp Corporate Governance Changes").

          2.2 EFFECTIVE TIME. The Closing shall take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, and the Parties shall use best efforts to cause the Closing to occur as soon as possible after receipt of approval of the Bank Merger from the Commissioner and the FDIC and the expiration of all required waiting periods, or such later time and date as to which the Parties may agree. The Bank Merger shall be effective upon the filing by the Commissioner of the Agreement of Merger as specified in the CFC. Such time is referred to herein as the "Effective Time."

          2.3 CONVERSION OF SHARES. At the Effective Time and pursuant to the Agreement of Merger:

                (a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of CIB Stock shall, without any further action on the part of CIB or the holders of any of such shares, be converted into shares of Americorp Stock in accordance with the Exchange Ratio.

                (b) Each outstanding share of Bank Stock shall, without any further action on the part of Bank or of the holder of any of such shares, be converted into shares of the Surviving Bank and each certificate that, prior to the Effective Time, represented shares of Bank Stock shall evidence ownership of shares of the Surviving Bank.

                (c)  Each outstanding share of Americorp Stock   shall remain
outstanding and shall not be converted or otherwise affected by the Bank Merger, except that any Americorp Perfected Dissenting Shares shall remain outstanding subject to the right of the holder of such shares to receive payment for such shares in an amount determined pursuant to Chapter 13 of the CGCL.

                (d) The Aggregate Book Value of Americorp shall be set forth in the Aggregate Book Value Certificate of Americorp, and the calculations and procedures shall be reviewed by CIB. The Aggregate Book Value of CIB shall be set forth in the Aggregate Book Value Certificate of CIB, and the
calculations and procedures shall be reviewed by Americorp.   If the Parties
cannot initially agree on the Aggregate Book Value of Americorp, the Aggregate Book Value of CIB, the Americorp Book Value Per Share, the CIB Book Value Per Share, the Exchange Ratio, any Impairment in the Reserve of any Party or the calculation of any of the foregoing, the Parties shall attempt to agree upon the amount or amounts in dispute within seven days. If no mutual agreement is reached within said period, the Parties shall immediately hire an independent expert qualified to render an opinion regarding the amount of the particular matter or matters in dispute. The Parties shall cooperate fully with any such independent expert and will equally split the cost of such expert. The opinion of such expert shall be binding on the parties for purposes of this Agreement.

          2.4 CERTAIN EXCEPTIONS AND LIMITATIONS. (A) Any shares of CIB Stock held by Americorp or any subsidiary of Americorp (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time;
(B) CIB Perfected Dissenting Shares shall not be converted into shares of Americorp Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL (each dissenting shareholder who is entitled to payment for his shares of CIB Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of CGCL), and (C) no fractional shares of Americorp Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of CIB Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Americorp Book Value Per Share times (b) the fraction of the share of Americorp Stock to which such holder would otherwise be entitled.

          2.5   EXCHANGE PROCEDURES.

                (a) As of the Effective Time, Americorp shall have deposited with the Exchange Agent for the benefit of the holders of shares of CIB Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Americorp Stock issuable pursuant to
Section 2.3 in exchange for shares of CIB Stock outstanding immediately prior to the Effective Time, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Americorp Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section
2.4 of this Agreement (collectively, the "Exchange Fund").

                (b) Americorp shall direct the Exchange Agent to mail promptly after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CIB Stock (the "Certificates") whose shares were converted into the right to receive shares of Americorp Stock pursuant to Section 2.3 hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CIB may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Americorp Stock. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by CIB, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash and a certificate representing that number of whole shares of Americorp Stock which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing CIB Stock, the transfer of ownership which is not registered in the transfer records of CIB, a certificate representing the proper number of shares of Americorp Stock may be issued to a transferee if the Certificate representing such CIB Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Americorp Stock and cash in lieu of any fractional shares of stock as contemplated by this
Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of CIB should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Americorp, such bond in form and substance and with surety reasonably satisfactory to Americorp and shall be entitled to receive the certificate representing the proper number of shares of Americorp Stock and cash in lieu of fractional shares in accordance with Sections 2.3 and 2.4 hereof.

                (c) No dividends or other distributions declared or made after the Effective Time with respect to Americorp Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Americorp Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Americorp Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Americorp Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distribution with a record date after the Effective Time theretofore paid with respect to such whole shares of Americorp Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Americorp Stock.

                (d) All shares of Americorp Stock issued upon the surrender for exchange of CIB Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CIB Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of CIB Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Americorp for any reason, they shall be canceled and exchanged as provided in this Agreement.

                (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of CIB following the passage of six months after the Effective Time shall be delivered to Americorp, upon demand, and any shareholders of CIB who have not theretofore complied with this Section 2.5 shall thereafter look only to Americorp for payment of their claim for Americorp Stock, any cash in lieu of fractional shares of Americorp Stock and any dividends or distributions with respect CIB Stock.

                (f) Neither Americorp nor CIB shall be liable to any holder of shares of CIB Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Americorp Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Americorp Stock for the account of the Persons entitled thereto. Former shareholders of record of CIB shall be entitled to vote after the Effective Time at any meeting of Americorp shareholders the number of whole shares of Americorp Stock into which their respective shares of CIB Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Americorp Stock in accordance with the provisions of this Agreement.

          2.6   DIRECTORS' AGREEMENTS.

                (a) Concurrently with the execution of this Agreement, Americorp and Bank shall cause each of its respective directors to enter into a Americorp Directors' Agreement.

                (b) Concurrently with the execution of this Agreement, CIB shall cause each of its respective directors to enter into an CIB's Directors' Agreement.



                                      ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF AMERICORP AND BANK

          Americorp and Bank represent and warrant to CIB as follows:

          3.1 INCORPORATION, STANDING AND POWER. Americorp has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. Americorp and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Americorp or Bank nor the location of any of their respective properties requires that Americorp or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Americorp on a consolidated basis.

          3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Americorp consists of 2,500,000 shares of Americorp Stock, of which 594,518 shares are outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 720,000 shares of Bank Stock, of which 523,200 shares are outstanding and are owned by Americorp without Encumbrance. All the outstanding shares of Americorp Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Americorp Stock Options covering 86,569 shares of Americorp stock granted pursuant to the Americorp Stock Option Plan and except as set forth in Americorp's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Americorp Stock or Bank Stock or any other securities convertible into such stock, and neither Americorp nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

          3.3 SUBSIDIARIES. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

          3.4 FINANCIAL STATEMENTS. Americorp has previously furnished to CIB a copy of the Financial Statements of Americorp. The Financial Statements of
Americorp: (a) present fairly the consolidated financial condition of Americorp as of the respective dates indicated and its consolidated results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Americorp have been conducted in accordance with generally accepted auditing standards. The books and records of Americorp and Bank are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Americorp and (ii) of liabilities incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, neither Americorp nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

          3.5 AUTHORITY OF AMERICORP AND BANK. The execution and delivery by Americorp and Bank of this Agreement and, subject to the requisite approval of the shareholders of Americorp and of Americorp as the sole shareholder of Bank, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Americorp and Bank, and this Agreement is a valid and binding obligation of Americorp and Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit
Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in Americorp's Disclosure Letter, neither the execution and delivery by Americorp and Bank of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Americorp and Bank with any of the provisions hereof, will: (a) violate any provision of their respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Americorp or Bank is a party, or by which Americorp or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Americorp on a consolidated basis; or (c) violate any Rule applicable to Americorp or Bank or any of their respective properties or assets. No
Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Americorp or Bank, and no Consent of any Person, is required in connection with the execution and delivery by Americorp and Bank of this Agreement or the consummation by Americorp and Bank of the Bank
Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Americorp and by Americorp as the sole shareholder of Bank; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; (iv) the California Department of the State of California as to certain matters related to stock options; and
(v) as otherwise set forth in Americorp's Disclosure Letter.

          3.6 INSURANCE. Americorp and Bank have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for their businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Americorp's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Americorp or Bank, showing the name of the owner and the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. The existing insurance carried by Americorp and Bank is sufficient for compliance by Americorp and Bank with all material requirements of law and regulations and agreements to which they are subject or are a party.

          3.7 TITLE TO ASSETS. Americorp's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $25,000 or more, or having an annual lease payment of $10,000 or more, owned or leased by Americorp or Bank. Americorp and Bank have good and marketable title to all their respective properties and assets, other than real property, owned or stated to be owned by Americorp and Bank, free and clear of all Encumbrances except:
(a) as set forth in the Financial Statements of Americorp; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Americorp and Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Americorp and Bank; or (d) as set forth in Americorp's Disclosure Letter.

          3.8 REAL ESTATE. Americorp's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Americorp and Bank, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which either Americorp or Bank is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Americorp or Bank
is a party.   Americorp and Bank have good and marketable title to the
respective real property, and valid leasehold interests in the respective leaseholds, set forth in Americorp's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Americorp and Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Americorp or Bank; or (d) as set forth in Americorp's Disclosure Letter. Americorp or Bank, as the case may be, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in Americorp's Disclosure Letter, and, to the knowledge of Americorp and Bank, there has not occurred under any such lease any breach, violation or default. Except as set forth in Americorp's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has experienced any uninsured damage or destruction with respect to the properties identified in Americorp's Disclosure Letter. To the knowledge of Americorp and Bank, all properties and assets used by Americorp and Bank are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Americorp and Bank enjoy peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of Americorp and Bank, all leases to which Americorp or Bank is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Neither Americorp nor Bank is in default with respect to any such lease, and to the knowledge of the officers of Americorp and Bank no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Americorp's Disclosure Letter.

          3.9 LITIGATION. Except as set forth in Americorp's Disclosure Letter, to the knowledge of Americorp and Bank, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Americorp's or Bank's knowledge threatened, against Americorp or Bank or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Americorp or Bank. Also, except as disclosed in Americorp's Disclosure Letter, there are no judgments, decrees, stipulations or orders against Americorp or Bank enjoining either of them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Americorp or Bank. To the knowledge of Americorp and Bank, neither Americorp nor Bank is a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

          3.10 TAXES. Except as set forth in Americorp's Disclosure Letter, Americorp and Bank had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in Americorp's Disclosure Letter, Americorp and Bank have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Americorp and Bank in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Americorp or Bank and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Americorp, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Americorp's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Americorp and Bank and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Americorp and Bank; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Americorp or Bank and lists each tax case of Americorp or Bank currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Americorp within the
last twelve (12) months.   Except as set forth in Americorp's Disclosure Letter,
to the knowledge of Americorp and Bank,
neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Americorp or Bank. To the knowledge of Americorp and Bank, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Americorp's Disclosure Letter.

          3.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Americorp or Bank.

          3.12 PERFORMANCE OF OBLIGATIONS. Americorp and Bank have performed all of the respective obligations required to be performed by it to date and neither of them is in material default under or in breach of any term or provision of any of the Americorp Scheduled Contracts, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Americorp's and Bank's knowledge, no party with whom either has an agreement that is material to the business of Americorp or Bank is in default thereunder.

          3.13 EMPLOYEES. Except as set forth in Americorp's Disclosure Letter, there are no controversies pending or threatened between Americorp or Bank and any of their respective employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Americorp or Bank. Neither Americorp nor Bank is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

          3.14 BROKERS AND FINDERS. Except as provided in Americorp's Disclosure Letter with copies of any such agreements attached, neither Americorp nor Bank is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

          3.15 MATERIAL CONTRACTS. Except as set forth in Americorp's Disclosure Letter (all items listed or required to be listed in Americorp's Disclosure Letter as a result of this Section being referred to herein as "Americorp Scheduled Contracts"), neither Americorp nor Bank is a party or otherwise subject to:

                (a) any employment, deferred compensation, bonus or consulting contract;

                (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

                (c) any contract or agreement that would restrict Americorp or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

                (d) any collective bargaining agreement or other such contract or agreement with any labor organization;

                (e) any lease of real or personal property providing for annual lease payments by or to Americorp or Bank in excess of $10,000 per annum other than financing leases entered into in the ordinary course of business in which Americorp or Bank is lessor and leases of real property presently used by Bank as banking offices.

                (f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Americorp or Bank (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

                (g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Americorp or Bank;

                (h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

                (i) other than agreements entered into in the ordinary course of business with respect to DPC Property, any agreement for the sale of any property or assets in which Americorp or Bank has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

                (j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Americorp or Bank);

                (k) any restrictive covenant contained in any deed to or lease of real property owned or leased by Americorp or Bank (as lessee) that materially restricts the use, transferability or value of such property;

                (l) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

                (m) any supply, maintenance or landscape contracts not terminable by Americorp or Bank without penalty on 30 days or less notice and which provides for payments in excess of $10,000 per annum;

                (n) other than as disclosed with reference to subparagraph (k) of this Section 3.15, any agreement which would be terminable other than by Americorp or Bank or as a result of the consummation of the transactions contemplated by this Agreement;

                (o) any contract of participation with any other bank in any loan entered into by Americorp or Bank subsequent to December 31, 1997 in excess of $25,000 or any sales of assets of Americorp or Bank with recourse of any kind to Americorp or Bank except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

                (p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by Americorp or Bank other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business;

                (q) any material agreement, arrangement or understanding not made in the ordinary course of business;

                (r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Americorp or Bank;

                (s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Americorp or Bank upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

                (t) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner, FDIC, FRB or any other regulatory agency.

True copies of all Americorp Scheduled Contracts, including all amendments and supplements thereto, are attached to Americorp's Disclosure Letter.

          3.16 ABSENCE OF MATERIAL CHANGE. Since December 31, 1997, the businesses of Americorp and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Americorp's Disclosure Letter, there has not occurred since December 31, 1997 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Americorp or Bank.

          3.17 LICENSES AND PERMITS. Americorp and Bank have all licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Americorp or Bank. The properties and operations of Americorp and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

          3.18 UNDISCLOSED LIABILITIES. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank have any liabilities or obligations, either accrued or contingent, that are material to Americorp or Bank and that have not been: (a) reflected or disclosed in the Financial Statements of Americorp or (b) incurred subsequent to December 31, 1997 in the ordinary course of business. Neither Americorp nor Bank knows of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Americorp or Bank that is not fairly reflected in the Financial Statements of Americorp or otherwise disclosed in this Agreement.

          3.19  EMPLOYEE BENEFIT PLANS.

                (a) Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has an "employee benefit plan," as defined in
Section 3(3) of ERISA.

                (b) Americorp's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by Americorp or Bank (such plans and arrangements being collectively referred to herein as "Bank Benefit Arrangements"). All Bank Benefit Arrangements which are in effect have been in effect for substantially all of 1997. There has been no material amendment thereof or increase in the cost thereof or benefits payable
thereunder since December 31, 1997.   Except as set forth in Americorp's
Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Americorp or Bank since December 31, 1997, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1997. Except as set forth in Americorp's Disclosure
Letter, there is no contract, agreement or benefit arrangement covering any employee of Americorp or Bank which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

                (c) With respect to all Bank Benefit Arrangements, Americorp and Bank are in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

                (d) Except for the contracts set forth in Americorp's Disclosure Letter, each Bank Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Bank within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          3.20 CORPORATE RECORDS. The Charter Documents of Americorp and Bank and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Americorp's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Americorp and Bank, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the boards of directors of Americorp and Bank (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Americorp or Bank.

          3.21 ACCOUNTING RECORDS. Americorp and Bank maintain accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Americorp or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          3.22 OFFICES AND ATMS. Set forth in Americorp's Disclosure Letter is a list of the headquarters of Bank (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank maintains any other office or ATM and conducts business at any other location, and neither

Americorp nor Bank has applied for or received permission to open any additional branch nor operate at any other location.

          3.23  LOAN PORTFOLIO.   Americorp's Disclosure Letter sets forth a
description of:    (a) by type and classification, all loans, leases, other
extensions and commitments to extend credit of Bank of $100,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to Bank as to which any payment of principal, interest or any other amount is 30 days or more past due.
Americorp's consolidated allowance for loan losses is and will be at the Effective Time adequate and in accordance with GAAP in all material respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

          3.24 POWER OF ATTORNEY. Except as set forth in Americorp's Disclosure Letter, neither Americorp nor Bank has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

          3.25 OPERATING LOSSES. Americorp's Disclosure Letter sets forth any Operating Loss (as herein defined) which has occurred at Americorp or Bank during the period after December 31, 1997. To the knowledge of Americorp and Bank, no action has been taken or omitted to be taken by an employee of Americorp or Bank that has resulted in the incurrance by Americorp or Bank of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1997, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

          3.26 ENVIRONMENTAL MATTERS. Except as set forth in Americorp's Disclosure Letter, to the knowledge of Americorp and Bank, (i) each of Americorp and Bank is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Americorp Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Americorp Property; (iv) neither Americorp nor Bank has loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any Governmental Entity pending against Americorp or Bank or concerning property securing Americorp and Bank loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Americorp Property or property securing Americorp or Bank loans, relating to the foregoing representations (i) -- (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Americorp or Bank. For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous
Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Americorp Property" shall mean real estate currently owned, leased, or otherwise used by Americorp or Bank, or in which Americorp or Bank has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Americorp or Bank in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental
Response; Compensation and Liability Act (42 U.S.C.9601, ET SEQ.); the
Resource Conservation and Recovery Act (42 U.S.C. 6901, ET SEQ.); the Clean
Air Act, as amended (42 U.S.C. 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. 1251, ET SEQ.); the Toxic Substances
Control Act, as amended (15 U.S.C. 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. 65); the Emergency Planning and
Community Right-to-Know Act of 1986 (42 U.S.C. 11001, ET SEQ.); the Mine
Safety and Health Act of 1977, as amended (30 U.S.C. 801, ET SEQ.); the Safe Drinking Water Act (42 U.S.C. 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner
Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, 25140, 25501(j) and (k); 25501.1.25281 and 25250.1 of
the California HEALTH AND SAFETY CODE and/or Article I of Title 22 of the California CODE OF REGULATIONS, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls
(PCB's), asbestos or urea formaldehyde foam insulation.

          3.27 COMMUNITY REINVESTMENT ACT. Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Americorp nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

          3.28 DERIVATIVES. Neither Americorp nor Bank is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

          3.29  [Intentionally Left Blank]

          3.30 SEC REPORTS. Americorp is not currently required to file any reports pursuant to the Exchange Act.

          3.31 TRUST ADMINISTRATION. Americorp and Bank do not presently exercise trust powers, including, but not limited to, trust administration, and have not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 3.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Americorp or Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents' estates where Americorp or Bank are serving or have served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Americorp or Bank are serving or have served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Americorp or Bank are serving or have served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

          3.32 REGULATORY APPROVALS. To the knowledge of Americorp and Bank, except as described in Americorp's Disclosure Letter, Americorp and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

          3.33 YEAR 2000. Except as described in Americorp's Disclosure Letter, Americorp and Bank are taking all reasonable steps to correct their respective computer programs and applications so that they will not fail or will create erroneous results by or at the Year 2000 and neither Americorp nor Bank has been advised of any concerns regarding compliance with Year 2000 issues by any Governmental Entity or by any other Person.

                                      ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF
                                         CIB

          CIB represents and warrants to Americorp and Bank as follows:

          4.1   INCORPORATION, STANDING AND POWER.   CIB has been duly
incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. CIB is a member bank of the Federal Reserve System and its deposits are insured by the FDIC in the manner and to the extent provided by law. CIB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of CIB nor the location of any of its properties requires that CIB be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of CIB.

          4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of CIB consists of 5,000,000 shares of CIB Stock, of which 533,282 shares are outstanding. All the outstanding shares of CIB Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except as set forth in CIB's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of CIB Stock or any other securities convertible into such stock, and CIB is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

          4.3 SUBSIDIARIES. Except as set forth in CIB's Disclosure Letter, CIB does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

          4.4 FINANCIAL STATEMENTS. CIB has previously furnished to Bank and Americorp a copy of the Financial Statements of CIB. The Financial Statements of CIB: (a) present fairly the financial condition of CIB as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of CIB have been conducted in accordance with generally accepted auditing standards.

The books and records of CIB are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of CIB and (ii) of liabilities incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, CIB has no liabilities, whether absolute, accrued, contingent or otherwise.

          4.5 AUTHORITY OF CIB. The execution and delivery by CIB of this Agreement and, subject to the requisite approval of the shareholders of CIB, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CIB, and this Agreement is a valid and binding obligation of CIB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in CIB's Disclosure Letter, neither the execution and delivery by CIB of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by CIB with any of the provisions hereof, will: (a) violate any provision of its Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrance or other instrument or obligation to which CIB is a party, or by which CIB or any of its properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to CIB; or (c) violate any Rule applicable to CIB or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of CIB, and no Consent of any Person, is required in connection with the execution and delivery by CIB of this Agreement or the consummation by CIB of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of CIB; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; (iv) the California Department of the State of California as to certain matters related to stock options; and (v) and
(v) as otherwise set forth in CIB's Disclosure Letter.

          4.6 INSURANCE. CIB has policies of insurance and bonds covering its assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for its businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in CIB's Disclosure Letter, CIB has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in CIB's Disclosure Letter, CIB is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. CIB's

Disclosure Letter sets forth a list of all policies of insurance carried and owned by CIB, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates.
The existing insurance carried by CIB is sufficient for compliance by CIB with all material requirements of law and regulations and agreements to which CIB is subject or is a party.

          4.7 TITLE TO ASSETS. CIB's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $25,000 or more, or having an annual lease payment of $10,000 or more, owned or leased by CIB. CIB has good and marketable title to all its properties and assets, other than real property, owned or stated to be owned by CIB, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of CIB;
(b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of CIB, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of CIB; or (d) as set forth in CIB's Disclosure Letter.

          4.8 REAL ESTATE. CIB's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by CIB, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which CIB is a party, and (iii) a description of each contract for the purchase, sale or
development of real estate to which CIB is a party.   CIB has good and
marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in CIB's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of CIB, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value,
(iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of CIB; or (d) as set forth in CIB's Disclosure Letter. CIB, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in CIB's Disclosure Letter, and, to the knowledge of CIB, there has not occurred under any such lease any breach, violation or default. Except as set forth in CIB's Disclosure Letter and except with respect to deductibles under insurance policies set forth in CIB's Disclosure Letter, CIB has not experienced any uninsured damage or destruction with respect to the properties identified in CIB's Disclosure Letter. To the knowledge of CIB, all properties and assets used by CIB are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. CIB enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of CIB, all leases to which CIB is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. CIB is not in default with respect to any such lease, and to the knowledge of the officers of CIB no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to CIB's Disclosure Letter.

          4.9 LITIGATION. Except as set forth in CIB's Disclosure Letter, to the knowledge of CIB, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to CIB's knowledge threatened, against CIB or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CIB. Also, except as disclosed in CIB's Disclosure Letter, there are no judgments, decrees, stipulations or orders against CIB enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of CIB. To the knowledge of CIB, CIB is not a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

          4.10 TAXES. Except as set forth in CIB's Disclosure Letter, CIB had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Except as set forth in CIB's Disclosure Letter, CIB has filed all required payroll tax returns, has fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by CIB in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of CIB and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of CIB, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. CIB's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of CIB and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of CIB; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from CIB and lists each tax case of CIB currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to CIB within the last
twelve (12) months.   Except as set forth in CIB's Disclosure Letter, to the
knowledge of

CIB, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of CIB. To the knowledge of CIB, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in CIB's Disclosure Letter.

          4.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in CIB's Disclosure Letter, CIB is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of CIB.

          4.12 PERFORMANCE OF OBLIGATIONS. CIB has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract , and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To CIB's knowledge, no party with whom CIB has an agreement that is material to the business of CIB is in default thereunder.

          4.13 EMPLOYEES. Except as set forth in CIB's Disclosure Letter, there are no controversies pending or threatened between CIB and any of its employees that are likely to have a material adverse effect on the business, financial condition or results of operation of CIB. CIB is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

          4.14 BROKERS AND FINDERS. Except as provided in CIB's Disclosure Letter with copies of any such agreements attached, CIB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

          4.15 ABSENCE OF MATERIAL CHANGE. Since December 31, 1997, the business of CIB has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in CIB's Disclosure Letter, there has not occurred since December 31, 1997 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of CIB.

          4.16 LICENSES AND PERMITS. CIB has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of CIB. The properties and operations of CIB are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

          4.17 UNDISCLOSED LIABILITIES. Except as set forth in CIB's Disclosure Letter CIB has no liabilities or obligations, either accrued or contingent, that are material to CIB and that have not been:(a) reflected or disclosed in the Financial Statements of CIB or (b) incurred subsequent to December 31, 1997 in the ordinary course of business. CIB does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of CIB that is not fairly reflected in the Financial Statements of CIB or otherwise disclosed in this Agreement.

          4.18  EMPLOYEE BENEFIT PLANS.

                (a) Except as set forth in CIB's Disclosure Letter, CIB has no "employee benefit plan," as defined in Section 3(3) of ERISA.

                (b) CIB's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by CIB (such plans and arrangements being collectively referred to herein as "CIB Benefit Arrangements"). Except as set forth in CIB's Disclosure Letter, all CIB Benefit Arrangements which are in effect have been in effect for substantially all of 1997. Except as set forth in CIB's Disclosure Letter, there has been no material amendment thereof or increase in the cost thereof or benefits payable
thereunder since December 31, 1997.   Except as set forth in CIB's Disclosure
Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of CIB since December 31, 1997, nor any employment, severance or similar contract entered into with any such employee,
nor any amendment to any such contract, since December 31, 1997.   Except as set
forth in CIB's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of CIB which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

                (c) With respect to all CIB Benefit Arrangements, CIB is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

                (d) Except for the contracts set forth in CIB's Disclosure Letter, each CIB Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by CIB within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          4.19 CORPORATE RECORDS. The Charter Documents of CIB and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in CIB's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of CIB, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of CIB (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of CIB.

          4.20 ACCOUNTING RECORDS. CIB maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to CIB which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          4.21 OFFICES AND ATMS. Set forth in CIB's Disclosure Letter is a list of the headquarters of CIB (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by CIB (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in CIB's Disclosure Letter, CIB maintains no other office or ATM and conducts business at no other location, and CIB has not applied for nor received permission to open any additional branch nor operate at any other location.

          4.22 LOAN PORTFOLIO. CIB's Disclosure Letter sets forth a description of: (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of CIB of $100,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to CIB as to which any payment of principal, interest or any other amount is 30 days or more past due. CIB's allowance for loan losses is and will be at the Effective Time adequate and in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

          4.23 POWER OF ATTORNEY. Except as set forth in CIB's Disclosure Letter, CIB has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

          4.24 OPERATING LOSSES. CIB's Disclosure Letter sets forth any Operating Loss which has occurred at CIB during the period after December 31, 1997. To the knowledge of CIB, no action has been taken or omitted to be taken by an employee of CIB that has resulted in the incurrence by CIB of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1997, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000.

          4.25 ENVIRONMENTAL MATTERS. Except as set forth in CIB's Disclosure Letter, to the knowledge of CIB, (i) CIB is in compliance with all Environmental Laws; (ii) there are no Tanks on or about CIB Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from CIB Property; (iv) CIB has no loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any Governmental Entity pending against CIB or concerning property securing CIB loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting CIB Property or property securing CIB loans, relating to the foregoing representations (i) -- (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of CIB. "CIB Property" shall mean real estate currently owned, leased, or otherwise used by CIB, or in which CIB has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by CIB in its capacity as a trustee or otherwise.

          4.26 COMMUNITY REINVESTMENT ACT. CIB received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. CIB has not been advised of any concerns regarding CIB's compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

          4.27 DERIVATIVES. CIB is not currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

          4.28  [Intentionally left blank]

          4.29  SEC REPORTS.   CIB is not currently required to file any reports
pursuant to the Exchange Act.

          4.30 MATERIAL CONTRACTS. Except as set forth in CIB's Disclosure Letter (all items listed or required to be listed in CIB's Disclosure Letter as a result of this Section being referred to herein as "CIB Scheduled Contracts"), CIB is not a party or otherwise subject to:

                (a) any employment, deferred compensation, bonus or consulting contract;

                (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

                (c) any contract or agreement that would restrict Americorp or the Surviving Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

                (d) any collective bargaining agreement or other such contract or agreement with any labor organization;

                (e) any lease of real or personal property providing for annual lease payments by or to CIB in excess of $10,000 per annum other than financing leases entered into in the ordinary course of business in which CIB is lessor and leases of real property presently used by CIB as banking offices.

                (f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of CIB (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

                (g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of CIB;

                (h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

                (i) other than agreements entered into in the ordinary course of business with respect to DPC Property, any agreement for the sale of any property or assets in which CIB has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

                (j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of CIB);

                (k) any restrictive covenant contained in any deed to or lease of real property owned or leased by CIB (as lessee) that materially restricts the use, transferability or value of such property;

                (l) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

                (m) any supply, maintenance or landscape contracts not terminable by CIB without penalty on 30 days or less notice and which provides for payments in excess of $10,000 per annum;

                (n) other than as disclosed with reference to subparagraph (k) of this Section 4.30, any agreement which would be terminable other than by CIB or as a result of the consummation of the transactions contemplated by this Agreement;

                (o) any contract of participation with any other bank in any loan entered into by CIB subsequent to December 31, 1997 in excess of $25,000 or any sales of assets of CIB with recourse of any kind to CIB except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

                (p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $10,000 or more to or by CIB other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business;

                (q) any material agreement, arrangement or understanding not made in the ordinary course of business;

                (r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of CIB;

                (s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of CIB upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

                (t) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner, FDIC, FRB or any other regulatory agency.

True copies of all CIB Scheduled Contracts, including all amendments and supplements thereto, are attached to CIB's Disclosure Letter.

          4.31 TRUST ADMINISTRATION. CIB does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and CIB, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos and charitable trust indentures; (ii) any and all decedents' estates where CIB is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where CIB is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which CIB is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

          4.32 REGULATORY APPROVALS. To the knowledge of CIB, except as described in CIB's Disclosure Letter, CIB has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transaction contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

          4.33 YEAR 2000. Except as described in CIB's Disclosure Letter, CIB is taking all reasonable steps to correct its computer programs and applications so that they will not fail or will create erroneous results by or at the Year 2000 and CIB has not been advised of any concerns regarding compliance with Year 2000 issues by any Governmental Entity or by any other Person.

                                      ARTICLE 5
                        AGREEMENTS WITH RESPECT TO CONDUCT OF
                       AMERICORP AND BANK AFTER THE DATE HEREOF

     Americorp and Bank covenant and agree with CIB as follows:

          5.1   ACCESS.

                (a) Americorp and Bank will authorize and permit CIB, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of either Americorp or Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as CIB may from time to time reasonably request. Americorp and Bank shall permit CIB, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Americorp and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as CIB considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Americorp and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Americorp and Bank. Americorp and Bank will cause Fanning & Karrh ("F&K") to make available to CIB, its accountants, counsel and other agents, such personnel, work papers and other documentation of F&K relating to its work papers and its audits of the books and records of Americorp and Bank as may be requested by CIB in connection with its review of the foregoing matters.

                (b) The Chairman of the Board of CIB or in his absence another representative of CIB selected by him shall be invited by Americorp and Bank to attend all regular and special Board of Directors' and Executive Committee meetings of Americorp or Bank from the date hereof until the Effective Time. The Chairman of the Board of CIB and CIB's Senior Vice President/Senior Lending Officer shall be invited by Bank to attend all loan committee meetings of Bank from the date hereof until the Effective Time. Americorp and Bank shall inform CIB of all such Board meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of CIB shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of either Americorp or the Bank under this Agreement.

          5.2   MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS;
FILINGS.

                (a) Americorp and Bank will promptly notify CIB (i) of any event of which Americorp or Bank obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either Americorp or Bank; (ii) in the event Americorp or Bank determine that it is possible that the conditions to the performance of CIB set forth in Sections 8.1 and 8.3 may not be satisfied; (iii) of the opening or closing of any branch or other office of Americorp or Bank at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of Americorp or Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Americorp or Bank of the services of any Executive Officer of Americorp or Bank.

                (b)  Americorp and Bank will furnish to CIB as provided in
Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Americorp or Bank, (i) a copy of any report submitted to the board of directors of either Americorp or Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that Americorp and Bank need not furnish CIB any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Americorp and Bank under, this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flow for Americorp and Bank; (iii) monthly unaudited consolidated balance sheets and, statements of operations for Americorp and Bank; (iv) as soon as available, all letters and communications sent by Americorp to its shareholders and all reports filed by Americorp or Bank with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as CIB may reasonably request relating to Americorp or Bank.

                (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Americorp, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Americorp and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

          5.3   CONDUCT OF BUSINESS.

                (a) Between the date hereof and the Effective Time, except (i) as contemplated by this Agreement, (ii) for a new employment agreement and related Benefit Arrangements to be entered into between Americorp/Bank with the Bank's current president, (iii) for certain amendments to the Americorp Stock Option Plan contemplated by Section 9.1 and as required to clarify its tax status, (iv) for certain amendments to the Americorp Stock Option Plan and the Americorp/Bank's Directors Retirement
Plan contemplated by Section 9.1, (v) certain amendments to the existing stock option agreement of one directors of Americorp concerning the termination date of such option, and (vi) subject to requirements of law and regulation generally applicable to bank holding companies and banks, Americorp or Bank shall not, without prior written consent of CIB (which consent shall not be unreasonably withheld and which consent
[except with respect to subparagraph (29) of this Section 5.3(a)] shall be deemed granted if within five (5) Business Days of CIB's receipt of written notice of a request for prior written consent, written notice of objection is not received by Americorp and Bank):

                     (1) amend, modify, terminate or fail to renew or preserve their material Permits;

                     (2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Americorp Scheduled Contract or any other material contract or agreement to which Americorp or Bank is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

                     (3) enter into any agreement or contract that would be required to be included as a Americorp Scheduled Contract.

                     (4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

                     (5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Americorp Stock;

                     (6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent or pay any bonus, severance or similar payment to any Person, except in the ordinary course of business and consistent with past practice or established practices;

                     (7) grant any promotion or any increase in the rate of pay to any exempt employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any exempt employee except for prorata bonuses, profit sharing or 401(k) matching payments which are in the ordinary course of business and consistent with past practices and which do not exceed the total amount of all such payments declared in 1997 multiplied by the fraction derived by dividing (a) the number of full calendar months between January 1, 1998 and the Effective Day by (b) twelve (12);

                     (8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

                     (9) issue, sell, or grant any Equity Securities of Americorp or Bank (except pursuant to the exercise of an Americorp Stock Option outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any Americorp Stock Option or any Equity Securities of Americorp or any other securities (including long term debt) of Americorp;

                     (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Americorp, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for quarterly cash dividends payable by Americorp to its shareholders in accordance with past practice and not to exceed $0.21 per share per quarter;

                     (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Americorp or Bank or any rights, options, or securities to acquire any Equity Securities of Americorp or Bank;

                     (12) amend or modify its Charter Documents except as contemplated hereby;

                     (13) make their credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1997;

                     (14) make any capital expenditures, or commitments with respect thereto, in excess of $25,000 except in the ordinary course of business and consistent with past practice;

                     (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

                     (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with the past practices, and which are not designated as trading;

                     (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by CIB in writing; file or amend any United States federal, foreign, state or local tax return without CIB's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

                     (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Bank Benefit Arrangement in effect on the date of this Agreement to which either Americorp or Bank is a party or bound;

                     (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to CIB;

                     (20) agree or make any commitment to take any actions prohibited by this Section 5.3;

                     (21) change any of Bank's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Bank's business or operations, except such changes as may be required in the opinion of Americorp and Banks management to respond to economic or market conditions or as may be required by any Governmental Entity;

                     (22) take any action which would or is reasonably likely to
(i) adversely affect the ability of Americorp, Bank or CIB to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Americorp or Bank's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Americorp, Bank or CIB's obligations hereunder, as set forth in Article 8 herein not being satisfied;

                     (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

                     (24) sell any Investment Security prior to maturity, except in the ordinary course of business;

                     (25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
Section 368 of the Code or prevent CIB from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

                     (26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

                     (27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

                     (28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings made at prevailing market rates and terms; and

                     (29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $500,000 on an unsecured basis and $1,000,000 on a secured basis. Consent shall be deemed granted if within two Business Days of written notice delivered to CIB's Chief Credit Officer, written notice of objection is not received by Americorp or Bank.

                (b) Between the date hereof and the Effective Time, Americorp and Bank shall:

                     (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

                     (2) maintain their assets and properties in good condition and repair, normal wear and tear excepted;

                     (3) promptly upon learning of such information, advise CIB in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Americorp Stock prior to the record date fixed for the Americorp

Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

                     (4) promptly notify CIB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Americorp or Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Americorp or Bank; and

                     (5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

          5.4 CERTAIN LOANS AND OTHER EXTENSIONS OF AMERICORP AND BANK. Americorp and Bank will promptly inform CIB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Americorp or Bank as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Americorp and Bank will furnish to CIB, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

                (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

                (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

                (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

                (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

                (e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

                (f) loans or leases (including any commitments) by Americorp or Bank to any director, officer, or employee of Americorp or Bank, or any shareholder holding 5% or more of the capital stock of Americorp, including with respect to each such loan or lease, the identity and, to the best knowledge of Americorp and Bank, the relation of the borrower to Americorp and Bank, the loan or lease type and the outstanding and undrawn amounts;

                (g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

                (h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

                (i) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

                (j) other real estate or assets owned, stating with respect to each its credit type;

                (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 5.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

                (l) extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, originated on or after the date of the schedule previously provided to CIB (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

                (m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, showing with respect to each, the credit type and the office.

          5.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Americorp and Bank shall amend or supplement the Americorp Disclosure Letter provided for herein pertaining to Americorp and Bank as necessary so that the information contained therein accurately reflects the then current status of Americorp and

Bank and shall transmit copies of such amendments or supplements to CIB in accordance with Section 11.12 of this Agreement.

          5.6   SHAREHOLDER APPROVAL.

                (a) Americorp will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Americorp Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the Americorp Shareholders' Meeting, (i) the Board of Directors of Americorp shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and
(ii) Americorp shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

                (b) Bank will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholder to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. Americorp shall vote all shares of Bank Stock which it owns at such meeting in favor of the Bank Merger, this Agreement and related matters.

          5.7   CONSENTS AND APPROVALS.

                (a) Americorp and Bank will cooperate with CIB in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. Americorp's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Americorp or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

                (b) To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Americorp or Bank or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Americorp and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

          5.8 PRESERVATION OF EMPLOYMENT RELATIONS PRIOR TO EFFECTIVE TIME. Americorp and Bank will use their best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Americorp and Bank through the Effective Time.

          5.9 COMPLIANCE WITH RULES. Americorp and Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Americorp or Bank.

          5.10  AGREEMENT OF MERGER.   As soon as practicable, Americorp and
Bank shall execute the Agreement of Merger.

          5.11  AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.   Within
thirty (30) days of the execution of this Agreement, (a) Americorp and Bank shall deliver to CIB a letter identifying all persons who are then "affiliates" of Americorp or Bank for purposes of Rule 145 under the Securities Act and (b) Americorp shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 5.11. Americorp shall use reasonable efforts to obtain from any person who becomes an affiliate of Americorp after Americorp's delivery of the letter referred to above, and on or prior to the date of the Americorp Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit
5.11 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Americorp shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Americorp Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to F&K, VTD (as hereinafter defined) and Reitner & Stuart, a letter stating that such shareholder(s) has no present plan or intention to dispose of Americorp Stock and committing that such shareholder(s) will not dispose of Americorp Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

          5.12  INSURANCE.

                (a) Americorp and Bank shall permit CIB to extend the discovery period of its directors' and officers' liability insurance for a period of 36 months with respect to all matters arising from facts or events which occurred before the Effective Time for which CIB would have had an obligation to indemnify its directors and officers. The cost of such extension shall not be included in the calculation of the Aggregate Book Value of CIB.

                (b)  If Americorp or Bank or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, Americorp or Bank shall take no action to impair the rights provided in this Section 5.12.

                (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of CIB and his or her heirs and representatives.

          5.13 NO SHOP. Neither Americorp nor any of its Affiliates shall, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined in
Section 6.13), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Americorp shall promptly notify Americorp (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may
receive relating to any of such matters.   Notwithstanding any other provision
in this Section 5.13 or elsewhere in this Agreement, the obligations of Americorp in this Agreement are subject to the continuing fiduciary duties of its Board of Directors. In the event the Board of Directors of Americorp receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon written advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, is inconsistent with the continuing fiduciary duties of said Board of Directors to their shareholders, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle CIB to terminate this Agreement pursuant to Section 10.1(g) hereof, and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of Americorp under Section 11.1(d) hereof.

          5.14 BANK BENEFIT ARRANGEMENTS. Subject to Article 9 hereof, Bank and any effected officers, directors or employees shall mutually terminate all Bank Benefit Arrangements without the imposition of any liability therefor to Americorp or any other Party.


                                      ARTICLE 6
                        AGREEMENTS WITH RESPECT TO CONDUCT OF
                              CIB AFTER THE DATE HEREOF

     CIB covenant and agree with Americorp and Bank as follows:

          6.1   ACCESS.

                (a) CIB will authorize and permit Americorp, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such

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

manner as will not unreasonably interfere with the conduct of the businesses of CIB, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as Americorp may from time to time reasonably request. CIB shall permit Americorp, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of CIB with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Americorp considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of CIB, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of CIB. CIB will cause Vavrinek, Trine, Day and Co. ("VTD") to make available to Americorp, its accountants, counsel and other agents, such personnel, work papers and other documentation of VTD relating to its work papers and its audits of the books and records of CIB as may be requested by Americorp in connection with its review of the foregoing matters.

                (b) The Chairman of the Board of Americorp or in his absence another representative of Americorp selected by him shall be invited by CIB to attend all regular and special Board of Directors' and Executive Committee
meetings of CIB from the date hereof until the Effective Time.   The Chairman of
the Board of Bank and Bank's President shall be invited by CIB to attend all loan committee meetings of CIB from the date hereof until the Effective Time. CIB shall inform Americorp of all such Board meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Americorp shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of CIB under this Agreement.

          6.2   MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS;
FILINGS.

                (a) CIB will promptly notify Americorp (i) of any event of which CIB obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either CIB; (ii) in the event CIB determine that it is possible that the conditions to the performance of Americorp set forth in Sections 8.1 and 8.2 may not be satisfied;
(iii) of the opening or closing of any branch or other office of CIB at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of CIB, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to CIB of the services of any Executive Officer of CIB.

                (b) CIB will furnish to Americorp as provided in Section 11.12 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either CIB, (i) a copy of any report submitted to the board of directors of either CIB and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that CIB need not furnish Americorp any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of CIB under, this Agreement; (ii) quarterly unaudited balance sheets and statements of operations, changes in stockholders' equity and cash flow for CIB; (iii) monthly unaudited balance sheets and, statements of operations for CIB; (iv) as soon as available, all letters and communications sent by CIB to its shareholders and all reports filed by CIB with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and (v) such other reports as Americorp may reasonably request relating to CIB.

                (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of CIB except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of CIB for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

          6.3   CONDUCT OF BUSINESS.

                (a) Between the date hereof and the Effective Time, except (i) as contemplated by this Agreement, (ii) for new employment agreements and related Benefit Arrangements to be entered into between CIB with its Senior Vice President and Chief Financial Officer and its Senior Vice Presdient/ Senior Lending Officer, and (iii) subject to requirements of law and regulation generally applicable to bank holding companies and banks, CIB shall not, without prior written consent of Americorp (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (29) of this
Section 6.3(a)] shall be deemed granted if within five (5) Business Days of Americorp's receipt of written notice of a request for prior written consent, written notice of objection is not received by CIB):

                     (1) amend, modify, terminate or fail to renew or preserve their material Permits;

                     (2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any CIB Scheduled Contract or any other material contract or agreement to which CIB is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

                     (3) enter into any agreement or contract that would be required to be included as a CIB Scheduled Contract.

                     (4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

                     (5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of CIB Stock;

                     (6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent or pay any bonus, severance or similar payment to any Person, except in the ordinary course of business and consistent with past practice or established practices;

                     (7) grant any promotion or any increase in the rate of pay to any exempt employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any exempt employee except for prorata bonuses, profit sharing or 401(k) matching payments which are in the ordinary course of business and consistent with past practices and which do not exceed the total amount of all such payments declared in 1997 multiplied by the fraction derived by dividing (a) the number of full calendar months between January 1, 1998 and the Effective Day by (b) twelve (12);

                     (8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

                     (9) issue, sell, or grant any Equity Securities of CIB (except pursuant to the exercise of CIB options outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any CIB Stock Option or any Equity Securities of CIB or any other securities (including long term debt) of CIB;

                     (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of CIB, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for semi-annual cash dividends payable in accordance with past practice and schedule not to exceed $0.10 per share per semi-annual period;

                     (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of CIB or any rights, options, or securities to acquire any Equity Securities of CIB;

                     (12) amend or modify its Charter Documents;

                     (13) make their credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1997;

                     (14) make any capital expenditures, or commitments with respect thereto, in excess of $25,000 except in the ordinary course of business and consistent with past practice;

                     (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

                     (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with the past practices, and which are not designated as trading;

                     (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Americorp in writing; file or amend any United States federal, foreign, state or local tax return without Americorp's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

                     (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other CIB Benefit Arrangement in effect on the date of this Agreement to which either CIB is a party or bound;

                     (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Americorp;

                     (20) agree or make any commitment to take any actions prohibited by this Section 6.3;

                     (21) change any of CIB's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of CIB's business or operations, except such changes as may be required in the opinion of CIB's management to respond to economic or market conditions or as may be required by any Governmental Entity;

                     (22) take any action which would or is reasonably likely to
(i) adversely affect the ability of CIB, Bank or Americorp to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect CIB's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of CIB, Bank or Americorp's obligations hereunder, as set forth in Article 8 herein not being satisfied;

                     (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

                     (24) sell any Investment Security prior to maturity, except in the ordinary course of business;

                     (25) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
Section 368 of the Code or prevent Americorp from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

                     (26) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

                     (27) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

                     (28) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings made at prevailing market rates and terms; and

                     (29) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $500,000 on an unsecured basis and $1,000,000 on a secured basis. Consent shall be deemed granted if within two Business Days of written notice delivered to Bank's Chief Credit Officer, written notice of objection is not received by CIB.

                (b)  Between the date hereof and the Effective Time , CIB shall:

                     (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

                     (2) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

                     (3) promptly upon learning of such information, advise Americorp in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding CIB Stock prior to the record date fixed for the CIB Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

                     (4) promptly notify Americorp regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of CIB, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of CIB; and

                     (5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement.

          6.4   CERTAIN LOANS AND OTHER EXTENSIONS OF CIB.   CIB will promptly
inform Americorp of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of CIB as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. CIB will furnish to Americorp, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

                (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

                (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

                (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

                (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $25,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

                (e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

                (f) loans or leases (including any commitments) by CIB to any director, officer, or employee of CIB, or any shareholder holding 5% or more of the capital stock of CIB, including with respect to each such loan or lease, the identity and, to the best knowledge of CIB, the relation of the borrower to CIB, the loan or lease type and the outstanding and undrawn amounts;

                (g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $25,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

                (h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

                (i) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

                (j) other real estate or assets owned, stating with respect to each its credit type;

                (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

                (l) extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, originated on or after the date of the schedule previously provided to Americorp (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

                (m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $1,000,000, showing with respect to each, the credit type and the office.

          6.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, CIB shall amend or supplement the CIB Disclosure Letter provided for herein pertaining to CIB as necessary so that the information contained therein accurately reflects the then current status of CIB and shall transmit copies of such amendments or supplements to Americorp in accordance with Section 11.12 of this Agreement.

          6.6 SHAREHOLDER APPROVAL. CIB will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "CIB Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the CIB Shareholders' Meeting, (i) the Board of Directors of CIB shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and
(ii) CIB shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

          6.7   CONSENTS AND APPROVALS.

                (a) CIB will cooperate with Americorp in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. CIB's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning CIB and its shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

                (b) To the extent that a Third Party Consent with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of CIB or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, CIB shall use its best efforts to obtain such consent prior to the Effective Time.

          6.8 PRESERVATION OF EMPLOYMENT RELATIONS PRIOR TO EFFECTIVE TIME. CIB will use its best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of CIB through the Effective Time.

          6.9 COMPLIANCE WITH RULES. CIB shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of CIB.

          6.10 CIB BENEFIT ARRANGEMENTS. Subject to Article 9 hereof, CIB and any effected officers, directors or employees shall mutually terminate all CIB Benefit Arrangements without the imposition of any liability therefor to Americorp or any other Party.

          6.11  AGREEMENT OF MERGER.   As soon as practicable, CIB shall execute
the Agreement of Merger.

          6.12  LOAN POLICIES AND CERTAIN ACCRUALS.


                (a) The Parties shall establish a committee composed of Messrs. Gerald L. Lukiewski, Joseph L. Priske and the Senior Lending Officer of the Surviving Bank. Mr. Priske will serve as chairman of such committee. The sole purpose of the committee shall be to establish the Surviving Bank's Loan Policy and Procedures which will be recommended to the board of directors for approval within 60 days of the Effective Time. After the approval of such policy and procedures by the board of directors of the Surviving Bank, the committee will be dissolved.

                (b) In addition to other costs and expenses provided for herein which are to be paid or accrued by CIB prior to the Determination Date, the costs and expenses relating to the termination of CIB's prior president and any severance or similar payments related thereto (whether or not due after the Determination Date) shall be paid and/or accrued prior to the Determination Date and shall be a reduction to the Aggregate Book Value of CIB.

          6.13 NO SHOP. Neither CIB nor any of its Affiliates shall, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and CIB shall promptly notify Americorp (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction"

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

shall mean any of the following involving CIB: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of CIB representing ten percent (10%) or more of the asset of CIB; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or other Equity Security, representing ten percent (10%) or more of the voting power of CIB, a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares of CIB Stock; a solicitation of proxies in opposition to approval of the Bank Merger by CIB shareholders; or a public announcement of an unsolicited BONA FIDE proposal, plan, or intention to do any of the foregoing. Notwithstanding any other provision in this Section 6.13 or elsewhere in this Agreement, the obligations of CIB in this Agreement are subject to the continuing fiduciary duties of its Board of Directors. In the event the Board of Directors of CIB receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon written advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, is inconsistent with the continuing fiduciary duties of said Board of Directors to their shareholders, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle Americorp to terminate this Agreement pursuant to Section 10.1(f) hereof, and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of CIB under Section 11.1(c) hereof.

          6.14  AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS.   Within
thirty (30) days of the execution of this Agreement, (a) CIB shall deliver to Americorp a letter identifying all persons who are then "affiliates" of CIB for purposes of Rule 145 under the Securities Act and (b) CIB shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.14. CIB shall use reasonable efforts to obtain from any person who becomes an affiliate of CIB after CIB's delivery of the letter referred to above, and on or prior to the date of the CIB Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.14 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), CIB shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the CIB Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to F&K, VTD and Reitner & Stuart, a letter stating that such shareholder(s) has no present plan or intention to dispose of CIB Stock and committing that such shareholder(s) will not dispose of CIB Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                      ARTICLE 7
                     FURTHER COVENANTS OF AMERICORP, BANK AND CIB

          7.1   S-4 AND PROXY STATEMENT.

                (a) As promptly as practicable, Americorp and CIB shall cooperate with each other and exercise their best efforts to prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed. Americorp and CIB shall divide equally all third party costs (except legal and accounting fees) associated with the preparation and filing of the S-4, including the filing fees with the SEC and Blue Sky regulators as well as the costs of printing and mailing the Proxy Statement.

                (b) After the date of the filing of the S-4 with the SEC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Americorp and CIB to the extent required by applicable Rules. All documents that the Parties file with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

                (c) Americorp shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Americorp Stock pursuant to this Agreement.

          7.2 FILINGS. The Parties agree that through the Effective Time, each of its reports, registration statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

          7.3 APPLICATIONS. Americorp will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Bank Merger with the FDIC; (ii) an

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

application for approval of the Bank Merger with the Commissioner; (iii) if required, a request for waiver from the FRB; and (iv) any other applications or notices necessary to consummate the transactions contemplated hereby. Americorp shall afford CIB a reasonable opportunity to review all such applications and all amendments and supplements thereto before the filing
thereof.   The Parties covenant and agree that the S-4 and the Proxy
Statement and all applications to the appropriate Governmental Entities for approval or consent to the Bank Merger, with respect to information relating to it, will comply in all material respects with the provisions of applicable law. Americorp will use its best efforts to obtain all regulatory approvals or consents necessary to effect the Bank Merger and CIB shall cooperate with Americorp and Bank in such efforts.

          7.4   STOCK OPTIONS.

                (a) At and as of the Effective Time and without further action by any Party, the stock option plan of CIB shall terminate. The Americorp Stock Option Plan shall not be terminated at the Effective Time and outstanding Americorp Stock Options at the Effective Time shall continue in effect.

                (b) Subject to the shareholder approval and receipt of any required Consent, as of the Effective Time Americorp shall grant substitute stock options to (i) each and every officer and employee of CIB who shall continue as an officer or employee of the Surviving Bank and (ii) each director of CIB, who has at the Effective Time an outstanding option to purchase shares of CIB Stock ("CIB Stock Options"). Any other stock option granted by CIB other than a CIB Stock Option shall be exercised or terminated without liability by the Effective Time. Each and every substitute stock option so granted by Americorp to replace an CIB Stock Option shall retain the "vesting" schedule reflected in each of the respective stock option agreements evidencing a CIB Stock Option and shall be exercisable for that number of whole shares of Americorp Stock equal to the product of (A) the number of shares of CIB Stock that were purchasable under such CIB Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest
whole number of shares of Americorp Stock.   Further, each and every substitute
stock option so granted by Americorp to replace an CIB Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of CIB Stock at which such CIB Stock Option was exercisable immediately prior to the Effective Time by
(B) the Exchange Ratio. At the Effective Time, Americorp shall issue to each holder of an outstanding CIB Stock Option a substitute stock option providing for the terms discussed above.

                (c) Americorp shall use its best effort to assure that each holder of an CIB Stock Option which qualified as an incentive stock option prior to the Effective Time shall receive a substitute stock option which will qualify as an incentive stock option.

                (d) Subject to the shareholder approval and receipt of any required

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

Consent, Americorp shall to amend, if necessary, the Americorp Stock Option Plan to provide for the grant of substitute stock options to holders of CIB Stock Options. Americorp shall seek all required Consents to effect the amendments to the Americorp Stock Option Plan contemplated by this Section. The Parties may also discuss the feasibility of Americorp adopting a new stock option plan from which such substitute options could be granted.

          7.5 FURTHER ASSURANCES. Americorp/Bank and CIB agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Bank Merger and the transactions contemplated in this Agreement. Americorp, Bank and CIB agree to take such further action as may reasonably be requested to facilitate consummation of the Bank Merger and the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

          7.6 REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any consent of, the Commissioner, the FDIC or other Government Entity which any Party deems to materially adversely affect it or to be materially burdensome as provided in Section 8.1(c), the Parties shall use their respective best efforts to obtain the removal of such condition.

          7.7   CORPORATE GOVERNANCE.

                (a) Prior to the Effective Time, Bank shall take all necessary steps to effect the Bank Corporate Governance Changes at the Effective Time.

                (b) Prior to the Effective Time, Americorp shall take all necessary steps to effect the Americorp Corporate Governance Changes at the Effective Time.

          7.8 LISTING OF AMERICORP STOCK. After the Effective Time, the Board of Directors of Americorp shall explore the feasbility and costs of listing the shares of Amerciorp Stock on Nasdaq with the intention of listing such shares within one year after the Effective Time.


                                      ARTICLE 8
                   CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

          8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CLOSE. The respective obligations of Americorp and Bank, on the one hand, and CIB, on the other, to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                (a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of CIB, Americorp or Bank.

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

                (b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the party again whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

                (c) On or before March 31, 1999, the Parties shall have received any required Consent from the FRB, the Commissioner, the FDIC, and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement, in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Americorp or the Surviving Bank after the Bank Merger that Americorp reasonably and in good faith concludes would materially adversely affect the financial condition or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by CIB and Bank, at or prior to the Effective Time, and all required waiting periods shall have expired.

                (d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Bank Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by CIB, Americorp or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

                (e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, or results of operations of Americorp on a consolidated basis.

                (f) The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Americorp shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Americorp Stock to consummate the Bank Merger.

                (g)  CIB and Americorp shall have received from VTD, an opinion

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

reasonably satisfactory to CIB and Americorp to the effect that the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to CIB, Americorp or Bank, nor shall the issuance of Americorp Stock result in the recognition of gain or loss by the holders of CIB Stock who receive such stock in connection with the Bank Merger, nor shall a holder of an outstanding stock option granted under CIB's stock option plan recognize income, gain or loss as a result of the granting of a substitute option nor shall the granting of such substitute options be deemed to be a modification of any incentive stock option granted under CIB's stock option plan, dated prior to the date of the Proxy Statement is first mailed to the shareholders of Americorp and CIB and such opinions shall not have been withdrawn or modified in any material respect.

                (h) Prior to the Effective Time, F&K and VTD shall have jointly delivered a written opinion to CIB and Americorp that the Bank Merger and the other transactions contemplated hereby will qualify for pooling-of-interest accounting treatment. In making their determination that the Bank Merger will qualify for such treatment, F&K and VTD shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares.

          8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF AMERICORP AND BANK TO CLOSE. The obligations of Americorp and Bank to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                (a) All actions necessary to authorize the execution, delivery and performance of the Agreement by CIB, the consummation of the Bank Merger by CIB and the consummation of the Agreement of Merger by CIB shall have been duly and validly taken by the board of directors and shareholders of CIB, as the case may be.

                (b)  The representations and warranties of CIB contained in
Article 4 of this Agreement shall have been true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Americorp and Bank shall have received a certificate to that effect dated the Effective Time and executed on behalf of CIB by its chief executive officer and chief financial officer. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letter pertaining to CIB as updated in accordance with
Section 6.5.

                (c) Each of the covenants and agreements of CIB contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Americorp and Bank shall have received a certificate to that effect dated the

Effective Time and executed by the chief executive officer and chief financial officer of CIB.

                (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of CIB that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CIB after consummation of the Bank Merger, whether or not such event, change or effect is reflected in CIB's Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Americorp and Bank shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of CIB.

                (e) CIB shall have delivered to Americorp and Bank a written opinion of Knecht & Hansen dated as of the Effective Time substantially in the form attached to this Agreement as Exhibit 8.2(e).

                (f) Americorp shall have received a letter from California Research Corp. dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Americorp to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Americorp.

                (g) Concurrently with the execution of this Agreement, each director of CIB shall have executed and delivered to Americorp an CIB Directors' Agreement substantially in the form of Exhibit 2.6(b).

                (h) Americorp shall have received satisfactory evidence that all of CIB's Benefit Arrangements have been treated as provided in Articles 6 and 9 of this Agreement.


          8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CIB TO CLOSE. The obligations of CIB to consummate the Bank Merger and the other transactions contemplated herein is subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                (a) All actions necessary to authorize the execution, delivery and performance of the Agreement, consummation of the Bank Merger by Americorp and Bank and the consummation of the Agreement of Merger by Americorp and Bank shall have been duly and validly taken by the respective boards of directors and shareholders of Americorp and Bank, as the case may be.

                (b) The representations and warranties of Americorp and Bank contained in Article 3 of this Agreement shall be true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and CIB shall have received a certificate to that effect dated the Effective Time and executed on behalf of Americorp and Bank by their respective chief executive officers and chief financial officers. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letters pertaining to Americorp and Bank as updated in accordance with Section 5.5.

                (c) The covenants and agreements of Americorp and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and CIB shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officers and chief financial officers of Americorp and Bank.

                (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Americorp or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Surviving Bank or Americorp after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Americorp's Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and CIB shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Americorp and Bank.

                (e) Americorp and Bank shall have delivered to CIB a written opinion of Reitner & Stuart dated the Effective Time substantially in the form attached to this Agreement as Exhibit 8.3(e).

                (f) CIB shall have received a letter from the Findley Companies dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholder of CIB, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of CIB.

                (g) Concurrently with the execution of this Agreement, each director of Americorp and Bank shall have executed and delivered to CIB a Americorp Directors' Agreement substantially in the form of Exhibit 2.6(a).

                (h) All necessary action shall have been taken by Americorp and Bank, respectively, to effect the Americorp and Bank Corporate Governance Changes.

                                      ARTICLE 9
                                  EMPLOYEE BENEFITS

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

          9.1   EMPLOYEE BENEFITS

                (a) The Surviving Bank shall honor, in accordance with their terms, the employment agreement between CIB and its Senior Vice President/ Chief Fiancial Officer and its Senior Vice President/Senior Lending Officer.

                (b) From the date hereof, Americorp, Bank and CIB shall cooperate to determine mutually the appropriate treatment of the Benefit Arrangements, such as termination, merger into a plan, etc., and shall take such actions as shall be reasonably required with respect to the Benefit Arrangements, provided that CIB, Americorp and Bank shall not be required to take any action that would be in breach of the fiduciary duties of the plan trustees or administrators.

                (c) The Parties shall establish a committee composed of the President of the Surviving Bank, Joseph L. Priske and Jacqueline S. Pruner. The committee shall develop a personnel, salary and benefits structure for the Survivng Bank and the amount of severance to be paid to officers and employees displaced by the Bank Merger. The committee shall also complete interviews of the officers of the Parties within 60 days of the date of this Agreement in order to determine the officers which shall be retained by the Surviving Bank after the Effective Time. After completing these matters, the committee will be dissolved. Non-officer positions shall be determined by the President of the Surviving Bank.

                (d) All proposed payments under the consulting agreements with the directors of CIB who do not continue as directors of Americorp and the Surviving Bank following the Effective Time shall be accrued prior to the Determination Date and shall be a reduction to the Aggregate Book Value of CIB. Such consulting agreements are attached as Exhibit 9.1(d).

                (e) The aggregate of (i) all additional amounts to be accrued pursuant to the director retirement plan which has been previously terminated and (ii) all proposed payments under the consulting agreement with the director of Americorp and the Surviving Bank who will not continue as a director of Americorp and the Surviving Bank following the Effective Time, shall be accrued prior to the Determination Date and shall be a reduction to the Aggregate Book Value of Americorp. Such consulting agrement is attached as Exhibit 9.1(e).



                                      ARTICLE 10
                   TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

          10.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the respective shareholders of CIB and Americorp as follows, and in no other manner:

                (a) By mutual consent of Americorp and Bank, on the one hand, and CIB, on the other;

                (b) By Americorp, Bank or CIB (i) if any conditions set forth in Section 8.1 shall not have been met by March 31, 1999, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

                (c)  By Americorp and Bank if any conditions set forth in
Section 8.2 shall not have been met, or by CIB if any conditions set forth in section 8.3 shall not have been met, by March 31, 1999, or such earlier time as it becomes apparent that such condition cannot be met;

                (d) By Americorp or Bank, if CIB should materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

                (e) By CIB, if Americorp or Bank should materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

                (f) By Americorp, if CIB shall have failed to act or refrain from doing any act pursuant to Section 6.13; or

                (g) By CIB, if Americorp shall have failed to act or refrain from doing any act pursuant to Section 5.13



          10.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1,
11.9 or 11.10, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

          10.3  WAIVER OF CONDITIONS.  If any of the conditions specified in
Section 8.2 has not been satisfied, Americorp and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement.
If any of the conditions specified in Section 8.3 has not been satisfied, CIB may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.



                                      ARTICLE 11
                                       GENERAL

          11.1  EXPENSES.

                (a) CIB hereby agrees that if this Agreement is terminated by Americorp or Bank pursuant to Section 10.1(c) with respect to the failure of CIB shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to Section 10.1(d), CIB shall promptly, and in any event within seven Business Days after such termination, pay Americorp and Bank all Expenses (as defined below) of Americorp and Bank but not to exceed $150,000.

                (b) Americorp and Bank hereby agree that if this Agreement is terminated by CIB pursuant to Section 10.1(c) with respect to the failure of Americorp shareholders to approve the Agreement and transactions contemplated hereby, or pursuant to Section 10.1(e), Americorp shall promptly, and in any event within seven Business Days after such termination, pay (or cause Bank to pay) CIB all Expenses (as defined below) of CIB but not to exceed $150,000.

                (c) As an inducement to Americorp to enter into this Agreement, in the event this Agreement is terminated by Americorp pursuant to Section 10.1(f) and CIB enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, CIB shall promptly, and in any event within seven Business Days after it enters into an agreement for such Competing Transaction, pay Americorp $750,000 which amount represents (i) Americorp's and Bank's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Americorp's and Bank's

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

management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) Americorp's and Bank's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) Americorp's and Bank's loss as a result of the transactions contemplated by this Agreement not being consummated.

                (d) As an inducement to CIB to enter into this Agreement, in the event this Agreement is terminated by CIB pursuant to Section 10.1(g) and Americorp enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, Americorp shall promptly, and in any event within seven Business Days after it enters into an agreement for such Competing Transaction, pay CIB $750,000 which amount represents (i) CIB's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including CIB's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement;
(ii) CIB's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) CIB's loss as a result of the transactions contemplated by this Agreement not being consummated.

                (e) Except as otherwise provided herein and in Section 7.1, all Expenses incurred by Americorp/Bank or CIB in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

                (f) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby.

          11.2 AMENDMENTS. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of CIB or the shareholders of Americorp.

          11.3 DISCLOSURE LETTER; EXHIBITS; INTEGRATION. Each Disclosure Letter, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters and other letters need not be attached to each copy of this

Agreement. This Agreement, together with such Disclosure Letters, exhibits and letters, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

          11.4 BEST EFFORTS. Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

          11.5 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

          11.6 NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Americorp/Bank or CIB, in whole or in part, without the prior written consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

          11.7 HEADINGS. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          11.8 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

          11.9 PUBLICITY AND REPORTS. Americorp and CIB shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

          11.10 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information): or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

          11.11 SPECIFIC PERFORMANCE. CIB, Bank and Americorp each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          11.12 NOTICES. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person,
(b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses (b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

                If to Americorp or Bank, addressed to:

                     American Commercial Bank
                     300 South Mills Road
                     Ventura, CA 93003
                     Attn: Gerald J. Lukiewski, President and CEO
                     Fax No.  (805) 658-6635

                With a copy addressed to:

                     John F. Stuart, Esq.
                     Reitner & Stuart
                     1319 Marsh Street
                     San Luis Obispo, CA 93401
                     Fax No. (805) 545-8599







                If to CIB, addressed to:

                     Mr. Joseph L. Priske
                     Chairman of the Board
                     Channel Islands Bank.
                     c/o Priskie-Jones Company
                     711 Daily Drive, Suite 200
                     Camarillo, CA 93010
                     Fax No.  (805) 987-0820

                With a copy addressed to:

                     Loren P. Hansen, Esq.
                     Knecht & Hansen
                     1301 Dove Street, Suite 900
                     Newport Beach, CA 92660
                     Fax No.  (714) 851-1732


or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.12. Notwithstanding anything to the contrary contained herein, notice and/or delivery to Americorp shall be deemed notice and/or delivery to Bank.

          11.13 KNOWLEDGE. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

          11.14 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

          11.15 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

          11.16 TERMINATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.
The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

     WITNESS, the signature of Americorp, as of the 7th day of July, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

AMERICORP

By: /s/ GERALD LUKIEWSKI
    --------------------
     President

Attest:

By: /s/ LINCOLN E. CRYNE
    --------------------
     Secretary


          WITNESS, the signature of Bank, as of the 7th day of July, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

AMERICAN COMMERCIAL BANK

By: /s/ GERALD L. LUKIEWSKI
    -----------------------
     President

Attest:

By: /s/ LINCOLN E. CRYNE
    --------------------
     Secretary

     WITNESS, the signature of CIB, as of the 7th day of July, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

CHANNEL ISLANDS BANK

By: /s/ THOMAS E. ANTHONY
    ---------------------
     President

Attest:

By: /s/ ALLEN R. PARTRIDGE
    ----------------------
     Secretary

                                  FIRST AMENDMENT TO
                                  AGREEMENT TO MERGE
                              AND PLAN OF REORGANIZATION

     THIS FIRST AMENDMENT TO THE AGREEMENT TO MERGE AND PLAN OF REORGANIZATION (the "First Amendment") is entered into as of September 17, 1998, among American Commercial Bank, a banking company organized under the laws of California ("Bank"), being located in Ventura, California, Americorp, a corporation and registered bank holding company organized under the laws of California ("Americorp"), and Channel Islands Bank, a banking company organized under the laws of California ("CIB"), located in Oxnard, California.

     WHEREAS, Bank, Americorp and CIB entered into an Agreement to Merge and Plan of Reorganization dated as of July 7, 1998 (the "Agreement");

     WHEREAS, the Parties wish to make certain changes and amendments to the Agreement before it is submitted to their respective shareholders for approval;

     NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Parties hereto agree as follows:

     1. Clause (i) of Section 2.1(b) of the Agreement is hereby amended to read:

          "(i) the number of authorized directors of Bank shall be expanded to nine,"

     2. Clause (i) of Section 2.1(d) of the Agreement is hereby amended to read:

          "(i) the number of authorized directors of Americorp shall be expanded to nine,"

     3. Exhibits 2.1(b) and 2.1(d) of the Agreement are amended to read in the form attached to this First Amendment.

     4. Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

     5. This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

     6. Except as herein amended, the Agreement shall remain in full force and effect.

     7. This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

     WITNESS, the signature of Americorp, as of the 17th day of September, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

AMERICORP

By: /s/ GERLAD J. LUKIEWSKI
    -----------------------
     President

Attest:

By: /s/ LINCOLN E. CRYNE
    --------------------
     Secretary

          WITNESS, the signature of Bank, as of the17th day of September, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

AMERICAN COMMERCIAL BANK

By: /s/ GERLAD J. LUKIEWSKI
    -----------------------
     President

Attest:

By: /s/ LINCOLN E. CRYNE
    --------------------
     Secretary

     WITNESS, the signature of CIB, as of the 17th day of September, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

CHANNEL ISLANDS BANK

By: /s/ THOMAS E. ANTHONY
    ---------------------
     President

Attest:
By: /s/ ALLEN R. PARTRIDGE
    ----------------------
     Secretary

                                    APPENDIX B

                                                         July 7, 1998


     Members of the Board of Directors
     Channel Islands Bank
     1555 South "A" Street
     Oxnard, California 93030


     Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the shareholders of Channel Islands Bank, Oxnard, California ("CIB") of the terms of the proposed merger of CIB with and into American Commercial Bank, Ventura, California ("ACB") and CIB shareholders receiving shares of common stock of ACB's parent corporation, Americorp, Ventura, California ("Americorp") as defined in the Agreement to Merge and Plan of Reorganization (the "Agreement") entered into as of July 7, 1998. Pursuant to the Agreement and subject to the terms and conditions therein, each share of CIB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of CIB or the holders of CIB Stock, be exchanged for and converted into the right to receive shares of Americorp Stock which is equal to the Exchange Ratio. The Exchange Ratio is obtained by dividing the CIB Book Value Per Share by the Americorp Book Value Per Share. The components of CIB Book Value Per Share and Americorp Book Value Per Share are set forth in the Agreement.

     As part of its investment banking business, The Findley Group is continually engaged in the valuation bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have not previously provided investment banking and financial advisory services to CIB.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement; (ii) Annual Reports to Shareholders of CIB and Americorp for the years ended December 31, 1997 and December 31, 1996; (iii) Quarterly Call Reports for the Quarters ended March 31, 1998 , December 31, 1997, September 30, 1997, June 30, 1997, March 31,
1997 and December 31, 1996 for CIB and ACB; (iv) certain other publicly available financial and other information concerning CIB, Americorp and ACB; and (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have held discussions with senior management of CIB concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

     We have reviewed earnings projections for 1998 through 2002 for CIB and ACB as stand-alone entities, assuming the Merger does not occur, prepared by the respective entities. We reviewed earnings projections for 1998 through 2002, assuming the Merger does occur, as well as projected operating cost savings and earnings enhancement opportunities expected to be achieved in each such years resulting from the Merger. Certain pro forma financial projections for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions. In certain cases, such combined pro forma financial projections included projected operating cost savings and earnings enhancement opportunities derived by us partially based upon the projections discussed above to be realizable in the Merger.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of CIB and Americorp as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of the applicable management's. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for CIB and ACB are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of CIB or Americorp, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial perspective, to the holders of the shares of CIB Common Stock of the terms of the proposed merger of CIB with and into ACB, with CIB shareholders receiving shares of Americorp Stock and does not address CIB's underlying business decision to proceed with the Merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following:
(i) the historical and current financial position and results of operations of CIB and Americorp; (ii) the assets and liabilities of CIB and Americorp, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of CIB with and into ACB, with CIB shareholders receiving Americorp Stock, are fair, from a financial perspective, to the holders of the shares of CIB Stock.

     This opinion may not be used or referred to by CIB or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of CIB in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of CIB as to how such shareholder should vote with respect to the Merger.

     Respectfully submitted,

     THE FINDLEY GROUP



     Gary Steven Findley
     Director

                                   APPENDIX C

                                                           As of August 12, 1998



Board of Directors
Americorp
300 So. Mills Road
Ventura, California 93001


Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of Americorp of the terms of the proposed merger of American Commercial Bank ("ACB") with Channel Islands Bank of Oxnard ("CIB") pursuant to the Agreement to Merge and Plan of Reorganization dated as of July 7, 1998. According to the terms of the Agreement each outstanding share of CIB stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into shares of Americorp and each certificate that represented shares of CIB stock shall evidence ownership of shares of Americorp in accordance with the Exchange Ratio. The Exchange Ratio is obtained by dividing the CIB Book Value per share by the Americorp Book Value per share. Components of Book Value per share are set forth in the Agreement.

     In connection with this opinion, we have:

     (i) Reviewed a draft and final copy of the Agreement to Merge and Plan of Re-Organization;

     (ii) Reviewed certain publicly available business and financial information on all the banks of Ventura County;

     (iii) Reviewed Call Reports to the banking regulators for ACB and CIB for the periods ending December 31, 1995, December 31, 1996, December 31, 1997, and March 31, 1998. We have also reviewed the Annual Reports to Stockholders for each bank for the years 1995, 1996 and 1997;

     (iv) Reviewed information for each bank pertaining to classified or criticized loans, premises, lease terms for office facilities, internal financial reports, summaries of stock options, stock prices for the last four quarters, and other data provided us by the senior management personnel of each bank. We reviewed a pro-forma analysis of both banks as provided by ACB's President/CEO;

     (v) Reviewed certain other banking companies that California Research considered relevant and compared them to ACB and CIB. We have analyzed the financial terms of banks involved in comparable merger and consolidation transactions.

     We have had discussions with senior management personnel at both CIB and ACB regarding current operations and projections of future lending volume and earnings. We have also reviewed with senior managements of both banks earnings projections for ACB and CIB as stand-alone entities and ACB's senior management forecasts regarding projected operating cost savings expected to be achieved each year over the next three years resulting from the merger.

     We reviewed earnings projections for 1998, 1999 and 2000, assuming the merger does occur and the projected operating cost savings to be expected from the merger are achieved. We made a series of pro-forma projections based on our forecasts of earning assuming various levels of operating cost savings are achieved.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources and that was provided to us by ACB and CIB, including information provided during discussions with their respective managements. We have assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles.
 We have also assumed that in the course of obtaining the necessary regulatory approvals for the merger, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

     We have not independently verified such information nor undertaken an independent evaluation or appraisal of any of the assets or liabilities of ACB or CIB or been furnished with any such evaluation or appraisal. We have assumed that the aggregate allowances for loan losses for CIB and ACB are adequate to cover possible loss without independently verifying them. We have not examined any individual loan credit files.

     Our opinion as expressed herein is limited to the fairness from a financial point of view to the shareholders of ACB in going ahead with the merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including the present operations of both banks, their current and historical financial trends, positions and the nature and terms of other bank merger transactions. Our opinion is based upon market, economic and other conditions as they exist and can be evaluated.

     This opinion is for the use and benefit of the Board of Directors of Americorp and ACB. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger or any matter related thereto. It is expected that this opinion will be included as part of the applications submitted to the regulatory agencies and provided to the shareholders as part of the proxy materials in relation to approval of the Merger.

     Based upon and subject to the foregoing and based upon such other matters as we deem relevant, it is our opinion as of this date that the terms of the Agreement and the Exchange Ratio are fair from a financial point of view to the shareholders of Americorp.

     We consent to the filing of this opinion as Appendix C to the Registration Statement and to the description of this opinion in the Joint Proxy Statement/Prospectus.

Very truly yours,

/s/     BARRY M. RUBENS

California Research Corporation
Barry M. Rubens
President

                                   APPENDIX D

                          CALIFORNIA CORPORATIONS CODE


                                  CHAPTER 13
                               DISSENTERS' RIGHTS


SECTION 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-term merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-term merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stocks split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does apply to any shares with respect to which there exists any restrictions on transfer imposed by the corporation or by any law or regulation;
          and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
          (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted the endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares of cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's rights under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subsection (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to vote the fair market value of those shares as of the day before the announcement of proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates or appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE -- TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholder may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue.

If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.  APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed, by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation thereafter.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
(i) of Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT OF PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such a shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                   APPENDIX E

                                 1998 AMERICORP
                                STOCK OPTION PLAN


     1.   PURPOSE OF THE PLAN.

     The purpose of this 1998 Americorp Stock Option Plan (the "Plan") is to advance the interests of the Company through providing select key Employees and Directors of the Bank, the Company, and their Affiliates with the opportunity to acquire Shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors and key Employees of the Company or any Affiliate to promote the success of the business.

     2.   DEFINITIONS.

     As used herein, the following definitions shall apply:

     (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and
(f), respectively, of the Code, and any other subsidiary corporations of a parent corporation of the Company.

     (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

     (c) "Award" shall mean an Option evidenced by a written agreement entered into in accordance with Paragraph 5(c).

     (d)  "Bank" shall mean American Commercial Bank.

     (e)  "Board" shall mean the Board of Directors of the Company.

     (f)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (g) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

     (h) "Common Stock" shall mean the common stock, $1.00 par value, of the Company.

     (i)  "Company" shall mean Americorp.

     (j) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or between the Company, an Affiliate or a successor.

     (k) "Director" shall mean any member of the Board, and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

     (l) "Non-Employee Director" shall mean any member of the Board who is a "non-employee director" within the meaning of Rule 16b-3.

     (m)  "Effective Date" shall mean the date specified in Paragraph 13 hereof.

     (n) "Employee" shall mean any person employed by the Company, the Bank or an Affiliate who is an employee for federal tax purposes.

     (o) "Exercise Price" shall mean the price per Optioned Share at which an Option may be exercised.

     (p) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

     (q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

     (r) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

     (s)  "Option" means an ISO and/or a Non-ISO.

     (t) "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan.

     (u) "Participant" shall mean any key Employee or other person who receives an Award pursuant to the Plan.

     (v)  "Plan" shall mean this 1998 Americorp Stock Option Plan.

     (w) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     (x)  "Share" shall mean one share of Common Stock.

     3.   TERM OF THE PLAN AND AWARDS.

     (a) Term of the Plan. The Plan shall continue in effect for a term of 10 years from the Effective Date or the date the Plan is adopted by the Board (whichever period ends earlier), unless sooner terminated pursuant to Paragraph 15 hereof. No Award shall be granted under the Plan after such 10 year term.

     (b) Term of Awards. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years, subject to the provisions of Section 8(e) hereof.

     4.   SHARES SUBJECT TO THE PLAN.

     Except as otherwise required by the provisions of Paragraph 10 hereof, the aggregate number of Shares deliverable pursuant to Awards shall not exceed _________ Shares. Such Shares will be authorized but unissued Shares.
 If any Awards should expire, become unexercisable, or be forfeited, for any reason without having been exercised or become vested in full, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

     5.   ADMINISTRATION OF THE PLAN.

     (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than three (3) members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Non-Employee Directors.

     (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

     (c) Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option, (ii) the number of Shares subject to, and the expiration date of, the Award, (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award, and
(v) whether the Option is intended to be an ISO or a Non-ISO.

     The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

     (d) Effect of the Committee=s Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

     (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Company=s governing instruments with respect to the indemnification of Directors.

     6.   GRANT OF OPTIONS.

     (a) General Rule. Only key Employees and Directors shall be eligible to receive grants of Options pursuant to the Plan.

     (b) Special Rules for ISOs. The aggregate Market Value, as of the date the option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Company or any present or future Parent or Subsidiary of the Company) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitations shall be Options which are Non-ISOs.

     7.   EXERCISE PRICE FOR OPTIONS

     (a) Limits on Committee Discretion. The Exercise Price as to any particular Option shall not be less than 100% of the Market Value of the Options Shares on the date of grant without taking into account any restrictions on the Optioned Shares. In the case of an Employee who owns Shares representing more than 10% of the Company's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

     (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including NASDAQ National Market or Small Cap System) on the date in question, then the Market Value per Share will be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be the mean between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

     8.   EXERCISE OF OPTIONS.

     (a) Generally. Subject to (e) below, any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant. An Option may not be exercised for a fractional Share.

     (b) Procedure for Exercise. A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash , in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Chief Financial Officer of the Company at the Company's executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value per Share at the date of exercise.

     (c) Period of Exercisability. Except to the extent otherwise provided in more restrictive terms of an Agreement, an Option may be exercised by a Participant only with respect to the vested portion of such Option and only while he is an Employee or Director and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee's or Director's Continuous Service terminates by reason of:

          (1) "Just Cause" which for purposes hereof shall mean termination because of the Employee's or Director's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, then the Participant's rights to exercise such Option shall expire on the date of such termination;

          (2) Death, then all Options of the deceased Participant shall become immediately exercisable and may be exercised within one year from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

          (3) Permanent and Total Disability (as such term is defined in Section 22(e)(3) of the Code), then all Options of the disabled Participant shall become immediately exercisable and may be exercised within one year from the date of such Permanent and Total Disability, but not later than the date on which the Option would otherwise expire.

     (d) Effect of the Committee's Decisions. The Committee's determination whether a Participant's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

     (e) The vesting period of an Option shall be provided for in the Agreement and shall be determined in the sole discretion of the Committee.
The vesting periods for Options need not be identical.   Vesting shall cease
immediately upon the termination of employment or directorship of an optionee.

     9.   SUBSTITUTE OPTIONS.

     Notwithstanding any other provisions of this Plan to the contrary, where the outstanding shares of another corporation are changed into or exchanged for shares of Common Stock of the Company in a merger, consolidation, reorganization or similar transaction, then, subject to the approval of the Board, Options may be granted in exchange for unexercised, unexpired stock options of the other corporation (whether to directors, officers or employees and irrespective of whether they will continue with the Company), and the exercise price of the Optioned Shares subject to such Option so granted may be fixed at a price less than one hundred percent of the Market Value of the Common Stock at the time such Option is granted if said Exercise Price has been computed to be not less than the Exercise Price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Company. The number of shares of the options of the other corporation shall also be adjusted in accordance with the exchange ratio so that any substituted Option shall reflect such adjustment.

     10.  EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

     (a) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards (and the Exercise Price thereof), shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

     (b) Transactions in which the Company Is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, (iii) the sale or disposition of all or substantially all of the Company's assets or
(iv) a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of the Company's outstanding Shares (any of the foregoing to be referred to herein as a "Transaction"), the Committee shall notify each optionee of the pendency of the Transaction. Upon delivery of said notice, any Award granted prior to the Transaction shall be, notwithstanding the provisions of Paragraph 8(e), exercisable in full and not only as to those Shares with respect to which installments, if any, have been accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan. Upon the date thirty (30) days after delivery of such notice, any option or portion thereof not exercised shall terminate, and upon the effective date of the Transaction, this Plan shall terminate, unless provision is made in connection with the Transaction for assumption of Options theretofore granted, or payment therefor, or substitution for such Options of new options covering stock of a successor corporation, or a parent or subsidiary corporation thereof, solely at the option of such successor corporation or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices.

     (c) Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

     (d) Conditions and Restrictions on New, Additional or Difference Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

     (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible in to Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect and no adjustment shall be made with respect to, the number, class, Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

     11.  NON-TRANSFERABILITY OF AWARDS.

     Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder). An Award may be exercised only by a Participant, the Participant's personal representative or a permitted transferee.

     12.  TIME OF GRANTING AWARDS.

     The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

     13.  EFFECTIVE DATE.

     The Plan shall become effective immediately upon its approval by a favorable vote of stockholders owning at least a majority of the Shares eligible to be cast at a meeting duly held in accordance with applicable laws.

     14.  MODIFICATION OF AWARDS.

     At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

     15.  AMENDMENT AND TERMINATION OF THE PLAN.

     The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan.

     Except for any changes that may be required to be made at the direction of the Department of Corporations in connection with a permit procedure under the California

Corporate Securities Law, shareholder approval must be obtained for any amendment of the Plan that would change the number of Shares subject to the Plan (except in accordance with Paragraph 10 above), change the category of persons eligible to be Participants, or materially increase the benefits under the Plan.

     No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

     16.  CONDITIONS UPON ISSUANCE OF SHARES.

     (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

     (b) Special Circumstance. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares.

     (c) Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable.

     17.  RESERVATION OF SHARES.

     The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

     18.  WITHHOLDING TAX.

     The Company's obligation to deliver Shares upon exercise of Options shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. The value of Shares to be with withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

     19.  NO EMPLOYMENT OR OTHER RIGHTS.

     In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Company, the Bank, or any Affiliate of such corporations.

     20.  GOVERNING LAW.

     The Plan shall be governed by and construed in accordance with the laws of the State of California, except to the extent that federal law shall be deemed to apply.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         CALIFORNIA LEGISLATION

         Americorp and its subsidiary, ACB, are subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

         With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suites a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

         The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

         The Bylaws of Americorp and ACB contain provisions substantial identical to the provisions of the CGCL.

         DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

         Americorp presently maintains a policy of directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS


EXHIBIT NO.       EXHIBIT
-----------       -------
2.1               Agreement to Merge and Plan of  Reorganization,  dated
                  July 7, 1998,  and amended on September 17, 1998 - Appendix A of Joint Proxy Statement/Prospectus

3.1               Articles of Incorporation of Americorp

3.2               Bylaws of Americorp, as amended

4.1               Specimen Share Certificate for Common Stock

5.1               Opinion of Reitner & Stuart

8.1               Tax Opinion of Vavrinek, Trine, Day & Co., LLP*

10.1              Employment Agreement of Gerald L. Lukiewski

10.2              1994 Stock Option Plan

10.3              1998 Stock Option Plan - Appendix E of Joint Proxy Statement/Prospectus

10.4              ACB 401K Profit Sharing Plan

10.5              Restated and Amended Senior Executives' Retirement Plan

10.6              Restated and Amended Chief Executive Officer Retirement Plan

10.7              Restated and Amended Directors Retirement Plan

10.8              Data processing Agreement with Electronic Data Systems Corp.

10.9              Findley Fairness Opinion - Appendix B of Joint Proxy Statement/Prospectus

10.10             Cal.Research Fairness Opinion - Appendix C of Joint Proxy Statement/Prospectus



                                      II-2

21.1              Subsidiary of Americorp - American Commercial Bank is the only subsidiary of Americorp

23.1              Consent of Findley

23.2              Consent of Cal.Research (included in Appendix C)

23.3              Consent of  Vavrinek, Trine, Day & Co., LLP

23.4              Consent of Fanning & Karrh

23.5              Consent of Reitner & Stuart (included in Exhibit 5.1)

23.6              Consent of Persons about to Become Directors*

27                Financial Data Schedule

99.1              Americorp - form of proxy

99.2              CIB - form of proxy

-------------------------
*   to be filed by amendment


(b) FINANCIAL STATEMENT SCHEDULES

         All schedules are omitted because the required information is not applicable or is included in the financial statements of Americorp and the related notes.

(c) NOT APPLICABLE.

ITEM 22. UNDERTAKINGS.

         1. The undersigned registrant hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         3. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Americorp has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Ventura, State of California on September 17, 1998.

AMERICORP

By:      /s/ Gerald J. Lukiewski
         ---------------------------------
         GERALD J. LUKIEWSKI
         President and Chief Executive Officer

By:      /s/ Keith Sciarillo
         ---------------------------------
         KEITH SCIARILLO
         Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                                             Dated:
/s/ ALLEN W. JUE
----------------
ALLEN W. JUE                Chairman of the Board of Directors   September 17, 1998

/s/ LINCOLN E. CRYNE
--------------------
LINCOLN E. CRYNE            Director                             September 17, 1998

/s/ ROBERT J. LAGOMARSINO
-------------------------
ROBERT J. LAGOMARSINO       Director                             September 17, 1998

/s/ E. THOMAS MARTIN
--------------------
E. THOMAS MARTIN            Director                             September 17, 1998

/s/ HARRY L. MAYNARD
--------------------
HARRY L. MAYNARD            Director                             September 17, 1998

/s/ CATHERINE S. WOOD
---------------------
CATHERINE S. WOOD           Director                             September 17, 1998


                                INDEX TO EXHIBITS


EXHIBIT NO.       EXHIBIT                                                                                 PAGE NO.
-----------       -------                                                                                 --------
2.1               Agreement to Merge and Plan of  Reorganization,  dated
                  July 7, 1998,  and amended on September 17, 1998 - Appendix A of Joint Proxy Statement/Prospectus

3.1               Articles of Incorporation of Americorp

3.2               Bylaws of Americorp, as amended

4.1               Specimen Share Certificate for Common Stock

5.1               Opinion of Reitner & Stuart

8.1               Tax Opinion of Vavrinek, Trine, Day & Co., LLP*

10.1              Employment Agreement of Gerald L. Lukiewski

10.2              1994 Stock Option Plan

10.3              1998 Stock Option Plan - Appendix E of Joint Proxy Statement/Prospectus

10.4              ACB 401K Profit Sharing Plan

10.5              Restated and Amended Senior Executives' Retirement Plan

10.6              Restated and Amended Chief Executive Officer Retirement Plan

10.7              Restated and Amended Directors Retirement Plan

10.8              Data processing Agreement with Electronic Data Systems Corp.

10.9              Findley Fairness Opinion - Appendix B of Joint Proxy Statement/Prospectus

10.10             Cal.Research Fairness Opinion - Appendix C of Joint Proxy Statement/Prospectus

21.1              Subsidiary of Americorp - American Commercial Bank is the only subsidiary of Americorp

23.1              Consent of Findley

23.2              Consent of Cal.Research (included in Appendix C)

23.3              Consent of  Vavrinek, Trine, Day & Co., LLP

23.4              Consent of Fanning & Karrh

23.5              Consent of Reitner & Stuart (included in Exhibit 5.1)

23.6              Consent of Persons about to Become Directors*

27                Financial Data Schedule

99.1              Americorp - form of proxy

99.2              CIB - form of proxy

-------------------------
*   to be filed by amendment
